UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 2)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NGAS Resources, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of NGAS Resources, Inc.

(2)	Aggregate number of securities to which transaction applies:

78,416,385 shares of NGAS Resources, Inc. common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was calculated based on the value of the transaction, which was computed by multiplying the 78,416,385 shares of NGAS Resources, Inc. common stock by $0.575 per share, that being the average of the high and low prices reported on the NASDAQ Global Select Market for such shares on January 26, 2011. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, the filing fee was determined at the rate of $116.10 per million.

(4)	Proposed maximum aggregate value of transaction:

$45,089,421

(5)	Total fee paid:

$5,234.83

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

ARRANGEMENT PROPOSAL — YOUR VOTE IS VERY IMPORTANT

March [    ●    ], 2011

Dear NGAS Resources, Inc. Shareholders:

On December 23, 2010, NGAS Resources, Inc. and Magnum Hunter Resources Corporation entered into an arrangement agreement that provides for NGAS Resources to become a wholly owned subsidiary of Magnum Hunter. At the meeting, you will be asked to approve an arrangement resolution adopting a statutory arrangement under section 288 of the Business Corporations Act (British Columbia) involving the acquisition by Magnum Hunter of all of the outstanding common shares of NGAS Resources. The NGAS Resources board of directors has determined that the arrangement is advisable and in the best interests of NGAS Resources and its shareholders and has recommended that shareholders vote in favor of the arrangement resolution adopting the plan of arrangement and approving the arrangement agreement and the transactions contemplated thereby.

If the arrangement is completed, each outstanding share of NGAS Resources common stock will be converted into the right to receive 0.0846 shares of Magnum Hunter common stock. Immediately following completion of the arrangement, it is expected that NGAS Resources shareholders will own approximately [    ●    ]% of the outstanding shares of Magnum Hunter common stock, based on the number of shares of NGAS Resources and Magnum Hunter common stock outstanding, on a fully diluted basis, as of March [    ●    ], 2011 and assuming the conversion of portions of NGAS Resources convertible notes into the maximum number of shares of NGAS Resources common stock permissible. The common stock of NGAS Resources is traded on the Nasdaq Global Select Market under the symbol “NGAS.” The common stock of Magnum Hunter is traded on the New York Stock Exchange under the symbol “MHR.”

We are holding a special meeting of shareholders of NGAS Resources on April [    ●    ], 2011 at 10:00 a.m., Pacific Daylight Time, at the offices of Lawson Lundell LLP, #1600-925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, to obtain your vote to approve the arrangement resolution adopting a statutory plan of arrangement, the arrangement agreement and the transactions contemplated thereby. Your vote is very important. For the arrangement to become effective, the arrangement resolution must be approved by at least two-thirds of the votes cast at the special meeting by the holders of NGAS Resources common shares present in person or represented by proxy. The arrangement also requires the approval of the Supreme Court of British Columbia.

The NGAS Resources board of directors recommends that NGAS Resources shareholders vote “FOR” the arrangement resolution, and, therefore, the plan of arrangement, the arrangement agreement and the transactions contemplated under the arrangement agreement.

On behalf of the NGAS Resources board of directors, I invite you to attend the special meeting. Whether or not you expect to attend the NGAS Resources special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement.

In addition, we urge you to read carefully the accompanying proxy statement (and the documents incorporated by reference into the accompanying proxy statement) which includes important information about the arrangement, the arrangement agreement, the arrangement resolution, NGAS Resources, Magnum Hunter and the special meeting. Please pay particular attention to the section titled “Risk Factors” beginning on page 31 of the accompanying proxy statement.

On behalf of the NGAS Resources board of directors, thank you for your continued support.

Sincerely,

William S. Daugherty
Chairman of the Board, President
and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement or determined that the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated March [    ●    ], 2011 and is first being mailed to the shareholders of NGAS Resources on or about March [    ●    ], 2011.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of NGAS Resources, Inc. for its special meeting of shareholders. The accompanying proxy statement incorporates important business and financial information about Magnum Hunter Resources Corporation and NGAS Resources, Inc. from documents that are not included in or delivered with the accompanying proxy statement. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement by requesting them in writing or by telephone from Magnum Hunter Resources Corporation or NGAS Resources, Inc. at the following addresses and telephone numbers:

Magnum Hunter Resources Corporation	NGAS Resources, Inc.
777 Post Oak Boulevard, Suite 650	120 Prosperous Place, Suite 201
Houston, Texas 77056	Lexington, Kentucky 40509
Telephone: (832) 369-6986	Telephone: (859) 263-3948

In addition, if you have questions about the arrangement, the arrangement resolution, the arrangement agreement, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need to obtain proxy cards or other information related to the proxy solicitation, please contact The Proxy Advisory Group, LLC, the proxy solicitor for NGAS Resources, Inc., toll-free at (888) 337-7699 (banks and brokers call collect at (212) 616-2180). You will not be charged for any of these documents that you request.

If you would like to request documents, please do so by [    ●    ], 2011 in order to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 122 of the accompanying proxy statement for further information.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of NGAS Resources, Inc.:

Notice is hereby given that, pursuant to an order of the Supreme Court of British Columbia dated January 31, 2011, as amended by an order dated March 2, 2011, a special meeting of shareholders of NGAS Resources will be held on April [    ●    ], 2011 at the offices of Lawson Lundell LLP, #1600 — 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, at 10:00 a.m., local time, to consider and, if thought advisable, to pass a special resolution, the full text of which is set forth in Annex B to the accompanying proxy statement, approving an arrangement pursuant to Division 5 of Part 9 of the Business Corporations Act (British Columbia), as amended, all as more particularly described in the accompanying proxy statement, which resolution, to be effective, must be passed by an affirmative vote of at least two-thirds of the votes cast at the special meeting in person or by proxy by NGAS Resources shareholders.

Specific details about the arrangement proposal to be put before the special meeting are set forth in the accompanying proxy statement. Pursuant to the articles of NGAS Resources, the Chair of the special meeting may adjourn the special meeting if necessary to solicit additional proxies in the event there are insufficient shares present in person or represented by proxy to constitute a quorum for the special meeting.

Only shareholders of record as of the close of business on February 4, 2011 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. A list of shareholders entitled to vote at the special meeting will be available in our offices located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the special meeting.

NGAS Resources shareholders may attend the special meeting in person or may be represented by proxy. NGAS Resources shareholders who are unable to attend the special meeting or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the special meeting or any adjournment thereof. A proxy will not be valid for use at the special meeting unless the completed form of proxy is deposited at the offices of Computershare Investor Services Inc. at 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1 (Attn: Computershare), not later than 10:00 a.m., local time, on [    ●    ], 2011, or if the special meeting is adjourned, not later than 48 hours (excluding Saturdays and holidays) before the time for holding the adjourned meeting.

NGAS Resources shareholders who are planning to return the form of proxy are encouraged to review the accompanying proxy statement carefully before submitting the proxy form.

If you are an unregistered holder of NGAS Resources common shares and have received these materials through your broker or through another intermediary, please complete and return the form of proxy provided to you by your broker or other intermediary in accordance with the instructions provided therein.

Approval of the arrangement resolution adopting the plan of arrangement, the arrangement agreement and the transactions contemplated thereby by the NGAS Resources shareholders is a condition to the arrangement and requires the affirmative approval of two-thirds of the votes cast by the holders of NGAS Resources common stock present in person or represented by proxy at the special meeting. Therefore, your vote is very important.

Pursuant to an order of the Supreme Court of British Columbia dated January 31, 2011, as amended by an order dated March 2, 2011, registered NGAS Resources shareholders have been granted the right to dissent in respect of the arrangement resolution. If the arrangement becomes effective, a registered NGAS Resources shareholder who dissents in respect of the arrangement resolution is entitled to be paid the fair value of such dissenting NGAS Resources shareholder’s common shares, provided that such shareholder has delivered a written objection to the arrangement resolution to NGAS Resources no later than 48 hours before the time that the special meeting is to be held (or, if the special meeting is postponed or adjourned, the second business day preceding the date of the postponed or adjourned special meeting) and has otherwise complied strictly with the dissent procedures described in the accompanying proxy statement, including the relevant provisions of Division 2 of Part 8 of the Business Corporations Act (British Columbia). This right is described in detail in the accompanying proxy statement under “The Arrangement — Dissenters’ Rights.” The text of Division 2 of Part 8 of the Business Corporations Act (British Columbia), which will be relevant in any dissent proceeding, is set forth in Annex D.

Beneficial owners of NGAS Resources common shares that are registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only registered owners of NGAS Resources common shares are entitled to dissent.

Failure to comply strictly with the dissent procedures described in the accompanying proxy statement may result in the loss of any right of dissent.
By order of the board of directors,

D. Michael Wallen
Executive Vice President
and Secretary

Lexington, Kentucky
March [    ●    ], 2011

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE NGAS RESOURCES SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the NGAS Resources special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the arrangement, the arrangement resolution, the arrangement agreement, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of NGAS Resources common stock, please contact NGAS Resources’ proxy solicitor:

The Proxy Advisory Group, LLC
18 East 41st Street, Suite 2000
New York, New York 10017
Shareholders, call toll-free: (888) 337-7699
Banks and brokers, call collect: (212) 616-2180

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE SPECIAL MEETING

Unless stated otherwise or unless the context otherwise requires, all references in this proxy statement to NGAS, NGAS Resources, we, our, ours and us are to NGAS Resources, Inc., a British Columbia corporation, all references to Magnum Hunter are to Magnum Hunter Resources Corporation, a Delaware corporation, all references to the arrangement agreement are to the Arrangement Agreement, dated as of December 23, 2010, as it may be amended from time to time, by and between NGAS Resources and Magnum Hunter, a copy of which is attached as Annex A to this proxy statement, all references to the arrangement resolution to adopt the plan of arrangement, the arrangement agreement and the transactions contemplated thereby are to the form of arrangement resolution, a copy of which is attached as Annex B to this proxy statement, and all references to the interim order and final order are to the interim order of the Supreme Court of British Columbia, a copy of which is attached as Annex E, and the final order of the Supreme Court of British Columbia, respectively.

The following are some questions that you, as a shareholder of NGAS Resources, may have regarding the arrangement and the special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement and the other documents incorporated by reference and referred to in this proxy statement in their entirety because this section may not provide all of the information that is important to you with respect to the arrangement and the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement.

Q:	Why am I receiving this document?

A:	Magnum Hunter and NGAS Resources have agreed to an arrangement, pursuant to which Magnum Hunter will acquire NGAS Resources in a stock-for-stock transaction with NGAS Resources becoming a wholly owned subsidiary of Magnum Hunter. In order to complete the arrangement, NGAS Resources shareholders must vote to approve the arrangement resolution, and NGAS Resources is holding a special meeting of shareholders solely to obtain such shareholder approval. In the arrangement, Magnum Hunter will issue shares of Magnum Hunter common stock as the consideration to be paid to holders of NGAS Resources common stock.

This document is being delivered to you as a proxy statement of NGAS Resources in connection with the arrangement. It is the proxy statement by which the NGAS Resources board of directors is soliciting proxies from you to vote on the approval of the arrangement resolution at the special meeting or at any adjournment or postponement of the special meeting.

Q:	What will happen in the arrangement?

A:	In the arrangement, NGAS Resources will be acquired by Magnum Hunter and will be a wholly owned subsidiary of Magnum Hunter following completion of the arrangement.

Q:	What will I receive in the arrangement?

A:	If the arrangement is completed, each of your shares of NGAS Resources common stock will be transferred to Magnum Hunter and converted automatically into the right to receive 0.0846 of a share of Magnum Hunter common stock. NGAS Resources shareholders will not receive cash for any fractional shares of Magnum Hunter common stock. Instead, the number of shares of Magnum Hunter common stock to be issued to the NGAS Resources shareholders shall be the nearest whole number of shares of Magnum Hunter common stock with fractions equal to exactly 0.5 being rounded up.

Based on an intra-day market price of $6.50 for Magnum Hunter common stock on the NYSE Amex on December 23, 2010, the last trading day before the public announcement of the arrangement agreement, the arrangement consideration represented a value to NGAS shareholders of $0.55 per share, a 41% premium to NGAS Resources’ common stock closing price on December 23, 2010. Based on the closing price of $[    ●    ] for Magnum Hunter common stock on the New York Stock Exchange on March [    ●    ], 2011, the most recent practicable trading day prior to the date of this proxy statement, the arrangement consideration represented approximately $[    ●    ] in value for each share of NGAS Resources common stock. The exchange ratio for the transaction will not be adjusted for subsequent changes in market prices of Magnum Hunter’s or NGAS Resources’

common stock. The market price of Magnum Hunter common stock will fluctuate prior to the arrangement, and the market price of Magnum Hunter common stock when received by NGAS Resources shareholders after the arrangement is completed could be greater or less than the current market price of Magnum Hunter common stock. See “Risk Factors” beginning on page 31 of this proxy statement.

Q:	Will I be able to freely trade the shares of Magnum Hunter received as a result of the arrangement?

A:	Yes. You will receive freely tradable shares of Magnum Hunter as a result of the arrangement if you are a U.S. holder and you are not an affiliate of Magnum Hunter and have not been an affiliate of Magnum Hunter within 90 days of the closing of the arrangement, although the shares of common stock issued by Magnum Hunter as consideration to NGAS Resources shareholders pursuant to the arrangement will not be registered under the United States Securities Act of 1933, as amended, which is referred to in this proxy statement as the Securities Act, but instead will be issued pursuant to the exemption from the registration requirements of the Securities Act provided under Section 3(a)(10) thereof, which is referred to in this proxy statement as the Section 3(a)(10) exemption. See “Registration Exemption of Magnum Hunter Common Stock Received in the Arrangement” beginning on page 75 of this proxy statement. In addition, if Magnum Hunter ceases to be a reporting issuer in Canada following completion of the arrangement, a trade of Magnum Hunter common stock issued to a shareholder of NGAS Resources in Canada pursuant to the arrangement will be subject to resale restrictions unless certain conditions are satisfied. See “Canadian Securities Law Matters” beginning on page 73 of this proxy statement.

Q:	What happens if the arrangement is not completed?

A:	If the arrangement resolution is not approved by NGAS Resources shareholders or if the arrangement is not completed for any other reason, NGAS Resources shareholders will not receive any payment for their shares of NGAS Resources common stock in connection with the arrangement. Instead, NGAS Resources will remain an independent public company and its common stock will continue to be listed and traded on the Nasdaq Global Select Market, although it is expected that the listing for NGAS Resources common stock will move to the Nasdaq Capital Market by March 28, 2011. If the arrangement agreement is terminated under certain specified circumstances, NGAS Resources may be required to pay Magnum Hunter a termination fee of $4 million, or if NGAS Resources shareholders fail to approve the arrangement resolution, NGAS Resources may be required to pay Magnum Hunter’s expenses incurred in connection with the arrangement agreement, not to exceed the termination fee as described under “The Arrangement Agreement — Termination Fee Payable by NGAS Resources” beginning on page 99 of this proxy statement.

Q:	What am I being asked to vote on?

A:	NGAS Resources’ shareholders are being asked to vote on the proposal to approve the arrangement resolution adopting the plan of arrangement, the arrangement agreement and the transactions contemplated thereby.

The approval of the arrangement resolution by NGAS Resources shareholders is a condition to the obligations of NGAS Resources and Magnum Hunter to complete the arrangement. The Chair of the special meeting may adjourn the special meeting if necessary to solicit additional proxies in the event there are insufficient shares present in person or represented by proxy to constitute a quorum for the special meeting.

Q:	Does NGAS Resources’ board of directors recommend that shareholders approve the arrangement resolution?

A:	Yes. The NGAS Resources board of directors has unanimously approved the plan of arrangement, the arrangement agreement and the transactions contemplated thereby, including the form of arrangement resolution for approval by NGAS Resources shareholders, and has determined that these transactions are advisable and in the best interests of the NGAS Resources shareholders. Therefore, the NGAS Resources board of directors recommends that you vote “FOR” the arrangement resolution at the special meeting. See “The Arrangement — NGAS Resources Reasons for the Arrangement; Recommendation of the NGAS Resources Board of Directors” beginning on page 57 of this proxy statement.

Q:	What shareholder vote is required for the approval of the arrangement resolution?

A:	The vote requirement for the proposal to approve the arrangement resolution is the affirmative approval of two-thirds of the votes cast by holders of NGAS Resources common stock present in person or represented by proxy at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The holders of at least one-third of the outstanding NGAS Resources common stock, present in person or represented by proxy, will constitute a quorum for conducting the special meeting.

Q:	When is this proxy statement being mailed?

A:	This proxy statement and the proxy card are first being sent to NGAS Resources shareholders on or near March [ ● ], 2011.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of NGAS Resources common stock who held shares at the close of business on the record date for the special meeting (February 4, 2011) are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were 70,953,689 shares of NGAS Resources common stock outstanding and entitled to vote at the special meeting. Each share of NGAS Resources common stock is entitled to one vote.

Q:	When and where is the special meeting?

A:	The special meeting will be held at the offices of Lawson Lundell LLP, #1600-925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, on April [ ● ], 2011 at 10:00 a.m., local time.

Q:	How do I vote my shares at the special meeting?

A:	If you are entitled to vote at the NGAS Resources special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, NGAS Resources encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting. A proxy is a legal designation of another person to vote your shares of NGAS Resources common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

•	calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

•	accessing the Internet web site specified on the enclosed proxy card and following the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a shareholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. If you submit a proxy by telephone or through the Internet web site, please do not return your proxy card by mail.

If an NGAS Resources shareholder executes a proxy card without giving instructions, the shares of NGAS Resources common stock represented by that proxy card will be voted “FOR” approval of the arrangement resolution.

Please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the special meeting in person. Proxies must be received by 10:00 a.m., local time, on [    ●    ], 2011.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on the arrangement resolution, since it is not considered a routine matter. This is referred to in this proxy statement and in general as a broker non-vote. Broker non-votes will have no effect on the outcome of the proposal to approve the arrangement resolution at the special meeting.

If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q:	How will my shares be represented at the special meeting?

A:	If you submit your proxy by telephone, through the Internet or by signing and returning your proxy card, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the NGAS Resources board of directors recommends, which is “FOR” the approval of the arrangement resolution. The Chair of the special meeting may adjourn the special meeting if necessary to solicit additional proxies in the event there are insufficient shares present in person or represented by proxy to constitute a quorum for the special meeting.

Q:	Who may attend the special meeting?

A:	NGAS Resources shareholders (or their authorized representatives) may attend the special meeting. Shareholders may call Ms. Sheila Thacker at the NGAS Resources Office of the President at (859) 263-3948 to obtain directions to the location of the special meeting.

Q:	Is my vote important?

A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for NGAS Resources to obtain the necessary quorum to hold the special meeting. If you hold your shares through a broker or other nominee, your broker or other nominee will not be able to cast a vote on the approval of the arrangement resolution without instructions from you. Broker non-votes and shares not voted or in attendance at the special meeting will have no effect on the outcome of the proposal. The NGAS Resources board of directors recommends that you vote “FOR” the approval of the arrangement resolution.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you can do this by:

•	sending a written notice stating that you revoke your proxy to NGAS Resources at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, Attn: Corporate Secretary, as long as the notice bears a date subsequent to the date of the proxy and is received no later than two business days prior to the special meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker or other nominee, you must follow the directions you receive from your broker in order to revoke or change your vote.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the arrangement is expected to be completed. If you sell or otherwise transfer your NGAS Resources shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the arrangement consideration to be received by NGAS Resources’ shareholders in the arrangement. In order to receive the arrangement consideration, you must hold your shares through completion of the arrangement.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement, proxy cards and/or voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. NGAS Resources shareholders are entitled to dissent rights but only if they follow the procedures specified in the Business Corporations Act (British Columbia), as modified by the plan of arrangement and interim order and final order of the Supreme Court of British Columbia. Shareholders with beneficial ownership should be aware that only registered shareholders are entitled to dissent directly. If you wish to exercise dissent rights, you should review the requirements summarized in this proxy statement carefully and consult with legal counsel. See “The Arrangement — Dissenters’ Rights” beginning on page 75 of this proxy statement.

Q:	Is completion of the arrangement subject to any conditions?

A:	Yes. In addition to the approval of the arrangement resolution by NGAS Resources shareholders, completion of the arrangement requires the receipt of approval from the Supreme Court of British Columbia and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the arrangement agreement.

Q:	When do you expect to complete the arrangement?

A:	NGAS Resources and Magnum Hunter are working towards completing the arrangement promptly. NGAS Resources and Magnum Hunter currently expect to complete the arrangement not later than April 15, 2011, subject to approval of the arrangement resolution by the requisite vote of NGAS Resources’ shareholders, approval from the Supreme Court of British Columbia and satisfaction of other closing conditions specified in the arrangement agreement and summarized in “The Arrangement Agreement — Conditions to Completion of the Arrangement” beginning on page 90 of this proxy statement. However, no assurance can be given as to when, or if, the arrangement will occur.

Q:	Is the transaction expected to be taxable to NGAS Resources shareholders?

A:	For the reasons explained below, in deciding whether to vote to approve the arrangement resolution, U.S. Holders (as defined under “Material United States Federal Income Tax Consequences of the Arrangement” beginning on page 77 of this proxy statement) of NGAS Resources common stock are urged to assume that, for United States federal income tax purposes, the arrangement will be treated as a taxable sale by U.S. Holders with respect to the exchange of their NGAS Resources common stock for Magnum Hunter common stock. Because neither NGAS Resources nor Magnum Hunter has requested, or intends to request, a ruling from the Internal Revenue Service or an opinion of counsel with respect to whether the arrangement will qualify as a reorganization, no assurance can be given whether the arrangement qualifies as a reorganization and this discussion is written on the basis that the arrangement will be treated, for United States federal income tax purposes, as a taxable sale by U.S. Holders of their shares of NGAS Resources’ common stock in exchange for shares of Magnum Hunter common stock. Provided that the arrangement is treated, for United States federal income tax purposes as a taxable sale by U.S. Holders of their shares of NGAS Resources’ common stock in exchange for shares of Magnum Hunter common stock, U.S. Holders will, subject to the “passive foreign investment company” rules (as described further herein), generally recognize capital gain or loss in an amount equal to the difference, if any, between the fair market value of the shares of Magnum Hunter common stock received in the arrangement and the adjusted tax basis of NGAS Resources’ common stock exchanged for those shares.

However, for U.S. Holders the exchange of shares of NGAS Resources common stock for shares of Magnum Hunter common stock pursuant to the arrangement may qualify, for United States federal income tax purposes, as a tax-free “reorganization” within the meaning of section 368 of the Internal Revenue Code of 1986, as amended. Since no assurances can be given as to whether the arrangement will be treated as a taxable sale on the effective date, U.S. Holders (particularly those in a loss position) are urged to consult their tax advisors regarding the tax consequences of the arrangement to them in their particular circumstances.

If the arrangement qualifies as a reorganization and Magnum Hunter’s post-arrangement restructuring activity is integrated with the arrangement, U.S. Holders will generally recognize gain (but not loss) with respect to their NGAS Resources common stock. If, however, the arrangement qualifies as a reorganization and Magnum Hunter’s post-arrangement restructuring activity is not integrated with the arrangement, no gain or loss will be recognized by U.S. Holders as a result of the receipt of Magnum Hunter common stock at the effective time in exchange for NGAS Resources common stock pursuant to the arrangement. Each U.S. Holder is advised to consult its tax advisor regarding the possible tax consequences of the arrangement if Magnum Hunter undertakes post-arrangement restructuring activity that would be integrated with the arrangement.

A Canadian resident shareholder who exchanges NGAS Resources shares for Magnum Hunter shares under the arrangement will generally be considered to have disposed of such NGAS Resources shares for proceeds of disposition equal to the fair market value at the effective time of the arrangement of the Magnum Hunter shares acquired by such Canadian resident shareholder on the exchange, and generally will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost basis to the resident shareholder of such NGAS Resources shares.

Shareholders are urged to consult their tax advisor regarding the tax consequences of the arrangement based on their particular circumstances. See “Material United States Federal Income Tax Consequences of the Arrangement” and “Material Canadian Federal Income Tax Consequences of the Arrangement” beginning on pages 77 and 81 of this proxy statement, respectively.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Then, please vote your shares of NGAS Resources common stock, which you may do by:

•	completing, dating, signing and returning the enclosed proxy card in the accompanying postage-paid envelope;

•	submitting your proxy by telephone or via the Internet by following the instructions included on your proxy card; or

•	attending the special meeting and voting by ballot in person.

If you hold shares through a broker or other nominee, please instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials.

Q:	Should I send in my stock certificates now?

A:	No. NGAS Resources shareholders should not send in their stock certificates at this time.

Q:	When and how do I send in my stock certificates?

A:	After the closing of the arrangement, Magnum Hunter will send out separate materials, letter of transmittal and detailed instructions to all registered NGAS Resources shareholders of record on the effective date of the arrangement. After receiving those materials, the registered NGAS Resources shareholders may surrender their certificates representing NGAS Resources common shares in exchange for the number of Magnum Hunter common shares to which they are entitled under the arrangement by properly completing and returning the letter of transmittal in accordance with the instructions contained therein, together with all documents required thereby.

Q:	Whom should I call with questions?

A:	NGAS Resources shareholders should call The Proxy Advisory Group, LLC, NGAS Resources’ proxy solicitor, toll-free at (888) 337-7699 (banks and brokers call collect at (212) 616-2180) with any questions about the arrangement or the special meeting, or to obtain additional copies of this proxy statement, proxy cards or voting instruction forms.

NOTE TO CANADIAN SHAREHOLDERS

Magnum Hunter is organized under the laws of the State of Delaware, United States. All of the directors and executive officers of Magnum Hunter and many of the experts named herein are residents of the United States. In addition, a substantial portion of the assets of Magnum Hunter and of such individuals and experts are located outside of Canada. As a result, it may be difficult or impossible for persons who become stockholders of Magnum Hunter to effect service of process upon such persons within Canada with respect to matters arising under Canadian securities laws or to enforce against them in Canadian courts judgments predicated upon the civil liability provisions of Canadian securities laws. There is some doubt as to the enforceability in the United States in original actions, or in actions for enforcement of judgments of Canadian courts, of civil liabilities predicated upon the Canadian securities laws. In addition, awards of punitive damages in actions brought in Canada or elsewhere may be unenforceable in the United States.

The disclosure relating to NGAS Resources and Magnum Hunter included in this proxy statement has been prepared in accordance with U.S. securities laws. Canadian shareholders of NGAS Resources should be aware that these requirements may differ from Canadian requirements. The financial statements of both NGAS Resources and Magnum Hunter included and incorporated by reference in this document have not been prepared in accordance with Canadian generally accepted accounting principles, which is referred to in this proxy statement as Canadian GAAP, and may not be comparable to financial statements prepared in accordance with Canadian GAAP.

Shareholders who are resident in, or citizens of, Canada are advised to review the summary under “The Arrangement — Material Canadian Federal Income Tax Consequences of the Arrangement” beginning on page 81 of this proxy statement and to consult their own tax advisors to determine the particular Canadian tax consequences to them of the arrangement in light of their particular situation, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

SUMMARY

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement and the other documents referred to in this proxy statement in order to fully understand the arrangement agreement and the arrangement. See “Where You Can Find More Information” beginning on page 122 of this proxy statement. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail.

Information about Magnum Hunter and NGAS Resources (See Page 39).

Magnum Hunter Resources Corporation.

Magnum Hunter is an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, North Dakota, Texas and Louisiana. It is presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. Magnum Hunter is a Delaware corporation and was incorporated in 1997. In 2005, Magnum Hunter began oil and gas operations under the name Petro Resources Corporation. In May 2009, Magnum Hunter (formerly known as Petro Resources Corporation) restructured its management team and refocused its business strategy, and in July 2009 changed its name to Magnum Hunter Resources Corporation. The restructured management team includes Gary C. Evans, as Chairman and Chief Executive Officer. Mr. Evans is the former founder, chairman and chief executive officer of Magnum Hunter Resources, Inc., a company of similar name that was sold to Cimarex Energy Corporation for $2.2 billion in June of 2005. The new management implemented a business strategy consisting of exploiting Magnum Hunter’s inventory of lower risk drilling locations and the acquisition of long-lived proved reserves with significant exploitation and development opportunities.

As a result of this strategy, Magnum Hunter has substantially increased its assets and production base through a combination of acquisitions and ongoing development drilling efforts, Magnum Hunter’s percentage of operated properties has increased significantly, its inventory of acreage and drilling locations in resource plays has grown and its management team has been expanded. Recently, its management team’s strategy has focused on further developing and exploiting unconventional resource plays, the acquisition of additional operated properties, and the development of associated midstream opportunities. More specifically, on January 19, 2011 Magnum Hunter entered into an arrangement agreement to acquire NuLoch Resources, Inc. (or NuLoch Resources), a Williston Basin-focused Alberta exploration and production company traded on the Toronto Stock Exchange, for approximately $327 million in order to expand its presence in the Bakken Shale play in North Dakota and Canada, which is referred to in this proxy statement as the NuLoch Resources acquisition. The NuLoch Resources acquisition requires approval of NuLoch Resources shareholders and the issuance of Magnum Hunter common stock in connection with the NuLoch Resources acquisition requires approval of Magnum Hunter’s stockholders. The NuLoch Resources acquisition is subject to customary closing conditions, and is structured as a stock-for-stock exchange pursuant to which 0.3304 share of Magnum Hunter common stock (or an exchangeable share exchangeable for Magnum Hunter common stock) would be exchanged for each share of NuLoch Resources stock. The NuLoch Resources acquisition is scheduled to close no later than May 31, 2011, although there is no assurance that the NuLoch Resources acquisition will be consummated.

Additionally, on December 24, 2010 Magnum Hunter agreed to purchase certain West Virginia properties from Quest Eastern Resource LLC and PostRock MidContinent Production, LLC, (or PostRock), the first phase of which closed on December 30, 2010 for approximately $28 million, the second phase of which closed on January 14, 2011 for approximately $11.7 million, with all such consideration being paid one-half in Magnum Hunter common stock and one-half in cash, and the third phase of which will close in the future for Magnum Hunter to acquire the third and smallest package of assets upon the satisfaction of certain events and conditions. The first and second completed phases of this acquisition will be collectively referred to in this proxy statement as the PostRock acquisition. For further information on these transactions, see Magnum Hunter’s Current Reports on Form 8-K filed with the Securities and Exchange Commission, which is referred to in this proxy statement as the SEC.

The principal trading market for Magnum Hunter common stock (NYSE: MHR) is the New York Stock Exchange.

The principal executive offices of Magnum Hunter are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, its telephone number is (832) 369-6986 and its website is www.magnumhunterresources.com.

NGAS Resources, Inc.

NGAS Resources is an independent exploration and production company focused on unconventional natural gas plays in the eastern United States, principally in the southern Appalachian Basin. NGAS Resources was incorporated as a British Columbia corporation in 1979. NGAS Resources began its oil and gas operations in 1993 under the name Daugherty Resources, Inc., following the acquisition of NGAS Production Co. (formerly named Daugherty Petroleum, Inc.) from its founder, William S. Daugherty. Core assets of NGAS Resources are held by NGAS Production Co. and include over 345,000 acres with interests in approximately 1,400 wells and an extensive inventory of horizontal drilling locations. NGAS Production Co. also operates the gas gathering facilities for its core Appalachian properties, providing deliverability directly from the wellhead to the interstate pipeline, and owns a 50% interest in a gas processing plant to extract NGL from production delivered through those facilities.

The principal trading market for NGAS Resources common stock (NASDAQ: NGAS) is the Nasdaq Global Select Market, although it is expected that the listing for NGAS Resources common stock will move to the Nasdaq Capital Market by March 28, 2011, when the grace period for regaining compliance with the $1.00 minimum bid price requirement under the Nasdaq listing rules will expire.

The principal executive offices of NGAS Resources are located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, its telephone number is (859) 263-3948 and its website is www.ngas.com.

The Arrangement (See Page 44).

Magnum Hunter and NGAS Resources entered into the arrangement agreement on December 23, 2010. Subject to the terms and conditions of the arrangement agreement and in accordance with British Columbia law, NGAS Resources will be acquired by Magnum Hunter in a stock-for-stock transaction. Upon completion of the transactions contemplated under the plan of arrangement and the arrangement agreement, which are referred to in this proxy statement as the arrangement, NGAS Resources will be a wholly owned subsidiary of Magnum Hunter, and NGAS Resources common stock will no longer be publicly traded.

A copy of the arrangement agreement is attached as Annex A to this proxy statement. You should read the arrangement agreement carefully and in its entirety because it is the legal document that governs the arrangement.

Special Meeting of NGAS Resources Shareholders (See Page 40).

Meeting.  The special meeting will be held at the offices of Lawson Lundell LLP, #1600 — 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, at 10:00 a.m., local time, on April [    ●    ], 2011. At the special meeting, NGAS Resources shareholders will be asked to vote on the proposal to approve the arrangement resolution.

Record Date.  Only NGAS Resources shareholders of record at the close of business on February 4, 2011 will be entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date of February 4, 2011, there were 70,953,689 shares of NGAS Resources common stock outstanding and entitled to vote at the meeting. Each holder of NGAS Resources common stock is entitled to one vote for each share of common stock owned as of the record date.

Required Vote.  To approve the arrangement resolution, two-thirds of the votes cast by holders of NGAS Resources common stock present in person or represented by proxy at the special meeting must vote in favor of the arrangement resolution. NGAS Resources cannot complete the arrangement unless its shareholders approve the arrangement resolution. Broker non-votes and shares not in attendance at the special meeting or represented by proxy will have no effect on the outcome of the proposal.

The Chair of the special meeting may adjourn the special meeting if necessary to solicit additional proxies in the event there are insufficient shares present in person or represented by proxy to constitute a quorum for the special meeting.

Stock Ownership of and Voting by NGAS Resources’ Directors and Executive Officers.  At the close of business on the record date for the special meeting, NGAS Resources’ directors and executive officers and their affiliates beneficially owned and had the right to vote 2,856,849 shares of NGAS Resources common stock at the special meeting, which represent approximately 4.03% of the NGAS Resources common stock entitled to vote at the special meeting. NGAS Resources’ directors and executive officers will vote their shares “FOR” the approval of the arrangement resolution.

In connection with the arrangement agreement, each executive officer and director of NGAS Resources entered into a support agreement with Magnum Hunter pursuant to which, subject to the conditions set forth therein, they agreed, in their capacity as shareholders of NGAS Resources, (i) to vote all voting securities of NGAS Resources beneficially owned by them in favor of the arrangement resolution and (ii) to support actions necessary to consummate the arrangement. See the “Arrangement Agreement — Support Agreement” beginning on page 100 of this proxy statement for a discussion of the terms of the support agreement.

What NGAS Resources Shareholders will Receive in the Arrangement (See Page 88).

If the arrangement is completed, NGAS Resources shareholders will be entitled to receive in the arrangement, for each share of NGAS Resources common stock that they own, 0.0846 of a share of Magnum Hunter common stock. The number of shares of Magnum Hunter common stock delivered in respect of each share of NGAS Resources common stock in the arrangement is referred to in this proxy statement as the exchange ratio. Magnum Hunter will not issue any fractional shares of its common stock in the arrangement. Instead, the total number of shares of Magnum Hunter common stock that each NGAS Resources shareholder will receive in the arrangement will be the nearest whole number shares of Magnum Hunter common stock with fractions equal to exactly 0.5 being rounded up. No cash payment will be made to NGAS Resources shareholders in lieu of such fractional shares of Magnum Hunter common stock. The Magnum Hunter common stock received based on the exchange ratio is referred to in this proxy statement as the arrangement consideration.

[Example: If you currently own 100 shares of NGAS Resources common stock, you will be entitled to receive 8 shares of Magnum Hunter common stock.]

The exchange ratio of 0.0846 of a share of Magnum Hunter common stock is fixed, which means that it will not change between now and the date of the completion of the arrangement, regardless of whether the market price of either Magnum Hunter or NGAS Resources common stock changes. Therefore, the value of the arrangement consideration will depend on the market price of Magnum Hunter common stock at the time NGAS Resources shareholders receive Magnum Hunter common stock in the arrangement. Based on an intra-day market price of $6.50 for Magnum Hunter common stock on the NYSE Amex on December 23, 2010, the last trading day before the public announcement of the arrangement agreement, the arrangement consideration represented approximately $0.55 in value for each share of NGAS Resources common stock. Based on the closing price of $[    ●    ] for Magnum Hunter common stock on the New York Stock Exchange on March [    ●    ], 2011, the most recent practicable trading day prior to the date of this proxy statement, the arrangement consideration represented approximately $[    ●    ] in value for each share of NGAS Resources common stock. The market price of Magnum Hunter common stock will fluctuate prior to the completion of the arrangement, and the market price of Magnum Hunter common stock when received by NGAS Resources shareholders after the arrangement is completed could be greater or less than the current market price of Magnum Hunter common stock.

The issuance of the Magnum Hunter common stock to shareholders of NGAS Resources, to be delivered under the plan of arrangement, will not be registered under the Securities Act, and will be issued in reliance upon the Section 3(a)(10) exemption.

Treatment of Equity Awards (See Page 89).

Any options granted under NGAS Resources’ 2001 Stock Option Plan, which is referred to in this proxy statement as the 2001 Plan, that remain outstanding immediately before completion of the arrangement will be amended and restated as options under the Magnum Hunter Stock Incentive Plan effective as of the completion of the arrangement. The amended and restated 2001 Plan options will be fully vested and exercisable options to purchase shares of Magnum Hunter common stock, with adjustments to the number of shares and the exercise price under the option adjusted as appropriate to preserve the intrinsic value of the option (i.e., the difference between the value of the underlying NGAS Resources common stock and the aggregate exercise price immediately before the completion of the arrangement). Any options granted under NGAS Resources’ 2003 Incentive Stock and Stock Option Plan, which is referred to in this proxy statement as the 2003 Plan, will be terminated effective as of the completion of the arrangement if they are not exercised before the completion of the arrangement. In the aggregate, as of March [    ●    ], 2011, there were 20,000 options outstanding under the 2001 Plan with a weighted average exercise price of $6.51 and there were 2,225,000 options outstanding under the 2003 Plan with a weighted average exercise price of $2.90.

Recommendation of the NGAS Resources Board of Directors (See Page 57).

The NGAS Resources board of directors unanimously (i) determined that the arrangement agreement and the arrangement are advisable and in the best interests of NGAS Resources and its shareholders, (ii) approved the arrangement agreement and the related plan of arrangement and (iii) resolved to recommend approval of the arrangement resolution to the NGAS Resources shareholders. The NGAS Resources board of directors recommends that NGAS Resources shareholders vote “FOR” the arrangement resolution.

For the factors considered by the NGAS Resources board of directors in reaching its decision to approve the arrangement agreement, see “The Arrangement — NGAS Resources Reasons for the Arrangement; Recommendation of the NGAS Resources Board of Directors” beginning on page 57 of this proxy statement.”

Opinion of NGAS Resources’ Financial Advisor (See Page 65).

In connection with the arrangement, on December 23, 2010, KeyBanc Capital Markets, Inc., referred to in this proxy statement as KBCM, rendered its opinion to NGAS Resources’ board of directors that, as of that date and based on and subject to the matters described in the opinion, the consideration to be received in the arrangement by holders of our common stock was fair, from a financial point of view, to such holders. The full text of KBCM’s written opinion, which sets forth, among other things, the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken in rendering its opinion, is attached as Annex C to this proxy statement. The opinion was delivered to the NGAS Resources board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the NGAS Resources shareholders in the proposed arrangement. The opinion does not address any other aspect of the arrangement nor does it constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the arrangement or any other matter.

Ownership of Magnum Hunter after the Arrangement (See Page 44).

Based on the number of shares of NGAS Resources common stock and NGAS Resources options and warrants outstanding as of March [    ●    ], 2011, Magnum Hunter expects to issue approximately [    ●    ] shares of its common stock to NGAS Resources shareholders pursuant to the arrangement and to reserve approximately [    ●    ] additional shares of Magnum Hunter common stock for issuance upon exercise of NGAS Resources’ options and warrants that are converted into Magnum Hunter options and warrants pursuant to the arrangement. The actual number of shares of Magnum Hunter common stock to be issued and reserved for issuance pursuant to the arrangement will be determined at the completion of the arrangement based on the exchange ratio of 0.0846 and the number of shares of NGAS Resources common stock and NGAS Resources options and warrants outstanding at such time. Immediately after completion of the arrangement, it is expected that former NGAS Resources shareholders will own approximately [    ●    ]% of the outstanding shares of Magnum Hunter common stock based on the number of shares of NGAS Resources and Magnum Hunter common stock outstanding, on a fully

diluted basis, as of March [    ●    ], 2011 and assuming the conversion of portions of NGAS Resources convertible notes into the maximum number of shares of NGAS Resources common stock permissible prior to the arrangement.

Magnum Hunter Stockholder Approval Is Not Required.

Based on the total number of shares of Magnum Hunter common stock to be issued to NGAS Resources shareholders in the arrangement, Magnum Hunter stockholders are not required to adopt the arrangement agreement or approve the issuance of the shares of Magnum Hunter common stock in connection with the arrangement.

Interests of Certain Persons in the Arrangement (See Page 101).

In considering the recommendation of the NGAS Resources board of directors for the approval of the arrangement resolution, NGAS Resources shareholders should be aware that the executive officers of NGAS Resources and certain members of the NGAS Resources board of directors have interests in the transactions contemplated by the arrangement agreement that are different from, or in addition to, the interests of NGAS Resources shareholders generally. The NGAS Resources board of directors was aware of these interests, and considered them, among other matters, in evaluating and negotiating the arrangement agreement and the arrangement, and in recommending that NGAS Resources shareholders approve the arrangement resolution.

The directors and executive officers of NGAS Resources who hold options to purchase shares of NGAS Resources common stock will have those options vest and become exercisable by reason of the transactions contemplated by the arrangement agreement to the extent not already vested and exercisable. Those options will terminate upon closing to the extent not exercised prior to closing. The outstanding options are underwater as of the date hereof (i.e., the per share exercise price of all of the outstanding options held by directors and executive officers exceeds the trading price of NGAS Resources common stock as of the date hereof). In addition to employee stock options, each executive officer of NGAS Resources is a party to certain agreements with NGAS Resources pursuant to which he will be entitled to certain amounts if his employment is terminated after the date of the arrangement agreement without “cause” or if he resigns for “good reason.”

Listing of Magnum Hunter Stock and Delisting and Deregistration of NGAS Resources Stock (See Page 85).

Magnum Hunter will apply to have the shares of its common stock to be issued in the arrangement approved for listing on the New York Stock Exchange, where Magnum Hunter common stock is currently traded. If the arrangement is completed, NGAS Resources shares will no longer be listed on the Nasdaq Global Select Market, and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement as the Exchange Act.

Dissenters’ Rights Available (See Page 75).

A registered NGAS Resources shareholder, other than an affiliate of NGAS Resources, may exercise rights of dissent under Division 2 of Part 8 of the Business Corporations Act (British Columbia) and in accordance with the plan of arrangement and the interim order and final order of the Supreme Court of British Columbia with respect to NGAS Resources common shares in connection with the arrangement. Non-registered shareholders who wish to exercise their dissent rights must arrange for the registered shareholder holding their common shares to deliver the notice of dissent. A dissenting shareholder must dissent with respect to all NGAS Resources common shares of which he or she is the registered and beneficial owner.

A dissenting shareholder who has complied with the provisions of the interim order of the Supreme Court of British Columbia and the relevant sections of the Business Corporations Act (British Columbia), may apply to the Court for relief, and the Court may determine the payout value of the dissenters’ common shares and make consequential orders as the court considers appropriate. The dissenting shareholder will be entitled to receive the fair value of the common shares immediately before the passing of the arrangement resolution.

Completion of the Arrangement Is Subject to Certain Conditions (See Page 90).

The obligation of each of Magnum Hunter and NGAS Resources to complete the arrangement is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	approval of the arrangement resolution by the shareholders of NGAS Resources in accordance with the interim order;

•	the final order having been granted in form and substance satisfactory to Magnum Hunter and NGAS Resources;

•	the effective date of the arrangement being on or before March 31, 2011, or April 15, 2011 if so extended under the arrangement agreement;

•	approval for the listing on the New York Stock Exchange of the shares of Magnum Hunter common stock to be issued in the arrangement, subject to official notice of issuance; and

•	no government or judicial action taken or circumstance arising that would make illegal, enjoin or prohibit the consummation of the arrangement and transactions contemplated by the arrangement agreement.

The obligations of Magnum Hunter to complete the arrangement are also subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	representations and warranties of NGAS Resources being true and correct, or failures to being true and correct that do not constitute, individually or in the aggregate, a material adverse effect with respect to NGAS Resources;

•	NGAS Resources having performed all obligations (in all material respects), and complied with the agreements and covenants (in all material respects), required to be performed or complied with by it under the arrangement agreement;

•	holders of no more than 5% of the outstanding NGAS Resources common stock having exercised their rights of dissent;

•	resignations or mutual releases having been obtained from each director and officer of NGAS Resources;

•	no pending or threatened litigation (except brought by an NGAS Resources shareholder) (i) challenging the consummation of the arrangement, (ii) seeking to limit Magnum Hunter’s ability to exercise its ownership rights with respect to its NGAS Resources stock, (iii) materially and adversely affecting NGAS Resources’ right to operate its business, or (iv) seeking to compel either party to dispose of any material assets as a result of the arrangement;

•	no government action having been taken or circumstance arising that would reasonably be expected to have a material adverse effect with respect to Magnum Hunter after the completion of the arrangement;

•	NGAS Resources having reduced its total severance, change of control and retention obligations to $5 million in accordance with the arrangement agreement;

•	NGAS Resources gas transportation agreements with Seminole Energy Services, LLC, which is referred to in this proxy statement as Seminole, having been restructured on substantially the terms set forth in a certain letter of intent among Magnum Hunter, NGAS Resources, NGAS Production Co. and Seminole;

•	receipt of non-competition agreements with certain executive officers of NGAS Resources in accordance with the arrangement agreement;

•	the fairness opinion of KBCM not having been amended or rescinded;

•	the existing bank waiver whereby the lenders under the NGAS Resources credit agreement agree to forbear from exercising any rights or remedies with respect to any breach or default by NGAS Resources under its credit agreement continuing in full force and effect;

•	no more than 32,000,000 shares of NGAS Resources common stock having been issued to the holders of the NGAS Resources convertible notes since November 15, 2010; and

•	no event, circumstance or fact having occurred that, individually or in the aggregate, has had or would be expected to have a material adverse effect with respect to NGAS Resources.

The obligation of NGAS Resources to complete the arrangement is also subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	representations and warranties of Magnum Hunter being true and correct, or failures to being true and correct that do not constitute, individually or in the aggregate, a material adverse effect with respect to Magnum Hunter;

•	Magnum Hunter having performed all obligations (in all material respects), and complied with the agreements and covenants (in all material respects), required to be performed or complied with by it under the arrangement agreement;

•	full payment by Magnum Hunter of all remaining NGAS Resources convertible notes and all outstanding borrowings under NGAS Resources’ credit facility agreement;

•	release of all outstanding personal guarantees securing the performance of the promissory note issued June 8, 2009 by a subsidiary of NGAS Resources to Central Bank & Trust Co.; and

•	no event, circumstance or fact having occurred that, individually or in the aggregate, has had or would be expected to have a material adverse effect with respect to Magnum Hunter.

Magnum Hunter and NGAS Resources cannot be certain and can give no assurance when, or if, the conditions to the arrangement will be satisfied or waived, or that the arrangement will be completed.

The Arrangement Requires the Approval of the Supreme Court of British Columbia (See Page 74).

The arrangement requires approval by the Supreme Court of British Columbia under section 288 of the Business Corporations Act (British Columbia). Any NGAS Resources shareholder who wishes to appear or be represented must present evidence or arguments and must serve and file a response to a petition as set out in the petition for the final order and satisfy any other requirements of the Supreme Court of British Columbia. The Supreme Court of British Columbia will consider, among other things, the fairness and reasonableness of the arrangement and the rights of every person affected. See “The Arrangement — Approvals Required for the Arrangement” beginning on page 74 of this proxy statement.

The Supreme Court of British Columbia will be advised at the hearing of the application for the final order that if the terms and conditions of the arrangement are approved by the Supreme Court of British Columbia, the common stock issued by Magnum Hunter as consideration to NGAS Resources shareholders pursuant to the arrangement will not be registered under the Securities Act of 1933, pursuant to the exemption from the registration requirements of the Securities Act provided under Section 3(a)(10) thereof. See “Registration Exemption of Magnum Hunter Common Stock Received in the Arrangement” beginning on page 75 of this proxy statement. NGAS shareholders who wish to participate in or be represented at the Supreme Court of British Columbia hearing should consult their legal advisors as to the necessary requirements.

The Arrangement is Expected to Occur Not Later than April 15, 2011 (See Page 87).

The arrangement will be effective within three business days after the conditions to its completion have been satisfied or, to the extent permissible, waived, unless otherwise mutually agreed upon by the parties. As of the date of this proxy statement, the arrangement is expected to be effective not later than April 15, 2011. However, there can be no assurance as to when, or if, the arrangement will be completed.

No Solicitation by NGAS Resources (See Page 95).

Under the terms of the arrangement agreement, neither NGAS Resources nor any of its subsidiaries will, nor will NGAS Resources or any of its subsidiaries authorize or permit any of its or their officers, directors, employees or representatives to (i) initiate, solicit or knowingly encourage inquiries or proposals with respect to a competing proposal from any third party relating to an acquisition of NGAS Resources, (ii) engage in any discussions or negotiations regarding any such proposal, or provide any confidential information or data to such third party with respect to such proposal, or knowingly take any other action with the purpose or intention of facilitating inquiries or the making of any competing proposal, or (iii) enter into an agreement relating to a competing acquisition proposal or approve or resolve to approve any competing acquisition proposal.

Notwithstanding these restrictions, however, the arrangement agreement provides that, under specified circumstances at any time prior to the completion of the arrangement:

•	NGAS Resources may respond to a competing unsolicited acquisition proposal if the NGAS Resources board of directors determines that it would reasonably be expected to lead to a proposal superior to that of Magnum Hunter;

•	NGAS Resources must keep Magnum Hunter informed of the existence and material terms of any competing acquisition proposal and any substantive discussions related to such acquisition proposal;

•	NGAS Resources must cease any existing discussions or negotiations previously conducted with respect to any competing acquisition proposal;

•	the NGAS Resources board of directors may not (i) approve or recommend any competing acquisition proposal, (ii) allow NGAS Resources to enter any letter of intent or similar agreement with respect to any competing acquisition proposal, or (iii) change its recommendation to NGAS Resources shareholders to vote in favor of the arrangement resolution in a manner adverse to Magnum Hunter. However, the NGAS Resources board of directors may change its recommendation if:

•	the NGAS Resources board of directors receives a superior proposal or an intervening event (having a material highly favorable impact on NGAS Resources) occurs; and

•	after consulting with outside legal advisors, the NGAS Resources board of directors determines in good faith that a failure to change its recommendation would be inconsistent with its fiduciary duties.

•	the NGAS Resources board of directors may terminate the arrangement agreement by written notice to Magnum Hunter and concurrently enter into a definitive agreement in connection with a superior proposal so long as:

•	NGAS Resources has complied with the non-solicitation provision in accordance with the arrangement agreement;

•	NGAS Resources board of directors has given Magnum Hunter five days’ notice of any change of recommendation or termination in order to accept the superior proposal; and

•	Magnum Hunter does not present a matching proposal within the five-day notice period that the NGAS Resources board of directors concludes in good faith causes the superior proposal referred to in the notice to no longer constitute a superior proposal.

These restrictions in the arrangement agreement were the result of negotiations between NGAS Resources and Magnum Hunter, and the NGAS Resources board of directors determined that these restrictions sought by Magnum Hunter were reasonable and acceptable in light of the overall terms of the arrangement agreement, including the economic and other terms being offered by Magnum Hunter, and the fact that these restrictions would not unduly impede the ability of a third party to make a superior bid to acquire NGAS Resources if that third party were interested in and capable of doing so. See “The Arrangement — Background of the Arrangement” and “The Arrangement — NGAS Resources Reasons for the Arrangement; Recommendation of the NGAS Resources Board of Directors” beginning on pages 44 and 57, respectively, of this proxy statement.

Termination of the Arrangement Agreement (See Page 98).

The arrangement agreement may be terminated at any time before the completion of the arrangement by mutual written consent of Magnum Hunter and NGAS Resources.

The arrangement agreement may also be terminated prior to the completion of the arrangement by either Magnum Hunter or NGAS Resources if:

•	a governmental entity shall permanently enjoin or prohibit the arrangement (unless the party’s breach is the cause of the injunction), but the party seeking to terminate must have used its reasonable best efforts to remove or lift such an injunction;

•	the arrangement has not been completed on or before March 31, 2011, or April 15, 2011 if so extended under the arrangement agreement, as a result of failure of any of the conditions to closing (unless the party’s breach is the cause of the delay); or

•	NGAS Resources shareholders fail to approve the arrangement resolution, but (i) NGAS Resources may not terminate if any NGAS Resources shareholder has violated its obligations under the support agreement and (ii) neither party may terminate if that party’s breach is the cause of the failure to obtain the required vote.

The arrangement agreement may also be terminated prior to the completion of the arrangement by Magnum Hunter if:

•	the NGAS Resources board of directors fails to make or has withdrawn its recommendation in a manner adverse to Magnum Hunter or NGAS Resources enters into an agreement with respect to any acquisition proposal (or resolves to do either);

•	a bona fide acquisition proposal is publicly announced or offered (and not publicly withdrawn) and the NGAS Resources shareholders do not approve the arrangement;

•	NGAS Resources accepts, recommends, approves or enters into an agreement to implement a superior proposal, or publicly announces its intention to do any of the foregoing;

•	NGAS Resources breaches any of the covenants and agreements in the non-solicitation provision; or

•	NGAS Resources or its subsidiaries voluntarily file a bankruptcy petition or initiate insolvency proceedings, or involuntary bankruptcy proceedings or insolvency proceedings are brought against NGAS Resources or its subsidiaries.

The arrangement agreement may also be terminated prior to the completion of the arrangement by NGAS Resources in order to enter into an agreement with respect to a competing acquisition proposal that the NGAS Resources board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a superior proposal and in accordance with the non-solicitation provision of the arrangement agreement.

Termination Fee Payable by NGAS Resources (See Page 99).

NGAS Resources has agreed to pay a fee of $4 million to Magnum Hunter if the arrangement agreement is terminated under any of the following circumstances:

•	the NGAS Resources board of directors withdraws or changes its recommendation in a manner adverse to Magnum Hunter (or resolves or publicly announces its intention to do so) prior to the completion of the arrangement;

•	a competing acquisition proposal is publicly announced, the NGAS Resources shareholders fail to approve the arrangement with Magnum Hunter, and such acquisition proposal or any other acquisition proposal is consummated within 12 months of the date it is first offered or announced;

•	NGAS Resources accepts, recommends, approves or enters into an agreement to implement a superior proposal or publicly announces its intention to do so; or

•	NGAS Resources breaches any of its obligations not to solicit competing proposals or its non-solicitation covenants and fails to cure such breach within five business days (if curable) and in any event on or before March 31, 2011 (which date may be extended to April 15, 2011 in accordance with the arrangement agreement).

In the event of a termination of the arrangement agreement where none of the circumstances giving rise to the payment of the termination fee exists and NGAS shareholder approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting, then NGAS Resources will pay to Magnum Hunter its reasonable, properly documented expenses incurred in connection with the arrangement agreement, including without limitation attorneys’ fees and expenses, not to exceed the $4 million termination fee.

The NGAS Resources board of directors, after consultation with NGAS Resources’ legal and financial advisors, believed that, among other things, the termination fee payable by NGAS Resources in such circumstances, as a percentage of the enterprise value of the transaction, was reasonable and would not unduly impede the ability of a third party to make a superior bid to acquire NGAS Resources if such third party were interested in doing so, and was at a level consistent with the fees payable in comparable acquisition transactions. See “The Arrangement — NGAS Resources Reasons for the Arrangement; Recommendation of the NGAS Resources Board of Directors” beginning on page 57 of this proxy statement.

Material United States Federal Income Tax Consequences of the Arrangement (See Page 77).

For the reasons explained below, in deciding whether to vote to approve the arrangement resolution, U.S. Holders (as defined under “Material United States Federal Income Tax Consequences of the Arrangement” beginning on page 77 of this proxy statement) of NGAS Resources common stock are urged to assume that, for United States federal income tax purposes, the arrangement will be treated as a taxable sale by U.S. Holders with respect to the exchange of their NGAS Resources common stock for Magnum Hunter common stock. Because neither NGAS Resources nor Magnum Hunter has requested, or intends to request a ruling from the Internal Revenue Service or an opinion of counsel with respect to whether the arrangement will qualify as a reorganization, no assurance can be given whether the arrangement qualifies as a reorganization and this discussion is written on the basis that the arrangement will be treated, for United States federal income tax purposes, as a taxable sale by U.S. Holders of their shares of NGAS Resources’ common stock in exchange for shares of Magnum Hunter common stock. The exchange of shares of NGAS Resources common stock for shares of Magnum Hunter common stock pursuant to the arrangement may qualify, for United States federal income tax purposes, as a tax-free “reorganization” within the meaning of section 368 of the Internal Revenue Code of 1986, as amended. The arrangement could fail to qualify as a reorganization if, among other things, dissenters rights are exercised. Since no assurances can be given as to whether the arrangement will be treated as a taxable sale on the effective date, U.S. Holders (particularly those in a loss position) are urged to consult their tax advisors regarding the tax consequences of the arrangement to them in their particular circumstances.

U.S. Holders.  Provided that the arrangement is treated, for United States federal income tax purposes as a taxable sale by U.S. Holders of their shares of NGAS Resources’ common stock in exchange for shares of Magnum Hunter common stock. U.S. Holders will, subject to the “passive foreign investment company” rules (as described further herein), generally recognize capital gain or loss in an amount equal to the difference, if any, between the fair market value of the shares of Magnum Hunter common stock received in the arrangement and the adjusted tax basis of NGAS Resources’ common stock exchanged for those shares. If the arrangement qualifies as a reorganization and Magnum Hunter’s post-arrangement restructuring activity is integrated with the arrangement, U.S. Holders will generally recognize gain (but not loss) with respect to its NGAS Resources common stock. If, however, the arrangement qualifies as a reorganization and Magnum Hunter’s post-arrangement restructuring activity is not integrated with the arrangement, no gain or loss will be recognized by U.S. Holders as a result of the receipt of Magnum Hunter common stock at the effective time in exchange for NGAS Resources common stock pursuant to the arrangement. Each U.S. Holder is advised to consult its tax advisor regarding the possible tax consequences of the arrangement and Magnum Hunter’s post-arrangement restructuring activity.

Non-U.S. Holders.  Non-U.S. Holders (as defined under “Material United States Federal Income Tax Consequences” beginning on page 77 of this proxy statement) should not generally be subject to United States federal income tax in respect of the receipt of Magnum Hunter common stock at the effective time in exchange for our common stock pursuant to the arrangement. However, Non-U.S. Holders may be subject to tax consequences in other jurisdictions. Canadian resident shareholders should review “Material Canadian Federal Income Tax Consequences of the Arrangement” beginning on page 81 of this proxy statement.

Shareholders are urged to consult their tax advisor regarding the tax consequences of the arrangement to their particular circumstances. See “Material United States Federal Income Tax Consequences” beginning on page 77 of this proxy statement.

Accounting Treatment (See Page 85).

In accordance with accounting principles generally accepted in the United States, Magnum Hunter will account for the arrangement as an acquisition of a business.

Rights of NGAS Resources Shareholders Will Change as a Result of the Arrangement (See Page 107).

NGAS Resources shareholders will have different rights once they become Magnum Hunter stockholders due to differences between the state and provincial corporate laws applicable to, and the organizational documents of, Magnum Hunter and NGAS Resources. These differences are described in more detail under “Comparison of Shareholder Rights” beginning on page 107 of this proxy statement.

Litigation Relating to the Arrangement (See Page 85).

Following the announcement of the arrangement agreement, two alleged NGAS Resources shareholders filed a putative class action against NGAS Resources, the members of the NGAS Resources board of directors and Magnum Hunter. The complaint alleges that the individual defendants violated British Columbia law by breaching their fiduciary duties and other obligations to NGAS Resources shareholders in connection with the arrangement agreement and the transactions contemplated thereby. Specifically, the complaint alleges, among other things, that the proposed transaction arises out of a flawed process in which the individual defendants engaged in self-dealing and agreed to certain provisions in the arrangement agreement, which resulted in an unfair price for NGAS Resources shares and a failure to maximize stockholder value. The suit further alleges that NGAS Resources and Magnum Hunter aided and abetted the individual defendants’ breaches of fiduciary duties. The plaintiffs seek, among other things, an order enjoining the members of the NGAS Resources board of directors, NGAS Resources and Magnum Hunter from consummating the arrangement, rescission of the arrangement agreement, and attorneys’ fees and costs. We believe that this lawsuit is without merit and intend to defend vigorously against it.

On February 2, 2011, defendants filed motions to dismiss the plaintiffs’ complaint. On February 15, 2011, plaintiffs filed an amended complaint, reiterating the allegations in their original pleading and adding allegations challenging the sufficiency of the disclosures in NGAS Resources’ preliminary proxy statement. On February 18, 2011, defendants filed motions to dismiss plaintiffs’ amended complaint. On the same date, plaintiffs filed a motion for limited expedited discovery. While NGAS Resources believes that plaintiffs’ claims are without merit and that it and the other defendants named in the lawsuit have valid defenses to all claims, in an effort to minimize the burden and expense of further litigation relating to such complaints, on March 1, 2011, the defendants reached an agreement in principle with the plaintiffs to settle the litigation and resolve all allegations by the plaintiffs against the defendants in connection with the Arrangement. The settlement, which is subject to further definitive documentation and court approval, provides for a settlement and release by the purported class of NGAS Resources stockholders of all claims against the defendants in connection with the Arrangement. In exchange for such settlement and release, the parties agreed, after arm’s length discussions between and among the defendants and the plaintiffs, that NGAS Resources would provide certain additional disclosures to those in its preliminary proxy statement (which disclosures are made herein), although NGAS Resources does not make any admission that such additional disclosures are material or otherwise required. After reaching agreement on the substantive terms of the settlement, the parties also agreed that plaintiffs may apply to the court for an award of attorneys’ fees and reimbursement of expenses, which, under certain circumstances, defendants have agreed not to oppose. In the event the settlement is not approved by the court or the conditions to settlement are not satisfied, the defendants will continue to vigorously defend these actions. See “The Arrangement — Litigation Relating to the Arrangement” beginning on page 85 of this proxy statement for more information about the shareholder litigation challenging the arrangement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAGNUM HUNTER

The following table presents selected historical consolidated financial data of Magnum Hunter. The data as of, and for the years ended, December 31, 2010, 2009, 2008, 2007 and 2006 are derived from Magnum Hunter’s audited consolidated financial statements for those periods.

The information in the following table is only a summary and is not indicative of the results of future operations of Magnum Hunter. You should read the following information together with Magnum Hunter’s Annual Report on Form 10-K for the year ended December 31, 2010 and the other information that Magnum Hunter has filed with the SEC and incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 122 of this proxy statement.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands, except per-share data and operating data)

Income Statement Data
Revenues	$32,724	$6,844	$11,590	$6,638	$1,516
Net Income (loss)	(13,800)	(15,124)	(6,886)	(5,539)	(3,899)
Earnings (Loss) per share: Basic and Diluted	(0.25)	(0.39)	(0.21)	(0.28)	(0.20)
Cash dividends declared per common share	—	—	—	—	—
Statement of Cash Flows Data
Net cash provided by (used in)
Operating activities	$(1,167)	$3,372	$3,437	$854	$(755)
Investing activities	(118,281)	(16,624)	(10,379)	(29,964)	(6,590
Financing activities	117,720	9,413	(2,338)	40,225	8,212
Balance Sheet Data
Property, equipment, net, successful efforts method	$232,261	$46,410	$39,134	$42,482	$3,974
Total assets	248,967	66,584	61,665	66,363	10,948
Total debt	33,151	13,044	21,520	11,344	—
Redeemable preferred stock	70,236	5,374	—	7,232	—
Shareholders’ equity	103,322	39,318	35,078	42,750	10,699
Operating Data
Production Data
Crude Oil (MBbls)	316	115	111	97	—
Natural Gas (MMcfs)	952	191	130	138	19
Total Production in Barrels of Oil Equivalent
Total (MBoe)	475	146	132	120	3
Average realized sales prices
Crude Oil (per Bbl)	$72.41	$53.56	$86.92	$62.88	$51.62
Natural Gas (per Mcf)	5.07	2.46	4.36	3.27	5.95
Total average price (per Boe)	$58.37	$45.11	$76.96	$54.59	$38.46
Lifting Costs (per Boe)	$26.75	$29.89	$35.78	$29.07	$14.89
Proved Oil and Natural Gas Reserves(1)
Crude Oil (MBbls)	6,824	3,822	1,862	2,370	8
Natural Gas (MMcf)	39,452	9,364	4,253	2,082	116
Natural Gas Liquids (MBbl)	—	787	547	—	—
Total per Barrel of Oil Equivalent (MBoe)	13,399	6,170	3,118	2,717	27

(1)	Proved oil and natural gas reserves have not been adjusted for the effect of discontinued operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NGAS RESOURCES

The following table presents selected historical consolidated financial data of NGAS Resources. The data as of, and for the years ended, December 31, 2010, 2009, 2008, 2007 and 2006 are derived from NGAS Resources’ audited consolidated financial statements for those periods.

The information in the following table is only a summary and is not indicative of the results of future operations of NGAS Resources. You should read the following information together with NGAS Resources’ Annual Report on Form 10-K for the year ended December 31, 2010 and the other information that NGAS Resources has filed with the SEC and incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 122 of this proxy statement.

	Year Ended December 31,
	2010	2009	2008	2007	2006

Consolidated Income Statement Data
Revenues	$50,820,117	$57,823,673	$84,406,664	$70,202,826	$79,820,289
Net Income (loss)	$(19,493,227)	$(7,701,161)	$2,936,275	$(816,597)	$1,992,438
Earnings per common share:
Basic	$(0.50)	$(0.27)	$0.11	$(0.04)	$0.09
Diluted	$(0.50)	$(0.27)	$0.11	$(0.04)	$0.09
Cash dividends declared per common share	—	—	—	—	—
Consolidated Statement of Cash Flows Data
Cash provided (used) by:
Operating activities	$3,424,648	$6,180,241	$26,733,185	$1,828,345	$2,256,429
Investing activities	$(3,254,565)	$22,755,628	$(56,875,544)	$(50,832,815)	$(43,812,946)
Financing activities	$2,341,742	$(25,585,118)	$28,307,580	$37,389,171	$32,044,242
Consolidated Balance Sheet Data
Property and equipment, net	$9,475,659	$5,113,093	$3,285,925	$3,689,636	$3,342,571
Total assets	$204,920,108	$214,615,633	$247,353,866	$204,801,065	$178,219,130
Total debt	$59,252,116	$102,765,117	$143,476,770	$104,891,860	$101,862,031
Shareholders’ equity	$116,608,994	$111,850,516	$103,877,096	$99,909,205	$76,357,099
Operating Data
Total production:
Gas (Mcf)	2,719,209	3,321,146	3,087,596	2,950,690	2,622,474
Natural gas liquids (Bbls)	109,864	115,668	92,754	3,686	4,167
Oil (Bbls)	44,846	48,737	57,291	57,738	40,938
Mcfe	3,647,469	4,307,576	3,987,866	3,319,234	2,893,104
Average realized sales price:
Gas (per Mcf)	$5.81	$6.17	$8.89	$8.19	$8.23
Natural gas liquids (per Bbl)	$36.12	$30.59	$59.31	$59.04	$47.93
Oil (per Bbl)	$71.76	$52.63	$95.07	$64.97	$59.60
Lifting Cost (per Mcfe)	$0.85	$0.74	$1.42	$1.46	$1.05
Transmission, compression and processing costs (per Mcfe)	$2.42	$2.28	$1.85	$1.01	$0.84
Proved reserves:
Gas (Mcf)	47,141	58,161	61,131	102,165	98,205
Natural gas liquids (Bbls)	1,876	2,653	2,197	— (2)	—	(2)
Crude Oil (Bbls)	789	713	602	500 (3)	453	(3)
Total Natural Gas Equivalents (Mmcfe)(1)	63,131	78,357	77,922	105,162	100,920
Other Data
Ratio of earnings to fixed charges	(1.82)	0.20	2.06	1.06	2.22

(1)	Crude oil and natural gas liquids, which are referred to in this proxy statement as NGL, are converted to equivalent natural gas volumes at a 6:1 ratio.

(2)	NGL amounts not provided.

(3)	Amounts combine crude oil and NGL reserves.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share information of Magnum Hunter and NGAS Resources.

Historical Per Share Information of Magnum Hunter and NGAS Resources.  The historical per share information of each of Magnum Hunter and NGAS Resources below is derived from the audited financial statements as of, and for the year ended, December 31, 2010 for each such company.

Pro Forma Combined Per Share Information of Magnum Hunter.  The unaudited pro forma combined per share information of Magnum Hunter below gives effect to the arrangement and assumes that 0.0846 of a share of Magnum Hunter common stock had been issued in exchange for each outstanding share of NGAS Resources common stock. The unaudited pro forma combined per share information of Magnum Hunter is derived from the unaudited pro forma combined income statement as of, and for the year ended, December 31, 2010 and unaudited pro forma combined balance sheet as of December 31, 2010. The unaudited pro forma combined per share information of Magnum Hunter does not purport to represent the actual results of operations that Magnum Hunter would have achieved had the companies been combined during these periods or to project the future results of operations that Magnum Hunter may achieve after the arrangement.

Pro Forma Combined Per Share Information of NGAS Resources.  The unaudited pro forma combined per share amounts of NGAS Resources below are calculated by multiplying the unaudited pro forma combined per share amounts of Magnum Hunter by the exchange ratio of 0.0846.

Generally.  You should read the following information in conjunction with the selected historical financial information included elsewhere in this proxy statement, the historical financial statements of Magnum Hunter and NGAS Resources, and the unaudited pro forma combined financial data of Magnum Hunter and related notes that are incorporated into this proxy statement by reference. See “Selected Historical Consolidated Financial Data of Magnum Hunter”, “Selected Historical Consolidated Financial Data of NGAS Resources”, “Unaudited Pro Forma Combined Financial Data” and “Where You Can Find More Information” beginning on pages 20, 21, 24 and 122, respectively, of this proxy statement.

Year Ended
December 31, 2010

Magnum Hunter
Per common share data
Earnings (loss)
Historical	$(0.25)
Combined Pro Forma	$(0.31)
Book value
Historical	$1.38
Combined Pro Forma	$1.99
NGAS Resources
Per common share data
Earnings (loss)
Historical	$(0.50)
Combined Pro Forma	$(0.03)
Book value
Historical	$1.94
Combined Pro Forma	$0.17

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices.

The following table sets forth, for the periods indicated, the intra-day high and low sales prices per share for Magnum Hunter common stock as reported from January 1, 2008 to December 30, 2010 on the NYSE Amex and from January 3, 2011 to March [ ● ], 2011, the most recent practicable trading day prior to the date of this proxy statement, on the New York Stock Exchange and NGAS Resources common stock as reported on the Nasdaq Global Select Market.

	Magnum Hunter				NGAS Resources
	Common Stock				Common Stock
Quarter	High		Low		High		Low

2008
First Quarter		$2.44		$1.25		$6.39		$4.50
Second Quarter		$3.50		$1.28		$10.31		$5.58
Third Quarter		$3.36		$0.79		$9.75		$4.41
Fourth Quarter		$1.29		$0.26		$4.80		$1.30
2009
First Quarter		$0.65		$0.10		$2.26		$0.77
Second Quarter		$0.88		$0.20		$3.00		$1.18
Third Quarter		$1.45		$0.50		$2.62		$1.46
Fourth Quarter		$2.24		$1.15		$2.40		$1.60
2010
First Quarter		$3.29		$1.50		$2.14		$1.35
Second Quarter		$5.49		$3.00		$1.75		$1.03
Third Quarter		$4.85		$3.75		$1.16		$0.79
Fourth Quarter		$8.05		$3.87		$0.88		$0.35
2011
First Quarter (through March [ ● ], 2011)	$	[ ● ]	$	[ ● ]	$	[ ● ]	$	[ ● ]

The following table sets forth the closing sale price per share of Magnum Hunter common stock as reported on the NYSE Amex as of December 23, 2010, the last trading day before the public announcement of the arrangement agreement, and on the New York Stock Exchange as of March [    ●    ], 2011, the most recent practicable trading day prior to the date of this proxy statement. The table also sets forth the closing sale price per share of NGAS Resources common stock as reported on the Nasdaq Global Select Market as of December 23, 2010, the last trading day before the public announcement of the arrangement agreement, and as of March [ ● ], 2011, the most recent practicable trading day prior to the date of this proxy statement. The table also shows the implied value of the arrangement consideration proposed for each share of NGAS Resources common stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of Magnum Hunter common stock on the relevant date by the exchange ratio of 0.0846.

Implied Per Share
Value of
	Magnum Hunter	NGAS Resources	Arrangement
Date	Common Stock	Common Stock	Consideration

December 23, 2010	$6.72	$0.39	$0.57
March [ ● ], 2011	$ [ ● ]	$ [ ● ]	$ [ ● ]

NGAS Resources and Magnum Hunter have never paid any dividends on common stock and currently intend to retain earnings, if any, for use in their respective business.

The market prices of Magnum Hunter and NGAS Resources common stock will fluctuate between the date of this proxy statement and the completion of the arrangement. No assurance can be given concerning the market prices of Magnum Hunter or NGAS Resources common stock before the completion of the arrangement or Magnum Hunter common stock after the completion of the arrangement. Because the exchange ratio is fixed in the arrangement agreement, the market value of the Magnum Hunter common stock that NGAS Resources shareholders will receive in connection with the arrangement may vary significantly from the prices shown in the table above. Accordingly, NGAS Resources shareholders are advised to obtain current market quotations for Magnum Hunter and NGAS Resources common stock in deciding whether to vote for the arrangement resolution.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following Unaudited Pro Forma Combined Financial Data are derived from the consolidated financial statements of Magnum Hunter and certain historical financial data in respect of various assets acquired by Magnum Hunter. The Unaudited Pro Forma Combined Balance Sheet of Magnum Hunter as of September 30, 2010 has been prepared assuming the acquisition of the PostRock assets, NGAS Resources, and NuLoch Resources and all necessary ancillary transactions had been consummated on December 31, 2010. The Unaudited Pro Forma Combined Income Statement for the year ended December 31, 2010 have been prepared assuming the acquisition of the PostRock assets, NGAS Resources, and NuLoch Resources and all necessary ancillary transactions had been consummated as of January 1, 2010. We have also included for clarity unaudited pro forma combined balance sheet and unaudited pro forma combined income statements for the combination of Magnum Hunter, PostRock and NGAS Resources. The pro forma adjustments set forth on the attached Unaudited Pro Forma Combined Balance Sheet and Unaudited Pro Forma Combined Income Statement reflect the following as if they occurred on the dates hereinabove set forth:

(1) PostRock, NGAS Resources, and NuLoch Resources Acquisitions. The second completed phase of the acquisition of the PostRock assets as described in the Purchase and Sale Agreement dated December 24, 2010, the NGAS Resources acquisition as described in the Arrangement Agreement dated December 23, 2010, and the NuLoch Resources acquisition as described in the Arrangement Agreement dated January 19, 2011.

(2) Incurrence of indebtedness under the proposed new revolving credit facility to be entered into pursuant to and as described in the commitment letter from Bank of Montreal dated January 13, 2011.

(3) Issuance of common stock upon the closing dates of the acquisition of the PostRock assets NGAS Resources, and NuLoch Resources.

(4) Payment of change of control compensation in the NGAS Resources and NuLoch Resources acquisitions.

The Unaudited Pro Forma Balance Sheet reflects the preliminary adjustments to record the estimated fair values of the assets and liabilities acquired in the acquisitions of the PostRock assets, NGAS Resources and NuLoch Resources. The final entries, and the resulting effect on Magnum Hunter’s balance sheet as well as items in Magnum Hunter’s income statements, may differ based on the actual determination of the fair values of the assets acquired and liabilities assumed.

Transaction costs related to these acquisitions will be recorded as expenses in the periods in which these costs are incurred. These expenses are not included in the Unaudited Pro Forma Combined Income Statements.

The Unaudited Pro Forma Combined Financial Data should be read in conjunction with the notes thereto and with the consolidated financial statements of Magnum Hunter and the notes thereto as filed in Magnum Hunter’s Form 10-K.

The Unaudited Pro Forma Combined Financial Data are not indicative of the financial position or results of operations of Magnum Hunter which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices paid for oil and natural gas, future acquisitions, drilling activity and other factors.

The Unaudited Pro Forma Combined Financial Data include financial information received from PostRock and NuLoch Resources and such financial information has been accepted and incorporated as presented without independent verification of such financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2010

									NuLoch
									Resources			Combined	Combined
			NuLoch						Conversion to		NuLoch	Pro Forma for	Pro Forma for
	Magnum	NGAS	Resources		PostRock		NGAS		US GAAP and		Resources	Magnum Hunter,	Magnum Hunter,
	Hunter	Resources	Historical		Pro Forma		Pro Forma		USD		Pro Forma	NGAS and	NGAS, PostRock
	Historical	Historical	(CAN $)		Adjustments		Adjustments		Adjustments		Adjustments	PostRock	and NuLoch

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$554,186	$6,844,475	$9,673,000		$—		$—	(4)	$14,510		$—	$7,398,661	$17,086,171
Accounts receivable	11,705,046	5,640,891	5,200,000		—		—	(4)	(319,690)		—	17,345,937	22,226,247
Notes receivable	—	6,766,451	—		—	(2)	(6,766,451)		—		—	—	—
Prepaids and other current assets	867,013	552,741	507,000	(1)	2,658		—	(4)	761		—	1,422,412	1,930,173

Total current assets	13,126,245	19,804,558	15,380,000		2,658		(6,766,451)		(304,419)		—	26,167,010	41,242,591

PROPERTY AND EQUIPMENT (Net of Accumulated Depletion and Depreciation):
Oil and natural gas properties, successful efforts accounting	189,911,500	174,630,484	101,149,000	(1)	13,334,502	(2)	(61,099,175	)(4)	(15,953,398	)(3)	356,535,437	316,777,311	758,508,350
Equipment and other fixed assets	42,689,125	9,475,659	330,000	(1)	3,750	(2)	1,279,170	(4)	495		—	53,447,704	53,778,199

Total property and equipment, net	232,600,625	184,106,143	101,479,000		13,338,252		(59,820,005)		(15,952,903)		356,535,437	370,225,015	812,286,549

OTHER ASSETS:
Other assets	561,711	258,945	—		—		—		—		—	820,656	820,656
Deferred financing costs, net of amortization	2,678,244	750,462	—		—	(2)	(937,456)		—		—	2,491,250	2,491,250
Deferred tax asset	—	—	6,380,000		—		—	(4)	6,737,647	(3)	(13,117,647)	—	—

Total assets	$248,966,825	$204,920,108	$123,239,000		$13,340,910		$(67,523,912)		$(9,519,675)		$343,417,790	$399,703,931	$856,841,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$29,839,557	$5,562,836	$4,053,000		$—		$—	(4)	$6,080		$—	$35,402,393	$39,461,473
Accrued liabilities	3,914,136	6,134,962	13,399,000	(1)	369,805	(2)	8,681,578	(4)	20,099	(3)	7,032,198	19,100,481	39,551,778
Revenue payable	2,629,999	—	—				—		—		—	2,629,999	2,629,999
Current portion of notes payable	7,132,455	53,298,857	—		—(2)		(53,298,857)		—		—	7,132,455	7,132,455
Warrant liability	—	—	—		—(2)		1,279,834		—		—	1,279,834	1,279,834
Derivative liability	718,771	2,615,847	—		—(2)		(2,615,847)		—		—	718,771	718,771

Total current liabilities	44,234,918	67,612,502	17,452,000		369,805		(45,953,292)		26,179		7,032,198	66,263,933	90,774,310

Deferred compensation	—	985,716	—		—	(2)	(985,716)		—		—	—	—
Deferred income tax	—	9,534,798	—		—	(2)	(9,534,798)		—	(3)	117,756,387	—	117,756,387
Payable on sale of partnership	640,695	—	—		—		—		—		—	640,695	640,695
Notes payable, less current portion	26,018,615	5,953,259	—	(1)	5,763,983	(2)	47,725,685		—		—	85,461,542	85,461,542
Asset retirement obligation	4,455,327	2,269,442	1,357,000		—		—	(4)	2,036		—	6,724,769	8,083,805
Derivative liability	59,181	60,397	—		—	(2)	(60,397)		—		—	59,181	59,181
Other long-term liabilities	—	1,895,000	—		—		—		1,352,025		(1,352,025)	1,895,000	1,895,000

Total liabilities	75,408,736	88,311,114	18,809,000		6,133,788		(8,808,518)		1,380,240		123,436,560	161,045,120	304,670,920

COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
Series C Cumulative Perpetual Preferred Stock	70,236,400	—	—		—		—		—		—	70,236,400	70,236,400
SHAREHOLDERS’ EQUITY:
Shareholders’ equity	101,871,350	116,608,994	104,430,000	(1)	7,207,122	(2)	(58,715,394	)(4)	(10,899,915	)(3)	219,981,230	166,972,072	480,483,387
Non-controlling interest	1,450,339	—	—		—		—		—		—	1,450,339	1,450,339

Total Equity	103,321,689	116,608,994	104,430,000		7,207,122		(58,715,394)		(10,899,915)		219,981230	168,422,411	481,933,726

Total liabilities and shareholders’ equity	$248,966,825	$204,920,108	$123,239,000		$13,340,910		$(67,523,912)		$(9,519,675)		$343,417,790	$399,703,931	$856,841,046

See accompanying notes to Unaudited Pro Forma Combined Financial Data

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 2010

														Combined
										NuLoch			Combined	Pro Forma
										Resources			Pro Forma	for Magnum
				NuLoch				NGAS		Conversion to		NuLoch	for Magnum	Hunter,
	Magnum		NGAS	Resources		PostRock		Resources		US GAAP &		Resources	Hunter,	NGAS,
	Hunter	PostRock	Resources	Historical		Pro Forma		Pro Forma		USD		Pro Forma	NGAS	PostRock
	Historical	Historical	Historical	(CAN $)		Adjustments		Adjustments		Adjustments		Adjustments	and PostRock	and NuLoch

REVENUE:

Oil and gas sales	$27,714,542	$567,615	$23,010,779	$13,904,000		$—		$—	(4)	$103,699		$—	$51,292,936	$65,300,635

Field operations and other	5,009,131	—	27,809,338	—		—		—		—		—	32,818,469	32,818,469

Total revenue	32,723,673	567,615	50,820,117	13,904,000		—		—		103,699		—	84,111,405	98,119,104

EXPENSES:

Lease operating expenses	10,399,323	337,125	14,675,547	4,269,000		—		—	(4)	(746,693)		—	25,411,995	28,934,302

Severance taxes and marketing	2,304,570	40,450	—	—		—		—	(4)	1,133,661		—	2,345,020	3,478,681

Exploration	936,371	—	—	—		—		—	(4)	7,779,359		—	936,371	8,715,730

Field operations	4,362,618	—	18,504,612	—		—		—		—		—	22,867,230	22,867,230

Impairment of oil & gas properties	305,786	—	—	—		—		—		—		—	305,786	305,786

Impairment of goodwill	—	—	313,177	—		—		—		—		—	313,177	313,177

Depreciation, depletion and accretion	8,923,202	—	13,280,961	9,480,000	(5)	359,249	(7)	(6,787,960	)(4)	2,442,850	(13)	(6,818,666)	15,775,452	20,879,636

General and administrative	24,900,996	—	13,620,819	3,775,000		—	(8)	(625,344	)(4)	1,682,684		—	37,896,471	43,354,155

Total expenses	52,132,866	377,575	60,395,116	17,524,000		359,249		(7,413,304)		12,291,861		(6,818,666)	105,851,502	128,848,697

LOSS FROM OPERATIONS	(19,409,193)	190,040	(9,574,999)	(3,620,000)		(359,249)		7,413,304		(12,188,162)		6,818,666	(21,740,097)	(30,729,593)

OTHER INCOME AND (EXPENSE):

Interest income	60,526	—	821,923	35,000		—	(9)	(821,923	)(4)	(1,029)		—	60,526	94,497

Interest expense	(3,593,524)	—	(7,093,001)	(160,000	)(6)	(259,379	)(10)	5,487,965	(4)	4,704		—	(5,457,939)	(5,613,234)

Gain (Loss) on derivative contracts	814,037	—	(4,394,953)	—		—	(11)	4,394,953		—		—	814,037	814,037

Other, net	—	—	(2,276,948)	—		—		—		—		—	(2,276,948)	(2,276,948)

Net loss from continuing operations before income taxes and non controlling interest	(22,128,154)	190,040	(22,517,978)	(3,745,000)		(618,628)		16,474,299		(12,184,487)		6,818,666	(28,600,421)	(37,711,241)

Income tax benefit	—	—	3,024,751	1,182,000		—	(12)	(3,024,751	)(4)	1,511,415	(14)	(2,693,415)	—	—

Net (income) loss attributable to non-controlling interest	(128,586)	—	—	—		—		—		—		—	(128,586)	(128,586)

Net loss attributable to Magnum Hunter from continuing operations	(22,256,740)	190,040	(19,493,227)	(2,563,000)		(618,628)		13,449,548		(10,673,072)		4,125,251	(28,729,007)	(37,839,827)

Income from discontinued operations	8,456,811	—	—	—		—		—		—		—	8,456,811	8,456,811

Net loss	(13,799,929)	190,040	(19,493,227)	(2,563,000)		(618,628)		13,449,548		(10,673,072)		4,125,251	(20,272,196)	(29,383,016)

Dividends on preferred stock	(2,466,679)	—	—	—		—		—		—		—	(2,466,679)	(2,466,679)

Net loss attributable to common shareholders	$(16,266,608)	$190,040	$(19,493,227)	$(2,563,000)		$(618,628)		$13,449,548		$(10,673,072)		$4,125,251	$(22,738,875)	$(31,849,695)

Loss per common share Basic and diluted	$(0.25)												$(0.31)	$(0.28)

Weighted average number of common shares outstanding Basic and diluted	63,921,525			(15)		946,314	(15)	7,996,423			(15)	42,804,675	72,864,262	115,668,937

See accompanying notes to Unaudited Pro Forma Combined Financial Data

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(1)	To record the second phase of the acquisition of the PostRock assets for an estimated purchase price of $13.3 million. The first phase of the acquisition closed December 30, 2010. The estimated purchase price includes cash payment and issuance of common stock of Magnum Hunter, which is based on the closing price of $7.97 per share on January 14, 2011, the closing date for the second phase of the acquisition of the PostRock assets. The purchase and sale agreement for the PostRock properties had valued the common stock at $6.21 per share based on the volume weighted average price of Magnum Hunter’s common stock for the 10 consecutive trading days prior to execution of the agreement on December 24, 2010. The acquisition is accounted for under the purchase method of accounting. All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment. The following table summarizes the assets acquired and purchase price paid:

Fair value of total purchase price:
946,314 shares of common stock issued on January 14, 2011 valued at $7.97 per share	$7,542,122
Cash paid on January 14, 2011 with funds to be borrowed under the proposed new revolving line of credit agreement	5,763,983
Net operations since effective date	8,963

Total	$13,315,068

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$(23,184)
Oil and gas properties	13,334,502
Equipment and other fixed assets	3,750

Total	$13,315,068

Working capital acquired:
Prepaid expenses	$2,658
Transfer tax payable	(25,842)

Total working capital acquired	$(23,184)

(2)	To record the acquisition of NGAS Resources’ assets for an estimated purchase price of $118.9 million. The estimated purchase price includes the estimated shares of common stock of Magnum Hunter to be issued to shareholders of NGAS Resources, the estimated shares of common stock of Magnum Hunter issued to certain holders of NGAS Resources convertible notes, payment to Seminole to restructure a gas gathering and transportation agreement, the assumption of the senior credit facility of NGAS Resources, the assumption of certain notes payable related to equipment included in the transaction, and the payoff in cash of the remaining NGAS Resources convertible notes. The acquisition is accounted for under the purchase method of accounting. All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment. The following table summarizes the assets acquired, liabilities assumed, and purchase price paid:

Fair value of total purchase price:
Estimated 6,634,026 shares of common stock at estimated $7.34 per share(a)	$48,693,751
Estimated 1,362,397 shares of common stock at estimated $7.34 per share(a)	10,000,000
Senior credit facility assumed	34,000,000
Estimated NGAS Resources convertible notes to be paid off in cash at closing	13,528,944
Other long-term debt assumed	6,150,000
Change in control payments in cash(b)	5,000,000
Common stock warrants and options	1,564,677

Total	$118,937,372

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$(1,443,269)
Bonds and deposits	258,945
Oil and gas properties	113,531,309
Equipment and other fixed assets	10,754,829
Other long term liabilities	(4,164,442)

Total	$118,937,372

Working capital acquired:
Cash	$6,844,475
Accounts receivable	5,640,891
Prepaid expenses	552,741
Accounts payable	(5,562,836)
Accrued liabilities	(736,452)
Transaction closing costs	(3,432,923)
Drilling advances	(4,749,165)

Total working capital acquired	$(1,443,269)

(a)	The closing stock price on February 25, 2011 for Magnum Hunter was used to estimate the value of the shares to be issued in the NGAS Resources acquisition. The final entries and the resulting effect on Magnum Hunter’s balance sheet may differ as they will be based on the actual stock price at the date of closing.

(b)	Pursuant to the arrangement agreement, these payments may be paid in cash or Magnum Hunter common stock or any combination thereof, as determined by Magnum Hunter in its sole discretion, except for the payment of approximately $855,000 that must be paid in cash. The closing stock price on the date of grant of any such change in control payment will be used to calculate the number of shares of common stock to be issued.

(3)	To record the acquisition of NuLoch Resources’ assets for an estimated purchase price of $431.9 million. The estimated purchase price includes the estimated shares of common stock of Magnum Hunter to be issued to shareholders of NuLoch Resources and the deferred tax liability resulting from the acquisition. The acquisition is accounted for under the purchase method of accounting. All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment. The following table summarizes the assets acquired, liabilities assumed, and purchase price paid:

Fair value of total purchase price:
Estimated 42,804,675 shares of common stock at estimated $7.34 per share(a)	$314,186,315
Deferred income tax liability (see schedule below)	117,756,387

Total	$431,942,702

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$(8,759,796)
Oil and gas properties	441,731,039
Equipment and other fixed assets	330,495
Asset retirement obligation	(1,359,036)

Total	$431,942,702

Working capital acquired:
Cash	$9,687,510
Accounts receivable	4,880,310
Prepaid expenses	507,761
Transaction closing costs	(6,357,198)
Accounts payable	(4,059,080)
Accrued liabilities	(13,419,099)

Total working capital acquired	$(8,759,796)

(a)	The closing common stock price on February 25, 2011 for Magnum Hunter was used to estimate the value of the shares to be issued in the NuLoch Resources acquisition. The final entries, and the resulting effect on Magnum Hunter’s balance sheet may differ as they will be based on the actual stock price at the date of closing.

					Deferred
		Book	Tax		Asset
Deferred Income Tax Liability	Rate	Basis	Basis	Difference	(Liability)

PPE US	38.0%	$290,675,762	$29,492,753	$(261,183,009)	$(99,145,087)
PPE Canada	25.0%	158,829,050	53,264,982	(105,564,068)	(26,391,000)
NOL US – 2009	38.0%		1,704,787	1,704,787	647,100
NOL Canada – 2009	25.0%		28,530,348	28,530,348	7,132,600

Net Deferred Tax Liability				$(336,511,932)	$(117,756,387)

(4)	To record the adjustment to NuLoch Resources’ historical financial statements prepared in accordance with Canadian GAAP and in Canadian dollars to United States GAAP and United States dollars. The adjustment includes:

a.	To convert Canadian GAAP full cost accounting to US GAAP successful efforts accounting for oil and gas properties. This has reduced the net book value (NBV) of property and equipment as all geological and geophysical costs and general and administrative costs capitalized under Canadian GAAP have been expensed to conform with US GAAP. The NBV has also decreased due to all unsuccessful exploratory wells being expensed. The resulting change in NBV of oil and gas properties along with the reduction of depletion on a field level basis resulted in lower depletion expense over the periods presented.

b.	To adjust NuLoch Resources for the conversion to US GAAP of an acquisition it completed in 2009. This adjustment resulted in the recording of additional fair value of oil and gas property and equipment of $8,969,000 and the value of shares issued increasing by $660,000 (Canadian GAAP value at announcement date vs US GAAP at closing date). These adjustments resulted in a future tax asset reduction of $2,242,000.

c.	To adjust for Canadian GAAP “Flow-through shares” for treatment under US GAAP. This resulted in an increase to additional paid in capital and a decrease in deferred tax asset.

d.	Due to the adjustments noted above, adjustments to income tax expense or benefit were made to statements presented.

e.	To convert NuLoch Resources’ balance sheet as of December 31, 2010, and income statement for the year ended December 31, 2010 from Canadian dollars to United States dollars using the applicable conversion factors.

(5)	To record the pro forma adjustment to depletion and depreciation expense as the result of treating the acquisition of the PostRock assets as if it had occurred January 1, 2010. Depletion was calculated using the units of production method.

(6)	To record the pro forma adjustment to interest expense as the result of treating the cash paid in the acquisition of the PostRock assets as if it had been borrowed January 1, 2010.

(7)	To record the pro forma adjustment to NGAS Resources’ depletion and depreciation expense as the result of treating the acquisition of NGAS Resources as if it had occurred January 1, 2010. Depletion was calculated using the units of production method.

(8)	To record the pro forma adjustment to NGAS Resources’ refinancing costs amortized as the result of treating the acquisition of NGAS Resources as if it had occurred January 1, 2010.

(9)	To record the pro forma adjustment to NGAS Resources’ interest income on notes receivable as the result of restructuring a gas gathering and transportation agreement as if it had occurred January 1, 2010.

(10)	To record the pro forma adjustment to NGAS Resources’ interest expense as the result of treating the acquisition of NGAS Resources and the payment of assumed debt using Magnum Hunter’s credit facility as if it had occurred January 1, 2010.

(11)	To record the pro forma adjustment to NGAS Resources’ gain (loss) on derivative contracts as the result of treating the acquisition of NGAS Resources as if it had occurred January 1, 2010. The derivative loss reported by NGAS Resources was the result of the convertible feature on certain notes payable which will be paid at closing.

(12)	To record the pro forma adjustment to NGAS Resources’ income tax benefit on its income statements as the result of treating the acquisition of NGAS Resources as if it had occurred January 1, 2010. The deferred tax liability and income tax benefit on the NGAS Resources financial statements will be eliminated as the result of the fair market value adjustment to the oil and gas properties resulting from the acquisition.

(13)	To record the pro forma adjustment to NuLoch Resources’ depletion and depreciation expense as the result of treating the acquisition of NuLoch Resources as if it had occurred January 1, 2010. Depletion was calculated using the units of production method.

(14)	To record the pro forma adjustment to NuLoch Resources’ income tax benefit as the result of treating the acquisition of NuLoch Resources as if it had occurred January 1, 2010.

(15)	Acquisition shares were added to the weighted average number of common shares outstanding as if the shares were issued January 1, 2010.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36 of this proxy statement, you should carefully consider the following risk factors in determining whether to vote for the adoption of the arrangement resolution. You should also read and consider the risk factors associated with each of the businesses of Magnum Hunter and NGAS Resources because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item IA, “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2010, as updated by subsequent Current Reports on Form 8-K, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement.

Because the exchange ratio is fixed and the market price of Magnum Hunter common stock may fluctuate, you cannot be sure of the value of the arrangement consideration you will receive.

Upon completion of the arrangement, each share of NGAS Resources common stock outstanding immediately prior to the arrangement will be converted into the right to receive 0.0846 of a share of Magnum Hunter common stock. This exchange ratio is fixed in the arrangement agreement and will not be adjusted for changes in the market price of either Magnum Hunter or NGAS Resources common stock. Because the exchange ratio is fixed, any change in the price of Magnum Hunter common stock prior to completion of the arrangement will affect the value of the consideration that you will receive upon completion of the arrangement. The value of the arrangement consideration will vary from the date of the announcement of the arrangement agreement, the date that this proxy statement was mailed to NGAS Resources shareholders, the date of the NGAS Resources special meeting and the date the arrangement is completed and thereafter. Accordingly, at the time of the NGAS Resources special meeting, you will not know or be able to determine the value of the Magnum Hunter common stock you will receive upon completion of the arrangement. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Magnum Hunter’s and NGAS Resources’ respective businesses, operations and prospects, market assessments of the likelihood that the arrangement will be completed, the timing of the arrangement and regulatory considerations. Many of these factors are beyond Magnum Hunter’s and NGAS Resources’ control.

Based on an intra-day market price of $6.50 for Magnum Hunter common stock on the NYSE Amex on December 23, 2010, the last trading day before the public announcement of the arrangement agreement, the arrangement consideration represented approximately $0.55 in value for each share of NGAS Resources common stock. Based on the closing price of $[    ●    ] for Magnum Hunter common stock on the New York Stock Exchange on March [    ●    ], 2011, the most recent practicable trading day prior to the date of this proxy statement, the arrangement consideration represented approximately $[    ●    ] in value for each share of NGAS Resources common stock. You are urged to obtain current market quotations for Magnum Hunter common stock in deciding whether to vote for the adoption of the arrangement agreement.

The market price of Magnum Hunter common stock after the arrangement may be affected by factors different from those currently affecting NGAS Resources common stock.

Upon completion of the arrangement, holders of NGAS Resources common stock will become holders of Magnum Hunter common stock. The businesses of Magnum Hunter differ from those of NGAS Resources in important respects and, accordingly, the results of operations of Magnum Hunter after the arrangement, as well as the market price of its common stock, may be affected by factors different from those currently affecting the independent results of operations of NGAS Resources. For further information on the businesses of Magnum Hunter and NGAS Resources and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement and referred to under “Where You Can Find More Information” beginning on page 122 of this proxy statement.

After completion of the arrangement, Magnum Hunter may fail to realize the anticipated benefits of the arrangement, which could adversely affect the value of Magnum Hunter common stock.

The success of the arrangement will depend, in part, on Magnum Hunter’s ability to integrate effectively the businesses of Magnum Hunter and NGAS Resources and realize the anticipated benefits from such combination. As of the date of this proxy statement, Magnum Hunter believes that these benefits are achievable, including anticipated synergies from combining NGAS Resources’ large acreage position and decades of expertise in the southern Appalachian Basin with Magnum Hunter’s existing Appalachian properties, well recognized name, financial strength, and historical commitment to its employees. However, it is possible that Magnum Hunter will not be able to achieve these benefits fully, or at all, or will not be able to achieve them within the anticipated timeframe. Magnum Hunter and NGAS Resources have operated and, until the completion of the arrangement, will continue to operate, independently, and there can be no assurance that their businesses can be integrated successfully. If Magnum Hunter’s expectations as to the benefits of the arrangement turn out to be incorrect, or Magnum Hunter is not able to successfully combine the businesses of Magnum Hunter and NGAS Resources for any other reason, the value of Magnum Hunter’s common stock (including the stock issued as the arrangement consideration) may be adversely affected.

It is possible that the integration process could result in the loss of key NGAS Resources employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies. Specific issues that must be addressed upon completion of the arrangement in order to realize the anticipated benefits of the arrangement include, among other things:

•	integrating the companies’ oil and natural gas exploration and production operations;

•	applying each company’s best practices to the combined oil and natural gas portfolio;

•	combining the companies’ oil and natural gas processing, marketing and transportation operations;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	integrating the companies’ corporate, administrative and information technology infrastructure; and

•	managing any tax costs or inefficiencies associated with integration.

In addition, at times, the attention of certain members of NGAS Resources management and Magnum Hunter management, and resources of the two companies, may be focused on the completion of the arrangement and the integration of the businesses of the two companies and diverted from day-to-day business operations.

NGAS Resources may have difficulty motivating and retaining executives and other key employees in light of the arrangement.

Uncertainty about the effect of the arrangement on NGAS Resources employees may have an adverse effect on NGAS Resources and consequently Magnum Hunter. This uncertainty may impair NGAS Resources’ ability to retain and motivate key personnel until the arrangement is completed. Employee retention may be particularly challenging during the pendency of the arrangement, as employees may experience uncertainty about their future roles with Magnum Hunter. If key employees of NGAS Resources depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of Magnum Hunter, Magnum Hunter’s ability to realize the anticipated benefits of the arrangement could be reduced.

NGAS Resources is in default of a leverage coverage covenant under its credit agreement and related cross default under the NGAS Resources convertible notes, and if the arrangement is not completed and NGAS Resources is not able to enter into an alternative transaction which results in repayment of these debt obligations by March 31, 2011, NGAS Resources may be forced into bankruptcy by the credit facility lenders and note holders.

NGAS Resources is currently in default under its credit agreement, which triggered a cross default under its 6% amortizing convertible notes. NGAS Resources’ lenders and note holders have agreed to forbear from pursuing their legal remedies under the condition that NGAS Resources complete a qualifying transaction that results in the payment of all obligations under the credit agreement and the notes, respectively, by March 31, 2011 or a subsequent date not later than April 15, 2011 to which the lenders under the credit agreement may extend such deadline. There is no certainty that they would continue to forbear if NGAS Resources fails to complete the arrangement by that deadline and is not able to enter into an alternative qualifying transaction which results in repayment of these debt obligations. In that event, NGAS Resources would not have sufficient funds to make these payments and could be forced into bankruptcy if the credit facility lenders or note holders choose to pursue their legal remedies.

NGAS Resources’ business relationships may be subject to disruption due to uncertainty associated with the arrangement.

Parties with which NGAS Resources does business may experience uncertainty associated with the transaction, including with respect to current or future business relationships. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of NGAS Resources. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the arrangement or termination of the arrangement agreement.

Certain of NGAS Resources’ executive officers and directors have interests in the arrangement that are different from your interests as a shareholder of NGAS Resources.

When considering the recommendation of NGAS Resources’ board of directors that NGAS Resources shareholders vote in favor of the arrangement resolution, you should be aware that certain of the executive officers and directors of NGAS Resources have interests in the arrangement that are different from, or in addition to, your interests as a shareholder of NGAS Resources.

The directors and executive officers of NGAS Resources who hold options to purchase shares of NGAS Resources common stock will have those options vest and become exercisable by reason of the transactions contemplated by the arrangement agreement to the extent not already vested and exercisable. Those options will expire upon closing to the extent not exercised prior to closing. The outstanding options are underwater as of the date hereof (i.e., the per share exercise price of all of the outstanding options held by directors and executive officers exceeds the trading price of NGAS Resources common stock as of the date hereof). In addition, each executive officer of NGAS Resources is a party to certain agreements with NGAS Resources pursuant to which he will be entitled to certain amounts if his employment is terminated after the date of the arrangement agreement without “cause” or if he resigns for “good reason.” See “The Interests of Certain Persons in the Arrangement” beginning on page 101 of this proxy statement.

The arrangement agreement limits NGAS Resources’ ability to pursue alternatives to the arrangement.

The arrangement agreement contains provisions that may make it more difficult for NGAS Resources to sell its business to a party other than Magnum Hunter. These provisions include a general prohibition on NGAS Resources soliciting any acquisition proposal or offer for a competing transaction, the requirement that NGAS Resources pay a termination fee of $4 million if the arrangement agreement is terminated in specified circumstances and the requirement that NGAS Resources submit the arrangement resolution to a vote of NGAS Resources’ shareholders even if the NGAS Resources board of directors changes its recommendation in favor of the arrangement resolution in a manner adverse to Magnum Hunter. See “The Arrangement Agreement — No Solicitation by NGAS Resources” and “The Arrangement Agreement — Termination Fee Payable by NGAS Resources” beginning on pages 95 and 99, respectively, of this proxy statement.

While NGAS Resources believes these provisions are reasonable and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of NGAS Resources from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the currently proposed arrangement consideration. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire NGAS Resources than it might otherwise have proposed to pay because of the added expense of the $4 million termination fee that may become payable in certain circumstances.

Failure to complete the arrangement could negatively impact the stock price and the future business and financial results of NGAS Resources.

If the arrangement is not completed, the ongoing businesses of NGAS Resources may be adversely affected and, without realizing any of the benefits of having completed the arrangement, NGAS Resources would be subject to a number of risks, including the following:

•	NGAS Resources is in default of a leverage coverage covenant under its credit agreement and related cross default under the NGAS Resources notes, and if the arrangement is not completed and NGAS Resources is not able to enter into an alternative transaction which results in repayment of these debt obligations by March 31, 2011 or an extension of that deadline granted by the credit facility lenders not later than April 15, 2011, NGAS Resources may be forced into bankruptcy by the credit facility lenders or the note holders;

•	NGAS Resources may experience negative reactions from the financial markets and NGAS Resources’ customers and employees;

•	NGAS Resources may be required to pay Magnum Hunter a termination fee of $4 million if the arrangement is terminated under certain circumstances or NGAS Resources may be required to pay Magnum Hunter its reasonable, properly documented expenses incurred in connection with the arrangement agreement, including without limitation attorneys’ fees and expenses, not to exceed the termination fee, if the arrangement resolution is not passed by NGAS Resources’ shareholders (see “The Arrangement Agreement — Termination Fee Payable by NGAS Resources” beginning on page 99 of this proxy statement);

•	NGAS Resources will be required to pay certain legal, financial advisor and other costs incurred by NGAS Resources relating to the arrangement, whether or not the arrangement is completed;

•	the arrangement agreement places certain restrictions on the conduct of NGAS Resources’ business prior to the completion of the arrangement or the termination of the arrangement agreement. Such restrictions, the waiver of which is subject to the consent of Magnum Hunter (not to be unreasonably withheld, conditioned or delayed), may prevent NGAS Resources from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the arrangement (see “The Arrangement Agreement — Conduct of Business Pending the Arrangement” beginning on page 93 of this proxy statement for a description of the restrictive covenants applicable to NGAS Resources); and

•	matters relating to the arrangement (including integration planning) may require substantial commitments of time and resources by NGAS Resources management, which would otherwise have been devoted to other opportunities that may have been beneficial to NGAS Resources as an independent company.

There can be no assurance that the risks described above will not materialize, and if any of them do, they may adversely affect NGAS Resources’ business, financial results and stock price.

The shares of Magnum Hunter common stock to be received by NGAS Resources shareholders upon the completion of the arrangement will have different rights from shares of NGAS Resources common stock.

Upon completion of the arrangement, NGAS Resources shareholders will no longer be shareholders of NGAS Resources, a British Columbia corporation, but will instead become stockholders of Magnum Hunter, a Delaware corporation, and their rights as stockholders will be governed by Delaware law and Magnum Hunter’s amended certificate of incorporation and amended and restated bylaws. Delaware law and the terms of Magnum Hunter’s amended certificate of incorporation and amended and restated bylaws may be materially different than the laws of British Columbia and the terms of NGAS Resources’ notice of articles, as amended, and articles, which currently govern the rights of NGAS Resources shareholders. Please see “Comparison of Shareholder Rights” beginning on page 107 of this proxy statement for a discussion of the different rights associated with Magnum Hunter common stock.

NGAS Resources shareholders will have a significantly reduced ownership and voting interest after the arrangement and will exercise less influence over management.

Immediately after the completion of the arrangement, it is expected that former NGAS Resources shareholders, who collectively own 100% of NGAS Resources, will own approximately [    ●    ]% of Magnum Hunter, based on the number of shares of NGAS Resources and Magnum Hunter common stock outstanding, on a fully diluted basis, as of March [    ●    ], 2011. Consequently, NGAS Resources shareholders will have less influence over the management and policies of Magnum Hunter than they currently have over the management and policies of NGAS Resources.

A lawsuit has been filed against NGAS Resources and Magnum Hunter challenging the arrangement, and an adverse ruling in such lawsuit may prevent the arrangement from being completed.

NGAS Resources, members of the NGAS Resources board of directors and Magnum Hunter have been named as defendants in a putative class action captioned David Matranga and Bill Hubbard v. NGAS Resources, Inc. et al., Case No. 11-C1-250, in the Fayette Circuit Court, Division 9, in the Commonwealth of Kentucky. The plaintiffs seek, among other things, an order enjoining the NGAS defendants and Magnum Hunter from consummating the arrangement, rescission of the arrangement agreement, and attorneys’ fees and costs. See “The Arrangement — Litigation Relating to the Arrangement” beginning on page 85 of this proxy statement for more information about the lawsuit related to the arrangement that has been filed.

The arrangement may not be accretive, and may be dilutive, to Magnum Hunter’s earnings per share, which may negatively affect the market price of Magnum Hunter common stock.

Magnum Hunter anticipates that the arrangement may not be accretive, and may be dilutive, to earnings per share in the near term. This expectation is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay any accretion, result in dilution or cause greater dilution than is currently expected, including adverse changes in energy market conditions; commodity prices for oil, natural gas and natural gas liquids; production levels; reserve levels; operating results; competitive conditions; laws and regulations affecting the energy business; capital expenditure obligations; and general economic conditions. Any dilution of, or decrease or delay of any accretion to, Magnum Hunter’s earnings per share could cause the price of Magnum Hunter’s common stock to decline.

Risks relating to Magnum Hunter and NGAS Resources.

Magnum Hunter and NGAS Resources are, and following completion of the arrangement, Magnum Hunter and NGAS Resources will continue to be, subject to the risks described in (i) Part I, Item 1A in Magnum Hunter’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and (ii) Part I, Item 1A in NGAS Resources’ Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 1, 2011, as updated by subsequent Current Reports on Form 8-K, in each case, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 122 of this proxy statement.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain “forward looking statements” that are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Representatives of Magnum Hunter and NGAS Resources may also make forward-looking statements. Forward-looking statements are statements that are not historical facts, and are identified by words such as “expect,” “believe,” “predict,” “anticipate,” “contemplate,” “will,” “may,” “might,” “continue,” “plan,” “estimate,” “objective”, “intend,” “project,” “budget,” “forecast,” “can,” “could,” “should,” “would,” “likely,” “potential” and similar expressions. These statements include, but are not limited to, statements about the expected costs and benefits of the arrangement, the approval of the arrangement resolution by NGAS Resources’ shareholders, the satisfaction of the closing conditions to the arrangement, the timing of the completion of the arrangement and Magnum Hunter’s plans, objectives and expectations after the completion of the arrangement.

Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of management of Magnum Hunter and NGAS Resources and are subject to numerous risks and uncertainties that could cause actual outcomes and results, including project completion dates, production rates, capital expenditures, costs and business plans, to be materially different from those projected or anticipated. In addition to the risks described under “Risk Factors” beginning on page 31 of this proxy statement and those risks described in documents that are incorporated by reference into this proxy statement, the following factors, among others, could cause such differences:

Arrangement-Related Factors.

•	NGAS Resources shareholder approval may not be obtained in a timely manner, or at all;

•	the approval of the Supreme Court of British Columbia required for the arrangement may not be obtained on the proposed terms, on the anticipated schedule or at all;

•	the arrangement may not close due to the failure to satisfy any of the closing conditions;

•	expected synergies and value creation from the arrangement may not be realized;

•	key employees of NGAS Resources may not be retained;

•	the businesses may not be harmonized successfully; and

•	management time may be diverted on arrangement-related matters.

Industry and Economic Factors.

•	fluctuations in the prices of crude oil, natural gas and natural gas liquids;

•	general economic growth rates and the occurrence of economic recessions or other periods of low or negative economic growth;

•	changes in demographics, including population growth rates;

•	technological advances, including advances in drilling and completion technology;

•	weather, including seasonal patterns that affect regional energy demand (such as the demand for heating oil or gas in winter) as well as severe weather events (such as hurricanes) that can disrupt supplies or interrupt the operation of either company’s facilities;

•	the competitiveness of alternative energy sources;

•	the effect of worldwide energy conservation measures;

•	changes in consumer preferences (such as toward alternative fueled vehicles);

•	the development of new supply sources and technologies to enhance recovery from existing sources;

•	changes in refining or petrochemical manufacturing capacity;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

•	supply disruptions, including as a result of wars or natural disasters;

•	the proximity to and capacity of transportation facilities; and

•	actions of competitors, including actions that may affect either company’s ability to acquire producing properties and oil and gas leases and to obtain goods, services and labor.

Political and Regulatory Factors.

•	restrictions on development, exploration, production, imports and exports;

•	restrictions on either company’s ability to do business with certain countries, or to engage in certain areas of business within a country;

•	changes in law, such as tax or royalty increases (including retroactive claims), implementation of price controls, changes in law related to hydraulic fracturing or similar processes or that increase the cost of compliance with environmental or other regulations, adoption of regulations mandating the use of alternative fuels or uncompetitive fuel components, unilateral cancellation or modification of contract terms and expropriation or forced divestiture of assets;

•	laws and regulations related to environmental or global climate change matters, including those addressing alternative energy sources and CO2 emissions; and

•	liability in litigation or for remedial actions, including removal and reclamation obligations under environmental regulations.

Operating Factors.

•	unsuccessful exploration and development efforts, including unproductive exploratory drilling activities;

•	failure to achieve expected production from existing and future oil and natural gas development projects, including due to unexpected drilling conditions, unanticipated pressures or irregularities in formations, severe weather events, equipment failures or accidents, inability to model and optimize reservoir performance and the inherent uncertainties in predicting oil and gas reserves and oil and gas reservoir performance;

•	natural field decline;

•	the outcome of negotiations with joint venturers, partners, governments, suppliers, customers or others;

•	inability to develop markets for project outputs, including through long-term contracts or the development of effective spot markets;

•	changes in technical or operating conditions and costs, including costs of third-party equipment or services such as drilling rigs and shipping and shortages or delays in the availability of equipment;

•	the occurrence of unforeseen technical difficulties (including technical problems that may delay project start-up or interrupt production, or that may lead to unexpected downtime or increased costs);

•	accidents and other workplace safety issues; and

•	security concerns or acts of terrorism that threaten or disrupt the safe operation of either company’s facilities.

You are cautioned not to place undue reliance on the forward-looking statements made in this proxy statement or documents incorporated into this proxy statement or by representatives of Magnum Hunter or NGAS Resources. These statements speak only as of the date hereof, or, in the case of statements in any document incorporated by reference, as of the date of such document, or, in the case of statements made by representatives of Magnum Hunter or NGAS Resources, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the arrangement, the combined company or any other matter addressed in this proxy statement and attributable to Magnum Hunter, NGAS Resources or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Magnum Hunter and NGAS Resources expressly disclaim any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of any unanticipated events.

THE COMPANIES

Magnum Hunter.

Magnum Hunter is an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, North Dakota, Texas and Louisiana. It is presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. Magnum Hunter is a Delaware corporation and was incorporated in 1997. In 2005, Magnum Hunter began oil and gas operations under the name Petro Resources Corporation. In May 2009, Magnum Hunter (formerly known as Petro Resources Corporation) restructured its management team and refocused its business strategy, and in July 2009 changed its name to Magnum Hunter Resources Corporation. The restructured management team includes Gary C. Evans, as Chairman and Chief Executive Officer. Mr. Evans is the former founder, chairman and chief executive officer of Magnum Hunter Resources, Inc., a company of similar name that was sold to Cimarex Energy Corporation for $2.2 billion in June of 2005. The new management implemented a business strategy consisting of exploiting Magnum Hunter’s inventory of lower risk drilling locations and the acquisition of long-lived proved reserves with significant exploitation and development opportunities.

As a result of this strategy, Magnum Hunter has substantially increased its assets and production base through a combination of acquisitions and ongoing development drilling efforts, Magnum Hunter’s percentage of operated properties has increased significantly, its inventory of acreage and drilling locations in resource plays has grown and its management team has been expanded. Recently, its management team’s strategy has focused on further developing and exploiting unconventional resource plays, the acquisition of additional operated properties and the development of associated midstream opportunities. More specifically, on January 19, 2011 Magnum Hunter entered into an arrangement agreement to acquire NuLoch Resources, Inc., a Williston Basin-focused Alberta exploration and production company traded on the Toronto Stock Exchange, for approximately $327 million in order to expand its presence in the Bakken Shale play in North Dakota and Canada,which is referred to in this proxy statement as the NuLoch Resources acquisition. The NuLoch Resources acquisition requires approval of NuLoch Resources shareholders and the issuance of Magnum Hunter common stock in connection with the NuLoch Resources acquisition requires approval of Magnum Hunter’s stockholders. The NuLoch acquisition is subject to customary closing conditions, is structured as a stock-for-stock exchange pursuant to which 0.3304 share of Magnum Hunter common stock (or an exchangeable share exchangeable for Magnum Hunter common stock) would be exchanged for each share of NuLoch Resources stock. The NuLoch Resources acquisition is scheduled to close no later than May 31, 2011, although there is no assurance that the NuLoch Resources acquisition will be consummated.

NuLoch Resources is a Canadian public oil and gas company headquartered in Calgary, Alberta. NuLoch Resources has been focused on oil shale and actively developing its large contiguous 71,000 net acre land position in the Williston Basin of Saskatchewan and Divide and Burke Counties in North Dakota. NuLoch Resources owns various operated and non-operated working interests in approximately 67 oil wells capable of production from the emerging Bakken-Sanish Three Forks unconventional oil shale play, and has six drilling rigs currently operating across the Williston Basin.

Additionally, on December 24, 2010 Magnum Hunter agreed to purchase certain West Virginia properties from Quest Eastern Resource LLC and PostRock MidContinent Production, LLC, the first phase of which closed on December 30, 2010 for approximately $28 million, and the second phase of which closed on January 14, 2011 for approximately $11.7 million, with all such consideration being paid one-half in Magnum Hunter common stock and one-half in cash, and the third phase of which will close in the future for Magnum Hunter to acquire the third and smallest package of assets upon the satisfaction of certain events and conditions. The first and second completed phases of this acquisition will be collectively referred to in this proxy statement as the PostRock acquisition. For further information on these transactions, see Magnum Hunter’s Current Reports on Form 8-K filed with the SEC.

The principal trading market for Magnum Hunter common stock (NYSE: MHR) is the New York Stock Exchange.

The principal executive offices of Magnum Hunter are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, its telephone number is (832) 369-6986 and its website is www.magnumhunterresources.com/.

This proxy statement incorporates important business and financial information about Magnum Hunter by reference to other documents that are not included in or delivered with this proxy statement. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 122 of this proxy statement.

NGAS Resources.

NGAS Resources is an independent exploration and production company focused on unconventional natural gas plays in the eastern United States, principally in the southern Appalachian Basin. NGAS Resources was incorporated as a British Columbia corporation in 1979. NGAS Resources began its oil and gas operations in 1993 under the name Daugherty Resources, Inc., following the acquisition of NGAS Production Co. (formerly named Daugherty Petroleum, Inc.) from its founder, William S. Daugherty. Core assets of NGAS Resources are held by NGAS Production Co. and include over 345,000 acres with interests in approximately 1,400 wells and an extensive inventory of horizontal drilling locations. NGAS Production Co. also operates the gas gathering facilities for its core Appalachian properties, providing deliverability directly from the wellhead to the interstate pipeline, and owns a 50% interest in a gas processing plant to extract NGL from production delivered through those facilities.

The principal trading market for NGAS Resources common stock (NASDAQ: NGAS) is the Nasdaq Global Select Market, although it is expected that the listing for NGAS Resources common stock will move to the Nasdaq Capital Market by March 28, 2011, when the grace period for regaining compliance with the $1.00 minimum bid price requirement under the Nasdaq listing rules will expire.

The principal executive offices of NGAS Resources are located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, its telephone number is (859) 263-3948 and its website is www.ngas.com.

This proxy statement incorporates important business and financial information about NGAS Resources from other documents that are not included in or delivered with this proxy statement. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 122 of this proxy statement.

SPECIAL MEETING OF SHAREHOLDERS OF NGAS RESOURCES

NGAS Resources is providing this proxy statement to its shareholders to solicit proxies for use at a special meeting of NGAS Resources shareholders. The purpose of the special meeting is for NGAS Resources shareholders to consider and, if thought advisable, to approve the arrangement resolution. This proxy statement is first being mailed to NGAS Resources shareholders on or about March [    ●    ], 2011 and provides NGAS Resources shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment. NGAS Resources shareholders must pass the arrangement resolution in order for the arrangement and the related transactions contemplated by the arrangement agreement to occur.

Date, Time and Place.

The special meeting will be held at the offices of Lawson Lundell LLP, #1600 — 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, on April [    ●    ], 2011, at 10.00 a.m., local time. Pursuant to the articles of NGAS Resources, the Chair of the special meeting may adjourn the special meeting if necessary to solicit additional proxies in the event there are insufficient shares present in person or represented by proxy to constitute a quorum for the special meeting.

Purpose.

At the special meeting, NGAS Resources shareholders will be asked to vote on the proposal to approve the arrangement resolution.

NGAS Resources Board Recommendation.

The NGAS Resources board of directors has unanimously (i) determined that the arrangement agreement and the arrangement are advisable and in the best interests of NGAS Resources and its shareholders, (ii) approved the form of arrangement resolution to be considered at the special meeting, the arrangement agreement and related plan of arrangement and (iii) resolved to recommend that NGAS Resources shareholders approve the arrangement resolution. The NGAS Resources board of directors recommends that you vote “FOR” the arrangement resolution. See “The Arrangement — NGAS Resources Reasons for the Arrangement; Recommendation of the NGAS Resources Board of Directors” beginning on page 57 of this proxy statement.

NGAS Resources Record Date; Outstanding Shares; Shares Entitled to Vote.

The record date for the special meeting of NGAS Resources shareholders is February 4, 2011. Only NGAS Resources shareholders of record at the close of business on February 4, 2011 will be entitled to receive notice of and to vote at the special meeting or any adjournment.

As of the close of business on the record date for the special meeting, there were 70,953,689 shares of NGAS Resources common stock outstanding and entitled to vote at the special meeting. Each holder of NGAS Resources common stock is entitled to one vote for each share of common stock owned as of the record date.

A complete list of NGAS Resources shareholders entitled to vote at the special meeting will be available for inspection at our offices in Lexington, Kentucky during regular business hours for a period of ten days before the special meeting. The list will also be available for that purpose at the time and place of the special meeting.

Quorum.

At least one-third of the outstanding shares of NGAS Resources common stock as of the record date must be present in person or represented by proxy to constitute a quorum at the special meeting. With respect to broker non-votes, the approval of the arrangement resolution is not considered a routine matter. Therefore, if you hold of NGAS Resources common stock in “street name,” your broker will not be permitted to vote your shares on the approval of the arrangement resolution without instruction from you as the beneficial owner of the shares.

Required Vote.

Approval of the arrangement resolution requires an affirmative vote by holders of not less than two-thirds of the NGAS Resources common shares cast at the meeting, in person or by proxy. Broker non-votes and shares not voted or in attendance at the special meeting will have no effect on the outcome of the proposal.

Stock Ownership of and Voting by NGAS Resources’ Directors and Executive Officers.

At the close of business on the record date for the special meeting, NGAS Resources’ directors and executive officers and their affiliates beneficially owned and had the right to vote 2,856,849 shares of NGAS Resources common stock at the special meeting, which represents approximately 4.03% of the NGAS Resources common stock entitled to vote at the special meeting. Each of the directors and executive officers of NGAS Resources, in his capacity as a shareholder of NGAS Resources, entered into a support agreement with Magnum Hunter concurrently and in connection with NGAS Resources’ execution of the arrangement agreement. Subject to the specified conditions, the support agreement provides for NGAS Resources’ directors and executive officers to vote all NGAS Resources common stock beneficially owned by them in favor of the arrangement resolution and to support actions necessary to consummate the arrangement.

Voting of Shares by Holders of Record.

If you are entitled to vote at the special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, even if you plan to attend the special meeting, NGAS Resources encourages you to submit a proxy before the special meeting to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of NGAS Resources common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

•	calling the toll-free number specified on the enclosed proxy card and follow the instructions when prompted;

•	accessing the Internet web site specified on the enclosed proxy card and follow the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a shareholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. NGAS Resources encourages its shareholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet web site, please do not return your proxy card by mail.

All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If an NGAS Resources shareholder executes a proxy card without giving instructions, the shares of NGAS Resources common stock represented by that proxy card will be voted “FOR” the arrangement resolution.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the special meeting in person. Proxies must be received by 10 a.m., local time, [    ●    ], 2011.

Voting of Shares Held in Street Name.

If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your shares will not be voted on the arrangement resolution, since it is not considered a routine matter. This is referred to in this proxy statement and in general as a broker non-vote. Broker non-votes will have no effect on the outcome of the approval of the arrangement resolution at the special meeting.

Revocability of Proxies; Changing Your Vote.

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you can do this by:

•	sending a written notice stating that you revoke your proxy to NGAS Resources at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, Attn: Corporate Secretary, as long as the notice bears a date subsequent to the date of the proxy and is received no later than two business days prior to the special meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker or other nominee, you must follow the directions you receive from your broker in order to revoke or change your vote.

Solicitation of Proxies.

This proxy statement is furnished in connection with the solicitation of proxies by the NGAS Resources board of directors to be voted at the NGAS Resources special meeting of shareholders. NGAS Resources will bear all costs and expenses in connection with the solicitation of proxies. NGAS Resources has engaged The Proxy Advisory

Group, LLC to assist in the solicitation of proxies for the meeting and provide related advice and informational support, for a services fee, plus the reimbursement of customary disbursements, which are not expected to exceed $15,000 in total. In addition, NGAS Resources may reimburse brokerage firms and other persons representing beneficial owners of NGAS Resources shares for their reasonable expenses in forwarding solicitation materials to the beneficial owners. Proxies may also be solicited by certain directors, officers and employees of NGAS Resources by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Shareholders should not send stock certificates with their proxies.  A letter of transmittal and instructions for the surrender of NGAS Resources common stock certificates will be mailed to NGAS Resources shareholders shortly after the completion of the arrangement.

No Other Business.

Under NGAS Resources’ governing notice of articles, as amended, and articles, the business to be conducted at the special meeting will be limited to the purpose stated in the notice of special meeting to NGAS Resources shareholders provided with this proxy statement.

Adjournments.

Pursuant to the articles of NGAS Resources, the Chair of the special meeting may adjourn the special meeting. NGAS Resources is not required to notify shareholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, NGAS Resources may transact any business that might have transacted at the original meeting, provided that a quorum is present at the adjourned meeting. Subject to compliance with applicable securities law, proxies submitted by NGAS Resources shareholders for use at the special meeting will be used at any adjournment or postponement of the special meeting. References to the NGAS Resources special meeting in this proxy statement are to the special meeting, as adjourned or postponed.

Assistance.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact The Proxy Advisory Group, LLC toll-free at (888) 337-7699 (banks and brokers call collect at (212) 616-2180).

THE ARRANGEMENT

General.

This proxy statement is being provided to holders of NGAS Resources common stock in connection with the solicitation of proxies by the board of directors of NGAS Resources to be voted at the special meeting, and at any adjournments or postponements of such meeting. At the special meeting, NGAS Resources will ask its shareholders to approve the arrangement resolution.

The arrangement agreement provides for the acquisition of NGAS Resources by Magnum Hunter. The arrangement will not be completed unless NGAS Resources’ shareholders approve the arrangement resolution at the special meeting. You are urged to read the arrangement agreement carefully and in its entirety because it is the legal document that governs the arrangement. For additional information about the arrangement, see “The Arrangement Agreement — Structure of the Arrangement” and “The Arrangement Agreement — Arrangement Consideration” beginning on pages 87 and 88, respectively, of this proxy statement.

Based on the number of shares of NGAS Resources common stock and NGAS Resources options and warrants outstanding as of March [    ●    ], 2011 and severance payments to be paid in Magnum Hunter common stock, Magnum Hunter expects to issue approximately [    ●    ] shares of its common stock to NGAS Resources shareholders pursuant to the arrangement and reserve for issuance approximately [    ●    ] additional shares of Magnum Hunter common stock for issuance upon exercise of NGAS Resources’ options and warrants that are converted into Magnum Hunter options and warrants pursuant to the arrangement. The actual number of shares of Magnum Hunter common stock to be issued and reserved for issuance pursuant to the arrangement will be determined at the completion of the arrangement based on the exchange ratio of 0.0846 and the number of shares of NGAS Resources common stock and NGAS Resources options and warrants outstanding at such time. Magnum Hunter and NGAS Resources expect that, immediately after completion of the arrangement, former NGAS Resources shareholders will own approximately [    ●    ]% of the outstanding common stock of Magnum Hunter common stock, based on the number of shares of NGAS Resources and Magnum Hunter common stock outstanding, on a fully diluted basis, as of March [    ●    ], 2011.

Background of the Arrangement.

Our management periodically reviews and assesses trends and conditions in our business and regularly updates our board of directors on these matters. From time to time, our management also reviews with our board of directors strategic options potentially available to NGAS Resources, including opportunities to solidify our financial position, accelerate the development of our resource base through drilling partnerships and industry joint ventures, add acreage to our existing core areas and otherwise maximize shareholder value.

During April 2010, we began preliminary discussions with Magnum Hunter. Although not continuous, such discussions ultimately led to our board of directors’ approval of the arrangement and related transactions under the arrangement agreement with Magnum Hunter on December 23, 2010.

In mid-April 2010, at the IPAA oil and gas conference in New York, New York, our Chief Executive Officer and Chairman of the Board, William S. Daugherty, was approached by Gary C. Evans, the Chairman and Chief Executive Officer of Magnum Hunter, who expressed an interest in exploring a possible transaction with NGAS Resources. Mr. Evans described some of the developments since he joined Magnum Hunter in May 2009, including the acquisition of Appalachian assets from Triad Energy Corporation in February 2010, and they had a general discussion about their various business operations, and exchanged contact information. Prior to this meeting, Mr. Daugherty had met Mr. Evans at a conference in January 2010 hosted by BMO Capital Markets, which is referred to in this proxy statement as BMO, and did not have any relationship with Mr. Evans outside of the context of NGAS Resources.

During the first week of May 2010, Mr. Evans visited NGAS Resources’ headquarters and field operations in Kentucky, which he followed up by initiating a series of phone conversations with Mr. Daugherty and with Paul R. Ferretti, a member of our board of directors and a business acquaintance of Mr. Evans during Mr. Ferretti’s investment banking career. Mr. Ferretti met Mr. Evans in the late 1990s as a sell-side research analyst covering a company of which Mr. Evans was the chief executive officer at the time. In December 2009, as an investment banker for Wunderlich Securities, Inc., Mr. Ferretti worked with Mr. Evans to help raise $4.5 million for Magnum Hunter through an offering of preferred stock. The May 2010 discussions between Mr. Evans, Mr. Daugherty and Mr. Ferretti covered a range of subjects, including an overview of Magnum Hunter’s progress in integrating its Appalachian operations as well as potential synergy opportunities from a possible business combination with NGAS Resources. However, there was no mention of proposed transaction terms, structure or valuation. The discussions were summarized at a regular meeting of our board of directors and its audit committee on May 6, 2010 as part of an update from members of our management on industry and market developments.

During the first week of June 2010, following informal discussions, we entered into a confidentiality agreement with a privately held oil and gas exploration and production company with operations in the Appalachian Basin, which is referred to in this proxy statement as Company A. The agreement provided for the exchange of information and preliminary due diligence for a potential business combination where the Company A shareholders would own over 50% of NGAS Resources or for some other strategic transaction with Company A. Company A never offered a per share price to our shareholders.

During the same week, we received a set of discussion materials from BMO presenting an overview of Magnum Hunter and a preliminary analysis of a potential business combination of NGAS Resources with Magnum Hunter. The materials did not include proposed transaction terms, structure or valuation.

On June 17, 2010, NGAS Resources received an unsolicited indication of interest from Magnum Hunter for an all-stock acquisition of NGAS Resources, in its entirety, at a fixed exchange ratio of 0.3550 Magnum Hunter shares for each outstanding NGAS Resources common share. Using Magnum Hunter’s closing price of $4.93 on June 16, 2010, based on Magnum Hunter’s assumptions on fully diluted NGAS Resources common shares outstanding after giving effect to our underwritten equity offering in May 2010, the proposal had an implied equity valuation of $1.75 per share. On June 16, 2010, the closing trading price for NGAS Resources common shares was $1.23. The proposal stated that Magnum Hunter had committed financing from BMO for refinancing the NGAS Resources credit facility and retiring the NGAS Resources convertible notes due May 1, 2012, which are referred to in this proxy statement as NGAS Resources convertible notes, at an assumed 110% change of control premium. The proposal was subject to the completion of due diligence and other conditions. It requested a response within one business day.

On the morning of June 18, 2010, a proposed mutual confidentiality agreement was sent by Magnum Hunter to Mr. Daugherty and Mr. Ferretti, providing for the exchange of information and preliminary due diligence for a possible transaction with NGAS Resources. The proposed agreement included a provision for a 60-day exclusivity period for a negotiated transaction process that would have required us to break off discussions on any alternative change of control or other strategic transaction with Company A and any other prospective buyers or joint venture partners.

Later on June 18, 2010, our board of directors held a telephonic special meeting to discuss the Magnum Hunter proposal. Members of our management team, a representative of Stahl & Zelmanovitz, outside securities counsel to NGAS Resources, which is referred to in this proxy statement as Stahl, and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, outside special counsel to NGAS Resources, which is referred to in this proxy statement as Skadden, participated in that meeting, by invitation of the board. Our board of directors considered NGAS Resources’ financial condition and strategic alternatives, including the Magnum Hunter proposal, as well as the potential outcomes of NGAS Resources remaining a public company under its existing business model or an alternative model that could result from our ongoing discussions with Company A. Our board of directors also reviewed our recent stock price and noted that most of the analysts who followed NGAS Resources had a target price well above the $1.75 implied value of the Magnum Hunter proposal. Our board of directors also discussed conflict of interest and confidentiality concerns about BMO’s role as financial advisor to Magnum Hunter and the role of BMO Capital Markets Financing, Inc., an affiliate of BMO and referred to in this proxy statement as BMO Financing, as a one-third participation lender under our credit agreement. At the conclusion of the meeting, our board of directors requested Mr. Daugherty to convey to Mr. Evans that we would be open to discussions at a higher valuation and authorized management to negotiate a confidentiality agreement without the exclusivity condition sought by Magnum Hunter.

During the following week, Mr. Daugherty had several telephone conversations with Mr. Evans to discuss the best way to proceed with a process that would allow Magnum Hunter to improve its bid. Mr. Evans expressed his willingness to consider a higher valuation if supported by Magnum Hunter’s due diligence review and evaluation. Since this would require an in-depth analysis of NGAS Resources’ operations, reserves and potential from undeveloped properties and other assets, Mr. Daugherty stressed NGAS Resources’ desire to begin the due diligence process without the constraints of the exclusivity restrictions included in Magnum Hunter’s proposed confidentiality agreement.

On June 24, 2010, with outside legal counsel participating, our board of directors held further discussions on the Magnum Hunter proposal and NGAS Resources’ other pending strategic opportunity with Company A. Our board of directors considered its fiduciary duties to NGAS Resources and our shareholders in light of an unsolicited acquisition proposal. Based on those considerations, our board of directors authorized management to continue the negotiation of a confidentiality agreement with Magnum Hunter. The board of directors also ratified NGAS Resources’ retention of Skadden as special counsel to represent NGAS Resources and advise the board in connection with the Magnum Hunter proposal and any alternative transaction that may be available to maximize shareholder value.

During the next week, counsel for NGAS Resources and Magnum Hunter exchanged drafts of a confidentiality agreement.

On June 30, 2010, our board of directors held a meeting to discuss developments on the Magnum Hunter proposal and the upcoming borrowing base redetermination for NGAS Resources’ credit facility. Members of our management team and outside legal counsel participated in the meeting. Michael. P. Windisch, our Chief Financial Officer, reported that our credit facility, which had $37 million outstanding, would be reclassified as a current liability as of September 30, 2010 if the scheduled maturity was not extended by the lenders, but that such a reclassification would not trigger financial defaults under the credit agreement. He also reported that BMO Capital Markets Financing, Inc., an affiliate of BMO with a one-third participation as a lender under our credit agreement, which is referred to in this proxy statement as BMO Financing, had placed the facility in workout in anticipation of a material reduction to the borrowing base pursuant to an upcoming redetermination due to a decline in reserves and cash flow from reduced drilling and lower gas prices, raising concerns about the ability of NGAS Resources to repay or refinance the facility at maturity, although NGAS Resources remained in full compliance with its covenants and other obligations under the credit agreement at that time.

During its June 30th meeting, our board of directors discussed potential alternatives for addressing the status of our credit facility, including replacing the existing lenders, BMO Financing and Royal Bank of Canada, with Wells Fargo or selling off assets to pay down the debt, as well as the potential advantages of a privately negotiated transaction with Magnum Hunter or another party. Our board of directors also discussed the prospects for competing offers. Mr. Windisch cautioned that a bid process takes considerable time, based on NGAS Resources’ experience with a strategic market test during 2007, in which BMO was the company’s financial advisor. As part of the discussion, a representative of Skadden briefed the board of directors on the status of the negotiation of a mutual confidentiality agreement with Magnum Hunter, which had resulted in eliminating any exclusivity restrictions. At the conclusion of the meeting, our board of directors approved the revised terms of the proposed mutual confidentiality agreement and authorized management to respond to information requests by Magnum Hunter and to discuss NGAS Resources’ oil and gas reserves, undeveloped properties, operations and prospects, with a view to allowing Magnum Hunter to refine and improve its proposal.

During the first three weeks of July 2010, NGAS Resources provided various data and other due diligence materials to representatives of Magnum Hunter and BMO at their request in connection with their evaluation of NGAS Resources’ oil and gas reserves, production and related operating and transportation cost structure. Mr. Windisch also had a series of telephone conversations initiated by representatives of BMO to discuss their cost analysis and projections relating to the gas gathering agreements for our core properties, which are referred to in this proxy statement as the Seminole Gathering Agreements, that were entered into in connection with our sale of Appalachian gas gathering assets, which are referred to in this proxy statement as the Appalachian Gathering System, to Seminole Energy Services, LLC, a privately held gas gathering and marketing company, which is referred to in this proxy statement as Seminole, and its subsidiary, Seminole Gas Company, L.L.C., which is referred to in this proxy statement as Seminole Gas, during the third quarter of 2009.

During this time, NGAS Resources had continuing dialog with Company A about Company A merging with NGAS Resources where NGAS Resources would be the surviving corporation but the former NGAS Resources shareholders would hold a minority stake in the combined company. However, NGAS Resources concluded that since very little of Company A’s natural gas production flowed through the Appalachian Gathering System the combined company would be unable to realize the reduced transportation costs necessary to justify the transaction. On August 4, 2010, a meeting of our board of directors and its audit committee was held telephonically to discuss NGAS Resources’ second quarter financial and operating results and related developments. Members of our management team and outside legal counsel participated in the meeting. Mr. Daugherty briefed the board on preliminary discussions with KeyBank National Association, the majority lender and administrative agent under NGAS Resources’ credit agreement, which is referred to in this proxy statement as KeyBank N.A., on possible maturity extension of the credit facility and replacement of existing commitments from BMO Financing and Royal Bank of Canada under the credit agreement with commitments from new lending institutions in view of those lenders having placed the facility into workout. Our board of directors also reviewed the status of discussions with Magnum Hunter. Mr. Daugherty advised the board that Magnum Hunter had not provided an updated valuation range for NGAS Resources after receiving business due diligence materials, although he reported that Mr. Evans had informed him in a telephone conversation during the last week of July that Magnum Hunter remained interested in NGAS Resources.

On August 19, 2010, NGAS Resources entered into a confidentiality agreement with Magnum Hunter and Seminole for the purpose of evaluating a possible joint venture to acquire third-party oil and gas assets and midstream assets located in the Appalachian region that were being sold on behalf of a large publicly traded independent domestic oil and gas exploration and production company, which is referred to in this proxy statement as Company B. The assets being sold included existing natural gas production that could be redirected and transferred through the Appalachian Gathering System, which could have the effect of lowering our per unit transportation costs under the Seminole Gathering Agreements.

On September 21, 2010, Mr. Evans sent a revised acquisition proposal to Mr. Daugherty and Mr. Ferretti, providing for a fixed exchange ratio of 0.2349 Magnum Hunter shares for each outstanding NGAS Resources common share. The revised proposal cited a number of reasons for the decrease in value, including the material impact of the cost structure under the Seminole Gathering Agreements on reserve value and drilling economics, the potential near-term expiration of material blocks of leasehold acreage and NGAS Resources’ recent operational and financial underperformance compared to market expectations. This effectively reduced the consideration offered by Magnum Hunter from $1.75 to $1.05 per share, representing an implied 20% premium to the prior 30-day trading price of NGAS Resources common stock. It requested a response within one business day.

On September 22, 2010, our board of directors held a meeting, at which time members of management and outside legal counsel were present, to discuss the revised acquisition proposal received from Magnum Hunter and the engagement of a financial advisor. Our board of directors noted that the Magnum Hunter proposal received by Mr. Daugherty and Mr. Ferretti on September 21st contemplated the NGAS Resources management team having to reduce their change in control and severance benefits. Following a review of its fiduciary duties to NGAS Resources and our shareholders and after considering the advice of legal counsel, our board of directors formed a special committee of independent directors, chaired by Mr. Ferretti, to evaluate the Magnum Hunter proposal and to conduct a separate market check process, with the help of a financial advisor, to determine whether any superior alternative transactions may be available. The board of directors decided to form a special committee of independent directors to remove any conflict of interest that Mr. Daugherty might have due to Magnum Hunter’s proposal to reduce the change in control payments to the NGAS Resources senior management team, including Mr. Daugherty. Mr. Ferretti was recommended as chairman of the special committee based on his investment banking background. The board of directors considered Mr. Ferretti’s experience in dealing with Mr. Evans and viewed it as positive to facilitate a negotiation with Magnum Hunter. The board of directors also considered that Mr. Ferretti had since retired from Wunderlich Securities, Inc. and Mr. Ferretti confirmed that he had no loyalty to Mr. Evans from his previous investment banking engagements. The board of directors discussed which financial advisors to retain and the negotiated fee arrangements. Our management made several recommendations, including KBCM, and the board of directors considered the potential conflict of interest due to KeyBank N.A.’s position as a lender and administrative agent under the NGAS Resources credit agreement and as a lender to Magnum Hunter under its credit facility. Ultimately, after considering KBCM’s experience in the industry, knowledge of NGAS Resources and receiving assurances from KBCM that an information barrier was in place within KBCM and KeyBank N.A. to ensure that none of our confidential information would be shared with Magnum Hunter, our board of directors directed management to retain KBCM to assist NGAS Resources in evaluating Magnum Hunter’s proposal and related matters.

During the September 22nd meeting, our board of directors also discussed developments involving the potential property acquisition from Company B and potential benefits of the added production from those properties, including the potential of reduced per unit transportation fees under the Seminole Gathering Agreements. Mr. Windisch reported that Magnum Hunter continued to have concerns about our transportation cost structure with Seminole.

At the conclusion of its September 22nd meeting, our board of directors determined that the best way to respond to the revised Magnum Hunter proposal would be for Mr. Daugherty to follow up informally with Mr. Evans to advise him about the formation of the special committee and the board of directors’ engagement of KBCM and to further explore aspects of NGAS Resources’ asset base, business plan and prospects that might allow Magnum Hunter to improve its valuation.

During the last two weeks of September 2010, we entered into discussions with a privately held domestic oil and gas exploration and production company, which is referred to in this proxy statement as Company C, about a possible joint venture that would allow NGAS Resources to proceed with a possible acquisition of producing Appalachian properties from Company B following an unanticipated withdrawal of a conditional financing commitment for the acquisition from an unaffiliated third party.

On September 27, 2010, we received a deficiency letter from the staff of the Nasdaq Stock Market, confirming that NGAS Resources was not in compliance with the $1.00 minimum bid price requirement under the Nasdaq listing rules, which provide for a 180-day grace period ending on March 28, 2011 to regain compliance. In anticipation of the bid price deficiency, we obtained waivers from holders of the NGAS Resources convertible notes, permitting us to continue paying monthly amortization installments on the NGAS Resources convertible notes in our common shares through November 2010.

On October 11, 2010, we entered into a confidentiality agreement with Company C to facilitate strategic discussions, which generated a series of proposed term sheets for a broader joint venture to include equal undivided interests in NGAS Resources’ Appalachian properties as well as in the producing Appalachian properties being auctioned by Company B.

On October 12, 2010, Mr. Daugherty and a representative of KBCM met in Dallas, Texas, at Magnum Hunter’s offices, with Mr. Evans, Ronald D. Ormand, Executive Vice President and Chief Financial Officer of Magnum Hunter, and representatives of BMO, financial advisor to Magnum Hunter, to discuss the Magnum Hunter transaction process and the reduction in valuation of NGAS Resources under its September 21st proposal from $1.75 to $1.05 per share. On October 13, 2010, Mr. Daugherty and Mr. Evans met again at the IPAA oil and gas conference in San Francisco, California and continued their discussions about Magnum Hunter’s valuation of NGAS Resources, as well as Mr. Evans’ thoughts on the combined operations.

On October 14, 2010, our board of directors held a meeting, at which members of management and outside legal counsel were present, to discuss developments on the Magnum Hunter proposal and alternative transactions. Based on his meeting earlier in the week with representatives of Magnum Hunter, BMO and KBCM, Mr. Daugherty advised the board that Magnum Hunter’s reduction in its offer price was primarily driven by reasons that were outlined in Magnum Hunter’s letter dated September 21, 2010 and that he believed that the lenders would defer any decision regarding our credit facility beyond October and would probably afford the company leeway, as long as it continued to move forward with Magnum Hunter or an alternative transaction. Mr. Daugherty also summarized his efforts to negotiate a higher price with Magnum Hunter.

During the October 14th meeting, our board of directors also discussed developments involving the potential property acquisition from Company B. Our board of directors considered this proposition and authorized management to proceed with its ongoing joint venture discussions with Company C to facilitate the purchase of assets from Company B in parallel to discussions with Magnum Hunter.

On October 18, 2010, our board of directors held a meeting, at which members of management outside legal counsel and KBCM were present, to discuss the progress being made in implementing and evaluating the market check to be performed by KBCM with targeted strategic and financial buyers.

During the period from October 19 through November 5, 2010, the special committee of our board held five telephonic meetings, at which members of management, outside legal counsel and the NGAS Resources financial advisor were present, for the purpose of implementing and assessing the progress of the market check process. At the October 19th meeting, the special committee, with the assistance of KBCM, reviewed and refined a proposed listing of potential strategic and financial buyers assembled by KBCM, with input from Mr. Daugherty and Mr. Ferretti, based on each prospect’s likely interest in acquiring long-lived Appalachian natural gas assets and its ability to execute a transaction expeditiously. These considerations also included the party’s position or interest in the southern Appalachian Basin or similar unconventional plays, its likely perspective on NGAS Resources as a strategic and operational fit, its growth objectives in the region and its prior acquisitiveness, its financial strength and record for closing acquisitions.

Over the next few days following the special committee’s October 19th meeting, a total of 20 prospective strategic buyers and five financial parties were contacted, at the direction of the special committee, for a preliminary indication of interest in acquiring NGAS Resources. Each prospective buyer was informed that NGAS Resources was considering a sale of the company, that a potential transaction would need to happen quickly and if they were interested, we would provide additional information, subject to the prospective buyer entering into a confidentiality agreement. The canvassing process was conducted on behalf of NGAS Resources by representatives of KBCM or by Mr. Daugherty or Mr. Ferretti in certain cases. The macroeconomics of our fundamentals were not conducive to selling the company at this time and certain of the contacted prospective buyers were in the midst of being acquired. Based on preliminary indications of interest, a proposed form of mutual confidentiality agreement was distributed to three of the targeted strategic buyers and one of the financial parties. Only one of the targeted buyers expressed willingness to enter into a confidentiality agreement with us and receive additional information about NGAS Resources. This company was a wholly-owned subsidiary of a large publicly traded independent domestic oil and gas exploration and production company, which is referred to in this proxy statement as Company D, who expressed an interest in a potential acquisition of NGAS Resources and entered into a confidentiality agreement with us on October 28, 2010. On our behalf, KBCM provided Company D with access to information about our oil and gas reserves, undeveloped properties, operations and prospects, with a view to obtaining an indicative acquisition valuation of NGAS Resources. During this time, NGAS Resources was continuing to negotiate the terms of a potential transaction with Magnum Hunter.

On November 1, 2010, Mr. Daugherty, William G. Barr III, an Executive Vice President of NGAS Resources, and a representative of NGAS Resources’ outside legal counsel met with the executive officers of Company C and its outside legal counsel in New York, New York, to refine the structure and terms for a proposed joint venture to include equal undivided interests in our core Appalachian properties and the producing Appalachian properties being sold by Company B. Under the proposed joint venture structure, NGAS Resources would receive a 50% interest in the assets being sold, which would be financed by Company C, plus a cash payment from Company C for our assigned property interests, net of the agreed value for our share of the assets being sold. The proposed transaction would be subject to further due diligence by Company C and various liquidity conditions that were not fully resolved at the meeting.

On November 9, 2010, we reported in our Quarterly Report on Form 10-Q filed with the SEC that there was a leverage coverage covenant default under NGAS Resources’ credit agreement and a related cross default under the NGAS Resources convertible notes, and we were unsuccessful in our efforts to obtain a timely waiver of the covenant default from the required percentage of credit facility lenders. The cross default under the NGAS Resources convertible notes would enable the holders to reset and reduce the conversion price under the notes by over 80% and require NGAS Resources to redeem unconverted notes at a default rate equal to 125% of their principal amount, plus interest at a default rate of 12% and late fees. We also announced that our board of directors had retained KBCM and that we were considering all of our strategic options, including a sale of NGAS Resources.

On November 10, 2010, our board of directors held a special meeting at NGAS Resources’ offices in Lexington, Kentucky, to discuss financial, operating and strategic developments. Members of management and representatives of KBCM and outside legal counsel participated in the meeting. After a number of discussions between Mr. Daugherty and Mr. Evans, a letter sent by Mr. Evans was received that morning for the board’s consideration at the meeting, reflecting the current status of discussions on Magnum Hunter’s proposal for an all-stock transaction with NGAS Resources. The proposal provided for a fixed exchange ratio of 0.20 Magnum Hunter shares for each outstanding NGAS Resources common share and conditioned moving forward with the transaction discussions on entering into an agreement with Magnum Hunter for exclusive negotiations. Using Magnum Hunter’s closing price of $5.00, the proposal reflected a decrease in the valuation under the September 21st offer from $1.05 to $1.00 per share, based on an assumed 46.4 million fully diluted NGAS Resources common shares outstanding.

During the November 10th meeting, our board of directors also discussed the events following the company’s initial request for a waiver of the leverage coverage covenant under its credit agreement, which would have given the company more time to work out a permanent waiver or forbearance and not trigger cross defaults. Although the request was supported by precedent under the credit agreement and by KeyBank N.A., Mr. Daugherty reported that it was rejected by BMO Financing. Our board of directors then discussed the current proposal from the credit facility lenders in response to our request for a waiver of the leverage coverage covenant as of the measurement date for such covenant at the end of the third quarter. The proposal provided for a limited waiver and amendment to the credit agreement that would terminate further lending commitments and require ongoing debt reduction from monthly payments under a promissory note we received from Seminole as part of the consideration in our sale of the Appalachian Gathering System during the third quarter of 2009. The proposed amendment also set near-term deadlines for entering into a letter of intent and definitive agreement for a sale of NGAS Resources. Our board of directors discussed the ramifications of the proposed amendment, including its potential impact on the sale process with Magnum Hunter and Company D and the remedies that would be available to holders of the NGAS Resources convertible notes as a result of the related cross default. Members of management and representatives of KBCM, Stahl and Skadden discussed with the board a number of potential scenarios that could arise if NGAS Resources failed to obtain forbearance from the credit facility lenders or from the holders of the NGAS Resources convertible notes as a result of the defaults, including the risk and ramifications of filing for bankruptcy. Our board of directors discussed bankruptcy as a strategic alternative and concluded that our shareholders would not recover as much in bankruptcy as they would if the company were acquired. Members of management updated the board on their unsuccessful meetings with other banks to refinance the credit facility, as well as the unsuccessful efforts to identify other options for raising cash. Mr. Ferretti asked whether KeyBank N.A. would consider replacing BMO Financing, with a view to facilitating waiver negotiations; a member of KBCM responded that he could not speak for KeyBank N.A.’s commercial banking group, but he doubted that bridge financing would be available as long as the facility remained in asset recovery. The board reviewed with members of management the status of discussions with Company A and Company C, as well as the likely impact of those initiatives, concluding that neither would adequately address the liquidity constraints faced by NGAS Resources. Representatives of KBCM also discussed the results of their market check and indicated that only Company D had shown enough interest to begin due diligence after signing a confidentiality agreement with NGAS Resources, but Company D subsequently declined to submit a formal proposal, did not discuss price terms, never requested further diligence material, indicated they would not be able to proceed on an expeditious time frame and did not view NGAS Resources as a strategic priority.

Later that morning, the special committee held a separate meeting, at which representatives of Skadden and Stahl were present, to discuss the latest proposal by Magnum Hunter, Magnum Hunter’s insistence that in order to move forward it would require NGAS Resources to enter into exclusive negotiations and the requirement of the lenders under the credit agreement that, as a condition to their waiver of the covenant default, NGAS Resources enter into a letter of intent no later than November 30, 2010 for a qualifying transaction that would result in the repayment of all outstanding credit facility debt by March 31, 2011. Based on all the factors discussed that morning, the special committee authorized Mr. Ferretti to enter into a letter of intent between NGAS Resources and Magnum Hunter on substantially the terms of the revised Magnum Hunter offer. The special committee also directed all discussions with Company A, Company B, Company C and Company D to be terminated upon execution of the letter of intent as required by Magnum Hunter. Following the meeting of our special committee, our board of directors unanimously ratified the committee’s decisions.

On November 12, 2010, having seen NGAS Resources’ Quarterly Report on Form 10-Q, an investment banker representing a privately held oil and gas company, which is referred to in this proxy statement as Company E, called Mr. Daugherty about an interest in discussing strategic alternatives with NGAS Resources. The caller did not tell Mr. Daugherty who he was representing and Mr. Daugherty directed the investment banker for Company E to contact KBCM. The investment banker for Company E did not contact KBCM at this time.

Later that evening, Mr. Ferretti and Mr. Evans executed a letter of intent on behalf of NGAS Resources and Magnum Hunter, providing for a stock for stock acquisition of NGAS Resources at a fixed exchange ratio with an implied value of $1.00 per share, subject to due diligence and negotiation of definitive documentation. The letter of intent included an exclusivity period of 30 days. At that time, NGAS Resources directed its financial advisor to cease all communication with Company A, Company B, Company C, Company D and Company E.

On November 16, 2010, NGAS Resources received a due diligence request from BMO on behalf of Magnum Hunter. The request listed specific documents, data and analysis, by subject matter, along with a confirmation of listed items that had recently been provided in response to telephonic requests by representatives of BMO. During the third week of November, we established a data room in response to the BMO due diligence request.

On November 18, 2010, our special committee held a meeting, at which members of management and outside legal counsel were present, to discuss the results of negotiations with NGAS Resources’ credit facility lenders on the proposed waiver and amendment to the credit agreement that had been presented for the board’s consideration at its November 10th meeting. Other than the removal of the condition for entering into a letter of intent for a qualifying transaction, which had been satisfied by the November 12th letter of intent with Magnum Hunter, the negotiated waiver was substantially as previously described, requiring NGAS Resources to enter into a definitive agreement by December 15, 2010 that would provide for the lenders under the credit agreement to be paid in full by March 31, 2011. The waiver was approved for execution on behalf of NGAS Resources, as guarantor, and by NGAS Production Co., as the borrower under the credit agreement.

At its November 18th meeting, our special committee also discussed the ramifications of the cross default under the NGAS Resources convertible notes triggered by the credit agreement covenant default, including the potential dilution that could result from the post-default remedy that would enable the holders to reset and reduce the conversion price of the NGAS Resources convertible notes to the lowest prevailing trading price of our common stock.

On November 22, 2010, NGAS Resources received a supplemental legal due diligence request from Magnum Hunter’s outside legal counsel, Fulbright & Jaworski L.L.P., which is referred to in this proxy statement as Fulbright. Over the next several weeks we responded to diligence requests and exchanged drafts of a proposed arrangement agreement with Magnum Hunter. Over the first two weeks of December 2010, management facilitated, but did not participate in, a meeting between Magnum Hunter and Seminole to discuss restructuring of the Seminole Gathering Agreements.

On December 10, 2010, our special committee held a meeting, at which members of management and representatives of KBCM, Stahl and Skadden were present, to discuss the status of the sale process with Magnum Hunter and the ongoing negotiations with holders of the NGAS Resources convertible notes for a standstill or other forbearance in exercising their post-default redemption and conversion rights. Legal counsel summarized open points on the draft arrangement agreement initially circulated by Fulbright toward the end of November. These included an unspecified restructuring of the Seminole Gathering Agreements as a condition to closing, the dilutive effect of the post-default conversion reset features and the 125% redemption premium under the NGAS Resources convertible notes on the exchange ratio for the arrangement. Representatives of Skadden and KBCM also briefed our special committee on various process and deal protection issues requiring further negotiation, as well as the progress of the reverse due diligence evaluation of Magnum Hunter.

Following a discussion of open issues and tactical considerations in the sale process with Magnum Hunter and a summary of lengthy negotiations with the majority holder of the NGAS Resources convertible notes, legal counsel advised our special committee at its December 10th meeting that note holders had tentatively agreed to limit their conversion rights and the conversion price contingent on our signing a definitive agreement for a qualifying transaction by December 15, 2010 and closing a qualifying transaction by March 31, 2011. Mr. Windisch briefed the board on the preliminary results from modeling the impact of this proposal on the transaction value of the Magnum

Hunter offer, indicating less dilution to existing shareholders than the potential impact of fully converted notes under the reset provisions. After further discussion of these issues and related timing and implementation considerations, the board of directors approved the proposed agreements, subject to final negotiations and document review.

At the conclusion of its December 10th meeting, the special committee authorized Mr. Ferretti to accept an anticipated request from Magnum Hunter for an extension of the exclusivity period under the letter of intent with NGAS Resources. The special committee set an eight-day limit on any exclusivity extension. The special committee also authorized Mr. Ferretti, in consultation with legal counsel, to negotiate open business points, including the procedures for implementing reductions of over $3 million in potential severance benefits based on 2009 compensation for the senior executive officers as requested by Magnum Hunter in order to allocate more of the NGAS Resources enterprise value to the shareholders.

On December 12, 2010, Mr. Ferretti and Mr. Evans executed an amendment to the letter of intent between NGAS Resources and Magnum Hunter, reaffirming the terms of the letter of intent and extending the exclusivity period for negotiation of a definitive transaction agreement from December 15 to December 23, 2010.

On December 14, 2010, we entered into separate waiver agreements with holders of over 80% of the NGAS Resources convertible notes, capping total conversions at 32 million shares between November 12, 2010 and the fifth trading day prior to any shareholder vote on a qualifying transaction and setting a floor on each holder’s reset conversion price, subject to our entering into a definitive agreement for a qualifying transaction by December 15, 2010 or any extension of the signing deadline by the credit facility lenders, but not later than December 31, 2010. On the same day, we were granted an extension by our credit facility lenders of their deadline to enter into a definitive agreement from December 15th to December 23, 2010.

On December 19, 2010, a representative of BMO provided KBCM with a proposed letter of intent negotiated by Magnum Hunter with Seminole and Seminole Gas. The letter of intent outlined a proposed restructuring of the Seminole Gathering Agreements that would result in reduced transportation fees for NGAS Resources’ throughput following the closing of the proposed arrangement, which Magnum Hunter considered critical to the economic development and viability of NGAS Resources’ oil and gas reserves and unproved Appalachian properties in an environment of low natural gas prices. To entice Seminole to renegotiate the Seminole Gathering Agreements, Magnum Hunter offered to provide additional consideration to Seminole, including allowing Seminole to participate in a Magnum Hunter processing plant and issuing $10 million of Magnum Hunter stock to Seminole.

On December 20, 2010, Mr. Ferretti received a telephone call from Mr. Evans to advise him of a reduction in Magnum Hunter’s proposed acquisition price from an implied value of $1.00 per share to approximately $0.50 per share, based on the costs of restructuring the Seminole Gathering Agreements, the assumed dilution under the post-default conversion price reset provisions of the NGAS Resources convertible notes and the costs of repaying unconverted notes at the 125% default rate plus default interest and late fees. On December 17, 2010, the closing trading price for NGAS Resources common shares was $0.39 per share, and the 30-day and 90-day volume weighted average trading prices were $0.45 per share and $0.53 per share, respectively.

On December 21, 2010, Mr. Ferretti made a telephone call to Mr. Evans to discuss the reduction in Magnum Hunter’s offer price and the need for improving its offer price for NGAS Resources shareholders. Mr. Evans subsequently agreed to increase Magnum Hunter’s offer from $0.50 per share to $0.55 per share and responded that this increased price was Magnum Hunter’s best and final offer.

On December 22, 2010, our special committee held a meeting, at which representatives of management, Stahl, Skadden, KBCM, and Lawson Lundell LLP, British Columbian special counsel to NGAS Resources, which is referred to in this proxy statement as Lawson, were present, to discuss the state of our business and status of negotiations with Magnum Hunter, primarily their best and final offer price of $0.55 per share. Skadden and Lawson advised our special committee on its fiduciary duties to NGAS Resources and our shareholders. KBCM discussed with our special committee certain financial aspects of the proposed transaction with Magnum Hunter and financial matters relating to NGAS Resources. Skadden reviewed the legal terms of the definitive arrangement agreement with Magnum Hunter and the support agreements, copies of which had been circulated to our board of directors. Skadden provided an update on discussions with Fulbright regarding the outstanding business issues. KBCM discussed the new offer price of $0.55 per share and noted that the transaction was structured using a fixed exchange ratio. KBCM also noted the potential economic differences between transactions structured using fixed exchange ratios versus floating exchange ratios. Our special committee discussed the terms and conditions of the arrangement agreement and proposed arrangement. Our special committee also discussed the possibility and related consequences of rejecting Magnum Hunter’s proposal and the risks and benefits of continuing as an independent entity, including the limited forbearance of the credit facility lenders and the holders of NGAS Resources convertible notes, which would terminate in the absence of a definitive agreement for a qualifying transaction by December 23, 2010. After extensive discussions among members of the special committee, and questions to the committee’s financial and legal advisors, our special committee determined that it was in the best interest of NGAS Resources and our shareholders to proceed with the proposed transaction with Magnum Hunter and that they would recommend the transaction to our board of directors. After full discussion, our special committee asked management to seek resolution of the open issues on the arrangement agreement.

On the morning of December 23, 2010, at a meeting at which representatives of our management, Stahl, Skadden and KBCM were present, our board of directors convened for an updated review of the proposed transaction with Magnum Hunter. Management and Skadden reviewed the resolution of the open issues under the arrangement agreement, including concessions by Magnum Hunter on the scope of non-solicitation restrictions. The board of directors considered the importance of these concessions in meeting its fiduciary duties to NGAS Resources and our shareholders. Also at this meeting, KBCM reviewed with our board of directors its financial analysis of the $0.55 per share in Magnum Hunter stock consideration and rendered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated December 23, 2010, to the effect that, as of that date and based on and subject to the matters described in the opinion, the consideration to be received in the arrangement by holders of our common stock was fair, from a financial point of view, to NGAS Resources shareholders. Since Magnum Hunter had indicated that the final exchange ratio would be fixed after the market closed on December 23rd, our board of directors then decided to adjourn the meeting until after the stock market closed that afternoon.

At the reconvened meeting after the close of the market on December 23, 2010, management and our board of directors discussed the increase in Magnum Hunter’s stock price over the course of the day to a 52-week high of $6.72 per share, an increase of about 7.5%. Mr. Daugherty reported to the board of directors that during the meeting he was able to contact Mr. Evans, and they agreed to use an intra-day Magnum Hunter market price of $6.50 per share for purposes of calculating the exchange ratio for the transaction. Our board of directors, management and KBCM discussed the new fixed exchange ratio of 0.0846 of a share of Magnum Hunter common stock for each NGAS Resources common stock outstanding on the effective date of the arrangement. KBCM observed that based on the new fixed exchange ratio the implied price per share at the close of the stock market was $0.57 per share, and it indicated that, if requested, it would be able to reaffirm its fairness opinion delivered earlier in the day. By unanimous vote of its members, the special committee of the board approved the arrangement, the definitive arrangement agreement and the related transactions with Magnum Hunter and recommended these actions to the board of directors. Our board of directors then unanimously approved the arrangement, the definitive arrangement agreement and the related transactions with Magnum Hunter and instructed our management to exchange signature pages to the arrangement agreement and the support agreement with Magnum Hunter.

On the evening of December 23, 2010, we executed the arrangement agreement with Magnum Hunter. Concurrently, NGAS Resources and NGAS Production entered into a letter of intent with Seminole, Seminole Gas and Magnum Hunter for a proposed restructuring of the Seminole Gathering Agreements on substantially similar terms to the terms outlined in the December 19th draft reviewed by our board.

Before market open on Monday, December 27, 2010, the first trading day after the execution of the arrangement agreement, NGAS Resources announced the execution of the arrangement agreement with Magnum Hunter and the related support agreement. The NGAS Resources form of confidentiality agreement provided for standstill restrictions that became inapplicable with the announcement of a definitive agreement to acquire NGAS Resources by a third party. Upon this announcement and pursuant to the terms of the confidentiality agreements entered into between NGAS Resources and each of Company A, Company B, Company C and Company D, none of the aforementioned companies were subject to standstill restrictions with respect to NGAS Resources.

On December 30, 2010, a representative of Company E left a voicemail for Mr. Daugherty asking him to return his call but without identifying his purpose for calling or identifying his relationship to Company E.

On January 3, 2011, a representative of Company E called Thomas Rajan, a Managing Director at KBCM, and told Mr. Rajan that Company E was considering making an acquisition proposal for NGAS Resources. A representative from Skadden gave notice to Magnum Hunter of the call received by Mr. Rajan.

On January 10, 2011, a representative of Company E called Mr. Rajan to let him know that Company E was going to submit a letter expressing their interest in acquiring NGAS Resources. Later that day, a letter to that effect from the CEO of Company E was e-mailed to Mr. Rajan and Mr. Daugherty.

On January 11, 2011, Mr. Daugherty and Mr. Rajan received the e-mailed letter from the CEO of Company E proposing an all-cash acquisition of NGAS Resources at $0.70 per share subject to multiple conditions. The letter did not state that Company E had committed financing to consummate an acquisition of NGAS Resources. Together, Mr. Daugherty and Mr. Rajan called the CEO of Company E to acknowledge receipt of the letter and to correct Mr. Daugherty’s e-mail address. A representative from Skadden gave notice to Magnum Hunter of the letter received by NGAS Resources and provided a copy of the letter in accordance with the arrangement agreement. Later that day, a representative of Fulbright notified Skadden that, because Company E’s proposal was not capable of being fully financed, NGAS Resources could not provide nonpublic information to Company E without violating the arrangement agreement.

On the morning of January 12, 2011, Mr. Ferretti received a letter from Mr. Evans in response to the letter NGAS Resources had received from Company E. Mr. Evans’ letter stated, among other things, that Magnum Hunter did not believe Company E’s proposal satisfied the financing requirements of the arrangement agreement.

Later that day, the board of directors of NGAS Resources held a special meeting to discuss the proposal received from Company E. The board of directors, with input from management, discussed the publicly available information about Company E, including its relatively small size compared to NGAS Resources. Outside legal counsel reviewed the board of directors’ duties and obligations under the arrangement agreement, including that NGAS Resources may enter into discussions with respect to an unsolicited proposal only if the board of directors determines in good faith that the unsolicited proposal could reasonably be expected to result in a superior proposal to the arrangement and that one component of a superior proposal is that the unsolicited proposal is fully financed or the NGAS Resources board of directors has received a commitment letter that such unsolicited proposal will be fully financed. After a review of its fiduciary duties to NGAS Resources and our shareholders, the board of directors directed Skadden to speak to the Company E representative and, in accordance with the non-solicitation provisions of the arrangement agreement, point out the requirements under the non-solicitation provisions of the arrangement agreement that Company E needed to satisfy before NGAS Resources could be in a position to determine whether Company E’s offer could reasonably be expected to result in a proposal superior to the arrangement.

At its January 12th meeting, the NGAS Resources board of directors also discussed with management various operational issues, including the current status of annual drilling commitments that are required for retaining undeveloped acreage covered by NGAS Production’s oil and gas leases and farmouts for several core Appalachian properties. Based on the amount of capital raised in the private 2010 drilling partnership sponsored by NGAS Production, management had determined that funds would be required from other sources to satisfy a commitment for drilling two additional horizontal wells under a lease covering approximately 27,000 acres in the Amvest field by March 2011 in order to retain the undeveloped acreage. Management reviewed a proposal for satisfying this commitment through a participation agreement with a subsidiary of Magnum Hunter. Under the proposed terms, the wells would be drilled by NGAS Production for the account of the Magnum Hunter subsidiary at cost, with NGAS Production receiving an overhead fee of $50,000 per well and Magnum Hunter receiving a put option on the wells, at cost, exercisable if the arrangement is not completed by a specified date. After discussion, the board authorized the proposal, subject to negotiation of a definitive participation agreement and a related operating agreement for the two wells.

Later that evening, a representative from Skadden called a representative of Company E and pointed out the applicable requirements for a superior proposal under the non-solicitation provisions of the arrangement agreement, as directed by the NGAS Resources board of directors.

On January 14, 2011, Mr. Daugherty and Mr. Rajan received a letter from the CEO of Company E providing further information regarding Company E’s confidence in its ability to finance the acquisition of NGAS Resources based on the support of Company E’s controlling shareholder. The letter did not provide financial information about Company E or state that Company E had committed financing to consummate an acquisition of NGAS Resources. NGAS Resources also received a copy of a letter from Company E’s controlling shareholder, addressed to the CEO of Company E, indicating a willingness to provide an unspecified equity investment to facilitate the transaction and attaching a personal balance sheet. A representative from Skadden gave notice to Magnum Hunter of the letters received by NGAS Resources and provided a copy of the letters in accordance with the arrangement agreement.

On January 15, 2011, Mr. Ferretti received a letter from Mr. Evans summarizing Magnum Hunter’s position that the proposal and further information from Company E failed to provide a reasonable basis for determining that the proposal was capable of being fully financed or, if consummated, would constitute a superior proposal to NGAS Resources’ shareholders compared to an implied value of over $0.67 per share in the arrangement based on the $7.97 closing price of Magnum Hunter’s stock on January 14, 2011. Mr. Evans also noted that Company E may have underestimated the requisite cost to acquire NGAS Resources, resulting in an effective value for the proposal significantly below the $0.70 per share offer price presented in the proposal. The letter also reiterated Magnum Hunter’s position that NGAS Resources would be in breach of the arrangement agreement if it were to provide nonpublic information to Company E.

That evening, Messrs. Daugherty and Ferretti had several conversations with Mr. Evans regarding the January 15th letter from Magnum Hunter. In addition to the points raised in the letter, Mr. Evans indicated that Magnum Hunter planned to announce an agreement for another all-stock acquisition on January 19th that should be well received by the stock market, further supporting the superiority of the arrangement over the Company E proposal.

On January 16, 2011, the special committee of our board held a telephonic meeting, at which members of management and representatives of KBCM, Stahl and Skadden were present, to discuss the information provided by Company E in support of its proposal and the position taken by Magnum Hunter that the proposal, even if capable of being financed and consummated, would not constitute a superior proposal. With the input of its financial and legal advisors, our special committee considered the significant discount likely to be applied in lending against the assets of Company E’s controlling shareholder, if used to support financing for the proposal as presented, and other factors that could be considered in assessing the proposal, including the risks of breaching the arrangement agreement and jeopardizing the arrangement by entering into discussions with Company E. The special committee also considered the impact on continued forbearance from the credit facility lenders and the holders of NGAS Resources convertible notes, as well as the potential impact of Magnum Hunter’s planned announcement of an agreement for another all-stock acquisition, as recapped by Messrs. Daugherty and Ferretti based on their conversations with Mr. Evans the previous evening. After further discussion, our special committee decided to wait for the market reaction to Magnum Hunter’s announcement before completing their evaluation of the Company E proposal.

At the conclusion of the special committee’s January 16th meeting, our management updated the special committee on the status of negotiations with a subsidiary of Magnum Hunter for funding two horizontal wells required to be drilled by March 2011 under NGAS Production’s lease commitments on a block of approximately 27,000 acres in the Amvest field. Based on management’s recommendation, the board of directors approved the proposed participation agreement and related operating agreement with the Magnum Hunter subsidiary.

On January 19, 2011, Magnum Hunter announced its agreement to acquire NuLoch Resources, Inc., a Williston Basin-focused Alberta exploration and production company traded on the Toronto Stock Exchange, for approximately $327 million in a stock-for-stock transaction at a fixed exchange of 0.3304 shares of Magnum Hunter common stock for each share of NuLoch stock.

On January 20, 2011, Magnum Hunter sent a letter to the NGAS Resources special committee, reiterating that Company E’s proposal could not reasonably be expected to result in a superior proposal for purposes of the non-solicitation provisions of the arrangement agreement and providing information considered germane to that determination, also citing the lack of information provided by Company E about its ability to finance its proposal.

After the market close on January 20th, the NGAS Resources board of directors and special committee held a meeting, with representatives from management, Stahl, Skadden, KBCM and Lawson present, to discuss the Company E proposal and Magnum Hunter’s updated response to the proposal. The special committee noted that Magnum Hunter’s January 19th announcement of its agreement to acquire NuLoch Resources and that Magnum Hunter’s stock closed at $7.06 per share on January 20th, decreasing the implied value of the arrangement with

NGAS Resources to $0.60 per share. The special committee discussed the arguments in favor of and against the Company E proposal, and Mr. Windisch reviewed with the special committee the financial assumptions and comparability of the Company E proposal based on the information they had received. After a review of the board’s fiduciary duties by Lawson under British Columbia law, the special committee directed Messrs. Ferretti and Daugherty to contact Mr. Evans and seek a limited waiver from Magnum Hunter that would permit discussions with Company E for the sole purpose of evaluating its ability to finance its all cash acquisition proposal, including repayment of NGAS Resources senior debt and remaining convertible debt at the applicable default rate.

On the evening of January 20, 2011, Magnum Hunter provided NGAS Resources with a limited waiver of the non-solicitation provisions of the arrangement agreement, permitting discussions between NGAS Resources and Company E solely for (i) documenting the financial commitment of Company E and its financial sources to provide committed financing for the proposed transaction, any and all conditions and limitations on such financing, and the financial resources and liquidity of Company E and each financial source, and (ii) confirming the enterprise value placed on NGAS Resources by Company E. The following day, a representative from Skadden, in compliance with the limited waiver, contacted Company E in writing and requested information regarding Company E’s ability to finance its proposed acquisition of NGAS Resources.

On January 25, 2011, NGAS Production and Triad Hunter, LLC, a subsidiary of Magnum Hunter, entered into a participation agreement and related operating agreement for two horizontal wells required under a drilling commitment under a lease covering approximately 27,000 acres in the Amvest field. The terms of the agreements were unchanged from those approved by the NGAS Resources board of directors at its January 12th and January 16th meetings.

Later that afternoon, Skadden received an e-mailed letter from the CEO of Company E briefly describing Company E’s preliminary discussions with a private equity fund and that Company E had contacted several commercial banks and other lenders about financing for its proposed acquisition of NGAS Resources. Attached to the letter were the unaudited Company E income statements and balance sheets for 2008, for 2009 in draft form and for the nine months ending as of September 30, 2010, as well as a sources and uses of funds summary. In compliance with the limited waiver, a representative from Skadden forwarded the materials received from Company E to Magnum Hunter.

On January 26, 2011, the NGAS Resources board of directors and special committee held a meeting, with management, KBCM, Stahl and Skadden present to discuss the information received from Company E. After reviewing the financial information provided by Company E, including the unaudited financial statements since 2008 and a brief explanation of the sources of the funds contemplated for the proposed acquisition, KBCM advised the special committee that it believed there was significant uncertainty that Company E would be able to finance its proposal and that it would be difficult to conclude that Company E could reasonably be expected to finance the proposed transaction. Among its reasons for holding this view, KBCM cited the lack of an equity or debt commitment letter or even such a commitment letter subject to due diligence, Company E’s lack of cash or cash equivalents to finance any material portion of the purchase price, the relatively small size of Company E’s asset base and its existing indebtedness, Company E’s failure to provide any narrative information on the structure, timing or status of its debt financing requirements, Company E’s use of inaccurate EBITDA assumptions in calculating how much debt it could raise to finance its proposed acquisition of NGAS Resources and the fact that Company E would need multiple parties to agree to commit financial resources, including its controlling shareholder, private equity investors, commercial banks or other lenders.

During the January 26th meeting, Messrs. Ferretti and Daugherty reported that they had received a letter from Magnum Hunter responding to the Company E materials and confirming its position that Company E lacks the financial resources to complete an acquisition of NGAS Resources and that NGAS Resources would be in breach of the arrangement agreement if any further discussions were held with Company E. The special committee, with input from legal counsel, discussed the March 31, 2011 deadline to complete a qualifying transaction imposed by the lenders under the credit facility and the holders of the NGAS Resources convertible notes and the time it would take for Company E and any of its lenders to complete their due diligence and for Company E to negotiate a definitive agreement, draft and mail a proxy statement and complete its proposed transaction, concluding that a transaction with Company E could not likely be completed before late April or early May. After a review of the director’s fiduciary duties by outside legal counsel and based on the special committee’s consideration of the input of KBCM the special committee determined that the Company E proposal could not reasonably be expected to result in a superior proposal to the arrangement and recommended the adoption of its determination by the board of directors in accordance with the arrangement agreement. The NGAS Resources board of directors, upon the recommendation of the special committee and for the reasons underlying the special committee’s conclusion, determined that the Company E proposal could not reasonably be expected to result in a superior proposal and that no further discussion could be undertaken with Company E.

NGAS Reasons for the Arrangement; Recommendation of the NGAS Board of Directors.

Our board of directors and special committee carefully evaluated the arrangement agreement and the transactions contemplated thereby and believe that the arrangement agreement, the plan of arrangement and the transactions contemplated thereby, are advisable to, and in the best interests of, NGAS Resources and its shareholders. Accordingly, at a meeting held on December 23, 2010, the NGAS Resources board of directors unanimously resolved to approve the arrangement agreement, the plan of arrangement and the transactions contemplated thereby, and to recommend to the shareholders of NGAS Resources that they vote “FOR” the arrangement resolution.

In the course of reaching its recommendation, our board of directors and special committee consulted with the NGAS Resources senior management, financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the arrangement to NGAS Resources and its shareholders. The NGAS Resources board of directors and special committee believed that, and continue to believe that, taken as a whole, the following factors supported their decisions to approve the proposed arrangement and continue to support its recommendation for approval of the arrangement resolution by our shareholders:

•	the forbearance deadlines under the limited waivers provided by the lenders under our credit agreement and the holders of NGAS Resources convertible notes, as well as the probability of a bankruptcy filing if we missed those deadlines;

•	NGAS Resources’ business, prospects, financial condition, results of operations and strategy, as reflected in NGAS Resources’ public announcement that it was considering all of its strategic alternatives including a possible sale of NGAS Resources;

•	current market conditions and historical trading prices of NGAS Resources’ common stock;

•	the per share consideration to be received by our shareholders, which represents premiums of approximately 41% to our closing stock price on the date of the arrangement agreement and 25.0% to our average closing stock price for the 30 calendar days ending on the trading day prior to announcement;

•	the history of negotiations with Magnum Hunter and others, which led the board of directors and special committee to believe that Magnum Hunter’s offer represented the highest price Magnum Hunter was willing to pay and the highest price reasonably attainable for NGAS Resources shareholders;

•	the results of the process undertaken by NGAS Resources, with the assistance of KBCM, of soliciting third-party interest in a possible acquisition of NGAS Resources, which solicitations did not result in any other timely acquisition proposals;

•	other strategic alternatives available to NGAS Resources and the various risk factors associated with each alternative;

•	the Seminole Gathering Agreements and the negative effect they were having on our financial results and the economics of wells producing to sales though the Appalachian Gathering System following its acquisition by Seminole in the third quarter of 2009;

•	the risk that NGAS Resources would lose Magnum Hunter’s bid if it elected to continue soliciting other bidders or pursuing other strategic initiatives and forego entering into exclusive negotiations under its letter of intent with Magnum Hunter;

•	the obligation of Magnum Hunter under the arrangement agreement for the payment in full of all outstanding amounts due at closing under NGAS Resources’ credit facility and the default premium, interest and costs due to the holders of NGAS Resources convertible notes that are not converted under the terms of their forbearance agreements;

•	the financial and other terms and conditions of the arrangement agreement including, but not limited to, the fact that the terms of the arrangement agreement (i) do not preclude other third parties from making proposals after execution of the arrangement agreement, (ii) will not prevent the board from determining, in the exercise of its fiduciary duties under applicable law and subject to the terms and conditions of the arrangement agreement, to provide information to and engage in negotiations with any such third parties, and (iii) will permit NGAS Resources, subject to payment of a termination fee and the other conditions set forth in the arrangement agreement, to enter into a transaction with any party that makes a written offer that would be a superior proposal to NGAS Resources shareholders;

•	the NGAS Resources board of directors’ assessment of the closing conditions and the risks of not closing the arrangement;

•	NGAS Resources shareholders, as shareholders of the combined company, will have the opportunity to participate in the benefits that are expected to result from the arrangement, including an enhanced competitive and financial position of the combined company, increased size and scale, an increase in proved reserves and production capacity of the combined company and an increased financial capacity to develop existing assets and to pursue additional asset acquisitions;

•	the cash payments to which our executive officers were contractually entitled upon completion of the arrangement, and the agreement by our executive officers to forego a significant portion of these payments and to alter the form of payment in connection with the arrangement;

•	KBCM’s opinion, dated December 23, 2010, to the NGAS Resources board of directors that, as of that date and based on and subject to the matters described in the opinion, the consideration to be received in the arrangement by holders of our common stock was fair, from a financial point of view, to such holders, ‘as more fully described below (See “Opinion of NGAS Resources’ Financial Advisor” beginning on page 65); and

•	the opportunity NGAS Resources shareholders have as a result of the fixed exchange ratio to benefit from any increase in the trading price of Magnum Hunter common stock between the announcement and completion of the arrangement.

The NGAS Resources board of directors and special committee also considered certain potentially negative factors in its deliberations concerning the arrangement, including but not limited to the following:

•	the fact that because the arrangement consideration is a fixed exchange ratio of shares of Magnum Hunter common stock to NGAS Resources common stock, NGAS Resources shareholders could be adversely affected by a decrease in the trading price of Magnum Hunter common stock during the pendency of the arrangement and the fact that the arrangement agreement does not provide NGAS Resources with a price-based termination right or other similar protection. The NGAS Resources board of directors determined that this structure was appropriate and the risk acceptable in view of factors such as the NGAS Resources board of directors’ review of the relative intrinsic values and financial performance of Magnum Hunter and NGAS Resources, as well the opportunity NGAS Resources shareholders have as a result of the fixed exchange ratio to benefit from any increase in the trading price of Magnum Hunter common stock between the announcement and completion of the arrangement;

•	the risk that the potential benefits of the arrangement will not be realized or will not be realized within the expected time period and the risks and challenges associated with the integration by Magnum Hunter of NGAS Resources’ businesses, operations and workforce;

•	the risks and contingencies relating to the announcement and pendency of the arrangement and the risks and costs to NGAS Resources if the closing of the arrangement is not timely or if the arrangement does not close at all, including the impact on the limited forbearance by the lenders under the credit facility and the holders of NGAS Resources convertible notes, the need to restructure the Seminole Gathering Agreements, NGAS Resources’ relationships with employees and third parties and the effect a public announcement of termination of the arrangement agreement may have on the trading price of NGAS Resources common stock and NGAS Resources’ operating results;

•	the risk associated with various provisions of the arrangement agreement, including:

•	the requirements that NGAS Resources must submit the Magnum Hunter transaction to NGAS Resources shareholders even in the presence of a superior bid for NGAS Resources by a third party and that NGAS Resources must pay to Magnum Hunter a termination fee of $4 million if the arrangement agreement is terminated under certain circumstances, which might discourage other parties potentially interested in an acquisition of, or combination with, NGAS Resources from pursuing that opportunity. See “The Arrangement Agreement — Obligation of the NGAS Resources Board of Directors to Recommend the Arrangement Agreement and Call a Shareholders’ Meeting” and “The Arrangement Agreement — Termination Fee Payable by NGAS Resources” beginning on pages 94 and 99, respectively, of this proxy statement. The NGAS Resources board of directors, after consultation with NGAS Resources’ legal and financial advisors, believed that the termination fee payable by NGAS Resources in such circumstances, as a percentage of the enterprise value of the transaction, would not materially impede the ability of a third party to make a superior bid to acquire NGAS Resources if such third party were interested in doing so; and

•	the requirement that NGAS Resources conduct its business only in the ordinary course prior to the completion of the arrangement and subject to specified restrictions on the conduct of NGAS Resources’ business without Magnum Hunter’s consent, which might delay or prevent NGAS Resources from undertaking certain business opportunities that might arise pending completion of the arrangement; and

•	the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the arrangement;

•	the risks described in the section entitled “Risk Factors” beginning on page 31 of this proxy statement.

In view of the wide variety of factors considered in connection with its evaluation of the transactions, the special committee and the board each did not find it practicable to, and did not, quantify or assign any relative or specific weights to the items listed above. In addition, neither the special committee nor the board of directors made any specific determination as to whether any particular factor was essential to its ultimate determination, but instead conducted an overall review of the factors described above, including discussions with NGAS Resources management and its legal and financial advisors. In considering the various factors, individual members of the special committee and the board may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the arrangement agreement with Magnum Hunter and the transactions contemplated by the arrangement agreement. The special committee and the board of directors each concluded that the potentially negative factors associated with the proposed arrangement were outweighed by the potential benefits that it expected the NGAS Resources shareholders would achieve as a result of the arrangement. After taking into account all of the factors described above, by unanimous vote of all members of the special committee and the board of directors present at a duly called meeting, the special committee and the board approved and adopted the arrangement agreement, the arrangement and the transactions contemplated thereby, as more fully described herein.

This explanation of NGAS Resources’ reasons for the arrangement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36 of this proxy statement.

Magnum Hunter Reasons for the Arrangement.

•	Asset base complementary to existing Appalachian operations. The arrangement will give Magnum Hunter access to NGAS Resources’ existing property portfolio of high-quality, long-lived producing shale gas assets as well as exposure to emerging oil resources. Combining Magnum Hunter’s Appalachian properties and NGAS Resources’ assets will create a resource portfolio positioned to support long-term production growth. Magnum Hunter views these assets as complementary to its existing holdings in the Appalachian Basin. The combined Appalachian asset base combines the shallow, low-risk nature of NGAS

Resources’ targeted formations with the deeper, high-impact exposure of Magnum Hunter’s Marcellus Shale acreage.

•	Substantial Acreage Position. This transaction enables the combined enterprise to own assets with significant development upside covering approximately 350,000 acres in the Appalachian region. NGAS Resources’ large undeveloped acreage position with exposure to existing natural gas assets, as well as emerging oil resources, adds significant scale to Magnum Hunter’s Appalachian operations. In addition, given that substantial acreage is held by production, the transaction will provide a significant option value on the anticipated future price increase of natural gas to develop these assets.

•	Additional drilling opportunities. NGAS Resources’ successful operating history in the Appalachian Basin has provided a multi-year inventory of identified low-risk horizontal drilling locations. Combining NGAS Resources’ exposure to Devonian-age Huron and Cleveland shales as well as the potential oil reserves from the Weir formation with Magnum Hunter’s existing holdings will create a drilling inventory positioned to support long-term production growth in Appalachia.

•	Restructured Gas Gathering Agreement. The proposed restructured gas gathering contract with Seminole will allow for the economic development and transportation of a significant amount of NGAS Resources reserves as well as substantially enhancing the present value of the NGAS Resources existing reserves in this region at current natural gas prices.

•	Technical expertise. The arrangement will give Magnum Hunter access to NGAS Resources’ technical capabilities, operating expertise and established industry relationships, including NGAS Resources’ drilling capability and knowledge in well stimulation and productivity. NGAS Resources’ employees and operating team, including the land, geology, and engineering professionals will assist Magnum Hunter’s future growth plans for the combined enterprise in this region.

•	Financial and operational synergies. Magnum Hunter believes by applying its extensive business operations and financial and technical expertise to NGAS Resources’ vast resource base, it will allow the NGAS Resources portfolio to be developed efficiently and at an overall lower cost of capital. Significant cost savings from duplicative business operations (including the duplicative costs associated with public company compliance for both Magnum Hunter and NGAS Resources and senior management overhead) and anticipated operational synergies should create substantial value accretion for the combined entity. Although Magnum Hunter believes these synergies will enhance the value of Magnum Hunter’s operations, the fully realized benefits are likely not to be realized until many months after the closing of the arrangement and cannot be quantified with certainty at the present time.

Financial Projections.

Unaudited Prospective Financial Information of NGAS Resources.

NGAS Resources does not in the ordinary course make public forecasts or projections as to future performance, revenues, earnings or other results beyond the current fiscal quarter and is especially wary of making projections for extended periods due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, NGAS Resources is including in this proxy statement prospective financial information, including earnings before interest, taxes, depreciation and amortization, which is referred to in this proxy statement as EBITDA, for the years ending December 31, 2010 and December 31, 2011 only to provide our shareholders access to certain non-public unaudited prospective financial information that was provided to the NGAS Resources board of directors, in the form of a matrix where the user could manage three separate inputs and the projections would reflect the user’s assumptions, during November 2010 in connection with their consideration of the letter of intent for the arrangement. NGAS Resources subsequently provided the prospective financial information in matrix form to Magnum Hunter and financial advisors to NGAS Resources and Magnum Hunter in connection with their due diligence for the arrangement. The prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP. Accordingly, the inclusion of this unaudited prospective financial information should not be regarded as an indication that NGAS Resources, its financial advisors or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

While presented with numeric specificity, the unaudited prospective financial information necessarily reflects estimates and assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to NGAS Resources’ business at the time the estimates were prepared. The unaudited prospective financial information also reflects subjective judgments about future business conditions and decisions that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which NGAS Resources operates, and the risks and uncertainties described under “Risk Factors” in the NGAS Resources Annual Report on Form 10-K for the year ended December 31, 2010, as updated by subsequent Current Reports on Form 8-K, as well as the risks and uncertainties listed in “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of NGAS Resources and will be beyond the control of Magnum Hunter if the arrangement is consummated. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36 of this proxy statement. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the arrangement is completed. The unaudited prospective financial information is not indicative of future results, and readers of this proxy statement are cautioned not to place any reliance on this information except in the historical context at the time of its preparation.

All of the financial forecasts summarized below were prepared by the management of NGAS Resources. Hall, Kistler & Company LLP, NGAS Resources’ independent registered public accounting firm, has not examined, compiled or otherwise performed any procedures with respect to the unaudited prospective financial information and, accordingly, Hall, Kistler & Company LLP has not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of Hall, Kistler & Company LLP included in documents incorporated by reference into this proxy statement relate to the historical financial information of NGAS Resources. Such reports do not extend to the unaudited prospective financial information and should not be read to do so.

By including the following unaudited prospective financial information in this proxy statement, neither NGAS Resources nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of NGAS Resources, or Magnum Hunter if the arrangement is consummated, compared to the financial forecasts and material assumptions summarized below. The financial forecasts summarized in this section have not been updated to reflect any changes since the date they were prepared or the actual results of operations of NGAS Resources. Other than as required by law, NGAS Resources does not undertake any obligation to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information set forth below includes financial measures that were not calculated in accordance with GAAP, namely EBITDA. NGAS Resources believes that this measure provides management and its board of directors with a useful alternative method for assessing its operating results. However, this measure does not provide a complete picture of the NGAS Resources’ operations. Non-GAAP measures should not be considered a substitute for or superior to GAAP results.

The following tables present selected unaudited prospective financial information for the years ending December 31, 2011 and December 31, 2010, respectively. The selected unaudited prospective financial information and the material underlying assumptions summarized below are not included in this proxy statement to induce any shareholder to vote in favor of the arrangement proposal to be considered at the special meeting. The selected unaudited prospective financial information below represents the range from the most conservative input settings for the matrix provided to the NGAS Resources board of directors, Magnum Hunter and their respective financial advisors, to the most favorable input settings.

	Estimates for Year Ending
	December 31, 2011
	Low	High
	(In thousands)

Revenue	$45,944	$61,336
Gross Profit	$16,455	$21,080
Gross Profit%	35.8%	34.4%
EBITDA	$5,536	$8,343
EBITDA%	12.0%	13.6%
Cash Interest Expense	$2,990	$3,013
Capital Expenditures	$6,660	$9,180

	Estimates for Year Ending
	December 31, 2010
	Low	High
	(In thousands)

Revenue	$47,811	$51,597
Gross Profit	$17,178	$18,213
Gross Profit%	35.9%	35.3%
EBITDA	$5,009	$5,583
EBITDA%	10.5%	10.8%
Cash Interest Expense	$3,894	$3,896
Capital Expenditures	$9,375	$10,425

In preparing the financial forecasts summarized above, NGAS Resources management made the following material assumptions, which may or may not prove to be accurate:

•	neither the arrangement nor the restructuring of the Seminole Gathering Agreements is consummated, and all transaction costs associated with such transactions are excluded;

•	additional investment funds are raised by sponsored drilling partnerships at hypothetical annual levels ranging from approximately $25 million to $40 million, and NGAS Resources participates as a 20% partner in development initiatives reflecting that range of partnership participation;

•	the shortfall between capital expenditures and EBITDA is funded from draws under the NGAS Resources credit facility without regard to borrowing base availability or financial covenant compliance under the credit agreement or the scheduled maturity of the facility in September 2011 (which would not be permissible under NGAS Resources’ credit facility as of December 23, 2010);

•	all wells are drilled horizontally in NGAS Resources’ core operating areas, with drilling costs, initial production rates and decline curves consistent with reported results during 2010;

•	there would be no impact from the potential sale of NGAS Resources or the default on senior indebtedness;

•	there would be no significant business, economic or regulatory changes adversely affecting NGAS Resources’ results of operations or financial condition; and

•	there would be no significant impact from any litigation.

No assurances can be given that these assumptions will accurately reflect future conditions. Readers of this proxy statement are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by NGAS Resources or any other person to any shareholder of NGAS Resources regarding the ultimate performance of NGAS Resources compared to the information included in the unaudited prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and it should not be relied on as such.

NGAS RESOURCES DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Unaudited Prospective Financial Information and Reserves Information of Magnum Hunter.

In addition to considering NGAS Resources’ own unaudited prospective financial information, the board of directors of NGAS Resources also took into account certain unaudited prospective financial information and reserves information originally prepared by Magnum Hunter. The information originally prepared by Magnum Hunter included Magnum Hunter’s internally estimated earnings before interest, taxes, depreciation, amortization and exploration expense, which is referred to in this proxy statement as EBITDAX, for the years ended December 31, 2010 and December 31, 2011 and mid-year 2010 reserve information and the present value thereof. Such information had been furnished by Magnum Hunter to its financial advisor, BMO, who in turn provided the information to KBCM. KBCM thereafter used the information to calculate the estimated EBITDA for the years ended December 31, 2010 and December 31, 2011, the mid-year 2010 proved reserves and the percentage of gas reserves for Magnum Hunter and presented that information to board of directors of NGAS Resources. Such information, as presented to the board of directors of NGAS Resources by KBCM, is being included by NGAS Resources in this proxy statement due to its board of directors having taken such information into account in considering the proposed arrangement. The prospective financial and reserve information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP or the rules of the SEC applicable to the reporting of oil and gas reserve information. Accordingly, the inclusion of this unaudited prospective financial information should not be regarded as an indication that NGAS Resources, Magnum Hunter, their respective financial advisors or any other recipient of this information considered, or now considers, it to be predictive of actual future results. In addition, Magnum Hunter has made subsequent disclosure regarding proved reserves, capital expenditure plans, and other financial information which may not and do not conform to the projections set forth in this proxy statement.

While presented by NGAS Resources with numeric specificity, the unaudited prospective financial information and reserves information necessarily reflects estimates and assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to Magnum Hunter’s business at the time the estimates were prepared. The unaudited prospective financial information also reflects subjective judgments about future business conditions and decisions that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Magnum Hunter operates. NGAS did not receive the assumptions on which the unaudited prospective financial information and reserves information was predicated. NGAS and its advisors were, however, aware of certain of these conditions and the related risks, including the risks and uncertainties described under “Risk Factors” in the Magnum Hunter Annual Report on Form 10-K for the year ended December 31, 2010, as updated by subsequent Current Reports on Form 8-K, as well as the risks and uncertainties listed in “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of Magnum Hunter. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36 of this proxy statement. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information and reserves information, whether or not the arrangement is completed. The unaudited prospective financial information and reserves information are not indicative of future results, and readers of this proxy statement are cautioned not to place any reliance on this information except in the historical context at the time of its preparation.

All of the financial forecasts summarized below were prepared by the management of Magnum Hunter. Hein & Associates LLP, Magnum Hunter’s independent registered public accounting firm, has not examined, compiled or otherwise performed any procedures with respect to the unaudited prospective financial information and, accordingly, Hein & Associates LLP has not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of Hein & Associates LLP and Malone & Bailey, P.C., Magnum Hunter’s former independent registered public accounting firm, included in documents incorporated by reference into this proxy statement relate to the historical financial information of Magnum Hunter. Such reports do not extend to the unaudited prospective financial information and should not be read to do so.

The oil and gas reserve and present value information was prepared by Magnum Hunter internally and not by its independent petroleum engineers.

By including in this following unaudited prospective financial information and reserves information in this proxy statement, none of NGAS Resources, Magnum Hunter nor any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Magnum Hunter if the arrangement is consummated, compared to the financial forecasts and material assumptions summarized below. The financial forecasts summarized in this section have not been updated to reflect any changes since the date they were prepared or the actual results of operations of Magnum Hunter. Other than as required by law, neither NGAS Resources nor Magnum Hunter undertakes any obligation to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information set forth below includes financial measures that were not calculated in accordance with GAAP, namely EBITDA. NGAS Resources believes that this measure provides its management with a useful alternative method for assessing its operating results. However, this measure does not provide a complete picture of Magnum Hunter’s operations. Non-GAAP measures should not be considered a substitute for or superior to GAAP results.

The following tables present selected unaudited prospective financial information and reserve information for the years ending December 31, 2010 and December 31, 2011. The selected unaudited prospective financial information below is not included in this proxy statement to induce any shareholder to vote in favor of the arrangement proposal to be considered at the special meeting.

	Estimates for Year Ending
	December 31, 2010	December 31, 2011
	(In millions)

EBITDA	$12.5	$49.4

Estimates at June 30, 2010
(Dollars in millions)

Proved Reserves
2010 Mid-year Proved Reserves (Bcfe)	57.0
2010 Mid-year PV-10	$152.4
% Gas	28.6%

Readers of this proxy statement are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by NGAS Resources, Magnum Hunter or any other person to any shareholder of NGAS Resources regarding the ultimate performance of Magnum Hunter compared to the information included in the unaudited prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and it should not be relied on as such.

NEITHER NGAS RESOURCES NOR MAGNUM HUNTER INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION AND RESERVES INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of NGAS Resources’ Financial Advisor.

KBCM was asked by the NGAS Resources board of directors to render an opinion to the NGAS Resources board of directors as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of NGAS Resources pursuant to the arrangement agreement. On December 23, 2010, KBCM delivered to the NGAS Resources board of directors its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations and qualifications contained in its opinion, and other matters KBCM considered relevant, the consideration to be received pursuant to the arrangement agreement is fair, from a financial point of view, to the stockholders of NGAS Resources.

The full text of the written opinion of KBCM is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

KBCM’s opinion was prepared for the confidential use of the NGAS Resources board of directors in its evaluation of the proposed arrangement agreement. KBCM’s opinion does not constitute a recommendation to any shareholder of NGAS Resources as to how such shareholder should vote at any shareholders meeting held in connection with the arrangement agreement or otherwise. In addition, KBCM does not express any opinion as to the fairness of the amount or the nature of the compensation now paid or to be paid to any of NGAS Resources’ or Magnum Hunter’s officers, directors or employees, or class of such persons, relative to the compensation to public shareholders of NGAS Resources.

No restrictions or limitations were imposed by the NGAS Resources board of directors on KBCM with respect to the investigations made or the procedures followed by KBCM in rendering its opinion.

In rendering its opinion, KBCM reviewed, among other things:

•	a draft of the arrangement agreement, dated as of December 23, 2010;

•	publicly available information concerning NGAS Resources, including the Annual Reports on Form 10-K of NGAS Resources for each of the years in the three year period ended December 31, 2009, unaudited financial results for the year-to-date period ended November 30, 2010, and the Quarterly Reports on Form 10-Q of NGAS Resources for the quarterly periods ending March, June and September 2010, and Current Reports on Form 8-K of NGAS Resources filed on November 19, December 15 and December 16, 2010;

•	other internal information regarding NGAS Resources, primarily financial in nature, including projections for the fiscal years 2010 and 2011, concerning the business and operations of NGAS Resources furnished to KBCM by NGAS Resources for purposes of KBCM’s analysis;

•	the estimated proved reserves and economics report for NGAS Resources as of June 30, 2010 prepared by NGAS Resources;

•	publicly available information concerning the trading of, and the trading market for, the NGAS Resources common stock;

•	publicly available information concerning Magnum Hunter, including its Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2009, the Quarterly Reports on Form 10-Q of Magnum Hunter for the quarterly periods ending March, June and September 2010, other internal information regarding Magnum Hunter, primarily financial in nature, including projections for the fiscal years

2010 through 2011, concerning the business and operations of Magnum Hunter furnished to KBCM by Magnum Hunter for purposes of KBCM’s analysis;

•	the estimated proved reserves and economics report for Magnum Hunter as of December 31, 2009 prepared by Magnum Hunter;

•	publicly available information concerning the trading of, and trading market for, Magnum Hunter’s common stock;

•	publicly available information with respect to other publicly traded companies that KBCM believed to be comparable to NGAS Resources and Magnum Hunter and the trading markets of such other companies’ securities;

•	publicly available research analyst reports with respect to the expected financial performance of NGAS Resources and Magnum Hunter and other publicly traded companies that KBCM believed to be comparable to NGAS Resources and Magnum Hunter; and

•	publicly available information concerning the nature and terms of other transactions that KBCM considered relevant to its inquiry.

KBCM also met with officers and employees of each of NGAS Resources and Magnum Hunter to discuss the business and prospects of NGAS Resources and Magnum Hunter, as well as other matters KBCM believed relevant to its inquiry. KBCM also considered such other data and information it judged necessary to render its opinion.

KBCM made no independent investigation of any legal or accounting matters affecting NGAS Resources or Magnum Hunter, and it assumed the correctness in all respects material to its analysis of all legal, tax and accounting advice given to NGAS Resources and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the arrangement agreement to NGAS Resources and its shareholders. In addition, KBCM did not take into account any tax consequences of the transaction to any holder of NGAS Resources common stock. In KBCM’s review and analysis and in arriving at its opinion, KBCM assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with it or publicly available and assumed and relied upon the representations and warranties of NGAS Resources and Magnum Hunter contained in the arrangement agreement. KBCM was not engaged to, and did not independently attempt to, verify any of such information. KBCM also relied upon the management of NGAS Resources and Magnum Hunter as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to it and, with the NGAS Resources board of directors’ consent, KBCM assumed that such projections were reasonably prepared and reflected the best currently available estimates and judgments of NGAS Resources and Magnum Hunter. KBCM was not engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and expressed no view as to such projections or assumptions. In addition, KBCM did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of NGAS Resources or Magnum Hunter, nor was KBCM furnished with any such evaluation or appraisal. KBCM also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the arrangement agreement will be obtained without material adverse effect on NGAS Resources or Magnum Hunter. KBCM assumed that the final form of the arrangement agreement would be substantially the same as the last draft reviewed by KBCM.

KBCM’s opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of its opinion and does not address any matters after such date. In addition, KBCM’s opinion is, in any event, limited to the fairness, as of the date of its opinion, from a financial point of view, of the consideration to be received by the holders of NGAS Resources common stock pursuant to the arrangement agreement and does not address NGAS Resources’ underlying business decision to effect the transactions contemplated by the arrangement agreement or any other terms of the arrangement agreement. KBCM did not express any opinion as to the prices at which shares of NGAS Resources common stock or Magnum Hunter’s common stock will trade at any time. It should be noted that although subsequent developments may affect its opinion, KBCM does not have any obligation to update, revise or reaffirm its opinion. KBCM’s opinion has been approved by a fairness committee of KBCM.

The following is a summary of observations made by, and the analyses performed by, KBCM in connection with its opinion. This summary is not intended to be an exhaustive description of the observations and analyses performed by KBCM but includes all material factors considered by KBCM in rendering its opinion. KBCM drew no specific conclusions from any individual observation or analysis, but subjectively factored all of these observations and analyses into its assessments.

Each analysis performed by KBCM is a common valuation methodology utilized in the industry. Although other valuation techniques may exist, KBCM believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for KBCM to arrive at its opinion.

Premiums Paid Analysis.

Using publicly available information, KBCM reviewed and analyzed the historical trading prices and volumes for NGAS Resources common stock relative to the stock price premiums paid in 17 change-of-control transactions involving publicly-traded U.S. oil and gas targets that were announced (and not withdrawn) since June 2008, which KBCM determined was the relevant group of transactions for purposes of this analysis. For each of the target companies involved in the change-of-control transactions, KBCM examined the closing stock price one day, one week and four weeks prior to announcement of the transaction in order to calculate the premium paid by the acquiror over the target’s closing stock price at those points in time. KBCM then determined the median percentage premiums observed for the oil and gas change-of-control transactions for each of the examined time periods, as set forth in the chart below.

Implied Premium

Precedent Transaction Premium	1 Day	1 Week	4 Weeks

Median	34.7%	26.2%	20.1%

From this analysis KBCM calculated a range of implied equity values per share of NGAS Resources of approximately $0.48 to $0.54. KBCM noted that NGAS Resources shareholders will receive an implied per share value of $0.55 in the arrangement. For purposes of the per share analysis, KBCM assumed the full permitted conversion of the NGAS Resources convertible notes into 32,000,000 shares of NGAS common stock.

No transaction utilized in the premiums paid analysis is identical to the proposed transaction. In selecting the precedent transactions, KBCM made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the arrangement agreement. Mathematical analysis of comparable transaction data (such as determining medians) in isolation from other analyses is not an effective method of evaluating transactions.

Net Asset Value Analysis.

KBCM performed an illustrative net asset value, which is referred to in this proxy statement as NAV, analysis of NGAS Resources. KBCM estimated the NAV by adding the present value of future cash flows for the years 2010 through 2014 from NGAS Resources’ estimated proved developed producing, proved developed non-producing, and proved undeveloped reserves as of the August 31, 2010, as provided by the management of NGAS Resources in a reserve report, to a residual value. The cash flows were discounted at rates between 12% and 25% to reflect the relative risk of each reserve category. The range of rates reflects the range of risk from developed producing reserves to undeveloped reserves. KBCM applied a range of discount rates to each reserve category in its analysis based on industry experience and understanding of the nature of NGAS Resources reserves. For each pricing scenario detailed below, KBCM used the midpoint of each range in its valuation of each reserve category: 12% for proved developed producing reserves, 15% for proved developed non-producing reserves and 25% for proved undeveloped reserves.

KBCM utilized three commodity pricing scenarios in estimating NGAS Resources’ NAV, including (i) the New York Mercantile Exchange, or NYMEX, forward strip as of December 17, 2010, (ii) KBCM’s equity research estimated forward price curve and (iii) the average 10-year historical NYMEX settlement price. The following chart displays the pricing assumptions used in each of the three pricing scenarios.

Pricing Assumptions
NYMEX 12/17/10			KBCM Price Deck			10 Yr NYMEX Historical
Date	Oil	Gas	Date	Oil	Gas	Date	Oil	Gas

2010	78.45	4.07	2010	78.24	4.39	2010	37.95	4.10
2011	90.34	4.29	2011	80.00	4.61	and beyond	37.95	4.10
2012	90.99	4.92	2012	80.00	5.15
2013	90.17	5.27	Escalation		0%
2014	89.86	5.50
2015	90.00	5.69
2016	90.40	5.87
Escalation		0%

For each pricing scenario, KBCM added (i) the present value of the after-tax future cash flows that NGAS Resources could be expected to generate from its estimated proved reserves, plus (ii) the book value or estimated market value of other assets, less (iii) the book value of NGAS Resources’ liabilities to calculate an estimated range of NGAS Resources’ proved NAV. KBCM then calculated a NAV range that included the proved NAV and the potential additional value of NGAS Resources’ undeveloped acreage by adding the range of estimated values for NGAS Resources’ total undeveloped acreage to the proved NAV range for each of the three pricing scenarios.

The foregoing calculations and sensitivities resulted in an implied per share value range for NGAS Resources of $0.00 to $0.27 for the proved NAV analysis, and $0.19 to $0.55 for the proved NAV plus potential undeveloped acreage.

Comparable Public Company Analysis.

KBCM reviewed and compared publicly available selected financial data and stock trading prices for seven publicly traded companies chosen by KBCM. KBCM determined that these seven companies were comparable to NGAS Resources based on (1) their gas weighted reserves, (2) their emphasis on unconventional assets, (3) the majority of their reserves located within the continental U.S., and (4) their similar market capitalization. The comparable companies selected by KBCM were:

Carrizo Oil & Gas, Inc.	Comstock Resources, Inc.
Double Eagle Petroleum Co.	GMX Resources, Inc.
Goodrich Petroleum Corp.	Petroleum Development Corp.
PetroQuest Energy, Inc.

For each of these comparable companies, KBCM calculated the company’s total enterprise value as a multiple of (1) that company’s 2010 expected cash flow per share, (2) that company’s 2010 expected EBITDA, (3) that company’s daily production, (4) the present value of that company’s estimated future cash flows (revenues less development costs, production costs, and taxes) from that company’s proved reserves, which is referred to in this proxy statement as SEC PV-10, and (5) that company’s proved reserves. Comparable company expected cash flow per share, EBITDA, and daily production were calculated or obtained from information set forth in the applicable company’s most recently filed Form 10-Q or earnings release. Comparable company SEC PV-10 and proved reserves were obtained from information set forth in the applicable company’s Form 10-K for the period ending December 31, 2009.
KBCM’s calculations of these multiples are set forth in the table below.

Multiples	Low	Median	High

2010E Cash Flow Per Share	2.8x	4.95x	9.3x
2010E EBITDA	4.5x	6.83x	13.1x
Daily Production	$5,066	$9,636	$18,105
SEC PV-10	1.41x	3.07x	6.62x
Proved Reserves	$1.39	$2.07	$3.28

KBCM then estimated (1) a range of 2010 expected cash flow per share multiples (3.95x to 5.95x) for NGAS Resources around the 2010 median cash flow per share multiple (4.95x) of the comparable companies, (2) a range of 2010 expected EBITDA multiples (6.33x to 7.33x) for NGAS Resources around the 2010 median EBITDA multiple (6.83x) of the comparable companies, (3) a range of daily production multiples ($9,136 to $10,136) for NGAS Resources around the current median daily production multiple ($9,636) of the comparable companies, (4) a range of SEC PV-10 multiples (2.82x to 3.32x) for NGAS Resources around the median multiple (3.07x) of the comparable companies, and (5) a range of proved reserves multiples ($1.82 to $2.32) for NGAS Resources around the median multiple ($2.07) of the comparable companies.

KBCM then estimated a range of per share prices for NGAS Resources by (1) multiplying the endpoints of the 2010 expected cash flow per share multiple range by NGAS Resources’ estimated cash flow per share of $0.12 for the fiscal year ended December 31, 2010, (2) multiplying the endpoints of the 2010 expected EBITDA multiple range by NGAS Resources’ 2010 expected EBITDA of $8.5 million for the fiscal year ended December 31, 2010, (3) multiplying the endpoints of the daily production range by NGAS Resources’ daily production of 9.2 MMcfe as of September 30, 2010, (4) multiplying the endpoints of the SEC PV-10 range by NGAS Resources’ SEC PV-10 of $36.9 million, and (5) multiplying the endpoints of the proved reserves range by NGAS Resources’ proved reserves of 78.4 Bcfe as of December 31, 2009. The results of these calculations are set forth in the table below.

	Per Share Low	Per Share High

2010E Cash Flow Per Share	$0.00	$0.01
2010E EBITDA	0.03	0.13
Daily Production	0.41	0.53
SEC PV-10	0.67	0.91
Proved Reserves	1.16	1.66

No company utilized in the comparable public company analysis is identical to NGAS Resources. KBCM made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the arrangement agreement. Mathematical analysis of comparable public companies (such as determining medians) in isolation from other analyses is not an effective method of evaluating transactions.

Precedent Transactions Analysis.

Using publicly available information, KBCM examined certain reserve and production data and the purchase price paid in other comparable gas-weighted change of control transactions and asset sales that were announced between January 2009 and November 2010. No company or transaction used in the analysis was identical to NGAS Resources. KBCM selected comparable transactions in which the acquired assets: (1) were gas weighted domestic reserves, (2) included unconventional gas resources, and (3) were completed over a range of commodity price environments.

Estimates for the selected precedent transactions were as available through public information, press releases and industry research reports.

Comparable Transactions

Announce			Type of
Date	Acquirer	Target	Transaction

May 2009	Encore Energy Partners, LP	Undisclosed	Asset Sale
May 2009	GeoResources, Inc.	GE Energy Financial Services; General Electric Co.	Asset Sale
June 2009	Abraxas Petroleum Corp.	Abraxas Energy Partners, LP	Change of Control
June 2009	Encore Acquisition Co.	EXCO Resources, Inc.	Asset Sale
June 2009	EV Energy Partners LP; EnerVest, Ltd.	Undisclosed	Asset Sale
July 2009	EV Energy Partners LP; EnerVest, Ltd.	Undisclosed	Asset Sale
July 2009	Vanguard Natural Resources, LLC	Lewis Energy Group, LP	Asset Sale
December 2009	Alta Mesa Holdings, LP	The Meridian Resource Company, LLC	Change of Control
December 2009	Caerus Oil and Gas LLC	Talon Energy, LLC	Change of Control
December 2009	Mariner Energy, Inc.	Edge Petroleum Corp.	Asset Sale
January 2010	Undisclosed	Crimson Exploration	Asset Sale
February 2010	EnerVest, Ltd.	Range Resources Corp.	Asset Sale
February 2010	EV Energy Partners, LP	Range Resources Corp.	Asset Sale
February 2010	Management, Scotia Waterous Co.	Pinnacle Gas Resources, Inc.	Change of Control
March 2010	Fidelity Exploration & Production Co.; MDU Resources, Inc.	Undisclosed	Asset Sale
March 2010	Linn Energy, LLC	High Mount Exploration & Production, LLC; Loews Corp.	Asset Sale
March 2010	WildHorse Resources, LLC	Petrohawk Energy Corp.	Asset Sale
May 2010	Quicksilver Resources, Inc.	Undisclosed	Asset Sale
June 2010	Range Resources Corp.	Chesapeake Energy Corp.	Asset Sale
August 2010	EV Energy Partners, LP	Petrohawk Energy Corp.	Asset Sale
September 2010	NorthWestern Energy	Undisclosed	Asset Sale
October 2010	EV Energy Partners, LP	Talon Oil and Gas, LLC	Asset Sale
October 2010	Management	EXCO Resources, Inc.	Change of Control
November 2010	Chevron Corp.	Atlas Energy, Inc.	Change of Control

KBCM calculated the total enterprise value of each transaction as the market value of the relevant target company’s equity securities or purchased assets, as applicable, plus its indebtedness and minority interests less its cash and cash equivalents and equity in unconsolidated affiliates. KBCM next calculated the total enterprise value of the transactions as a multiple of (1) the target company’s EBITDA, for the last twelve months, or LTM, ended on the last day of the period covered by the target company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction, (2) daily production, (3) proved reserves for transactions in which the target had a reserve-to-production ratio, which is referred to in this proxy as the R/P ratio, greater than 20.0, and (4) proved reserves. KBCM’s calculations of these multiples are set forth in the table below.

Multiples	Low	Median	High

LTM EBITDA	2.92x	6.92x	23.72x
Daily Production	$2,690	$9,421	$51,631
Proved Reserves for Transactions with the R/P Ratio grater than 20	$0.90	$1.08	$5.10
Proved Reserves	$0.80	$1.86	$5.10

Next, KBCM estimated (1) a range of LTM EBITDA multiples (6.68x to 7.17x) for NGAS Resources around the median projected LTM EBITDA multiple (6.92x) of the precedent change of control transactions, (2) a range of daily production multiples ($9,171 to $9,671) for NGAS Resources around the median daily production multiple ($9,421) of the precedent transactions, (3) a range of proved reserve multiples for transactions with R/P ratio greater than 20 ($0.83 to $1.33) for NGAS Resources around the median proved reserves for transactions with R/P ratio greater than 20 ($1.08) of the precedent transactions, and (4) a range of proved reserves multiples ($1.61 to $2.11) for NGAS Resources around the median proved reserves ($1.86) of precedent transactions.

KBCM then estimated (1) a range of equity values for NGAS Resources (the low and the high both being negative) by multiplying the endpoints of the LTM EBITDA multiple range by NGAS Resources’ estimated LTM EBITDA of $6.0 million for the fiscal quarter ended September 30, 2010, (2) a range of equity values for NGAS Resources ($0.42 to $0.48) by multiplying the endpoints of the daily production multiple range by NGAS Resources’ daily production of 9.2 MMcfe as of September 30, 2010, (3) a range of equity values for NGAS Resources ($0.59 to $1.35) by multiplying the endpoints of the proved reserves multiple range of transactions with R/P greater than 20 by NGAS Resources’ proved reserves of 118.1 billions of cubic feet equivalent (“Bcfe”), and (4) a range of equity values for NGAS Resources ($1.77 to $2.52) by multiplying the endpoints of the proved reserves multiple range by NGAS Resources’ proved reserves of 118.1 Bcfe. KBCM noted that the proved reserves valuation may not be a particularly meaningful valuation methodology in this context as NGAS Resources had an R/P ratio of 24 years compared to a median R/P ratio of the comparable transactions of 12.7 years and higher valuation multiples are often assigned to assets that have a lower R/P ratio.

No transaction utilized in the precedent transaction analysis is identical to the proposed transaction. In evaluating the transactions, KBCM made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBCM or the parties to the arrangement agreement. Mathematical analysis of comparable transaction data (such as determining medians) in isolation from other analyses is not an effective method of evaluating transactions.

Historical Trading Observations.

KBCM reviewed general trading information concerning NGAS Resources, including the cumulative percentage of trading days the closing stock price was at or below the implied consideration of $0.55 per share and the cumulative percentage of trading volume based on the number of shares outstanding during the three-month period ending December 21, 2010. The table below illustrates these observations:

	Cumulative % of	Cumulative % of
	Trading Days	Shares Outstanding

3-Month Period Ending 12/21/2010	45.3%	70.3%

Historical Exchange Ratio Observations.

KBCM analyzed the ratios of the daily closing prices of NGAS Resources common stock to those of Magnum Hunter common stock over various periods and dates ending December 21, 2010. The table below illustrates the average of those exchange ratios for those periods or the exchange ratio for such dates and the premiums or discounts based on an implied exchange ratio of 0.087 of a share of Magnum Hunter common stock for each outstanding share of NGAS Resources common stock:

				Implied
	Exchange Ratio		Implied Price	Premium

December 21, 2010	0.063	x	$0.40	37.8%
10 day average	0.067	x	$0.42	30.9%
20 day average	0.069	x	$0.44	25.6%
30 day average	0.071	x	$0.45	22.5%
90 day average	0.088	x	$0.55	(0.6)%
180 day average	0.172	x	$1.09	(49.4)%
1 year average	0.354	x	$2.24	(75.4)%

Contribution Observations.

KBCM compared the contribution of NGAS Resources to the combined companies relative to NGAS Resources’ shareholders’ approximate ownership of the combined companies. The comparison indicated that

NGAS Resources’ shareholders would own approximately 8.0% of the pro forma shares of Magnum Hunter common stock while contributing 14.0% of the total enterprise value of the combined companies, 38.4% of the net debt of the combined companies, 34.0% and 14.0%, respectively, of the combined companies’ 2010 and 2011 management estimated EBITDA, 67.4% of the mid-year reserves (Bcfe) of the combined companies and 23.1% of the mid-year PV-10 of the combined companies.

Conclusion.

The summary set forth above describes the principal analyses performed by KBCM in connection with its opinion delivered to the NGAS Resources board of directors on December 23, 2010. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by KBCM was carried out in order to provide a different perspective on the proposed transaction and add to the total mix of information available. KBCM did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, KBCM considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, KBCM did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, KBCM believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, KBCM made numerous assumptions with respect to industry performance, business and economic conditions and other matters. Due in part to the inherent unpredictability of industry performance, business conditions and economic conditions, the analyses performed by KBCM are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Miscellaneous.

Pursuant to the terms of an engagement letter dated September 23, 2010, NGAS Resources agreed to pay KBCM fees for rendering its opinions to the NGAS Resources board of directors that are customary in transactions similar to the proposed transaction. The terms of the fee arrangement with KBCM were negotiated at arm’s-length between NGAS Resources and KBCM. In accordance with the terms of the engagement letter, NGAS Resources paid KBCM a fee of $350,000 upon the delivery of KBCM’s fairness opinion. The opinion fee is not contingent on consummation of the proposed transaction. Pursuant to the terms of the engagement letter, NGAS Resources also will pay KBCM a success fee on completion of the proposed transaction for its role as financial advisor to NGAS Resources in connection with the proposed transaction. This success fee, net of the opinion fee, is estimated to be approximately $900,000. NGAS Resources also agreed to reimburse KBCM for its reasonable out-of-pocket expenses under certain circumstances, and to indemnify KBCM and related persons against liabilities in connection with its engagement. Further, KeyBank N.A. is agent for the lenders under the amended and restated credit agreement with NGAS Production, as borrower, and NGAS Resources, as guarantor. As NGAS Resources has publicly disclosed, NGAS Resources has been granted a limited waiver with regards to its failure to satisfy the leverage coverage covenant in the amended and restated credit agreement as of September 30, 2010.

KeyBank N.A. is also a lender under Magnum Hunter’s Credit Agreement, dated as of November 23, 2009, as amended on November 30, 2009, as amended and restated on February 12, 2010, as amended on May 13, 2010 and November 30, 2010. In May 2010 KeyBank N.A. committed $10,000,000 to Magnum Hunter’s $75,000,000 credit facility. All participants in the credit facility received a customary commitment fee; KeyBank N.A. received a commitment fee of $100,000. In November 2010 KeyBank N.A. committed $866,667 to Magnum Hunter’s $6,500,000 Tranche B credit facility and received a commitment fee of $17,000. KeyBank N.A. has been invited to participate in Magnum Hunter’s new credit facility led by Bank of Montreal, but has not yet made a commitment. Participation in the new facility would yield additional commitment fees in the range of $150,000 to $200,000 (depending on the amount of the commitment) to KeyBank N.A. Except as otherwise disclosed above, there are no material relationships that existed during the two years prior to the date of KBCM’s opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between KBCM and the parties to the arrangement agreement. In the ordinary course of business, KBCM may trade securities of NGAS Resources and/or Magnum Hunter for its own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

Canadian Securities Law Matters.

Qualification and Resale of Magnum Hunter Shares.

The Magnum Hunter common stock to be issued in exchange for common shares of NGAS Resources pursuant to the arrangement will be issued in reliance upon exemptions from the prospectus and registration requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares from “control distributions,” Magnum Hunter common stock issued pursuant to the arrangement may generally be resold in each province and territory in Canada, if Magnum Hunter is a reporting issuer in a jurisdiction in Canada, subject in certain circumstances, to the usual conditions that no unusual effort or, no effort, has been made to prepare the market or create demand.

Upon completion of the arrangement, Magnum Hunter may apply to the British Columbia Securities Commission to cease to be a reporting issuer in British Columbia. If Magnum Hunter ceases to be a reporting issuer in British Columbia, unless another exemption from the registration and prospectus requirements under Canadian securities legislation is available, the Magnum Hunter common stock issued pursuant to the arrangement may generally only be sold or traded by Canadian residents if the conditions set forth in section 2.14 of National Instrument 45-102 Resale of Securities are satisfied, and in particular, if: (a) at the distribution date of the Magnum Hunter common stock, residents of Canada (i) did not own directly or indirectly, more than 10% of the outstanding Magnum Hunter common stock; and (ii) did not represent in number more than 10% of the total number of owners directly or indirectly of Magnum Hunter common stock and (b) the trade is made through an exchange, or a market, outside of Canada or to a person or company outside of Canada.

Ongoing Canadian Reporting Obligations.

NGAS Resources is a reporting issuer in the province of British Columbia. Prior to the mailing of this proxy statement, NGAS Resources submitted an application to the British Columbia Securities Commission, requesting relief from the continuous reporting and disclosure obligations of National Instrument 51-102 Continuous Disclosure Obligations based on the limited number of holdings of NGAS Resources common stock by Canadian residents and the fact that NGAS Resources would qualify for an exemption as an SEC foreign issuer but for its incorporation in British Columbia. The request was granted by the British Columbia Securities Commission, subject to compliance by NGAS Resources with U.S. securities laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and filing with the British Columbia Securities Commission copies of its documents filed with or furnished to the SEC under the Exchange Act. After the completion of the arrangement, Magnum Hunter will apply to the British Columbia Securities Commission to have NGAS Resources cease to be a reporting issuer.

Magnum Hunter is not currently a reporting issuer in any jurisdiction in Canada. Magnum Hunter may become a reporting issuer in the province of British Columbia by virtue of the completion of the arrangement with NGAS Resources. Pursuant to National Instrument 71-102, Magnum Hunter will be generally exempt from Canadian statutory financial and other continuous and timely reporting requirements, including the requirement for insiders of Magnum Hunter to file reports with respect to trades of Magnum Hunter securities, provided Magnum Hunter complies with the requirements of U.S. securities laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and Magnum Hunter files with the British Columbia Securities Commission copies of its documents filed with or furnished to the SEC under the Exchange Act. Upon completion of the arrangement, Magnum Hunter may apply to the British Columbia Securities Commission for an order to cease being a reporting issuer.

Approvals Required for the Arrangement.

Competition Act (Canada).

Part IX of the Competition Act (Canada), which is referred to in this proxy statement as the Competition Act, requires that, subject to certain limited exceptions, the Commissioner of Competition be notified of certain classes of transactions that exceed the thresholds set out in Sections 109 and 110 of the Competition Act, which is referred to in this proxy statement as notifiable transactions, by the parties to the transaction. The transactions contemplated by the arrangement do not meet these thresholds and thus, the arrangement is not a notifiable transaction.

Whether or not a “merger” (as such term is defined under the Competition Act) is subject to notification under Part IX of the Competition Act, the Commissioner of Competition can apply to the Competition Tribunal for a remedial order under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that (except in limited circumstances) the Commissioner of Competition did not issue an advance ruling certificate in respect of the merger. On application by the Commissioner of Competition under Section 92 of the Competition Act, but subject to an efficiencies defense, the Competition Tribunal may, where it finds that the merger prevents or lessens, or is likely to prevent or lessen, competition substantially, order that the merger not proceed or, if completed, order its dissolution or the disposition of some of the assets or shares involved in such merger; in addition to, or in lieu thereof, with the consent of the person against whom the order is directed and the Commissioner of Competition, the Competition Tribunal can order a person to take any other action.

Other Governmental Approvals.

Magnum Hunter and NGAS Resources have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the arrangement. Neither Magnum Hunter nor NGAS Resources is aware of any material governmental approvals or actions that are required for completion of the arrangement other than those described below. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Supreme Court of British Columbia Approval and Completion of the Arrangement.

The arrangement requires approval by the Supreme Court of British Columbia under section 288 of the Business Corporations Act (British Columbia). Prior to the mailing of this proxy statement, NGAS Resources obtained the interim order of the Supreme Court of British Columbia providing for the calling and holding of the special meeting and other procedural matters. A copy of the Petition to the Court is attached as Annex F to this proxy statement.

Subject to the approval of the arrangement resolution by NGAS Resources shareholders at the special meeting, the hearing in respect of the final order is expected to take place on [    ●    ], 2011 in the Supreme Court of British Columbia at 800 Smithe Street, Vancouver, British Columbia, or as soon thereafter as is reasonably practicable. Any shareholder who wishes to appear or be represented must present evidence or arguments and must serve and file a response to a petition as set out in the petition for the final order and satisfy any other requirements of the Supreme Court of British Columbia. The Supreme Court of British Columbia will consider, among other things, the fairness and reasonableness of the arrangement and the rights of every person affected. The Court may approve the arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

The arrangement will be effective after the final order is granted and the other conditions to closing contained in the arrangement agreement are satisfied or waived.

Although NGAS Resources’ objective is to have the effective date of the arrangement occur as soon as possible after the special meeting, the effective date could be delayed for a number of reasons, including, but not limited to, an objection before the Supreme Court of British Columbia at the hearing of the application for the final order or any delay in obtaining any required approvals. NGAS Resources and Magnum Hunter may terminate the arrangement agreement whereby the arrangement will not become effective without prior notice to, or action on the part of, a shareholder. See “The Arrangement — Termination of the Arrangement Agreement” beginning on page 98 of this proxy statement.

Challenges by Governmental and Other Entities.

Notwithstanding the approval of the arrangement by the Supreme Court of British Columbia, there can be no assurance that any other governmental or other entities will not challenge the arrangement on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

Registration Exemption of Magnum Hunter Common Stock Received in the Arrangement.

The shares of Magnum Hunter common stock to be issued to NGAS Resources shareholders as a result of the arrangement are not expected to be registered under the Securities Act. Such securities are expected instead to be issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more bona fide outstanding securities, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange will have the right to appear, by any court expressly authorized by law to grant such approval. The Staff of the SEC has stated in Revised Staff Legal Bulletin No. 3A (July 18, 2008) that the term “any court” in Section 3(a)(10) includes a foreign court. As described above, in connection with the plan of arrangement, the Supreme Court of British Columbia will conduct a hearing to determine the fairness of the terms and conditions of the arrangement, including the arrangement consideration to be received by NGAS Resources shareholders. The Supreme Court of British Columbia has entered its interim order prior to the mailing of this document. If the arrangement resolution is approved by NGAS shareholders, the court will hold a hearing on the fairness of the transaction on or about March 30, 2011. The Supreme Court of British Columbia will be advised at the hearing that if the terms and conditions of the plan of arrangement are approved by the court, the Magnum Hunter common stock issued under the plan of arrangement will not be registered under the Securities Act pursuant to the Section 3(a)(10) exemption. See “Approvals Required for the Arrangement — Supreme Court of British Columbia” beginning on page 74 of this proxy statement.

Dissenters’ Rights.

The following is a summary of the provisions of the Business Corporations Act (British Columbia) relating to a shareholder’s dissent and appraisal rights in respect of the arrangement resolution. Such summary is not a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of its common shares and is qualified in its entirety by reference to the full text of Sections 237 to 247 of the Business Corporations Act (British Columbia), which is attached to this proxy statement as Annex D.

The statutory provisions dealing with the right of dissent are technical and complex. Any dissenting shareholders should seek independent legal advice, as failure to comply strictly with the provisions of Sections 237 to 247 of the Business Corporations Act (British Columbia) may result in the loss of all dissent rights.

The interim order of the Supreme Court of British Columbia expressly provides registered holders of NGAS Resources common shares with the right to dissent with respect to the arrangement resolution. Each dissenting shareholder is entitled to be paid the fair value of all, but not less than all, of the holder’s common stock, provided that the holder duly dissents to the arrangement resolution and the arrangement becomes effective.

Under the terms of the arrangement agreement, it is a condition to completion of the arrangement in favor of Magnum Hunter that holders of not greater than five percent (5%) of the outstanding NGAS Resources common stock shall have validly exercised rights of dissent in respect of the arrangement that have been withdrawn as of the effective time.

In many cases, NGAS Resources common shares beneficially owned by a holder, which is referred to in this proxy statement as a non-registered holder, are registered either (a) in the name of an intermediary that the non-registered holder deals with in respect of such shares, such as, among others, banks, trust companies, securities brokers, trustees and other similar entities, or (b) in the name of a depository, such as DTC or CDS Clearing and

Depository Services Inc., which is referred to in this proxy statement as CDS, of which the intermediary is a participant. Accordingly, a non-registered holder will not be entitled to exercise his or her rights of dissent directly (unless the common shares are re-registered in the non-registered holder’s name).

Subject to the arrangement agreement and pursuant to the interim order, a registered shareholder, other than an affiliate of NGAS Resources, may exercise rights of dissent under Division 2 of Part 8 of the Business Corporations Act (British Columbia) in accordance with the arrangement agreement, the interim order and the final order with respect to NGAS Resources common shares in connection with the arrangement; provided that, notwithstanding Section 242(2) of the Business Corporations Act (British Columbia), the written objection to the arrangement resolution must be sent to NGAS Resources by shareholders who wish to dissent not later than 5:00 p.m., local time, on the business day preceding the special meeting or any postponements or adjournments thereof. NGAS Resources’ address for such purpose is NGAS Resources, Inc., 120 Prosperous Place, Suite 201, Lexington, Kentucky, 40509.

A dissenting shareholder must dissent with respect to all NGAS Resources common shares of which it is the registered and beneficial owner. A registered shareholder who wishes to dissent must deliver written notice of dissent to NGAS Resources as set forth above and such notice of dissent must strictly comply with the requirements of Section 242 of the Business Corporations Act (British Columbia). Any failure by a shareholder to fully comply with the provisions of the Business Corporations Act (British Columbia) and in accordance with the arrangement agreement and the interim order and final order, may result in the loss of that holder’s dissent rights. Non-registered holders who wish to exercise dissent rights must arrange for the registered shareholder holding their common stock to deliver the notice of dissent.

A dissenting shareholder must prepare a separate notice of dissent for him or herself, if dissenting on his or her own behalf, and for each other non-registered holder who beneficially owns common shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting; and must dissent with respect to all of the common shares registered in his or her name or beneficially owned by the non-registered holder on whose behalf the dissenting shareholder is dissenting. The notice of dissent must set out the number of common shares in respect of which the dissent rights are being exercised and: (a) if such common shares constitute all of the common shares of which the dissenting shareholder is the registered and beneficial owner, a statement to that effect; (b) if such common shares constitute all of the common shares of which the dissenting shareholder is both the registered and beneficial owner, but the dissenting shareholder owns additional common shares beneficially, a statement to that effect and the names of the registered shareholders, the number of common shares held by such registered shareholder and a statement that written notice of dissent has or will be sent with respect to such common shares; or (c) if the dissent rights are being exercised by a registered shareholder who is not the beneficial owner of such common shares, a statement to that effect and the name of the non-registered holder and a statement that the registered shareholder is dissenting with respect to all common shares of the non-registered holder registered in such registered holder’s name.

After the arrangement resolution is approved by shareholders, and NGAS Resources notifies the dissenting shareholder of its intention to act upon the arrangement resolution pursuant to Section 243 of the Business Corporations Act (British Columbia), the dissenting shareholder is then required within one month after NGAS Resources gives such notice, to send to NGAS Resources a written notice that such holder requires the purchase of all of the common shares in respect of which such holder has given notice of dissent, together with the certificate or certificates representing those common shares (including a written statement prepared in accordance with Section 244(1)(c) of the Business Corporations Act (British Columbia) if the dissent is being exercised by the shareholder on behalf of a non-registered holder), whereupon the dissenting shareholder is bound to sell and NGAS Resources is bound to purchase those common shares.

A dissenting shareholder who has duly complied with the aforementioned provisions of the interim order and Sections 242 and 244 of the Business Corporations Act (British Columbia), or NGAS Resources, may apply to the Supreme Court of British Columbia, and the Court may determine the payout value of the notice shares and make consequential orders and give directions as the Court considers appropriate. There is no obligation on NGAS Resources to make application to the Court. The dissenting shareholder will be entitled to receive the fair value that the common shares had immediately before the passing of the arrangement resolution. After a determination of the payout value of the notice shares, NGAS Resources must then promptly pay that amount to the dissenting shareholder.

Dissenting shareholders who are:

(a) ultimately entitled to be paid fair value for their common shares, shall be paid an amount equal to such fair value by NGAS Resources, and shall be deemed to have transferred such common shares as of the effective time to Magnum Hunter, without any further act or formality, and free and clear of all liens, claims and encumbrances; or

(b) ultimately not entitled, for any reason, to be paid fair value for their common shares, shall be deemed to have participated in the arrangement, as of the effective time, on the same basis as a non-dissenting shareholder and shall be entitled to receive the arrangement consideration in exchange for their common shares on the basis determined in accordance with the arrangement agreement, as if such holder had not exercised dissent rights.

In no case shall Magnum Hunter, the depositary or any other person be required to recognize dissenting shareholders as shareholders after the effective time, and the names of such dissenting shareholders shall be deleted from the central securities register as shareholders at the effective time.

In no circumstances shall Magnum Hunter, NGAS Resources or any other person be required to recognize a person as a dissenting shareholder: (i) unless such person is the holder of the common shares in respect of which dissent rights are purported to be exercised immediately prior to the effective time; (ii) if such person has voted or instructed a proxy holder to vote such Notice Shares in favor of the arrangement resolution; or (iii) unless such person has strictly complied with the procedures for exercising dissent rights described in Section 4.1 of the Plan of Arrangement and does not withdraw such notice of dissent prior to the effective time.

For greater certainty: (i) in no circumstances shall Magnum Hunter, NGAS Resources or any other person be required to recognize a dissenting shareholder as the holder of any Common Share in respect of which dissent rights have been validly exercised at and after the completion of the steps contemplated in Section 4.1 of the Plan of Arrangement; and (ii) in addition to any other restrictions under Sections 237 to 247 of the Business Corporations Act (British Columbia), holders of options and warrants shall not be entitled to exercise dissent rights.

Dissent rights with respect to Notice Shares will terminate and cease to apply to the dissenting shareholder if, before full payment is made for the Notice Shares, the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed, a court permanently enjoins or sets aside the corporate action approved by the arrangement resolution, or the dissenting shareholder withdraws the notice of dissent with NGAS Resources’ written consent. If any of these events occur, NGAS Resources must return the share certificates representing the common shares to the dissenting shareholder and the dissenting shareholder regains the ability to vote and exercise its rights as a shareholder.

The discussion above is only a summary of the dissent rights, which are technical and complex. A shareholder who intends to exercise dissent rights must strictly adhere to the procedures established in Sections 237 to 247 of the Business Corporations Act (British Columbia) and failure to do so may result in the loss of all dissent rights. Persons who are non-registered holders of common stock registered in the name of an intermediary, or in some other name, who wish to exercise dissent rights should be aware that only the registered owner of such common stock is entitled to dissent.

Accordingly, each shareholder wishing to avail himself or herself of the dissent rights should carefully consider and comply with the provisions of the interim order and Sections 237 to 247 of the Business Corporations Act (British Columbia), which are attached to this proxy statement as Annex D, and seek his or her own legal advice.

Material United States Federal Income Tax Consequences of the Arrangement.

The following is a discussion of the material United States federal income tax consequences of the exchange of NGAS Resources common stock for Magnum Hunter common stock in the arrangement and the ownership of Magnum Hunter common stock. This discussion is based upon United States federal income tax law in effect on the date hereof, which is subject to change or different interpretations, possibly with retroactive effect. This discussion does not describe all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, expatriates, and tax-exempt organizations (including private foundations)), dissenters, shareholders who received NGAS Resources’ common stock in exchange for debt, pursuant to the exercise of employee stock options or otherwise as compensation, shareholders who own (actually or constructively) 10% or more of the voting power of NGAS Resources’ common stock, or shareholders that hold NGAS Resources’ common stock or will hold Magnum Hunter common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This discussion only applies to persons who hold NGAS Resources’ common stock and will hold Magnum Hunter common stock as capital assets (generally, property held for investment) under the Internal Revenue Code of 1986, as amended. This discussion does not describe any (i) United States federal income tax considerations to “Non-U.S. Holders” (as defined below) that (A) are engaged in a the conduct of a United States trade or business, (B) are nonresident alien individuals who are present in the United States for 183 or more days during the taxable year, (C) are corporations which operate through a United States branch, or (D) own actually or constructively more than 5% of our common stock or that will own actually or constructively more than 5% of Magnum Hunter common stock after the arrangement or (ii) state, local, or non-United States tax considerations. Stockholders are urged to consult their tax advisors regarding the United States federal, state or local tax considerations of the arrangement.

For purposes of this discussion, a “United States person” is a beneficial owner of NGAS Resources common stock who is, for United States federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation created in, or organized under the laws of, the United States or any state or political subdivision thereof, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that otherwise elected to be treated as a United States person under applicable United States Treasury regulations. For purposes of this discussion, holders of our common stock that are United States persons are “U.S. Holders” and holders of our common stock that are not United States persons are “Non-U.S. Holders.”

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of NGAS Resources’ common stock, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Shareholders who are partners of a partnership holding NGAS Resources’ common stock are urged to consult their tax advisors regarding the tax consequences of the arrangement.

U.S. Holders.

Consequences of the Arrangement.  Because neither NGAS Resources nor Magnum Hunter has requested, or intends to request, a ruling from the Internal Revenue Service or an opinion of counsel with respect to whether the arrangement will qualify as a reorganization, no assurance can be given whether the arrangement qualifies as a reorganization and this discussion is written on the basis that the arrangement will be treated, for United States federal income tax purposes, as a taxable sale by U.S. Holders of their shares of NGAS Resources’ common stock in exchange for shares of Magnum Hunter common stock. The exchange of shares of NGAS Resources common stock for shares of Magnum Hunter common stock pursuant to the arrangement may qualify, for United States federal income tax purposes, as a tax-free “reorganization” within the meaning of section 368 of the Internal Revenue Code of 1986, as amended. Since no assurances can be given as to whether the arrangement will be treated as a taxable sale on the effective date, U.S. Holders (particularly those in a loss position) are urged to consult their tax advisors regarding the tax consequences of the arrangement to them in their particular circumstances.

If the Arrangement Fails to Qualify as a Reorganization.  If the arrangement fails to qualify as a reorganization, the arrangement will be treated, for United States federal income tax purposes, as a taxable sale by U.S. Holders of their shares of NGAS Resources common stock in exchange for shares of Magnum Hunter common stock. As a result, U.S. Holders will recognize capital gain or loss in an amount equal to the difference, if any, between the fair market value of the shares of Magnum Hunter common stock received in the arrangement and the adjusted tax basis of NGAS Resources common stock exchanged for those shares. Subject to the “passive foreign investment company” rules described below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss provided that at the time of completion of the arrangement, the shares of NGAS Resources common stock surrendered by U.S. Holders were held for more than one year. Gain or loss must be determined separately for blocks of NGAS Resources common stock acquired at different times or at different prices. Any such gain or loss will be treated as United States source income. The deductibility of a capital loss may be subject to limitations.

If the Arrangement Qualifies as a Reorganization.  If the arrangement qualifies as a reorganization and Magnum Hunter’s post-arrangement restructuring activity is integrated with the arrangement, U.S. holders will recognize gain (but not loss) with respect to its NGAS Resources common stock. If the arrangement qualifies as a reorganization and Magnum Hunter’s post-arrangement restructuring activity is not integrated with the arrangement, no gain or loss will be recognized by U.S. Holders as a result of the receipt of Magnum Hunter common stock at the effective time in exchange for NGAS Resources common stock pursuant to the arrangement. The aggregate tax basis of Magnum Hunter common stock received in the arrangement will equal the aggregate tax basis of NGAS Resources common stock surrendered in the arrangement. The holding period for Magnum Hunter common stock received in exchange for NGAS Resources common stock pursuant to the arrangement will include the period during which NGAS Resources common stock was held. Each U.S. holder is advised to consult its tax advisor regarding the possible tax consequences of the arrangement if Magnum Hunter undertakes post-arrangement restructuring activity that would be integrated with the arrangement.

Passive Foreign Investment Company Considerations.  A non-United States corporation, such as NGAS Resources, will be classified as a “passive foreign investment company”, which is referred to in this proxy statement as PFIC, for United States federal income tax purposes, if, in the case of any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (such as certain dividends, interest or royalties) or (ii) 50% or more of the value of its average quarterly assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and unbooked intangibles associated with active business activities may generally be classified as non-passive assets. NGAS Resources will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually, there can be no assurance that NGAS Resources has not been a PFIC for any taxable period during which a U.S. Holder has held NGAS Resources common stock.

If NGAS Resources is classified as a PFIC for any taxable year during which a U.S. Holder holds NGAS Resources common stock, and unless the U.S. Holder has made a mark-to-market election, the U.S. Holder will generally be subject to special United States federal income tax rules that have a penalizing effect on any gain recognized upon consummation of the arrangement. Under the PFIC rules:

•	such gain will be allocated ratably over the U.S. Holder’s holding period for the shares;

•	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income;

•	such amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

•	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

Ownership of Magnum Hunter Resources Common Stock.

Distributions.  The amount of any distributions received by a U.S. Holder in respect of Magnum Hunter common stock will generally be treated as dividend income to the extent that such distributions are made from

Magnum Hunter’s current and accumulated earnings and profits as calculated according to United States federal income tax principles.

Sale or Other Disposition.  A U.S. Holder will generally recognize, for United States federal income tax purposes, capital gain or loss upon a sale or other disposition of the Magnum Hunter common stock in an amount equal to the difference between the amount realized from the sale or disposition and the holder’s adjusted tax basis in such shares.

Information Reporting and Backup Withholding.  U.S. Holders will be subject to certain information requirements as a result of the arrangement. A U.S. Holder may also be subject to U.S. backup withholding tax. To avoid back-up withholding, each U.S. Holder who participates in the arrangement should complete the Form W-9 or substitute form certifying that such person is not subject to back-up withholding. Backup withholding is not an additional tax. In general, any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the holder furnishes the required information to the Internal Revenue Service in a timely manner. Each U.S. Holder is advised to consult its tax advisor regarding compliance with applicable information reporting requirements and back-up withholding tax rules.

EACH SHAREHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF PARTICIPATING IN THE ARRANGEMENT AND THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF MAGNUM HUNTER COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-US TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Non-U.S. Holders.

Arrangement Consideration.  Non-U.S. Holders should not generally be subject to United States federal income tax in respect of the Magnum Hunter common stock received in exchange for our common stock surrendered pursuant to the arrangement.

Ownership of Magnum Hunter Common Stock.

Distributions.  The amount of any distributions received by a Non-U.S. Holder in respect of Magnum Hunter common stock will generally be treated as dividend income to the extent that such distributions are made from Magnum Hunter’s current and accumulated earnings and profits as calculated according to United States federal income tax principles. Dividends to Non-U.S. Holders should generally be subject to United States federal withholding tax at a 30% rate subject to reduction or complete exemption under an applicable income tax treaty. To claim the benefit of an applicable treaty rate for dividends, Non-U.S. Holders are required (a) to complete Internal Revenue Service Form W-8BEN (or suitable substitute form) and certify under penalties of perjury that such holder is not a United States person and is eligible for treaty benefits or (b) if such shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations.

Sale or Other Disposition.  Upon the sale or other disposition of Magnum Hunter Common Stock (other than in the case of a redemption, which may be subject to withholding tax as a distribution as described in the preceding paragraph), Non U.S. Holders should not generally be subject to United States federal income tax.

Information Reporting and Backup Withholding.  Generally, we must report to the Internal Revenue Service and to Non-U.S. Holders the exchange of our common stock for Magnum Hunter common stock pursuant to the arrangement and the amount of tax, if any, withheld with respect to the arrangement. In addition, the amount of dividends paid on Magnum Hunter common stock, and the amount of tax, if any, withheld with respect to such dividend payments should be reported to the Internal Revenue Service by Magnum Hunter and to Non-U.S. Holders. Copies of any such information reporting may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In order to avoid backup withholding, Non-U.S. Holders will be required to provide evidence that such holder is not a United States person for United States federal income tax purposes by signing and completing an appropriate Internal Revenue Service Form W-8BEN.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of Magnum Hunter common stock within the United States or conducted through certain United States — related financial intermediaries, unless such Non-U.S. Holder certifies to the payor under penalties of perjury that such holder is not a United States person or such holder otherwise establishes an exemption.

Each Non-U.S. Holder is advised to consult its tax advisor regarding compliance with applicable information reporting requirements and back-up withholding tax rules.

Material Canadian Federal Income Tax Consequences of the Arrangement.

The following is a summary of the principal Canadian federal income tax consequences of the arrangement under the Income Tax Act (Canada), which is referred to in this proxy statement as the Tax Act, that generally apply to holders of NGAS Resources shares who, for purposes of the Tax Act, and at all relevant times, hold NGAS Resources shares, and will hold their Magnum Hunter shares, as capital property and deal at arm’s length with, and are not affiliated with, NGAS Resources or Magnum Hunter.

This summary does not apply to a NGAS Resources shareholder: (i) with respect to whom Magnum Hunter is or will be a “foreign affiliate” within the meaning of the Tax Act, (ii) that is a “financial institution” for the purposes of the mark-to-market rules in the Tax Act, (iii) who has an interest in which is a “tax shelter investment” as defined in the Tax Act, (iv) that is a “specified financial institution” as defined in the Tax Act, (v) who has made a “functional currency” election under Section 261 of the Tax Act, or (vi) who received NGAS Resources shares upon exercise of a stock option. Any such NGAS Resources shareholder should consult its own tax advisor with respect to the arrangement.

NGAS Resources shares and Magnum Hunter shares will generally be considered to be capital property unless such securities are held in the course of carrying on a business of trading or dealing in securities, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain NGAS Resources shareholders who are residents of Canada for purposes of the Tax Act and whose NGAS Resources shares might not otherwise qualify as capital property, may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their NGAS Resources shares, and every “Canadian security” (as defined in the Tax Act) owned by such NGAS Resources shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Any person contemplating making a subsection 39(4) election should consult their tax advisor for advice as to whether the election is available or advisable in their particular circumstances.

This summary is based on the facts set out in this document, the current provisions of the Tax Act and the regulations thereunder and counsel’s understanding of the published administrative policies and assessing practices of the Canada Revenue Agency publicly available prior to the date of this document. This summary takes into account all proposed amendments to the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the arrangement and/or the holding of Magnum Hunter shares. Except for the proposed amendments, this summary does not take into account or anticipate any other changes in law or any changes in the Canada Revenue Agency’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular NGAS Resources shareholder. NGAS Resources shareholders should consult their own tax advisors as to the tax consequences to them of the arrangement and the holding of Magnum Hunter shares.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars.

Amounts denominated in U.S. dollars must be converted into Canadian dollars generally based on the Bank of Canada noon spot exchange rate on the date such amounts arise or such other rate of exchange as is acceptable to the Canada Revenue Agency.

NGAS Resources Shareholders Resident in Canada.

The following section of the summary applies to a NGAS Resources shareholder who, for purposes of the Tax Act and any applicable income tax treaty, is or is deemed to be a resident of Canada at all relevant times, referred to throughout this proxy statement as a resident shareholder.

Exchange of NGAS Resource Shares for Magnum Hunter Shares.  A resident shareholder who exchanges NGAS Resources shares for Magnum Hunter shares under the arrangement will generally be considered to have disposed of such NGAS Resources shares for proceeds of disposition equal to the fair market value at the effective time of the arrangement of the Magnum Hunter shares acquired by such resident shareholder on the exchange, and generally will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the resident shareholder of such NGAS Resources shares. See “Taxation of Capital Gains and Capital Losses” below.

The cost to a resident shareholder of any Magnum Hunter shares acquired on the exchange will be equal to the fair market value of such Magnum Hunter shares at the effective time of the arrangement. For the purpose of determining the adjusted cost base at any time to a resident shareholder of Magnum Hunter shares acquired under the arrangement, the adjusted cost base of such shares will generally be determined by averaging the cost of such Magnum Hunter shares with the adjusted cost base of all other shares of Magnum Hunter shares held by the resident shareholder as capital property at that time.

Dividends on Magnum Hunter Shares.  A resident shareholder will be required to include in computing such holder’s income for a taxation year the amount of dividends, if any, received on Magnum Hunter shares. Dividends received on Magnum Hunter shares by a resident shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from taxable Canadian corporations. A resident shareholder that is a corporation will include such dividends in computing income and will not be entitled to deduct the amount of such dividends in computing its taxable income. A resident shareholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% of its “aggregate investment income” (as defined in the Tax Act), including any dividends. Any United States non-resident withholding tax on such dividends may give rise to a resident shareholder’s entitlement to claim a foreign tax credit or deduction in respect of such United States tax to the extent and under the circumstances provided in the Tax Act.

Disposition of Magnum Hunter Shares.  A disposition or deemed disposition of Magnum Hunter shares by a resident shareholder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the holder of the Magnum Hunter shares immediately before the disposition. See “Taxation of Capital Gains and Capital Losses” below. The resident shareholder may be entitled to claim a foreign tax credit or deduction in respect of any United States tax payable by the resident shareholder on any gain realized on such disposition or deemed disposition to the extent and under the circumstances provided in the Tax Act.

Taxation of Capital Gains and Capital Losses.  One-half of any capital gain (a “taxable capital gain”) realized by a resident shareholder will be included in the resident shareholder’s income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) realized by a resident shareholder in a taxation year is required to be deducted by the holder against taxable capital gains in that year (subject to and in accordance with the rules of the Tax Act). Any excess of allowable capital losses over taxable capital gains of the resident shareholder realized in a taxation year may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances provided in the Tax Act.

Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

A resident shareholder that is throughout the relevant year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% of its “aggregate investment income” (as defined in the Tax Act), including any taxable capital gains.

If the resident shareholder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a NGAS Resources Share may be reduced by the amount of dividends received or deemed to have been received by it on the share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns NGAS Resource shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Resident shareholders to whom these rules may be relevant should consult their own tax advisors.

Offshore Investment Fund Property.  The Tax Act contains rules (as proposed to be amended in the proposals released by the Minister of Finance (Canada) on August 27, 2010) which, in certain circumstances, may require a resident shareholder to include an amount in income in each taxation year in respect of the acquisition and holding of Magnum Hunter shares if (1) the value of such Magnum Hunter shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (which is collectively referred to in this proxy statement as Investment Assets) and (2) it may reasonably be concluded that one of the main reasons for the resident shareholder acquiring or holding the Magnum Hunter shares was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the resident shareholder.

In making this determination, the Tax Act provides that regard must be had to all of the circumstances including: (i) the nature, organization and operation of Magnum Hunter and the form of, and the terms and conditions governing the resident shareholder’s interest in or connection with, Magnum Hunter, (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of Magnum Hunter are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the resident shareholder, and (iii) the extent to which any income, profits and gains of Magnum Hunter for any fiscal period are distributed in that or the immediately following fiscal period.

Where these rules apply, a resident shareholder will be required to include in income for each taxation year in which such shareholder owns the Magnum Hunter shares the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis, where the amount in respect of each month is calculated as the product obtained when the resident shareholder’s “designated cost” (within the meaning of the Tax Act) of the Magnum Hunter shares at the end of the month is multiplied by 1/12th of the applicable prescribed rate for the period that includes such month plus two percent, exceeds (ii) any dividends or other amounts included in computing such shareholder’s income for the year (other than a capital gain) in respect of the Magnum Hunter shares determined without reference to these rules.

Any amount required to be included in computing a resident shareholder’s income under these provisions will be added to the adjusted cost base of the Magnum Hunter shares. A resident shareholder who realizes a capital loss on the disposition of Magnum Hunter shares will not, however, be entitled to claim any deduction in respect of any portion of such capital loss in computing the resident shareholder’s income, even in circumstances where the resident shareholder was required to include an amount in computing its income under these rules in connection with holding Magnum Hunter shares.

These rules are complex and their application depends, to a large extent, on the reasons for a resident shareholder acquiring or holding Magnum Hunter shares. Resident shareholders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

Foreign Property Information Reporting.  A resident shareholder that is a “specified Canadian entity” for a taxation year or a fiscal period and whose total cost amount of “specified foreign property” (as such terms are defined in the Tax Act), including Magnum Hunter shares, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return with the Canada Revenue Agency for the year or period disclosing prescribed information in respect of such property. Substantial penalties may apply where a resident shareholder fails to file the required information return in respect of its specified foreign property. In the March 4, 2010 Federal Budget, the Minister of Finance (Canada) proposed that the existing reporting requirements with respect to “specified foreign property” be expanded so that more detailed information be available for audit use. Revised legislation reflecting such proposal has not yet been released.

Dissenting NGAS Resources Shareholders.  A resident NGAS Resources shareholder who dissents, which is referred to in this proxy statement as a dissenter, will be deemed to receive a dividend equal to the amount by which the amount received (other than in respect of interest awarded by a Court, if any) from NGAS Resources exceeds the paid-up capital of the dissenter’s NGAS Resources shares. The deemed dividend will be subject to the normal gross-up and dividend tax credit rules under the Tax Act. In addition, a dissenter will be considered to have disposed of his or her NGAS Resources shares for proceeds of disposition equal to the amount received from the NGAS Resources shareholder (less the deemed dividend referred to above and not including any interest awarded by a Court). The dissenter will realize a capital gain (or capital loss) to the extent such adjusted proceeds of disposition, less any reasonable costs of disposition, exceed (or are exceeded by, respectively) the dissenter’s adjusted cost base of the NGAS Resources shares disposed of. Any such capital gain or loss will be subject to the normal rules under the Tax Act. Interest awarded to a dissenter by a Court, if any, must be included by the dissenter in computing the dissenter’s income for purposes of the Tax Act. See “Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and capital losses under the Tax Act.

In addition, a dissenter that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Tax Act), including interest income.

A resident shareholder who exercises his or her dissent rights but who is not ultimately determined to be entitled to be paid fair value for the NGAS Resources shares held by such resident shareholder will be deemed to have participated in the arrangement and will receive Magnum Hunter shares. In such an event, the tax consequences as discussed above under the heading “Exchange of NGAS Resources shares for Magnum Hunter shares” will generally apply.

NGAS Resources Shareholders Not Resident in Canada.

The following section of the summary applies to a holder of NGAS Resources shares who, (i) for the purposes of the Tax Act and any applicable income tax treaty and at all relevant times, is not, and is not deemed to be, a resident of Canada (ii) does not, and is not deemed to, use or hold NGAS Resources shares and Magnum Hunter shares received pursuant to the arrangement in or in the course of, carrying on a business in Canada, (iii) is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere, and (iv) does not hold NGAS Resources shares as “taxable Canadian property” for purposes of the Tax Act, referred to throughout this proxy statement as a “non-resident shareholder”.

Generally, NGAS Resources shares will not be “taxable Canadian property” of a non-resident shareholder at a particular time, provided that (a) such NGAS Resources shares are listed at that time on a designated stock exchange (which currently includes NASDAQ), (b) at no time during the 60-month period that ends at that particular time: (i) were 25% or more of the issued shares of any class of the capital stock of the particular corporation owned by one or any combination of the non-resident shareholder, and persons with whom the non-resident shareholder does not deal at arm’s length (for the purposes of the Tax Act), and (ii) was more than 50% of the fair market value of the shares derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act) or options in respect of, interests in or civil rights in any such property whether or not such property exists, and (c) the non-resident shareholder’s NGAS Resources shares were not acquired in certain types of tax deferred exchanges in consideration for property that was itself taxable Canadian property.

Non-resident shareholders whose NGAS Resources shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Disposition of NGAS Resources Shares.  A non-resident shareholder who participates in the arrangement will not be subject to tax under the Tax Act on the disposition of NGAS Resources shares.

Dissenting Non-Resident Shareholders.  This part of the summary addresses a non-resident shareholder who exercises his or her dissent rights. Such non-resident shareholder is referred to throughout this proxy statement as a “dissenting non-resident”.

A dissenting non-resident will be deemed to receive a dividend from NGAS Resources in the same circumstances as described above for Canadian dissenters. The deemed dividend will be subject to a 25% withholding tax under the Tax Act unless such rate of withholding is reduced pursuant to an income tax treaty in force between Canada and the non-resident shareholder’s jurisdiction of residence. NGAS Resources will apply the withholding tax on payments made by it except to the extent NGAS Resources is satisfied that the dissenting non-resident qualifies for a lower rate of withholding tax by virtue of an applicable tax treaty (if any). The rate of withholding tax on dividends for dissenting non-residents resident in the United States is generally 15%.

A dissenting non-resident will also realize a capital gain or loss in the same circumstances as described above for Canadian dissenters. The dissenting non-resident will be subject to tax in respect of such capital gain only if the dissenting non-resident’s NGAS Resources shares constitute “taxable Canadian property” and the dissenting non-resident is not entitled to relief under an applicable tax treaty (if any).

Interest awarded by a Court will not be subject to Canadian withholding tax.

Accounting Treatment.

The arrangement will be accounted for as an acquisition of a business. Magnum Hunter will record net tangible and identifiable intangible assets acquired and liabilities assumed from NGAS Resources at their respective fair values at the date of the completion of the arrangement. Any excess of the purchase price, which will equal the market value, at the date of the completion of the arrangement, of the Magnum Hunter common stock issued as consideration for the arrangement, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Magnum Hunter after completion of the arrangement will reflect NGAS Resources’ balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of NGAS Resources. The earnings of Magnum Hunter following the completion of the arrangement will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, Magnum Hunter determines that tangible or intangible assets (including goodwill) are impaired, Magnum Hunter would record an impairment charge at that time.

Listing of Magnum Hunter Stock and Delisting and Deregistration of NGAS Resources Common Stock.

Application will be made to have the shares of Magnum Hunter common stock to be issued in the arrangement approved for listing on the New York Stock Exchange, where Magnum Hunter common stock is currently traded. If the arrangement is completed, NGAS Resources common stock will no longer be listed on the Nasdaq Global Select Market or the Nasdaq Capital Market, where the listing is expected to be moved after March 28, 2011, and the NGAS Resources common stock will be deregistered under the Exchange Act.

Litigation Relating to the Arrangement.

On January 12, 2011, two alleged NGAS Resources shareholders filed a putative class action captioned David Matranga and Bill Hubbard v. NGAS Resources, Inc. et al., Case No. 11-C1-250, in the Fayette Circuit Court, Division 9, in the Commonwealth of Kentucky. The defendants are NGAS Resources and the members of the NGAS Resources board of directors (together with NGAS Resources, the NGAS defendants), and Magnum Hunter.

The complaint alleges that the individual defendants violated British Columbia law by breaching their fiduciary duties and other obligations to NGAS Resources shareholders in connection with the arrangement agreement and the transactions contemplated thereby. Specifically, the complaint alleges, among other things, that the proposed transaction arises out of a flawed process in which the individual defendants engaged in self-dealing and agreed to certain provisions in the arrangement agreement, which resulted in an unfair price for NGAS Resources shares and a failure to maximize stockholder value. The suit further alleges that NGAS Resources and Magnum Hunter aided and abetted the individual defendants’ breaches of fiduciary duties. The plaintiffs seek, among other things, an order enjoining the NGAS defendants and Magnum Hunter from consummating the arrangement, rescission of the arrangement agreement, and attorneys’ fees and costs.

On February 2, 2011, defendants filed motions to dismiss the plaintiffs’ complaint. On February 15, 2011, plaintiffs filed an amended complaint, reiterating the allegations in their original pleading and adding allegations challenging the sufficiency of the disclosures in NGAS Resources’ preliminary proxy statement. On February 18, 2011, defendants filed motions to dismiss plaintiffs’ amended complaint. On the same date, plaintiffs filed a motion for limited expedited discovery. While NGAS Resources believes that plaintiffs’ claims are without merit and that it and the other defendants named in the lawsuit have valid defenses to all claims, in an effort to minimize the burden and expense of further litigation relating to such complaints, on March 1, 2011, the defendants reached an agreement in principle with the plaintiffs to settle the litigation and resolve all allegations by the plaintiffs against the defendants in connection with the Arrangement. The settlement, which is subject to further definitive documentation and court approval, provides for a settlement and release by the purported class of NGAS Resources stockholders of all claims against the defendants in connection with the Arrangement. In exchange for such settlement and release, the parties agreed, after arm’s length discussions between and among the defendants and the plaintiffs, that NGAS Resources would provide certain additional disclosures to those in its preliminary proxy statement (which disclosures are made herein), although NGAS Resources does not make any admission that such additional disclosures are material or otherwise required. After reaching agreement on the substantive terms of the settlement, the parties also agreed that plaintiffs may apply to the court for an award of attorneys’ fees and reimbursement of expenses, which, under certain circumstances, defendants have agreed not to oppose. In the event the settlement is not approved by the court or the conditions to settlement are not satisfied, the defendants will continue to vigorously defend these actions.

THE ARRANGEMENT AGREEMENT

The following is a summary of the material terms and conditions of the arrangement agreement. This summary may not contain all the information about the arrangement agreement that is important to you. This summary is qualified in its entirety by reference to the arrangement agreement attached as Annex A to, and incorporated by reference into, this proxy statement. You are encouraged to read the arrangement agreement carefully and in its entirety because it is the legal document that governs the arrangement.

Explanatory Note Regarding the Arrangement Agreement and the Summary of the Arrangement Agreement: Representations, Warranties and Covenants in the Arrangement Agreement Are Not Intended to Function or Be Relied on as Public Disclosures.

The arrangement agreement and the summary of its terms in this proxy statement have been included to provide information about the terms and conditions of the arrangement agreement. The terms and information in the arrangement agreement are not intended to provide any other public disclosure of factual information about Magnum Hunter, NGAS Resources or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the arrangement agreement are made by Magnum Hunter and NGAS Resources only for the purposes of the arrangement agreement and were qualified and subject to certain limitations and exceptions agreed to by Magnum Hunter and NGAS Resources in connection with negotiating the terms of the arrangement agreement. In particular, in your review of the representations and warranties contained in the arrangement agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the arrangement agreement and were negotiated for the purpose of allocating contractual risk between the parties to the arrangement agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the arrangement agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the arrangement agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Magnum Hunter, NGAS Resources or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement.

Structure of the Arrangement.

The arrangement agreement provides for a transaction in which Magnum Hunter will acquire all of the outstanding shares of NGAS Resources common stock in exchange for Magnum Hunter common stock. Following completion of the arrangement, NGAS Resources will be a wholly owned subsidiary of Magnum Hunter. Upon completion of the arrangement, Gary C. Evans and Ronald D. Ormand will be the directors of NGAS Resources and the officers of NGAS Resources will be:

Name	Title

Gary C. Evans	Chief Executive Officer
James W. Denny	President
Ronald D. Ormand	Chief Financial Officer
Richard A. Farrell	Vice President
Paul M. Johnston	Secretary

Closing and Effective Time of the Arrangement.

The arrangement will be effective after the final order is granted by the Supreme Court of British Columbia under section 288 of the Business Corporations Act (British Columbia). Unless another date and time are agreed by

Magnum Hunter and NGAS Resources, the closing will occur as soon as possible, but no later than three business days following satisfaction or waiver of the conditions to completion of the arrangement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the time of closing) described under “— Conditions to the Completion of the Arrangement” beginning on page 89 of this proxy statement.

As of the date of this proxy statement, the arrangement is expected to be completed by March 31, 2011 or such later date as the deadline for completing a qualifying transaction under the NGAS Resources credit agreement waiver and amendment may be extended but not later than April 15, 2011. However, completion of the arrangement is subject to the satisfaction (or waiver, to the extent permissible) of conditions to the arrangement, which are summarized below. There can be no assurances as to when, or if, the arrangement will occur. If the arrangement is not completed on or before March 31, 2011 (which date may be extended to April 15, 2011), either Magnum Hunter or NGAS Resources may terminate the arrangement agreement, unless the failure to complete the arrangement by that date is due to a breach of the arrangement agreement by the party seeking to terminate the arrangement agreement. See “— Conditions to the Completion of the Arrangement” and “— Termination of the Arrangement Agreement” beginning on pages 90 and 98, respectively, of this proxy statement.

Arrangement Consideration.

At the effective time of the arrangement, each share of NGAS Resources common stock outstanding immediately prior to the effective time will be converted into the right to receive 0.0846 of a share of Magnum Hunter common stock.

Fractional Shares.

No fractional shares of Magnum Hunter common stock will be issued to any holder of NGAS Resources common stock upon completion of the arrangement. In lieu of any fractional shares of Magnum Hunter common stock that a holder of NGAS Resources common stock would otherwise be entitled to receive as a result of the arrangement, holders of NGAS Resources common stock shall receive the nearest whole number of shares of Magnum Hunter common stock (with fractions equal to exactly 0.5 being rounded up).

Procedures for Surrendering NGAS Resources Stock Certificates.

The conversion of NGAS Resources common stock into the right to receive the arrangement consideration will occur automatically at the effective time of the arrangement. Prior to completion of the arrangement, Magnum Hunter will appoint a depositary to handle the exchange of NGAS Resources stock certificates in the arrangement for Magnum Hunter common stock. At or promptly after the effective time of the arrangement, Magnum Hunter will deposit or make available the arrangement consideration payable in respect of NGAS Resources common stock.

NGAS Resources shareholders who surrender their stock certificates, together with such other documents and instruments as would have been required to effect the transfer of NGAS Resources common stock formerly represented by such certificate under the Business Corporations Act (British Columbia) and NGAS Resources’ notice of articles, as amended, and the NGAS Resources articles and such additional documents and instruments as the depositary may reasonably require, will receive from the depositary a certificate representing the shares of Magnum Hunter common stock into which the shares of NGAS Resources common stock were converted in the arrangement. After the effective date of the arrangement, each certificate that previously represented shares of NGAS Resources common stock will only represent the right to receive the shares of Magnum Hunter common stock into which those shares of NGAS Resources common stock have been converted.

Neither Magnum Hunter nor NGAS Resources will be responsible for transfer or other similar taxes and fees incurred by holders of NGAS Resources common stock in connection with the arrangement and thus such taxes and fees, if any, will be the sole responsibility of such holder. In addition, if there is a transfer of ownership of NGAS Resources common stock that is not registered in NGAS Resources’ transfer agent’s records, payment of the arrangement consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must satisfy the exchange agent that any such transfer or other taxes required by reason of the payment of the arrangement consideration to such other person have been paid or that no payment of such taxes is necessary.

After the completion of the arrangement, Magnum Hunter will not pay dividends with a record date after the effective time of the arrangement to any holder of any NGAS Resources stock certificates until the holder surrenders the NGAS Resources stock certificates. However, once those certificates are surrendered, Magnum Hunter will pay to the holder, without interest, any dividends that have been declared after the effective date of the arrangement on the shares into which those NGAS Resources shares have been converted.

Treatment of NGAS Resources Equity Awards.

NGAS Resources Stock Options.

Any options granted under the 2001 Plan that remain outstanding immediately before completion of the arrangement will be amended and restated as options under the Magnum Hunter Stock Incentive Plan effective as of the completion of the arrangement. The amended and restated 2001 Plan options will be fully vested and exercisable options to purchase shares of Magnum Hunter common stock, with adjustments to the number of shares and the exercise price under the option adjusted as appropriate to preserve the intrinsic value of the option (i.e., the difference between the value of the underlying NGAS Resources common stock and the aggregate exercise price immediately before the completion of the arrangement). Any options granted under the 2003 Plan will be terminated effective as of the completion of the arrangement if they are not exercised before the completion of the arrangement. In the aggregate, as of March [    ●    ], 2011, there were 20,000 options outstanding under the 2001 Plan with a weighted average exercise price of $6.51 and there were 2,225,000 options outstanding under the 2003 Plan with a weighted average exercise price of $2.90.

Treatment of NGAS Resources Warrants.

In accordance with the terms of the arrangement agreement, warrants to purchase NGAS common stock will be converted into warrants to purchase Magnum Hunter common stock having the same contractual terms and conditions as were in effect immediately prior to the effective time of the arrangement. The number of shares of Magnum Hunter common stock subject to each converted warrant will equal the product of (i) the number of shares of NGAS Resources common stock subject to the NGAS Resources warrant immediately prior to the effective time of the arrangement multiplied by (ii) the exchange ratio in the arrangement. The exercise price per share of Magnum Hunter common stock subject to a converted warrant will be an amount equal to the quotient of (i) the exercise price per share of NGAS Resources common stock subject to the NGAS Resources warrant immediately prior to the effective time of the arrangement divided by (ii) the exchange ratio in the arrangement. In the alternative, holders of NGAS Resources’ warrants generally will have the right, at the holder’s election, to exchange such warrants within 30 days after the closing of the arrangement for an amount of cash equal to value of the applicable warrants as determined in accordance with the Black Scholes Option Pricing Model as set forth in the terms of the applicable warrant.

Listing of Magnum Hunter Stock and Delisting and Deregistration of NGAS Resources Stock.

The arrangement agreement obligates Magnum Hunter to use reasonable best efforts to have the shares of Magnum Hunter common stock to be issued in connection with the arrangement approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the arrangement. Approval for listing on the New York Stock Exchange of the shares of Magnum Hunter common stock issuable to the NGAS Resources shareholders in the arrangement, subject only to official notice of issuance, is a condition to the obligations of Magnum Hunter and NGAS Resources to complete the arrangement. Upon completion of the arrangement, NGAS Resources common stock will be delisted from the Nasdaq Global Select Market (or Nasdaq Capital Market if applicable) and deregistered under the Exchange Act.

Conditions to the Completion of the Arrangement.

Mutual Closing Conditions.  The obligation of each of Magnum Hunter and NGAS Resources to complete the arrangement is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	approval of the arrangement by holders of two-thirds of the votes cast by the holders of NGAS Resources common stock present in person or represented by proxy at the special meeting in accordance with the interim order and the Business Corporations Act (British Columbia);

•	absence of any injunctions or restraints imposed by governmental entities that prohibit completion of the arrangement;

•	the final order having been granted in form and substance satisfactory to Magnum Hunter and NGAS Resources,

•	the effective date of the completion of the arrangement being on or before March 31, 2011, or April 15, 2011 if so extended under the arrangement agreement;

•	absence of any law or action by a governmental entity or other circumstance that (i) makes illegal or prohibits the arrangement or (ii) results in a judgment or assessment of material damages relating to the transaction contemplated by the arrangement agreement;

•	approval for the listing on the New York Stock Exchange of the shares of Magnum Hunter common stock to be issued in the arrangement, subject to official notice of issuance;

•	the accuracy of all other representations and warranties made in the arrangement agreement by the other party (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the effective time of the arrangement (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party;

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to the effective time of the arrangement; and

•	the absence of the occurrence and continuation of any event, occurrence, development or state of circumstances or facts from the date of the arrangement agreement to the effective time of the arrangement which, individually or in the aggregate, has had a material adverse effect on the other party.

Additional Closing Conditions for Magnum Hunter’s Benefit.  In addition, the obligation of Magnum Hunter to complete the arrangement is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	absence of any pending action or proceeding (other than those brought by shareholders of NGAS Resources) that:

•	challenges or seeks to restrain or prohibit the completion of the arrangement;

•	seeks to prohibit Magnum Hunter’s ability effectively to exercise full rights of ownership of NGAS Resources’ common stock, including the right to vote any shares of NGAS Resources common stock acquired or owned by Magnum Hunter following the effective time of the arrangement;

•	which would materially and adversely affect the right of NGAS Resources to own its assets or operate its business; or

•	seeks to compel Magnum Hunter, NGAS Resources or any of their respective subsidiaries to dispose of or hold separate any material assets as a result of the arrangement;

•	the holders of not more than 5% of the outstanding common stock of NGAS Resources having exercised their rights of dissent;

•	resignations or mutual releases having been obtained from each director and officer of NGAS Resources;

•	NGAS Resources having reduced the overall severance, change of control and retention benefits cap to $5 million in accordance with the arrangement agreement;

•	restructuring of NGAS Resources gas transportation agreements with Seminole on substantially the terms set forth in a certain letter of intent between Magnum Hunter, Seminole and a subsidiary of NGAS Resources;

•	receipt of non-competition agreements from certain executive officers of NGAS Resources in accordance with the arrangement agreement;

•	receipt of a copy of the written financial opinion of KBCM to NGAS Resources which has not been amended or rescinded;

•	the continuance in full force and effect of the existing bank waiver whereby the lenders under NGAS Resources’ credit agreement agree to forbear from exercising any rights or remedies with respect to any breach or default by NGAS Resources under NGAS Resources’ credit agreement; and

•	no more than 32,000,000 shares of NGAS Resources common stock having been issued to the holders of NGAS Resources amortizing convertible notes since November 15, 2010.

Additional Closing Conditions for NGAS Resources’ Benefit.  In addition, the obligation of NGAS Resources to complete the arrangement is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	full payment by Magnum Hunter of all outstanding NGAS Resources convertible notes due May 1, 2012 and all outstanding borrowings under the NGAS Resources credit agreement; and

•	release of all outstanding personal guarantees securing the performance of the promissory note issued June 8, 2009 by a subsidiary of NGAS Resources to Central Bank & Trust Co.

Representations and Warranties.

The arrangement agreement contains a number of representations and warranties made by both Magnum Hunter and NGAS Resources that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”). See also “— Definition of “Material Adverse Effect” beginning on page 92 of this proxy statement. The representations and warranties in the arrangement agreement relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and validity of the arrangement agreement;

•	governmental and third-party consents necessary to complete the arrangement;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the execution, delivery or performance of the arrangement agreement and completion of the arrangement;

•	capital structure;

•	subsidiaries;

•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act;

•	absence of certain changes since September 30, 2010 through the date of the arrangement agreement, including changes that have had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	compliance with laws and court orders;

•	litigation; and

•	fees payable to financial advisors in connection with the arrangement.

NGAS Resources also makes representations and warranties relating to, among other things, regulatory matters, financial statements, absence of undisclosed material liabilities, tax matters, reserve reports, properties, intellectual property, employee benefit plans, labor, environmental matters, material contracts, severance, change of control and retention agreements, approval of the board of directors, insurance, title to oil and gas interests, oil and gas operations, drilling partnerships, preferential rights with respect to oil and gas interests, expenses owed or delinquent payments and the receipt of a fairness opinion from its financial advisor.

Magnum Hunter also makes representations and warranties relating to, among other things, its receipt of a financing commitment letter from Bank of Montreal and that the Magnum Hunter shares to be issued in the arrangement as severance, change of control or retention payments to certain officers and employees of NGAS Resources will be freely tradable if the final order approving the arrangement approves the issuance of the Magnum Hunter common stock to such certain officers and employees of NGAS Resources pursuant to the plan of arrangement.

The representations and warranties in the arrangement agreement do not survive after the effective time of the arrangement.

See “— Explanatory Note Regarding the Arrangement Agreement and the Summary of the Arrangement Agreement: Representations, Warranties and Covenants in the Arrangement Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” on page 87 of this proxy statement.

Definition of “Material Adverse Effect.”

Many of the representations and warranties in the arrangement agreement are qualified by “material adverse effect.” In addition, there are separate standalone conditions to completion of the arrangement relating to the absence of any event, occurrence, development or state of circumstances or facts from the date of the arrangement agreement to the effective time of the arrangement which, individually or in the aggregate, has had a material adverse effect on the other party.

For purposes of the arrangement agreement, “material adverse effect” means, with respect to Magnum Hunter or NGAS Resources, as the case may be, a material adverse effect on (i) the financial condition, business, assets or results of operations of Magnum Hunter and its subsidiaries, taken as a whole, in the case of Magnum Hunter, or NGAS Resources or any of its subsidiaries, individually or taken as a whole, in the case of NGAS Resources, excluding any effect resulting from, arising out of or relating to:

(a) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world;

(b) changes or conditions generally affecting the industry in which such party operates (including changes in oil or natural gas prices);

(c) any change in applicable law or the interpretation thereof or generally accepted accounting principles in the United States or the interpretation thereof;

(d) announcement or consummation of the transactions contemplated by the arrangement agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom;

(e) acts of war, terrorism or armed hostility;

(f) any failure by such party or any of its subsidiaries to meet any internal or analyst projections or expectations (however, the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

(g) any failure of such party to take any action as a result of restrictions or other prohibitions pursuant to the arrangement agreement,

(h) any legal proceeding made or brought by any third party other than a governmental entity, in the case of a material adverse effect with respect to Magnum Hunter, or by an NGAS Resources shareholder, in the case of a material adverse effect with respect to NGAS Resources, arising out of or related to the arrangement agreement or any of the transactions contemplated thereby;

(i) taking any action approved by the other party in writing; and

(j) compliance with the terms of, or the taking of any action required by, the arrangement agreement;

except to the extent such effects in the cases of clauses (a) and (b) above materially and disproportionately affect such party and its subsidiaries relative to other participants in the industry or industries in which such party and its subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a material adverse effect has occurred), and (ii) the ability of such party to consummate the arrangement or any of the other transactions contemplated by the arrangement agreement.

Solely with respect to NGAS Resources, “material adverse effect” shall also mean a material adverse effect on Magnum Hunter’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of NGAS Resources following the effective time of the arrangement.

Conduct of Business Pending the Arrangement.

NGAS Resources has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time of the arrangement or the termination of the arrangement agreement pursuant to its terms.

In general, except as expressly contemplated or permitted by the arrangement agreement or with Magnum Hunter’s written approval, NGAS Resources and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all of their rights, permits, consents, franchises, approvals and authorizations to maintain material leases and personal property and to maintain existing relationships with customers, suppliers and others having business relationships with NGAS Resources and its subsidiaries and with governmental authorities. Without limiting the generality of the foregoing, NGAS Resources has also agreed to certain restrictions on NGAS Resources’ and its subsidiaries’ activities certain of which are subject to exceptions described in the arrangement agreement, including restrictions on, among other things:

•	amending its organizational documents;

•	splitting, combining or reclassifying its capital stock, declaring, setting aside or paying any dividend or repurchasing any shares of NGAS Resources capital stock (except for shares issued as payment for principal and upon conversion at the default reset rate on the 6% amortizing convertible notes);

•	subject to certain exceptions, including the issuance of NGAS Resources shares of its common stock upon the exercise of options or warrants outstanding on the date of the arrangement agreement, and issuances of shares as payment for principal and upon conversion at the default reset rate on the NGAS Resources convertible notes, issuing or selling any shares of its capital stock;

•	incurring capital expenditures, except for those capital expenditures which, in the aggregate to do not exceed the sum of (A) 20% of all subscription proceeds received after the date of the arrangement agreement from the offering of interests in the “NGAS Partners 2010 A, Ltd.” drilling partnership and (B) $1 million;

•	acquiring assets, securities, properties, interests or businesses;

•	selling, leasing, transferring or creating a lien on NGAS Resources’ assets, rights, securities, properties, interests or businesses, subject to certain exceptions, including sales pursuant to existing contracts or sales of hydrocarbon production in the ordinary course of business;

•	making, modifying or terminating any derivative agreements;

•	entering into, amending, modifying or terminating material contracts, or waiving, releasing or assigning material rights thereunder;

•	incurring indebtedness other than indebtedness of a subsidiary to NGAS Resources or in connection with the arrangement agreement;

•	other than pursuant to an internal reorganization, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•	entering into agreements or arrangements that would materially restrict the ability of NGAS Resources to conduct its business as it is presently being conducted or to engage in any type of activity or business;

•	other than as required pursuant to the terms of the arrangement agreement and are required by law, (i) entering into or amending agreements providing for compensation or benefits to current or former employees or directors, (ii) adopting, amending or terminating compensation or benefit plans for current or former employees or directors, (iii) increasing employee or director compensation other than as required by any NGAS Resources benefit plan in effect prior to the date of the arrangement agreement, (iv) increasing the rate of compensation for any independent consultant or contractor, (v) entering into or renewing any agreement (other than a renewal occurring in accordance with the terms of an NGAS Resources benefit plan in effect prior to the date of the arrangement agreement) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon (A) the occurrence of any of the transactions contemplated by the arrangement agreement, (B) any change of control of NGAS Resources, (C) the termination or severance of such individual’s relationship with NGAS Resources, or (D) the retention or continued employment of any such individual, (vi) providing for the accelerated vesting to any equity-based award upon the occurrence of any of the transactions contemplated by the arrangement agreement and (vii) paying any bonus or other compensation to any person (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business in accordance with current compensation levels and practices) for any reason, including as a result of the transactions contemplated by the arrangement agreement;

•	subject to certain limited exceptions, changing NGAS Resources’ methods of accounting;

•	settling, or offering or proposing to settle any litigation, arbitration, mediation or other proceeding involving NGAS Resources or its subsidiaries where the amount paid in settlement exceeds $200,000;

•	intentionally taking any action that would reasonably be expected to make any representation or warranty of NGAS Resources inaccurate at closing, or cause any of the conditions to closing to not be satisfied or cause NGAS Resources to be in a violation of any provision of the arrangement agreement;

•	entering into any material new line of business;

•	issuing any press releases or otherwise making any public statement regarding NGAS Resources or any of its subsidiaries, or its or their business, properties or assets without consulting Magnum Hunter;

•	making or changing any tax election or changing any annual tax accounting period, individually or in the aggregate, which would reasonably be likely to have a material adverse effect; and

•	authorizing or entering into any agreement to do any of the foregoing.

Obligation of the NGAS Resources Board of Directors to Recommend the Arrangement Resolution and Call a Shareholders’ Meeting.

NGAS Resources’ board of directors has agreed to call a meeting of its shareholders for the purpose of obtaining the requisite vote of NGAS Resources shareholders necessary to pass the arrangement resolution. As discussed under “The Arrangement — NGAS Resources Reasons for the Arrangement; Recommendation of the NGAS Resources Board of Directors” beginning on page 57 of this proxy statement, NGAS Resources board of directors has recommended that NGAS Resources shareholders vote “FOR” the arrangement resolution. NGAS Resources’ board of directors, however, can withdraw, modify or qualify its recommendation in a manner adverse to Magnum Hunter or recommend an Acquisition Proposal (as defined below) under certain specified circumstances as discussed under “— No Solicitation by NGAS Resources” beginning on page 95 of this proxy statement. If

NGAS Resources’ board of directors so withdraws, modifies or qualifies its recommendation, the arrangement resolution must nonetheless be submitted to NGAS Resources shareholders for approval.

No Solicitation by NGAS Resources.

Subject to the exceptions described below, NGAS Resources has agreed that neither NGAS Resources nor any of its subsidiaries will, nor will NGAS Resources or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys or accountants to, directly or indirectly, (i) solicit, initiate or otherwise knowingly encourage inquiries or proposals with respect to an Acquisition Proposal, (ii) engage in any discussions or negotiations concerning, or provide any confidential information or data to any third party in connection with an Acquisition Proposal (except to notify such third party as to the existence of the no solicitation provision of the arrangement agreement), or knowingly take any other action with the purpose or intention of facilitating any other inquiries or the making of any proposal that constitutes, or that reasonably may be expected to lead to, any Acquisition Proposal, (iii) enter into any agreement with respect to an Acquisition Proposal (other than a confidentiality agreement to the extent permitted as described below) or approve or resolve to approve any Acquisition Proposal, (iv) fail to make, withdraw or modify in a manner adverse to Magnum Hunter, its recommendation to NGAS Resources shareholders to vote in favor of approving the arrangement resolution or publicly resolve to do so or recommend an Acquisition Proposal, which is referred to in this proxy statement as an adverse recommendation change, or (v) approve or take any action to render inapplicable to any Acquisition Proposal any restrictive provision or any applicable anti-takeover provision in the notice of articles, as amended, and the articles of NGAS Resources or the Business Corporations Act (British Columbia).

However, at any time prior to the approval of the arrangement resolution by NGAS Resources shareholders:

•	NGAS Resources, directly or indirectly through advisors, agents or other intermediaries, may (i) engage or participate in negotiations or discussions with any third party that has made an unsolicited Superior Proposal (as defined below) or an unsolicited Acquisition Proposal that NGAS Resources’ board of directors determines in good faith, after consultation with its outside legal advisors, could reasonably be expected to lead to a Superior Proposal by the third party making such Acquisition Proposal, and (ii) furnish to such third party and its representatives nonpublic information relating to NGAS Resources or any of its subsidiaries and access to the business, properties, assets, books and records of NGAS Resources and its subsidiaries pursuant to a customary confidentiality agreement with such third party with terms no less favorable to NGAS Resources than those contained in the confidentiality agreement between NGAS Resources and Magnum Hunter (except that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such third party from making any Acquisition Proposals, acquiring NGAS Resources or taking any other action), provided that all such information (to the extent not previously provided or made available to Magnum Hunter) is promptly provided or made available to Magnum Hunter; and

•	In addition, NGAS Resources’ board of directors may make an adverse recommendation change (i) following receipt of an Acquisition Proposal made after the date of the arrangement agreement that NGAS Resources’ board of directors determines in good faith, after consultation with its outside legal advisors, constitutes a Superior Proposal or (ii) solely in response to an Intervening Event (as defined below).

NGAS Resources may only take the actions described in each of the two preceding clauses (i) and (ii) if NGAS Resources’ board of directors determines in good faith, after consultation with its outside legal advisors, that failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under the laws of British Columbia. In addition, NGAS Resources must (a) notify Magnum Hunter within 24 hours after the receipt of any unsolicited Acquisition Proposal, including the material terms and conditions of the Acquisition Proposal, the identity of the person making such proposal or inquiry, and any modification of or amendment thereto, (b) provide Magnum Hunter a copy of any such acquisition proposal and any modification of or amendment thereto, and (c) advise Magnum Hunter on a reasonably current basis of the status and terms of any discussions and negotiations with any third party if such action relates to an Acquisition Proposal.

In addition, NGAS Resources’ board of directors may not make an adverse recommendation change in response to a Superior Proposal as described above, unless (i) NGAS Resources promptly notifies Magnum Hunter, in writing at least five business days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Superior Proposal, and (ii) Magnum Hunter does not make, within five business days after its receipt of that written notification, an offer that NGAS Resources’ board of directors determines, in good faith, after consultation with its outside legal advisors, is at least as favorable to NGAS Resources’ shareholders as such Superior Proposal. Any amendment to the financial terms or other material terms of such Acquisition Proposal requires a new written notification from NGAS Resources and commences a new five-business-day period under the preceding sentence.

“Acquisition Proposal”  means, any inquiry, proposal or offer whether in writing or otherwise, with respect to (a) any purchase of an equity interest (including by means of a tender or exchange offer) representing more than 20% of the voting power in NGAS Resources or any of its subsidiaries, (b) a merger, plan of arrangement, takeover bid, amalgamation, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving NGAS Resources or any of its subsidiaries or (c) any purchase of assets, businesses, securities or ownership interests (including the securities of any NGAS Resources subsidiary) representing more than 20% of the consolidated assets of NGAS Resources and its subsidiaries.

“Intervening Event”  means any material event, development, circumstance, occurrence or change in circumstances or facts not related to an Acquisition Proposal that was not known to NGAS Resources’ board of directors or senior management on the date of the arrangement agreement, that would have a material highly favorable impact on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of NGAS Resources and its subsidiaries taken as a whole. The following shall not constitute an Intervening Event: changes in the financial or securities markets or general economic or political conditions in the world, general conditions in the industry in which NGAS Resources and its subsidiaries operate, any change in the price of oil or natural gas, discovery of successful wells, or any oil and gas discovery.

“Superior Proposal”  means an unsolicited, bona fide written Acquisition Proposal made by a third party which the NGAS Resources board of directors concludes in good faith, after receipt of a written fairness opinion of an independent financial advisor, and after consultation with outside legal counsel, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the third party making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the shareholders of NGAS Resources from a financial point of view, than the transactions contemplated by the arrangement agreement (after giving effect to any adjustments to the terms and provisions of the arrangement agreement committed to in writing by Magnum Hunter in response to such Acquisition Proposal) and (ii) is fully financed or the NGAS Resources board of directors has received a commitment letter that such Acquisition Proposal will be fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term above, except that (i) the reference to “more than 20%” in clause (a) of the definition of “Acquisition Proposal” shall be deemed to be a reference to “all,” (ii) the reference to “more than 20%” in clause (c) of the definition of “Acquisition Proposal” shall be deemed to be a reference to “substantially all,” and (iii) “Acquisition Proposal” shall only be deemed to refer to a transaction involving NGAS Resources.

NGAS Resources has agreed to terminate any discussions or negotiations with any third parties conducted prior to the date that it entered into the arrangement agreement with respect to any Acquisition Proposal.

Reasonable Best Efforts Covenant.

Magnum Hunter and NGAS Resources have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the transactions contemplated by the arrangement agreement, including preparing and filing as promptly as practicable all necessary governmental or third-party filings, notices and other documents and obtaining and maintaining all required approvals, consents and authorizations necessary, proper or advisable to consummate the arrangement.

Proxy Statement Covenant.

NGAS Resources has agreed to prepare and file a proxy statement with the SEC in connection with the arrangement. NGAS Resources will use its reasonable best efforts to cause the proxy statement to be mailed to its shareholders as promptly as practicable after the proxy statement is filed with the SEC, and, except to the extent that the NGAS Resources board of directors makes an adverse recommendation change as described under “— No Solicitation by NGAS Resources” beginning on page 95 of this proxy statement, such proxy statement will contain the recommendation of NGAS Resources’ board of directors that NGAS Resources shareholders vote in favor of approving the arrangement resolution.

Indemnification and Insurance.

The arrangement agreement provides that, following the effective time of the arrangement, Magnum Hunter will indemnify and hold harmless, and provide advancement of expenses to, each present and former officer and director of NGAS Resources and its subsidiaries in respect of (i) acts or omissions occurring at or prior to the effective time, (ii) the fact that such person was a director or officer (or is or was serving at the request of NGAS Resources or any of its subsidiaries as a director or officer of another entity prior to the effective time of the arrangement) and (iii) the arrangement agreement and the transactions contemplated thereby, in each case, to the fullest extent permitted by the laws of British Columbia or any other applicable law or provided under NGAS Resources’ or its subsidiaries’ organizational documents.

Magnum Hunter has also agreed to procure, for six years following the effective time of the arrangement for each person currently covered by NGAS Resources’ officers’ and directors’ liability insurance policy, the provision of officers’ and directors’ liability insurance with respect to matters existing or occurring prior to the effective time of the arrangement (including with respect to acts or omissions occurring in connection with the arrangement agreement and the transactions contemplated by the arrangement agreement) on terms with respect to coverage and in amounts no less favorable than those of NGAS Resources’ policy in effect on the date of the arrangement agreement. However, the aggregate total premium shall not exceed $275,000 and Magnum Hunter shall have the right to select the insurance broker for, and make all arrangements relating to, such coverage.

Employee Matters.

Amendments to Severance, Change of Control and Retention Benefits.

•	NGAS Resources will take all necessary actions in order to amend, effective as of and subject to the closing of the arrangement, any severance, change of control and retention agreements such that the aggregate payments made since December 1, 2010 or to be made within five years of the date of the arrangement agreement, shall not exceed $5,000,000.

•	NGAS Resources must notify Magnum Hunter within 30 days of the date of the arrangement agreement of how NGAS Resources plans to allocate the severance dollar amounts in accordance with the $5 million cap.

•	Severance payments will be paid in shares of MHR common stock, in cash or in any combination of the two, as determined by MHR, provided that payment of up to $685,000 in the aggregate to certain non-executive employees identified prior to the date of the arrangement agreement will be paid in cash.

Employee Benefit Plans.

For a period of one year following the arrangement, Magnum Hunter will provide that, subject to any transition period of not more than 90 days and subject to any applicable plan provisions, contractual requirements or applicable laws, all employees of NGAS Resources who continue employment with Magnum Hunter after the arrangement will be eligible to participate in Magnum Hunter’s benefit plans, to substantially the same extent as, and not more favorably than, similarly situated employees of Magnum Hunter.

With respect to each employee benefit plan maintained by Magnum Hunter or any of its subsidiaries in which a continuing employee will become a participant, the continuing employee will receive full credit for service with NGAS Resources or any of its subsidiaries for purposes of eligibility to participate and vesting, to the same extent that such service was recognized as of the effective time of the arrangement under a comparable plan of NGAS Resources and its subsidiaries in which the continuing employee participated.

With respect to any welfare plan maintained by Magnum Hunter or any of its subsidiaries in which any continuing employee is eligible to participate after the effective time of the arrangement, Magnum Hunter will, or will cause its subsidiaries to, waive all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods applicable to such employees, except to the extent such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of NGAS Resources and its subsidiaries in which the continuing employee participated. If a continuing employee commences participation in any health benefit plan of Magnum Hunter or any of its subsidiaries, Magnum Hunter will cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such continuing employee during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such continuing employee commences participation to the same extent such credit was given under the analogous plan of NGAS Resources and its subsidiaries in which the continuing employee participated.

However, none of the foregoing will apply to the extent it would result in any duplication of benefits for the same period of service, provided further, that the foregoing will not apply to the extent that (i) the consent of any third party is required, if Magnum Hunter has used its commercially reasonable efforts to obtain the consent of such third party and such third party has denied their consent or (ii) providing such benefits would cause Magnum Hunter to incur significant additional costs.

NGAS Resources After the Arrangement.

Immediately following the arrangement and as a subsequent step in connection with the acquisition of NGAS Resources, Magnum Hunter presently intends to liquidate NGAS Resources into a new wholly owned Delaware limited liability company. Magnum Hunter would undertake the liquidation as a necessary step to simplify its accounting and Canadian tax reporting.

Agreements with Seminole.

Prior to the arrangement, NGAS Resources and NGAS Production Co. agreed to enter into amendments to the existing Seminole Gathering Agreements with Seminole and Seminole Gas on substantially the terms set forth in a letter of intent among Magnum Hunter, NGAS Production Co. and Seminole and in form and substance reasonably acceptable to Magnum Hunter. The letter of intent provided that effective after the completion of the arrangement (i) Magnum Hunter, Seminole and NGAS Production Co. restructure the pricing of the existing Seminole Gathering Agreements, (ii) Magnum Hunter would pay $10 million in cash or restricted shares of Magnum Hunter’s common stock to Seminole, (iii) Magnum Hunter would provide Seminole with the right to acquire a 50% interest in Magnum Hunter’s Marcellus gas processing plant, and (iv) NGAS Production Co. would cancel approximately $7 million in note installments from Seminole’s purchase of the Appalachian Gathering System in the third quarter of 2009.

Termination of the Arrangement Agreement.

The arrangement agreement may be terminated at any time before the effective time of the arrangement, whether before or after NGAS Resources shareholders have adopted the arrangement agreement, in any of the following ways:

•	by mutual written consent of Magnum Hunter and NGAS Resources;

•	by either Magnum Hunter or NGAS Resources if:

•	the arrangement has not been consummated on or before March 31, 2011, provided that if NGAS Resources successfully uses its commercially reasonable best efforts to extend its deadline under the credit agreement waiver to April 15, 2011, then the date will be automatically extended to April 15, 2011, which date (as it may be extended) is referred to in this proxy statement as the end date. The right to terminate the arrangement agreement under this provision is not available to any party whose breach of the arrangement agreement results in the failure of the arrangement to occur on or before the end date;

•	any applicable law, order, injunction, judgment, decree, ruling or other similar requirement is in effect that makes completion of the arrangement illegal or otherwise prohibited, or permanently enjoins NGAS Resources or Magnum Hunter from consummating the arrangement and any such applicable law, including an injunction, has become final and non-appealable. A party seeking to terminate the arrangement agreement under this provision must have fulfilled its obligations described under “— Reasonable Best Efforts Covenant” beginning on page 96 of this proxy statement;

•	NGAS Resources shareholders fail to approve the arrangement resolution at the NGAS Resources shareholders’ meeting called for that purpose (or at any adjournment or postponement thereof), however, NGAS Resources will not be entitled to terminate if any of the shareholders party to the support agreement have breached any of their obligations thereunder, and neither NGAS Resources nor Magnum Hunter will be entitled to terminate if such party’s failure to comply with any provision of the arrangement agreement has been the cause of, or resulted in, the failure to approve the arrangement resolution; or

•	any of the conditions to closing are not satisfied or waived by the party for whose benefit such condition is provided, by providing the other party with details of all breaches which form the basis for the non-fulfillment of the applicable condition precedent;

•	by Magnum Hunter, if (i) the NGAS Resources board of directors fails to make or has withdrawn its recommendation approving the arrangement resolution in a manner adverse to Magnum Hunter, or NGAS Resources enters into an agreement with respect to any Acquisition Proposal (or resolves to do either), (ii) an Acquisition Proposal is publicly announced or offered (and not publicly withdrawn) and the NGAS Resources shareholders do not approve the arrangement resolution, (iii) NGAS Resources accepts, recommends, approves or enters into an agreement to implement a Superior Proposal, or publicly announces its intention to do any of the foregoing, (iv) NGAS Resources breaches any of its obligations described under “— No Solicitation by NGAS Resources” beginning on page 94 of this proxy statement, or (v) NGAS Resources or its subsidiaries voluntarily file a bankruptcy petition or initiate insolvency proceedings, or involuntary bankruptcy proceedings or insolvency proceedings are brought against NGAS Resources or its subsidiaries; or

•	by NGAS Resources, if to accept a Superior Proposal in accordance with the non-solicitation provision described under “— No Solicitation by NGAS Resources” beginning on page 95 of this proxy statement.

Except as described below under “— Termination Fee Payable by NGAS Resources,” beginning on page 99 of this proxy statement, if the arrangement agreement is validly terminated, the arrangement agreement will become void without any liability on the part of any party unless the termination resulted from the willful breach of the arrangement agreement. None of the parties to the arrangement agreement will be relieved or released from any liabilities or damages arising out of willful breach of any provision of the arrangement agreement.

Termination Fee Payable by NGAS Resources.

NGAS Resources has agreed to pay Magnum Hunter a termination fee of $4 million if:

•	the NGAS Resources board of directors makes an adverse recommendation change (or resolves or publicly announces its intention to do so) prior to the effective date of the arrangement;

•	the NGAS Resources shareholders fail to approve the arrangement agreement at the NGAS Resources shareholders’ meeting called for such purpose, and (i) an Acquisition Proposal has been publicly announced after the date of the arrangement agreement and prior to the date of the termination of the arrangement agreement and such Acquisition Proposal has not been publicly and unconditionally withdrawn, and (ii) within 12 months following the announcement of such Acquisition Proposal, NGAS Resources completes such Acquisition Proposal or any other Acquisition Proposal (provided that for purposes of the foregoing clause (ii), each reference to “20%” in the definition of Acquisition Proposal is deemed to be a reference to “50%”)

•	NGAS Resources accepts a Superior Proposal or publicly announces its intention to do so; or

•	NGAS Resources breaches any of its covenants in the non-solicitation provision described under “— No Solicitation by NGAS Resources” beginning on page 95 of this proxy statement, and fails to cure such breach within five business days (if curable) and in any event before the end date.

In the event of a termination of the arrangement agreement where none of the circumstances giving rise to the payment of the termination fee exist and NGAS Resources shareholder approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting, then NGAS Resources will pay to Magnum Hunter its reasonable, properly documented expenses incurred in connection with the arrangement agreement, including without limitation attorneys’ fees and expenses, not to exceed the termination fee.

Amendments; Waivers.

Any provision of the arrangement agreement may be amended or waived before the effective time of the arrangement if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the arrangement agreement or, in the case of a waiver, by the party against whom the waiver is to be effective, provided that, after adoption of the arrangement agreement by NGAS Resources shareholders, the parties may not amend or waive any provision of the arrangement agreement if such amendment or waiver would require further approval of NGAS Resources shareholders under applicable law unless such approval has first been obtained.

Expenses.

Except as discussed under “— Termination Fee Payable by NGAS Resources” beginning on page 99 of this proxy statement, the arrangement agreement provides that each of Magnum Hunter and NGAS Resources will pay its own costs and expenses in connection with the transactions contemplated by the arrangement agreement.

Support Agreement.

In connection with NGAS Resources entering into the arrangement agreement, each of the executive officers and directors of NGAS Resources entered into a support agreement with Magnum Hunter. Under the support agreement the director or executive officer agreed, in his capacity a shareholder of NGAS Resources, to vote all shares of NGAS Resources common stock he beneficially owns in favor of the arrangement resolution and against any acquisition proposal. However, each of our directors and executive officers shall be entitled to exercise, and comply with, his fiduciary duties in his capacity as director or executive officer of NGAS Resources and not be in breach of the support agreement.

INTERESTS OF CERTAIN PERSONS IN THE ARRANGEMENT

In considering the recommendation of the NGAS Resources board of directors with respect to the arrangement agreement, NGAS Resources shareholders should be aware that executive officers of NGAS Resources and certain members of the NGAS Resources board of directors have interests in the arrangement that are different from, or in addition to, the interests of NGAS Resources shareholders generally. The NGAS Resources board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the arrangement agreement and the arrangement, and in recommending the approval of the arrangement resolution and the transactions contemplated thereby to NGAS Resources shareholders.

NGAS Resources Executive Officers and Directors.

Treatment of Stock Options.  All stock options held by the executive officers and directors of NGAS Resources will vest and become exercisable in connection with change in control provisions triggered by the arrangement. Any options granted under the 2001 Plan that remain outstanding immediately before completion of the arrangement will be amended and restated as options under the Magnum Hunter Stock Incentive Plan effective as of the completion of the arrangement. The amended and restated 2001 Plan options will be fully vested and exercisable options to purchase shares of Magnum Hunter common stock, with adjustments to the number of shares and the exercise price under the option adjusted as appropriate (i.e., the difference between the value of the underlying NGAS Resources common stock and the aggregate exercise price immediately before the completion of the arrangement). Any options granted under the 2003 Plan that remain outstanding immediately before completion of the arrangement will be terminated effective as of the completion of the arrangement if they are not exercised before the completion of the arrangement. The outstanding options are underwater as of the date hereof (i.e., the per-share exercise price under all outstanding options exceeds the trading price of NGAS Resources common stock as of the date hereof). There are no stock options held by the NGAS Resources executive officers or directors under the 2001 Plan. The following chart shows the number of unvested stock options that were granted under the 2003 Plan and held by the NGAS Resources executive officers and directors as of March [    ●    ], 2011 and their respective weighted average exercise prices. All of these options will be terminated upon completion of the arrangement to the extent not yet then exercised.

		Weighted Average
Name	2003 Plan	Exercise Price ($)

Executive Officers
William S. Daugherty	350,000	$2.94
Michael P. Windisch	350,000	$2.94
William G. Barr III	350,000	$2.94
D. Michael Wallen	350,000	$2.94
Directors
B. Allen Connell	N/A	N/A
Paul R. Ferretti	N/A	N/A
James K. Klyman	N/A	N/A
Thomas F. Miller	N/A	N/A
Steve U. Morgan	10,000	$7.64

Severance Arrangements.  Each of the executive officers is party to a Change of Control Agreement entered into with NGAS Resources on February 25, 2004, which is referred to in this proxy statement as a COCA, providing for contingent severance benefits following a change of control of NGAS Resources, which occurred for purposes of the COCA upon execution of the arrangement agreement by NGAS Resources and Magnum Hunter. Each executive is entitled under his COCA to a lump-sum severance payment in cash upon a termination of the executive’s employment, within five years following the execution of the arrangement agreement, by NGAS Resources without “cause” or by the executive for “good reason.” Each of the executives is also party to a Long Term Incentive Agreement entered into with NGAS Resources on December 9, 2008, which is referred to in this proxy statement as an LTIA, providing for certain cash payments on each of February 25, 2012 and February 25, 2014, generally conditioned upon continued employment through those respective dates, subject to payment being due in full upon a termination of employment by NGAS Resources without “cause” or by the executive for “good reason.” Under their LTIAs, if each of the executive officers remained with NGAS Resources until a vesting event, then, based on their 2010 compensation, they would be entitled to a retention bonus amounting to $380,000 for Mr. Daugherty, $237,500 for Mr. Windisch, and $308,750 for each of Mr. Barr and Mr. Wallen, payable 40% in February 2012 and the balance in February 2014 (or upon an earlier qualifying termination of employment). Under their COCAs prior to their execution of an amendment thereto on January 24, 2011, if an executive officer resigned for good reason or was terminated without cause within five years after any change in control of NGAS Resources, he would be entitled to severance benefits in the following amounts based on the compensation paid to or earned by the executive officer in 2010: $1,520,000 for Mr. Daugherty, $950,000 for Mr. Windisch and $1,235,000 for each of Mr. Barr and Mr. Wallen.

After giving effect to the January 2011 amendments to each executive’s COCAs in connection with the allocation of the $5 million for overall severance, change of control and retention benefits in accordance with the arrangement agreement, the special committee of NGAS Resources allocated the following amounts for the executive officers: $1,371,800 for Mr. Daugherty, $803,700 for Mr. Windisch and $1,069,750 for each of Mr. Barr and Mr. Wallen, including the amount payable under each executive’s LTIA; however the amounts payable to Messrs. Daugherty, Barr and Wallen will be reduced by the outstanding loan amounts forgiven by NGAS Resources in December 2010, as further described below. The amounts payable after taking the loan forgiveness into account are: for Mr. Daugherty $1,282,736, for Mr. Barr $1,015,385, for Mr. Wallen $1,041,750 and the amount payable to Mr. Windisch is unchanged. Under the terms of the arrangement agreement, the entire amount of severance payments under an executive’s LTIA and amended COCA are generally payable upon termination of employment in the form of Magnum Hunter common stock instead of cash. For Messrs. Daugherty and Barr, at least $150,000 (after withholding taxes) of such amount would be payable in cash upon the termination of their employment if the shares of Magnum Hunter common stock issued to such executives are not registered and are restricted securities under the Securities Act.

The following table shows each executive’s potential payouts under his pre-amendment COCA and LTIA and also as currently in effect, in each case based on his 2010 compensation and assuming that a qualifying termination of employment occurs during 2011. In connection with the allocation of the $5 million overall severance benefit cap, NGAS Resources has allocated the remaining $685,000 to other employees who are parties to long term incentive agreements with NGAS Production, without any reduction of their existing entitlements or any change in the form of potential payout.

	Pre-	Pre-
	Amendment	Amendment
	LTIA	COCA	Pre-Amendment	Amended
	Potential	Potential	Potential	Potential
	Payout	Payout	Total Payout	Total Payout

William S. Daugherty	$380,000	$1,520,000	$1,900,000	$1,371,800
William G. Barr III	308,750	1,235,000	1,543,750	1,069,750
D. Michael Wallen	308,750	1,235,000	1,543,750	1,069,750
Michael P. Windisch	237,500	950,000	1,187,500	803,700

Total	$1,235,000	$4,940,000	$6,175,000	$4,315,000

See “The Arrangement Agreement — Employee Matters — Amendments to Severance and Change of Control Benefits” beginning on page 97 of this proxy statement.

Release of Personal Guarantees.  One of the conditions to the closing of the arrangement is the release of all outstanding personal guarantees securing the performance of the promissory note issued June 8, 2009 by a subsidiary of NGAS Resources to Central Bank & Trust Co. In connection with the arrangement, it is anticipated that Mr. Daugherty’s personal guarantee securing the performance of the promissory note issued June 8, 2009 by a subsidiary of NGAS Resources to Central Bank & Trust Co. will be released.

Non-Compete Agreements.  One of the conditions to the closing of the arrangement is that Messrs. Daugherty and Barr agree not to compete with NGAS Resources in the Southern Appalachian Basin for six months following the closing of the arrangement.

Forgiveness of Loans.  On December 23, 2010, in connection with the reduction in the amount of severance payment, change in form of severance payment from cash to Magnum Hunter stock and the agreement not to compete with NGAS Resources for six months following the closing of the arrangement, NGAS Resources forgave the outstanding loans made to Messrs. Daugherty ($89,064), Barr ($54,365) and Wallen ($28,000) during the period from 1998 to 2002. As mentioned above, these amounts were deducted from the amounts allocated to Messrs. Daugherty, Barr and Wallen pursuant to the severance benefits cap in accordance with the arrangement agreement.

Indemnification and Insurance.

The indemnification and insurance requirements set forth in the arrangement agreement relating to the named executive officers and other executive officers are described under “The Arrangement Agreement — Indemnification and Insurance” beginning on page 97 of this proxy statement.

Pursuant to indemnification agreements dated February 25, 2004, NGAS Resources is obligated to indemnify, subject to certain exceptions, each of its directors, named executive officers and certain other officers against litigation expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person is a party by reason of his or her position as a director or officer of NGAS Resources. The indemnification agreements also require NGAS Resources to advance, subject to certain exceptions, expenses to each such director and officer incurred in connection with a covered claim or action. The rights under the indemnification agreements are in addition to the rights of indemnification provided to the officers and directors under the arrangement agreement and any other rights that such directors and officers may have under NGAS Resources’ notice of articles, as amended, and the NGAS Resources articles or applicable law.

DESCRIPTION OF MAGNUM HUNTER CAPITAL STOCK

The following description of the terms of Magnum Hunter’s capital stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and the Magnum Hunter certificate of incorporation and bylaws, as amended. Copies of the Magnum Hunter certificate of incorporation and bylaws, as amended, are incorporated by reference and will be sent to holders of shares of NGAS Resources common stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page 122 of this proxy statement.

Authorized Capital Stock.

Under the Magnum Hunter certificate of incorporation, as amended, Magnum Hunter’s authorized capital stock consists of one hundred fifty million (150,000,000) shares of common stock, par value $0.01 per share, and ten million (10,000,000) shares of preferred stock, par value $0.01 per share.

Description of Common Stock.

Common Stock Outstanding.  As of March [    ●    ], 2011, there were [    ●    ] shares of Magnum Hunter common stock issued and outstanding. The outstanding shares of Magnum Hunter common stock are, and the shares of Magnum Hunter common stock issued pursuant to the arrangement will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights.  Each holder of Magnum Hunter common stock is entitled to one vote for each share of Magnum Hunter common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. Except for the election of directors, which is determined by a plurality vote, all matters to be voted on by Magnum Hunter stockholders must be approved by a majority in voting interest of the Magnum Hunter stockholders present in person or represented by proxy and entitled to vote. Holders of Magnum Hunter common stock are not entitled to cumulate their votes in the election of directors. Each of the directors will be elected annually by Magnum Hunter stockholders voting as a single class.

Dividend Rights.  Holders of Magnum Hunter common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Magnum Hunter’s board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any outstanding Magnum Hunter preferred stock.

Rights upon Liquidation.  In the event of any liquidation, dissolution or winding up of Magnum Hunter, whether voluntary or involuntary, the holders of Magnum Hunter common stock are entitled to share ratably, in all remaining assets available for distribution to shareholders after payment of or provision for Magnum Hunter’s liabilities, subject to prior distribution rights of Magnum Hunter preferred stock, if any, then outstanding

Preemptive Rights.  Holders of Magnum Hunter common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Description of Preferred Stock.

As of March [    ●    ], 2011, there were 4,000,000 shares of authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock, of which 4,000,000 shares were issued and outstanding.

Description of 10.25% Series C Cumulative Perpetual Preferred Stock.

Series C Preferred Stock Outstanding.  The rights, preferences, privileges and restrictions of shares of the Magnum Hunter 10.25% Series C Cumulative Perpetual Preferred Stock, or Series C Preferred Stock, have been fixed in the Series C Certificate of Designation and the material provisions are described below. The following description of the Series C Preferred Stock is intended as a summary only and is qualified in its entirety by reference to the Series C Certificate of Designation, the Magnum Hunter certificate of incorporation and Magnum Hunter bylaws, and to the applicable provisions of Delaware law.

Voting Rights.  Holders of the Series C Preferred Stock generally have no voting rights. However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” (as described below) occur or if Magnum Hunter fails to maintain the listing of the Series C Preferred Stock on a national securities exchange for 180 consecutive days, the holders of the Series C Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on the Magnum Hunter board of directors, in addition to those directors then serving on the Magnum Hunter board of directors until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national securities exchange. In addition, certain changes that would be materially adverse to the rights of holders of the Series C Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and all other shares of preferred stock similarly affected and entitled to vote, voting as a single class.

Dividend Rights.  Holders of the Series C Preferred Stock are entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of 10.25% per annum of the $25.00 liquidation preference per share (equivalent to $2.5625 per annum per share). However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” (as described below) occur or if Magnum Hunter fails to maintain the listing of the Series C Preferred Stock on a national securities exchange for 180 consecutive days, the dividend rate on the Series C Preferred Stock will increase to 12.50% per annum until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national securities exchange. Effective as of October 1, 2010, dividends became payable monthly in arrears on the last day of each month; provided that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. A “Quarterly Dividend Default” occurs if Magnum Hunter fails to pay cash dividends on the Series C Preferred Stock in full for any monthly dividend period within a calendar quarter, provided that only one Quarterly Dividend Default may occur during each calendar quarter and only four Quarterly Dividend Defaults may occur within a calendar year.

Rights upon Liquidation.  In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive, from the assets remaining after payment of liabilities, subject to the distribution rights of any parity shares or senior shares (as described below), but before any distribution of assets to the holders of Magnum Hunter common stock or other junior shares (as described below), cash in an amount equal to $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the distribution date.

Redemption Rights.  The Series C Preferred Stock does not have any stated maturity date and is not subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a “Change of Ownership or Control” (as described below). Accordingly, the shares of Series C Preferred Stock will remain outstanding indefinitely unless Magnum Hunter decides to redeem them or purchase all or a portion of the shares in the open market. Magnum Hunter is not required to set aside funds to redeem the Series C Preferred Stock. Magnum Hunter may not redeem the Series C Preferred Stock prior to December 14, 2011, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after December 14, 2011, Magnum Hunter may redeem the Series C Preferred Stock for cash at Magnum Hunter’s option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date. Following a “Change of Ownership or Control” (as such term is defined in the Series C Certificate of Designation) of Magnum Hunter by a person, entity or group other than a “Qualifying Public Company” (as such term is defined in the Series C Certificate of Designation), Magnum Hunter (or the acquiring entity) will be required to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date:

Redemption
Redemption Date	Price

On or before December 14, 2011	$25.50
After December 14, 2011	$25.00

A Change of Ownership or Control of Magnum Hunter by a Qualifying Public Company will not require a mandatory redemption of the Series C Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series C Preferred Stock, in whole but not in part, pursuant to the special redemption provisions described above.

Conversion Rights.  The Series C Preferred Stock is not convertible into or exchangeable for any stock or other securities or property of Magnum Hunter.

Ranking.  The Series C Preferred Stock ranks (i) senior to Magnum Hunter common stock and any other equity securities that Magnum Hunter may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”; (ii) equal to any shares of equity securities that Magnum Hunter may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares” (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock); (iii) junior to all other equity securities issued by Magnum Hunter, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “senior shares “(any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock)”; and (iv) junior to all existing and future indebtedness.

Description of Other Series of Preferred Stock.

Pursuant to Magnum Hunter’s certificate of incorporation, as amended, the Magnum Hunter board of directors has the authority without further action by Magnum Hunter’s stockholders to issue one or more additional series of preferred stock. The board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by Magnum Hunter stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, Magnum Hunter common stock. These effects might include, among other things, restricting dividends on Magnum Hunter common stock, diluting the voting power of Magnum Hunter common stock or impairing the liquidation rights of Magnum Hunter common stock.

Transfer Agent and Registrar.

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for Magnum Hunter common stock and Series C Preferred Stock.

Stock Exchange Listing.

It is a condition to the arrangement that the shares of Magnum Hunter common stock issuable in the arrangement be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the arrangement is completed, NGAS Resources common stock will cease to be listed on any stock exchange and will be deregistered under the Exchange Act.

COMPARISON OF SHAREHOLDER RIGHTS

NGAS Resources is organized under the laws of British Columbia, and the rights of NGAS Resources shareholders are currently governed by British Columbia law, NGAS Resources’ notice of articles, as amended, and the NGAS Resources articles, which are the equivalent of corporate bylaws in the United States. The rights of Magnum Hunter stockholders are currently governed by Delaware law and Magnum Hunter’s amended certificate incorporation and amended and restated bylaws. Following completion of the arrangement, the rights of NGAS Resources shareholders who become stockholders of Magnum Hunter in the arrangement will be governed by Delaware law and the Magnum Hunter amended certificate of incorporation and amended and restated bylaws.

The following discussion summarizes the material differences between the current rights of NGAS Resources shareholders and the current rights of Magnum Hunter stockholders. These differences arise in part from the differences between British Columbia law and Delaware law. Additional differences arise from the governing instruments of the two companies.

Although it is impracticable to compare all of the aspects in which British Columbia law and Delaware law and NGAS Resources’ and Magnum Hunter’s governing instruments differ with respect to shareholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to British Columbia law, Delaware law, NGAS Resources’ notice of articles, as amended, and articles, and to Magnum Hunter’s amended certificate of incorporation and amended and restated bylaws. In addition, the identification of some of the differences in these rights as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire proxy statement, the relevant provisions of British Columbia law and Delaware law and the other documents referred to in this proxy statement for a more complete understanding of the differences between the rights of an NGAS Resources shareholder and the rights of a Magnum Hunter stockholder. NGAS Resources and Magnum Hunter have filed with the SEC their respective governing documents referenced in this comparison of shareholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page 122 of this proxy statement.

Material Differences in Shareholder Rights.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

Authorized Capital Stock	The authorized capital stock of NGAS Resources consists of (i) 100,000,000 shares of common stock, no par value, and (ii) 5,000,000 shares of preferred stock, no par value.	The authorized capital stock of Magnum Hunter consists of (i) 150,000,000 shares of common stock, $0.01 par value, and (ii) 10,000,000 shares of preferred stock, $0.01 par value.

	Under the NGAS Resources notice of articles and articles, NGAS Resources’ board of directors has the authority to issue one or more classes or series within a class of preferred stock with voting powers and other terms as the board of directors may determine.	Under Magnum Hunter’s certificate of incorporation, as amended, Magnum Hunter’s board of directors has the authority to issue one or more classes or series within a class of common stock or preferred stock with voting powers and other terms as the board of directors may determine.

	As of March [ ● ], 2011, there were (i) [ ● ] shares of NGAS Resources common stock and (ii) no shares of NGAS Resources preferred stock outstanding.	As of March [ ● ], 2011, there were (i) [ ● ] shares of Magnum Hunter common stock outstanding and (ii) 4,000,000 shares of Magnum Hunter preferred stock outstanding.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

Size of Board of Directors	The NGAS Resources board of directors currently has six members. Under British Columbia law, a reporting company must have at least three directors. Subject to that requirement, the NGAS Resources articles provide for the shareholders to fix the size of the board at each annual general meeting.	Magnum Hunter’s board of directors currently has nine members. Magnum Hunter’s bylaws provide that Magnum Hunter’s board of directors must consist of not less than one nor more than nine members, as may be fixed from time to time by a resolution adopted by the majority of the entire board of directors.

Removal of Directors	Under British Columbia law, directors may be removed, with or without cause, by special resolution, unless the corporation’s articles provide otherwise. Under the NGAS Resources articles, any director or the entire board may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	Delaware law provides that unless the corporation’s certificate of incorporation provides otherwise, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the votes then entitled to vote on the election of directors. Magnum Hunter’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the votes then entitled to vote on the election of directors.

Filling of Vacancies on the Board of Directors	The NGAS Resources articles provide that, between annual meetings of shareholders, the board of directors may increase the number of directors by up to one-third of the incumbent members and fill the resulting vacancies by resolution adopted by the majority of the incumbent directors.	Magnum Hunter’s bylaws provide that newly created directorships resulting from any increase in the authorized number of directors and any vacancies occurring on the Magnum Hunter board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director. Under Delaware law, if there are no directors in office, then any officer or any stockholder or executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with Magnum Hunter’s certificate of incorporation or bylaws or may apply to the Court of Chancery for a decree summarily ordering an election.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

Shareholder or Stockholder Vote on Fundamental Issues or Extraordinary Corporate Transactions	Under British Columbia law, a special resolution for sale or other disposition of all or substantially all of a corporation’s assets or stock in an amalgamation or arrangement with another corporation requires the affirmative vote of at least two-thirds of the votes cast by holders of voting stock entitled to vote on the transaction, unless a greater percentage up to three quarters of the votes cast on the matter is required by the corporation’s articles. The NGAS Resources articles adopt the default standard requiring two-thirds of the votes cast on the special resolution.	Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the affirmative vote of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction. Because the Magnum Hunter certificate of incorporation and bylaws include no additional provisions in this regard, Delaware law applies without modification.

Special Meetings of Shareholders or Stockholders	Under British Columbia law, a special meeting of shareholders may be called by the board of directors or by the holders of at least 5% of the outstanding voting shares. The NGAS Resources articles provide for the same.	Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. Magnum Hunter’s bylaws provide that special meetings may be called by the chairman of the board of directors, the president or any two or more directors.

Notice of Special Meetings	The NGAS Resources articles provide that written notice, stating the place, day and hour of a general or special meeting of shareholders and the purpose or purposes for which the meeting is called, must be delivered not less than 20 days nor more than two months before the date of the meeting. Under the NGAS Resources articles, the only business to be conducted at a special meeting of shareholders shall be the matters specified in NGAS Resources’ notice of meeting.	Magnum Hunter’s bylaws provide that, except as otherwise provided by law, written notice of every meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting. Under Delaware law, the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called. Under Magnum Hunter’s bylaws, the business to be transacted at a Magnum Hunter special meeting of stockholders is limited to the purposes stated in the notice of meeting.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

Notice of Shareholder or Stockholder Proposals and Nominations of Director Candidates by Shareholders or Stockholders
Under Canadian securities regulation, the notice of an annual or special meeting of shareholders must state the purpose or purposes for which the meeting is called.

Under the NGAS Resources articles, a shareholder may propose board nominations or other business to be brought before an annual meeting of shareholders only if (i) the shareholder meets the requirements for status as a qualified shareholder under British Columbia law, (ii) the shareholder complies with the notice procedures under British Columbia law and (iii) the proposal is a proper matter for shareholder action under British Columbia law and is required to be included in NGAS Resources’ proxy statement for the meeting pursuant to Rule 14a-8 under the Exchange Act and applicable British Columbia law.

Under Delaware law, the notice of the annual meeting is not required to state the purpose or purposes of the annual meeting.

The Magnum Hunter bylaws generally permit stockholders to nominate director candidates if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form. To be timely, the Magnum Hunter bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate be received by the Magnum Hunter board of directors, with a copy to the corporate secretary of Magnum Hunter, not later than 30 days nor more than 60 days in advance of the scheduled date for the next annual meeting date. To be in proper form, the Magnum Hunter bylaws require that such notice include, among other things, certain disclosures about (i) the director nominee, including all information that would be required to be disclosed in a proxy filing and (ii) the stockholder making such nomination, including all ownership interests (including derivatives) and rights to vote any security of Magnum Hunter. Such notice must also contain the written consent of the proposed nominee to be named in the proxy statement as a nominee and to serve as a director if elected.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

	If a shareholder proposal for an annual meeting satisfies the foregoing requirements, the NGAS Resources articles require the proposal and the information pertaining to the proposal prescribed by Rule 14a-8 under the Exchange Act and applicable British Columbia law to be included in NGAS Resources’ proxy statement for the meeting. If NGAS Resources does not intend to process a proposal, the NGAS Resources articles require that written notice be provided to the submitter in accordance with applicable requirements under the Exchange Act and British Columbia law.	Magnum Hunter’s bylaws allow for business to be properly brought before an annual meeting of Magnum Hunter by a stockholder (other than proposals with respect to the proposed nomination of director candidates or proposals subject to Rule 14a-8 under the Exchange Act), if the stockholder intending to propose the business gives timely notice thereof in writing in proper form to the corporate secretary of Magnum Hunter. To be timely, a stockholder’s notice must be received by the corporate secretary of the company, subject to certain limited exceptions, not less than 30 days, or more than 60 days, before the anniversary date of the immediately preceding annual meeting of stockholders. To be in proper form, the Magnum Hunter bylaws require that such notice include, among other things, certain disclosures about (i) the proposal, including all information that would be required to be disclosed in a proxy filing and (ii) the stockholder making such proposal, including all ownership interests (including derivatives), rights to vote any security of Magnum Hunter and any material interest of the stockholder in such business, as well as the text of any resolutions proposed for consideration.

Quorum	As permitted under British Columbia law, the NGAS Resources articles provide that the holders of at least one-third of the voting power of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, constitute a quorum for the transaction of business at a general or special meeting of shareholders.	The Magnum Hunter bylaws provide that the presence in person or by proxy at a meeting of the holders of a majority in voting power of the Magnum Hunter capital stock entitled to vote at the meeting is a quorum.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

Amendments to Notice of Articles or Certificate of Incorporation	Under British Columbia law, an amendment to a corporation’s notice of articles requires a special resolution passed by a special majority of the votes cast on the matter, unless the Business Corporations Act (British Columbia) or the corporation’s articles require a different type of resolution to make such a change in certain cases. The NGAS Resources articles adopt the default standard for shareholder approval of an amendment to the NGAS Resources notice of articles, requiring two-thirds of the votes cast on the matter.	Delaware law generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Under Magnum Hunter’s certificate of incorporation, amendments to the Magnum Hunter certificate of incorporation generally may be made in accordance with the default positions of Delaware law.

Amendments to Articles or Bylaws	The articles of a British Columbia corporation are the equivalent of bylaws and can only be amended by special resolution passed by a special majority of the votes cast on the matter, unless the Business Corporations Act (British Columbia) or the corporation’s articles require a different type of resolution to make such a change in certain cases. The NGAS Resources articles adopt the default standard for shareholder approval of an amendment to the NGAS Resources articles, requiring two-thirds of the votes cast on the matter.	Under Delaware law, stockholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation. Magnum Hunter’s certificate of incorporation provides that the board of directors is expressly authorized to make, alter or repeal Magnum Hunter’s bylaws. Magnum Hunter’s bylaws may also be adopted, amended and repealed by the stockholders.

Anti-Takeover Provisions	There are no specific restrictions on business combinations with interested shareholders under British Columbia law. However, Canadian securities regulations, under MI 61-101, contain detailed requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. “Related party” as defined in MI 61-101 includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.	Delaware law provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an “interested stockholder”, that person may not engage in certain transactions, including mergers, with the corporation for a period of three years unless one of the following exceptions applies: (i) the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.
A Delaware corporation may elect not to be governed by this provision of Delaware law. Magnum Hunter has not elected out of this provision.
	There is no fair price or similar provision in the NGAS Resources notice of articles or articles.	There is no super-majority voting, fair price or similar provision in the Magnum Hunter certificate of incorporation.
Dissenters’ Rights	British Columbia law provides that shareholders of a British Columbia corporation who dissent to certain actions being taken by the corporation may exercise a right of dissent and require the corporation to purchase the shares held by the dissenting shareholder at their fair value.	Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand appraisal of the fair value of his or her shares in the event the corporation is a party to a merger or consolidation, subject to specified exceptions.

The dissent right applies where the British Columbia corporation proposes for its shareholders to adopt a plan of arrangement, where the terms of arrangement provide for dissent. Under British Columbia law, such dissent must be exercised with respect to all of the shares of which the dissenting shareholder is the registered and beneficial owner (and cause the registered owner of any such shares beneficially owned by the dissenting shareholder to dissent with respect to all such shares). Under British Columbia law and the terms of the interim order and plan of arrangement, NGAS Resources shareholders have dissent rights in connection with the arrangement. See “The Arrangement — Dissenters’ Rights” beginning on page 74 of this proxy statement.	Delaware law does not confer dissenters’ rights to stockholders if the corporation’s shares are:

•   listed on a national securities exchange;

•   held of record by more than 2,000 holders; or shares of the corporation surviving or resulting from the merger or consolidation if the merger did not require the vote of the stockholders of the surviving or resulting corporation for the approval of the merger under Delaware law.

Even if these exceptions to dissenters’ rights apply, the holders of such shares will have dissenters’ rights if they are required to accept in the merger any consideration in exchange for such shares other than:

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

•   shares of stock of the corporation surviving or resulting from the merger or consolidation;

•   shares of stock of any other corporation that will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•   cash in lieu of fractional shares; or

•   any combination of the foregoing.

The certificate of incorporation of a Delaware corporation may provide dissenters’ rights for stockholders upon an amendment to a corporation’s certificate of incorporation, any merger in which the corporation is a constituent or a sale of all or substantially all of the assets of the corporation.

The Magnum Hunter stockholders are not entitled to dissenters’ rights under Delaware law or under Magnum Hunter’s certificate of incorporation in connection with the arrangement.

Directors’ and Officers’ Liability and Indemnification
The NGAS Resources articles limit the liability of NGAS Resources directors to the fullest extent permitted by British Columbia law.

The NGAS Resources articles provide for the (i) indemnification of its current and former directors, officers and other eligible persons to the fullest extent permitted by law, and (ii) the advancement of expenses (including attorneys’ fees) to such directors, officers and other eligible persons to the fullest extent not prohibited by law, upon receipt, to the extent required by law, of an undertaking to repay such amounts if it is ultimately determined that the indemnified person is not entitled to indemnification.

The Magnum Hunter certificate of incorporation limits the liability of Magnum Hunter directors, to the fullest extent permitted by Delaware law.

The Magnum Hunter bylaws provide for (i) the indemnification of its current or former directors, officers, employees or agents (or any other person who is or was serving at the request of Magnum Hunter in the capacity of director, officer, employee or agent for another entity) to the fullest extent permitted by law, and (ii) the advancement of expenses (including attorneys’ fees) to the fullest extent not prohibited by law upon receipt, to the extent required by law, of an undertaking to repay such amounts if it is ultimately determined that the indemnified person is not entitled to indemnification.

NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

British Columbia law generally provides that a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being (a) a current or former director or officer of the corporation, (b) a current or former director of another corporation if (i) the other corporation was an affiliate of the corporation at that time, or (ii) the corporation requested the individual to serve as a director or officer of the other corporation, or (c) at the request of the corporation, is or was a director or officer of a trust, partnership, joint venture or other similar unincorporated entities. The corporation may indemnify such eligible persons against penalties such as judgments, fines or amounts paid in settlement of an eligible proceeding, and against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with an eligible proceeding. Indemnification is prohibited if, in relation to the eligible proceeding, the individual did not act honestly and in good faith with a view to the best interests of the corporation or associated corporation, as the case may be, or in the case of an eligible proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that his or her conduct in relation to the proceeding was lawful.	Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding (other than an action by or in the right of the corporation) on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in the best interests of the corporation (or in some circumstances, at least not opposed to its best interests), and (ii) in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

British Columbia law does not prohibit a corporation from indemnifying employees or agents of the corporation, and from advancing their reasonable expenses. Under the NGAS Resources articles, any indemnification by NGAS Resources, unless ordered by a court of competent jurisdiction, requires a determination by vote of a majority of disinterested directors or other specified adjudicating authority that a party seeking indemnification has met the applicable standard of conduct.	Delaware law also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

If a current or former director or officer is successful or substantially successful on the merits or otherwise in the defense of an eligible proceeding, indemnification for expenses actually and reasonably incurred is mandatory under British Columbia law.	To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.

The indemnification and advancement of expenses provided by British Columbia law do not exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.	The indemnification and advancement of expenses provided by Delaware law do not exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

British Columbia law permits a corporation to advance expenses incurred by eligible parties in defending any action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified.	Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

Oppression Remedy	British Columbia law provides for an oppression remedy which enables a court to make almost any order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of NGAS Resources are being conducted in a manner that is oppressive, or that some action has been or may be taken which is unfairly prejudicial. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate.	There is no remedy under Delaware law that is comparable to the oppression remedy available under British Columbia law.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

Certain Similarities in Shareholder Rights.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

Voting Rights	Each holder of NGAS Resources common stock is entitled to one vote per share of NGAS Resources common stock.	Each holder of Magnum Hunter common stock is entitled to one vote per share of Magnum Hunter common stock.

Cumulative Voting	Under British Columbia law, the shareholders of a British Columbia corporation do not have the right to cumulate their votes in the election of directors unless that right is granted in the article of the corporation. The NGAS Resources articles do not permit cumulative voting.	Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors unless that right is granted in the certificate of incorporation of the corporation. The Magnum Hunter certificate of incorporation does not permit cumulative voting.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

Classification of Board of Directors	British Columbia law does not specifically provide for the adoption of a classified board of directors, although the articles of a British Columbia corporation may include similar provisions. The NGAS Resources articles do not provide for a classified board of directors. Under the NGAS Resources articles, directors are elected at each annual meeting of shareholders to hold office until the next annual meeting and until their successors have been elected and qualified.	Magnum Hunter does not have a classified board of directors and all directors are elected at each annual meeting of stockholders to hold office until the next annual meeting and until their successors have been elected and qualified.

Election of Directors	Under British Columbia law, directors are elected by a plurality of the votes cast, unless the corporation’s articles provide otherwise. The NGAS Resources articles do not alter the plurality voting standard.	The Magnum Hunter bylaws provide that each director will be elected by a plurality of votes cast.

Shareholder or Stockholder Action Without a Meeting	Under British Columbia law, shareholder action may be taken on a proposal without a meeting if a consent resolution is passed by the shareholders. For these purposes, a “consent resolution” is defined as (i) in the case of a resolution that may be passed as an ordinary resolution, a resolution consented in writing by shareholders holding a special majority (i.e. two-thirds of the votes cast on the matter, unless a greater percentage up to three-quarters of the votes cast is required by the corporation’s articles) of votes entitled to be cast, and (ii) in the case of any other resolution, a unanimous resolution.	Delaware law provides that, except as otherwise stated in the certificate of incorporation, stockholders may act by written consent without a meeting.

Preemptive Rights	Under British Columbia law, shareholders of a corporation have no preemptive or preferential rights to purchase or subscribe to any additional shares of capital stock of any class unless provided in the articles of the corporation. The NGAS Resources articles provide an express denial of such preemptive or preferential rights.	Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. Because the Magnum Hunter certificate of incorporation does not include any provision in this regard, holders of Magnum Hunter shares do not have preemptive rights.

Dividends	British Columbia law generally provides that a corporation may declare and pay dividends upon the shares of the corporation’s capital stock unless there are reasonable grounds to believe that the corporation is insolvent or will be rendered insolvent by the payment of the dividend.	Delaware law generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

	NGAS Resources Shareholder Rights	Magnum Hunter Stockholder Rights

Repurchase of Shares	Under British Columbia law, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends, as set out above.	Delaware law provides that a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

Shareholder or Stockholder Rights Plan	NGAS Resources has no shareholder rights plan. Subject to the restrictions contained in the arrangement agreement, the NGAS Resources board of directors could, pursuant to its authority to issue preferred stock, adopt a shareholder rights plan without shareholder approval at any future time.	Magnum Hunter currently has no stockholder rights plan. Subject to the restrictions contained in the arrangement agreement, the Magnum Hunter board of directors could, pursuant to its authority to issue preferred stock, adopt a stockholders rights plan without stockholder approval at any future time.

EXPERTS

The consolidated financial statements of Magnum Hunter as of December 31, 2010 and 2009, and Magnum Hunter management’s assessment of the effectiveness of internal control over financial reporting incorporated in this proxy statement by reference to Magnum Hunter’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been incorporated in reliance on the reports of Hein & Associates LLP and MaloneBailey, LLP, each an independent registered public accounting firm, incorporated by reference herein upon their authority as experts in accounting and auditing.

The consolidated financial statements of NGAS Resources as of December 31, 2010 and 2009, and NGAS Resources management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated into this proxy statement and into the registration statement by reference to NGAS Resources’ Annual Report on Form 10-K for the year ended December 31, 2010 in reliance upon the report of Hall, Kistler & Company LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

In light of the expected timing of the completion of the arrangement, NGAS Resources expects to hold a 2011 annual meeting of shareholders only if the arrangement is not completed. In the event that NGAS Resources holds a 2011 annual meeting of shareholders, shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act for inclusion in NGAS Resources proxy statement and accompanying proxy card for the meeting of shareholders must have been received at NGAS Resources’ principal executive offices in Lexington, Kentucky, on or before May 2, 2011, and must meet the requirements of Rule 14a-8 and the other requirements for shareholder proposals specified in the NGAS Resources articles, which also apply to a shareholder proposal to nominate an individual for election as a director at any NGAS Resources annual meeting of shareholders. Under the NGAS Resources notice of articles, as amended, and articles, a shareholder may propose board nominations or other business to be brought before an annual meeting of shareholders only if (i) the shareholder meets the requirements for status as a qualified shareholder under British Columbia law, (ii) the shareholder complies with the notice procedures under British Columbia law and (iii) the proposal is a proper matter for shareholder action under British Columbia law and is required to be included in NGAS Resources’ proxy statement for the meeting pursuant to Rule 14a-8 under the Exchange Act and applicable British Columbia law. See “Comparison of Shareholder Rights — Material Differences in Shareholder Rights” beginning on page 107 of this proxy statement. An NGAS Resources shareholder who desires to raise such matters should refer to NGAS Resources’ articles. Copies of NGAS Resources’ articles will be sent to holders of NGAS Resources common stock upon request. See “Where You Can Find More Information” beginning on page 122 of this proxy statement.

If the arrangement is not completed and NGAS Resources holds a 2011 annual meeting of shareholders, the above deadline may change in the event that the meeting is held more than 60 days later than the date of the 2010 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

NGAS Resources and Magnum Hunter file with, or furnish to, the SEC annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that NGAS Resources or Magnum Hunter files with, or furnishes to, the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800 SEC-0330 for further information regarding the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. The reports and other information filed by NGAS Resources with the SEC are also available at its Internet web site, which is www.ngas.com. The reports and other information filed by Magnum Hunter with the SEC are also available at its Internet web site, which is www.magnumhunterresources.com. Information on these Internet web sites is not part of this proxy statement.

The SEC allows NGAS Resources and Magnum Hunter to “incorporate by reference” information into this proxy statement. This means that NGAS Resources and Magnum Hunter can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or in later filed documents incorporated by reference into this proxy statement. This proxy statement incorporates by reference the documents set forth below that NGAS Resources and Magnum Hunter have previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the completion of the arrangement (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents include periodic reports, such as annual reports on Form 10-K and current reports on Form 8-K and contain important information about NGAS Resources and Magnum Hunter and their respective financial performance.

NGAS Resources’ SEC Filings
(File No. 000-12185)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2010
Proxy Statement on Schedule 14A	Filed on April 29, 2010
Current Report on Form 8-K	Filed on January 28, 2011
Any description of NGAS Resources’ common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

Magnum Hunter’s SEC Filings
(File No. 001-32997)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2010
Proxy Statement on Schedule 14A	Filed on September 3, 2010
Current Reports on Form 8-K	Filed on March 2, 2011, February 18, 2011, February 1, 2011, January 31, 2011, January 25, 2011, January 19, 2011, January 18, 2011, January 14, 2011, January 11, 2011, January 5, 2011 and January 3, 2011
Description of Magnum Hunter’s common stock on Form 8-A and any amendment or report filed for the purpose of updating such description	Filed on December 29, 2010 and August 25, 2006

Documents incorporated by reference are available from NGAS Resources and Magnum Hunter without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following address and telephone number:

NGAS Resources, Inc.	Magnum Hunter Resources Corporation
120 Prosperous Place, Suite 201	777 Post Oak Boulevard, Suite 650
Lexington, Kentucky 40509	Houston, Texas 77056
(859) 263-3948	(832) 369-6986

If you would like to request documents, please do so by [    ●    ], 2011 in order to receive them before the special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement to vote on the arrangement resolution. NGAS Resources has not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference in this proxy statement.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities issuable by Magnum Hunter in the arrangement or where solicitations of proxies for approval of such transactions are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the solicitation in this proxy statement does not extend to you.

This proxy statement is dated March [    ●    ], 2011. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to shareholders nor the issuance of Magnum Hunter common stock in the arrangement shall create any implication to the contrary.

ANNEX A

EXECUTION VERSION

ARRANGEMENT AGREEMENT
Dated as of December 23, 2010
BY AND BETWEEN
MAGNUM HUNTER RESOURCES CORPORATION
AND
NGAS RESOURCES, INC.

A-ii

A-iii

A-iv

THIS ARRANGEMENT AGREEMENT dated as of December 23, 2010 (this “Agreement”) by and between Magnum Hunter Resources Corporation, a corporation existing under the laws of Delaware (“Acquiror”) and NGAS Resources, Inc., a company existing under the laws of British Columbia (the “Company” and together with Acquiror, the “Parties”).

WITNESSETH:

WHEREAS, each of the respective Boards of Directors of Acquiror and the Company has approved, and deemed it advisable and in the best interests of its shareholders to implement the acquisition by Acquiror of all of the issued and outstanding Company Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Parties intend to carry out the transactions contemplated herein by way of a plan of arrangement under the provisions of the BCBCA;

WHEREAS, as an inducement and condition to Acquiror entering into this Agreement, certain shareholders of the Company are entering into support agreements with Acquiror, substantially in the form attached hereto as Exhibit A, simultaneously with the execution of this Agreement (the “Support Agreements”), whereby, among other things, such shareholders have agreed, upon the terms and subject to the conditions set forth therein, (i) to vote all voting securities of the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Arrangement and the transactions contemplated by this Agreement and (ii) to support actions necessary to consummate the Arrangement;

WHEREAS, Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and also to prescribe certain conditions precedent; and

WHEREAS, the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such Arrangement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“6% Amortizing Convertible Notes” means the Company’s outstanding 6% convertible notes due May 1, 2012 that were issued in January 2010 and had an initial aggregate principal amount of $28.7 million.

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Common Stock” means common stock, par value U.S.$0.01 per share, of Acquiror.

“Acquiror Credit Facility” means the Amended and Restated Credit Agreement dated February 12, 2010, as amended (and related documents), among Acquiror, the guarantors party thereto, the lenders party thereto, Bank of Montreal, as Administrative Agent, and Capital One, N.A., as Syndication Agent.

“Acquiror Disclosure Schedule” shall have the meaning set forth in Article 4.

“Acquiror Information” means the information to be included in the Proxy Circular describing Acquiror and its business, operations and affairs.

“Acquiror Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of Acquiror and its Subsidiaries, taken as a whole, excluding any such change, event, violation, development, circumstance, effect or other matter resulting from or arising out of (i) any adverse effect (including any loss of or adverse change in the relationship of Acquiror with its employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement, pendency or consummation of the Arrangement, (ii) changes in the financial or securities markets or general economic or political conditions in the world (so long as the Acquiror and its Subsidiaries are not materially and disproportionately affected thereby), (iii) general conditions in the industry in which Acquiror operates (so long as the Acquiror and its Subsidiaries are not materially and disproportionately affected thereby), (iv) any changes (after the date hereof) in GAAP or any Laws, (v) the commencement, occurrence or continuation of any war, armed hostility or act of terrorism, (vi) any failure of Acquiror to take any action as a result of restrictions or other prohibitions pursuant to this Agreement, (vii) any failure of Acquiror to meet internal or analysts’ expectations or projections (provided that the underlying cause of any such failure may be considered in determining whether there has been an Acquiror Material Adverse Effect), (viii) any changes in the price of oil or natural gas, (ix) any Proceeding made or brought by any third party other than a Governmental Entity arising out of or related to this Agreement or any of the transactions contemplated hereby, or (x) the taking of any action, or failure to take action, to which the Company has consented or approved in writing, or (b) the ability of Acquiror to consummate the Arrangement or any of the other transactions contemplated by this Agreement.

“Acquiror Options” shall have the meaning set forth in Section 4.2(a).

“Acquiror Permits” shall have the meaning set forth in Section 4.5(a).

“Acquiror Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Acquiror SEC Documents” shall have the meaning set forth in Section 4.4.

“Acquiror Warrants” shall have the meaning set forth in Section 4.2(a).

“Acquisition Proposal” shall have the meaning set forth in Section 6.8(i).

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Canadian Securities Laws,” in the context that refers to one or more Persons, means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada including the rules of any applicable stock exchange, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date that apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Applicable Laws,” in the context that refers to one or more Persons, means the Laws that apply to and are binding on such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Arrangement” means the arrangement under the provisions of sections 288 to 299 of the BCBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith or in accordance with Section 2.1 of this Agreement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the special resolution in respect of the Arrangement to be considered at the Company Meeting.

“Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Bank Waiver” means the Limited Waiver Agreement and Fifth Amendment to the Credit Agreement, dated November 19, 2010, and First Amendment to Limited Waiver Agreement, dated December 14, 2010, as subsequently amended or modified from time to time, which amended the Company Credit Agreement.

“BCBCA” means the Business Corporation Act (British Columbia), as amended, and the rules, regulations and policies made thereunder.

“Benefit Plans” shall have the meaning set forth in Section 3.11(a).

“Business Day” means any day other than a day on which banks in the Province of British Columbia or the State of Texas are required or authorized by Applicable Law to be closed.

“CBT Note” shall have the meaning set forth in Section 3.39.

“Change in Company Board Recommendation” shall have the meaning set forth in Section 6.1(l).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet Date” shall have the meaning set forth in Section 3.6.

“Company Benefit Plan” shall have the meaning set forth in Section 3.11(a).

“Company Board Recommendation” shall have the meaning set forth in Section 3.14.

“Company Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“Company Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of May 30, 2008, as subsequently amended, by and among the Company, NGAS Production Co., KeyBank National Association, as administrative agent for the lenders thereto, and the lenders named therein.

“Company Disclosure Schedule” shall have the meaning set forth in Article 3.

“Company Drilling Commitments” shall have the meaning set forth in Section 3.23.

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.11(a).

“Company Financial Advisor” shall have the meaning set forth in Section 3.36.

“Company Financial Statements” means the financial statements and related notes contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the SEC.

“Company Governing Documents” means the articles and notice of articles of the Company.

“Company Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of the Company or any of its Subsidiaries, individually or taken as a whole, excluding any such change, event, violation, development, circumstance, effect or other matter resulting from or arising out of (i) any adverse effect (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement, pendency or consummation of the Arrangement, (ii) changes in the financial or securities markets or general economic or political conditions in the world (so long as the Company or any of its Subsidiaries is not materially and disproportionately affected thereby), (iii) general conditions in the industry in which the Company and its Subsidiaries operate (so long as the Company or any of its Subsidiaries is not materially and disproportionately affected thereby), (iv) any changes (after the date hereof) in GAAP or any Laws, (v) the commencement, occurrence or continuation of any war, armed hostility or act of terrorism, (vi) any failure of the Company and its Subsidiaries to take any action as a result of restrictions or other prohibitions pursuant to this Agreement, (vii) any failure of the Company to meet internal or analysts’ expectations or projections (provided that the underlying cause of any such failure may be considered in determining whether there has been a Company

Material Adverse Effect), (viii) any change in the price of oil or natural gas, (ix) any Proceeding made or brought by a Company shareholder (including on such holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (x) the taking of any action, or failure to take action, to which Acquiror has consented or approved in writing, (b) the ability of the Company or its Subsidiaries to consummate the Arrangement or any of the other transactions contemplated by this Agreement, or (c) Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company following the Effective Time.

“Company Meeting” means the special meeting of Company Shareholders to be held to consider the Arrangement Resolution and any related matters, and any adjournment thereof.

“Company Options” shall have the meaning set forth in Section 3.2(a).

“Company Permitted Liens” means (A) statutory Liens securing payments not yet due or payments which are being properly contested by the Company or one of its Subsidiaries in good faith and by proper legal Proceedings and for which adequate reserves related thereto are maintained on the Company Financial Statements, (B) such imperfections, defects or irregularities of title, and easements as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (C) Liens expressly referred to in the Company Financial Statements (except such Liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the Company Financial Statements).

“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company Regulatory Agreement” shall have the meaning set forth in Section 3.4(b).

“Company Reserve Reports” means the U.S. and Canadian reserve reports evaluating the proved reserves of the Company and its Subsidiaries, dated February 11, 2010 and prepared by Wright & Company, Inc., and dated September 1, 2010 and November 12, 2010 and prepared by the Company, and provided to Acquiror by the Company.

“Company Shares” means all of the shares of common stock, no par value, of the Company.

“Company Shareholders” means the registered holders of Company Shares from time to time.

“Company SEC Documents” shall have the meaning set forth in Section 3.4(c).

“Company Warrants” shall have the meaning set forth in Section 3.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.6(b).

“Continuing Employees” shall have the meaning set forth in Section 6.15(a).

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, franchise, Permit, agreement, arrangement, commitment, understanding, bylaw, contract or other instrument or obligation.

“Conversion Period” shall have the meaning set forth in Section 3.2(a).

“Court” means the Supreme Court of British Columbia.

“CSA” means the Canadian Securities Administrators.

“Damages Fee” shall have the meaning set forth in Section 8.2(b).

“Derivative Agreement” shall have the meaning set forth in Section 5.1(a).

“Drilling Partnership” shall have the meaning set forth in Section 3.25.

“Effective Date” means the date set by Acquiror and the Company as being the effective date in respect of the Arrangement, which shall be the Closing Date, which date should occur after the date on which the last of all documents necessary to effect the Arrangement have been filed with the Registrar.

“Effective Time” means 12:01 a.m., Vancouver, British Columbia time on the Effective Date.

“Environmental Claim” shall have the meaning set forth in Section 3.17(a).

“Environmental Laws” shall have the meaning set forth in Section 3.17(a).

“Environmental Permits” shall have the meaning set forth in Section 3.17(a).

“ERISA” shall have the meaning set forth in Section 3.11(a).

“Exchange” means the NYSE Amex, the New York Stock Exchange or any other national exchange on which the Acquiror Common Stock is listed.

“Exchange Act” shall have the meaning set forth in Section 4.3(c).

“Final Order” means the order of the Court approving the Arrangement pursuant to clause 291(4)(a) of the BCBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“GAAP” means U.S. generally accepted accounting principles or, for the Company’s fiscal periods ended on and before December 31, 2005, Canadian generally accepted accounting principles.

“Gold and Silver Mine Disposition” shall have the meaning set forth in Section 3.34.

“Governmental Entity” shall have the meaning set forth in Section 3.3(c).

“Hydrocarbon” means any oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbon.

“Indemnified Party” shall have the meaning set forth in Section 6.10(a).

“Injunction” shall have the meaning set forth in Section 7.1(g).

“Intellectual Property” means all U.S. and foreign (a) patents, and patentable inventions; (b) copyrights; (c) trademarks, service marks, trade names, trade dress and the goodwill of the business associated therewith; (d) trade secrets, proprietary know-how and confidential information and (e) applications and registrations for any of the foregoing, and rights to obtain renewals, extensions, continuations, continuations-in-part, divisions or similar proceedings.

“Interim Order” means the interim order of the Court under subsection 291(2) of the BCBCA containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“Intervening Event” shall have the meaning set forth in Section 6.8(f).

“Knowledge” means, with respect to either Party, the (i) actual knowledge of such Party’s chief executive officer, president or chief financial officer and (ii) the knowledge a prudent individual in such a position could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensible investigation regarding the accuracy of such Party’s representations and warranties or would otherwise become aware in the ordinary course of his or her duties.

“Laws” means all laws, statutes, regulations, by-laws, statutory rules, Orders, ordinances, protocols, codes, guidelines, notices, directions (including all Applicable Canadian Securities Laws and U.S. Securities Laws), and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NASDAQ and the Exchange, as applicable).

“Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Mineral Leases or production therefrom, that are legally binding and enforceable at law or in equity.

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, covenant, condition, restriction, option, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code or any comparable statute of any other applicable jurisdiction, including, but not limited to, the Personal Property Security Act (British Columbia).

“Matching Agreement” shall have the meaning set forth in Section 6.8(g).

“Material Contract” shall have the meaning set forth in Section 3.10(a).

“Mineral Leases” means all oil and gas leases including any leaseholds, record title and operating rights, royalty interests or overriding royalty interests owned by the Company or any Subsidiary of the Company in such leases and all farmout, participation, and other joint venture agreements providing for the assignment of Oil and Gas Interests to the Company or any Subsidiary of the Company by a counterparty to such an agreement.

“Modified Superior Proposal” shall have the meaning set forth in Section 6.8(g).

“NASDAQ” shall have the meaning set forth in Section 3.3(c).

“Net Revenue Interest” means the decimal ownership of the lessee, farmee or other assignee in production from a Mineral Lease or Well, after deducting all applicable Lease Burdens.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(g).

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, leasehold, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and Orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Order” means any judgment, order, stipulation, arbitration, decision, award, injunction, decree or regulatory restriction of any court or Governmental Entity, federal, foreign, provincial, state or local.

“Ownership Interests” means the ownership interests of the Company and its Subsidiaries in their proved and probable reserves.

“Parties” shall have the meaning set forth in the Preamble.

“Permit” means any and all permits, licenses, authorizations, certificates, franchises, registrations or other approvals granted by any Governmental Entity.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Arrangement” means the plan of arrangement under the BCBCA substantially in the form and content of Exhibit B attached hereto pursuant to which Acquiror will, directly or indirectly, acquire all of the issued and outstanding Company Shares on the terms and conditions described herein, as such plan of arrangement may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

“Proceeding” means any suit, claim, litigation, arbitration, action, proceeding (including any civil, criminal, governmental, enforcement, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Proxy Circular” means the information circular and proxy statement to be prepared and sent to the Company Shareholders as is required pursuant to the Interim Order and Applicable Laws in connection with the Company Meeting.

“Registrar” means the registrar appointed pursuant to section 400 of the BCBCA.

“Required Company Vote” shall have the meaning set forth in Section 2.2(d).

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1(f).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.2(d).

“Seminole” means Seminole Energy Services, L.L.C., an Oklahoma limited liability company and Seminole Gas Company, L.L.C., an Oklahoma limited liability company.

“Seminole Agreements” means the definitive agreements to be entered into by and among Acquiror, the Company, certain of the Company’s Subsidiaries, and Seminole as contemplated by the Seminole Letter of Intent.

“Seminole Letter of Intent” means the Letter of Intent, dated as of December 23, 2010, among the Acquiror, the Company, NGAS Production Co. and Seminole.

“SOX” means the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder.

“Subsidiary,” when used with respect to any Party, means any corporation or other organization, whether incorporated or unincorporated, (x) of which such Party or any direct or indirect Subsidiary of such Party is a general partner, (y) at least a majority of the securities or other interests of which, that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or (z) over which such Party exercises control, is directly or indirectly owned or controlled by such Party or by any one or more of its direct or indirect Subsidiaries, or by such Party and one or more of its direct or indirect Subsidiaries. For the avoidance of doubt, the Drilling Partnerships shall be considered Subsidiaries of the Company.

“Superior Proposal” shall have the meaning set forth in Section 6.8(j).

“Support Agreement” shall have the meaning set forth in the recitals.

“Takeover Statute” means the restrictions on “business combinations” contained in the BCBCA (if any) or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law.

“Tax” (including, with correlative meaning, the term “Taxes”) means (i) all Canadian and U.S. federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, production, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, including any applicable Canadian pension plan and provincial pension plan contributions, unemployment insurance premiums and workers’ compensation premiums, together with any installments with respect thereto and all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii) and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

“Tax Authority” (including, with correlative meaning, the term “Taxing Authorities”) means the United States Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, election form, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person or group other than the Company, Acquiror or any affiliate thereof.

“Third Party Beneficiaries” shall have the meaning set forth in Section 6.10(b).

“Transaction Consideration” means 0.0846 shares of Acquiror Common Stock per Company Share, subject to adjustment as provided in the Plan of Arrangement.

“Transaction Expenses” shall have the meaning set forth in Section 8.2(c).

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under Title 26 of the United States Code of Federal Regulations.

“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and Orders promulgated thereunder, as amended from time to time.

“Violation” shall have the meaning set forth in Section 3.3(b).

“Voting Debt” shall have the meaning set forth in Section 3.2(b).

“Wells” means all of the oil, gas, disposal and injector wells in which the Company or any of its Subsidiary has a Working Interest, royalty interest, overriding royalty interest or any other interest entitling the Company or any of its Subsidiaries to a share of production from such wells.

“Working Interest” means that interest that bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Mineral Lease and the Wells associated therewith, that the lessee, farmee or assignee under a Mineral Lease is required to bear and pay by reason thereof, expressed as a decimal.

ARTICLE 2

THE ARRANGEMENT

2.1  Plan of Arrangement.

(a) The Parties agree to carry out the Arrangement in accordance with the Plan of Arrangement, substantially in the form and content of Exhibit B attached hereto, pursuant to which (among other things) Acquiror will acquire all of the Company Shares and the Company Shareholders shall receive, for each Company Share held, the Transaction Consideration. The Parties hereby covenant and agree, if and as required, to amend the Plan of Arrangement, as may be necessary or desirable in order to implement the transactions contemplated hereby. No certificates representing fractional shares of Acquiror Common Stock shall be issued under the Arrangement. In lieu of any fractional share of Acquiror Common Stock, each Company Shareholder otherwise entitled to a fractional interest in Acquiror Common Stock shall receive the nearest whole number of shares of Acquiror Common Stock (with fractions equal to exactly 0.5 being rounded up).

(b) As soon as is reasonably practicable after the date of execution of this Agreement, the Company will file, proceed with and diligently prosecute, and Acquiror shall assist with, an application for an Interim Order on terms and conditions acceptable to Acquiror, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting for the purpose of considering and approving the Arrangement Resolution at the Company Meeting. The Company shall not file the Interim Order without the prior approval of Acquiror, which shall not be unreasonably withheld or delayed. The Company shall provide Acquiror with reasonable opportunity to review and comment upon drafts of all material to be filed by the Company with the Court, the Registrar, or any securities regulatory authority in connection with the Arrangement (including the Proxy Circular) prior to the service (if applicable) and/or filing of that material and give reasonable consideration to such comments. The Company shall name Acquiror as a respondent to the application and the motion for the Interim Order and shall also provide to Acquiror on a timely basis copies of any court documents served on the Company or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to appeal the Final Order.

(c) Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, the Company shall, with the cooperation and assistance of Acquiror and subject to the terms of this Agreement, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

(d) Upon issuance of the Final Order and subject to the conditions precedent in Article 7, each of the Parties shall execute and deliver such closing documents and instruments and forthwith proceed on the Effective Date to file the Final Order and such other documents as may be required to give effect to the Arrangement with the Registrar pursuant to Sections 292 and 294, if applicable, of the BCBCA, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out therein without any further act or formality.

2.2  Interim Order and Company Meeting.  The petition, notices of motion and related materials for the applications referred to in this section shall be in a form satisfactory to Acquiror, acting reasonably. The application to the Court for the Interim Order, shall request that the Interim Order provide, among other things:

(a) for the Persons to whom notice is to be provided in respect of the Arrangement for the Company Meeting and for the manner in which such notice is to be provided;

(b) that the only securities of the Company for which holders shall be entitled to vote on the Arrangement Resolution at the Company Meeting shall be the Company Shares;

(c) that the Company Shareholders shall be entitled to vote on the Arrangement Resolution with each Company Shareholder being entitled to one vote for each Company Share held by such holder;

(d) that the requisite approval of the Company Shareholders for the Arrangement shall be two-thirds of the votes cast thereon by the Company Shareholders present in person or represented by proxy at the Company Meeting (the “Required Company Vote”);

(e) for the grant of dissenters’ rights; and

(f) for the notice requirements with respect to the application to the Court for the Final Order.

2.3  Effective Date.  The Arrangement shall become effective at the Effective Time on the Effective Date. The Parties shall use their reasonable commercial efforts to cause the Effective Date to occur on or prior to March 28, 2011 or as soon thereafter as reasonably practicable and in any event by March 31, 2011, or April 15, 2011, as contemplated by Section 6.20.

2.4  Closing.  Unless this Agreement is terminated pursuant to the provisions hereof, closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Fulbright & Jaworski, L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75063 at 9:00 a.m. (Vancouver, British Columbia time), as soon as practicable, and in any event not later than the third Business Day following the date on which the conditions to the Closing set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or at such other place, time and date as the Parties may agree in writing (the “Closing Date”). Each of the Parties shall deliver to the other Party:

(a) the documents required or contemplated to be delivered by it hereunder to complete the Arrangement and the other transactions contemplated hereby, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b)  written confirmation as to the satisfaction or waiver of all of the conditions in its favor contained in this Agreement.

2.5  Final Order.  Subject to the rights of termination contained in Article 8 hereof, upon the Company Shareholders approving the Arrangement in accordance with the Interim Order, the Parties obtaining the Final

Order and the other conditions contained in Article 7 hereof being complied with or waived, the Parties shall on the Closing Date jointly file the Final Order with the Registrar together with such other documents as may be required in order to effect the Arrangement.

2.6  Management and Board of Directors.  Concurrently with the completion of the Arrangement (i) all of the directors of the Company at or prior to the Effective Time shall resign as directors of the Company effective as of the Effective Time and Gary C. Evans and Ronald D. Ormand shall become the directors of the Company, and (ii) the officers of the Company prior to the Effective Time shall resign as officers of the Company effective as of the Effective Time and the officers of the Company shall be as follows:

Name	Title

Gary C. Evans	Chief Executive Officer
James W. Denny	President
Ronald D. Ormand	Chief Financial Officer
Richard A. Farrell	Vice President
Paul M. Johnston	Secretary

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except with respect to any subsection of this Article 3, as disclosed in the identified subsection of the disclosure schedule delivered by the Company to Acquiror concurrently herewith (the “Company Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Company Disclosure Schedule shall be deemed to be included in each other subsection of the Company Disclosure Schedule in which the relevance of such information thereto would be reasonably apparent on the face thereof), the Company hereby makes the representations and warranties set forth in this Article 3 to and in favor of Acquiror and acknowledges that Acquiror is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

3.1  Organization, Standing and Power; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered, licensed or otherwise qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be so registered, licensed or otherwise qualified, other than in such other jurisdictions where the failure to be so registered, licensed or otherwise qualified and to be in such standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Governing Documents, copies of which were previously provided to Acquiror by the Company, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each direct and indirect Subsidiary of the Company with its (i) place of organization, (ii) the type of entity, and (iii) the nature and percentage of outstanding interests held by the Company, or any Subsidiary of the Company, in such entity. Each Subsidiary of the Company is a corporation, limited liability company or partnership duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered, licensed or otherwise qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be so registered, licensed or otherwise qualified, other than in such jurisdictions where the failure to be so registered, licensed or otherwise qualified would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the shares of capital stock or other equity interests of each of the Subsidiaries held by the Company or any of its Subsidiaries are fully paid and nonassessable and are owned by the Company or a Subsidiary of the Company free and clear of any Lien, except for Liens in favor of the lenders under the Company Credit Agreement.

3.2  Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares, and 5,000,000 shares of preferred stock, without par value (the “Company Preferred Stock”). As of December 23, 2010 (the “Company Capitalization Date”), (i) 49,918,230 Company Shares were issued and outstanding, all of which are duly authorized, validly issued, fully-paid and nonassessable and free from preemptive rights, (ii) 21,100 Company Shares were held in the treasury of the Company, and (iii) no shares of Company Preferred Stock were issued and outstanding. No Company Shares or Company Preferred Stock are reserved for issuance, other than 4,394,431 Company Shares reserved for issuance pursuant to Company Benefit Plans, 4,609,038 Company Shares reserved for issuance pursuant to Company Warrants (as defined below) and the variable number of Company Shares required to be reserved for issuance upon conversion of, and payments of principal with respect to, the 6% Amortizing Convertible Notes. As of the Company Capitalization Date, there were (i) options exercisable for an aggregate of 635,000 Company Shares and having the exercise prices and expiration dates set forth in Section 3.2(a) of the Company Disclosure Schedule (the “Company Options”); (ii) warrants exercisable, subject to antidilution adjustments specifically provided for in such warrants, for an aggregate of 4,609,038 Company Shares and having the exercise prices and expiration dates set forth in Section 3.2(a) of the Company Disclosure Schedule (the “Company Warrants”); and (iii) 6% Amortizing Convertible Notes convertible into and payable as to principal in Company Shares at the variable rates determined thereunder by reference to market prices of the Company Shares. Between the Company Capitalization Date and the date hereof, no Company Shares have been issued by the Company. On December 14, 2010, the Company entered into agreements with the holders of the 6% Amortizing Convertible Notes that limit the holders’ conversion rights to an aggregate of up to 32,000,000 Company Shares from November 15, 2010 through the fifth trading day prior to any Company shareholder vote on a qualifying transaction (the “Conversion Period”), and the holders have agreed not to convert any portion of the 6% Amortizing Convertible Notes into Company Shares after the Conversion Period. In connection with this Agreement, the Arrangement or the transaction contemplated hereby, no “Additional Shares” (as defined in Section 5(c) of the 6% Amortizing Convertible Notes) are required to be issued by the Company under Section 5(c) of the 6% Amortizing Convertible Notes.

(b) Except for the 6% Amortizing Convertible Notes, no bonds, debentures, notes or other indebtedness or debt securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Voting Debt”) are outstanding. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued or outstanding. Section 3.2(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all rights or obligations to purchase or redeem any Voting Debt, including the 6% Amortizing Convertible Notes, issued or unissued capital stock of the Company and its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant or sell any Voting Debt, shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for equity interests in, the Company or any of its Subsidiaries. Other than the Company Options and Company Warrants, no other options or warrants to purchase Company Shares or any other equity based awards are outstanding.

(c) From the Company Capitalization Date, the Company has not (i) issued or repurchased any Company Shares, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of Company Shares (A) in payment of principal, and upon conversion at the default reset rate set forth in, the 6% Amortizing Convertible Notes, (B) upon the exercise of Company Options, and (C) upon the exercise of Company Warrants, in accordance with their respective terms, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity based awards under any of the Company Benefit Plans or otherwise. All Company Shares subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights.

(d) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Voting Debt, Company Shares or any capital stock of any of the Subsidiaries of the Company or any securities representing the right to purchase or otherwise receive any Voting Debt, Company Shares or any capital stock of any of the Subsidiaries of the Company, make any investment (in the form of a loan, capital contribution or otherwise) in any of the Subsidiaries of the Company or any other Person, or pursuant to which the Company or any of its Subsidiaries is or could be required to register Company Shares, Voting Debt or other securities under the Securities Act of 1933, as amended (the “Securities Act”). There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any Company Subsidiary is a party or by which any of them is bound with respect to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

(e) All of the outstanding shares of capital stock and voting securities of each wholly-owned Company Subsidiary are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights, and those shares of capital stock and voting securities of each of the Subsidiaries of the Company owned by the Company, directly or indirectly, are free and clear of all Liens, other than Liens in favor of the lenders under the Company Credit Facility, and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). All of the shares of capital stock and voting securities of each other Company Subsidiary owned, directly or indirectly, by the Company (including all Drilling Partnerships) are duly authorized, validly issued, fully paid and nonassessable, except as set forth in Section 3.2(e) of the Company Disclosure Schedule, and free from preemptive rights, and those shares of capital stock and voting securities of each of the Subsidiaries of the Company owned by the Company, directly or indirectly, are free and clear of all Liens and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for restrictions on dispositions under the partnership agreements of the Drilling Partnerships. Except as otherwise set forth in this Section 3.2 or in Section 3.2(a) and Section 3.2(b), of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than Company Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

(g) The Company has not adopted (or taken any affirmative steps towards adopting or preparing) a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of common shares or a change in control of the Company.

3.3  Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Arrangement to the adoption of this Agreement by the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Arrangement, have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Arrangement to the Required Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquiror, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. The Board of Directors of the Company has taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in any Applicable Law will not apply with respect to or as a result of the Arrangement, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby. The Required Company Vote is the only vote of the holders of any securities of the Company necessary in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, consent, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, consent, cancellation, modification or acceleration, loss or creation, a “Violation”) pursuant to any provision of the Company Governing Documents or any governing documents of any Subsidiary of the Company, or (B) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) below, and except as set forth on Section 3.3(b) of the Company Disclosure Schedule result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, any Company Benefit Plan or other agreement, obligation, instrument, permit, judgment, or Law applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with, any (i) Canadian, U.S., multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing (each of the entities referenced in clauses (i), (ii) and (iii) above, a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the granting of the Interim Order and the Final Order by the Court, (B) the filing with the SEC of the Proxy Circular in definitive form related to the Company Meeting to be prepared in accordance with Regulation 14A promulgated by the SEC pursuant to the Exchange Act, and (C) such filings with and approvals of the NASDAQ Global Select Market (the “NASDAQ”) as may be required.

3.4  Regulatory Matters; Reports.

(a) The Company has filed all reports, schedules, forms, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with (i) the SEC, (ii) NASDAQ, and (iii) the British Columbia Securities Commission and paid all fees and assessments due and payable in connection therewith. No Governmental Entity has initiated since December 31, 2007 or has pending any Proceeding into the business, disclosures or operations of Company or any of its Subsidiaries. Since December 31, 2007, no Governmental Entity has resolved any Proceeding into the business, disclosures or operations of Company or any of its Subsidiaries. To the Knowledge of the Company, there is no unresolved or threatened criticism, comment, exception or stop order by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. Since December 31, 2007, there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or that, upon consummation of the Arrangement and the other transactions contemplated by this Agreement, would restrict in any material respect the conduct of the business of Acquiror or any of its Subsidiaries), or that in any material manner relates to its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since December 31, 2007 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(c) An accurate, complete and correct copy of each (i) registration statement, prospectus, schedule, proxy statement, form, document and report filed with or furnished (other than on a supplement basis) to the SEC by the Company or any of its Subsidiaries since December 31, 2007 (together with the exhibits and other information incorporated therein, the “Company SEC Documents”), and (ii) communication mailed by the Company to its stockholders since December 31, 2007, can be accessed on www.sec.gov. No such Company SEC Document or communication, at the time filed, furnished or communicated (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), all Company SEC Documents complied as to form in all material respects with the Regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of SOX and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX.

(d) The Company has provided to Acquiror copies of all comment letters received by the Company from the SEC since December 31, 2007 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(e) One of the Company Reserve Reports was prepared by Wright & Company, Inc., an independent petroleum engineering firm, and all of the Company Reserve Reports were prepared in accordance with generally accepted petroleum engineering practices and, in the case of the U.S. report, all applicable rules of the SEC, including without limitation Securities Act Industry Guide 2, Rules 1201 through 1208, inclusive, of Regulation S-K and Rule 4.10(a) of Regulation S-X, and, in the case of the Canadian report, all applicable rules of Canada and British Columbia. The proved reserves, the estimates of future net revenue and the present values thereof set forth in the Company Reserve Reports were accurate in all material respects as of the dates of such reports and, except for subsequently reported revisions and the production of Hydrocarbons since the date as of which such reports were prepared, remain accurate in all material respects.

3.5  Financial Statements.

(a) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Hall, Kistler & Company LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.5(b).  The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Subsidiaries of the Company, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably like to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee, a copy of which has previously been provided to Acquiror by the Company. There is no reason to believe that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(c) Since December 31, 2007, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(d) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407 (d)(5)(ii) of Regulation S-K.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or Persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such Persons, as required by Section 406(b) of SOX. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such Persons since the adoption thereof .

(f) Since December 31, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer the Company.

3.6  Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 (the ‘‘Company Balance Sheet Date”) (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2010, or (iii) liabilities in connection with this Agreement and the transactions contemplated hereby. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Subsidiaries of the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)).

3.7  Compliance with Applicable Law; Permits.

(a) The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws, and are not in material default or violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties.

(b) The Company and its Subsidiaries (i) have obtained and hold all Permits, easements, consents, waivers and Orders that (A) are necessary to own, lease, hold, use or operate their properties, rights and other assets and to carry on their businesses as they are now being conducted, and (B) are necessary for the lawful conduct of their respective businesses, and (ii) have complied in all respects with, and are not in default or in violation in any respect of, any Laws or legal requirements applicable to the Company or any of its Subsidiaries, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Such Permits, easements, consents, waivers and Orders are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. The consummation of the Arrangement or any of the transactions contemplated herein would not cause any revocation, modification or cancellation of any such Permit, easement, consent, waiver and Order.

3.8  Legal Proceedings.  Neither the Company nor any of its Subsidiaries is a party to any, and there is no pending or, to the Knowledge of the Company, threatened, Proceeding of any nature against the Company or any of its Subsidiaries or to which any of their assets are subject that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order or settlement agreement imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Arrangement and the other transactions contemplated by this Agreement, would apply to Acquiror or any of its Subsidiaries) having, or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9  Taxes.

(a) The Company and its Subsidiaries have (i) timely filed (or there have been filed on their behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by them (giving effect to all extensions) on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (whether or not reflected on a Tax Return) for all periods ending through the date hereof.

(b) There are no Liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any Tax Authority or signed an agreement with regard to Taxes likely to have a Company Material Adverse Effect.

(d) No federal, state, local, or foreign Audits or other proceedings are presently pending with regard to any material Taxes or Tax Returns of the Company or its Subsidiaries and none of the Company or its Subsidiaries have received any written notice of any material proposed claim, audit or proceeding with respect to Taxes.

(e) No Canadian federal income tax returns of the Company have been examined by the applicable Taxing Authorities. The applicable statutes of limitation for the assessment of Taxes for periods ending prior to 2004 have expired.

(f) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes of the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(g) Neither the Company nor any of its Subsidiaries, is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes that will remain in effect after the Closing Date (other than any such agreement between or among the Company and any of its Subsidiaries).

(h) The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the payment or withholding of Taxes and has, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the relevant Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, creditor, non-resident or any Third Party.

(i) During the three-year period ending on the date hereof, neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(j) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or Section 301.6111-2(b)(2) or any corresponding provision of state, local or foreign Laws.

(k) Neither the Company nor any of the Company Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or a Subsidiary is or was the common parent); and (ii) neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(l) The Company Financial Statements reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements and neither the Company nor any of its Subsidiaries has incurred any material Taxes since the date of such statements other than in the ordinary course of business.

(m) No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(n) Neither the Company nor any of its Subsidiaries is now a party to or bound by any contract, agreement or other arrangement (whether or not written) that (a) requires the Company or any of its Subsidiaries to make any material Tax payment to or for the account of any other Person, (b) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its Subsidiaries, or (c) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries from any other Person, other than payments made to the Company and its Subsidiaries in the ordinary course of business.

(o) The aggregate tax pools of the Company and its Subsidiaries are not less than Canadian$23,812,205. For the purposes of this provision, “aggregate tax pools” means, in respect of the Company and its Subsidiaries, the total of the following balances for the taxation year ended December 31, 2009: undepreciated capital cost of all classes of depreciable property, cumulative Canadian exploration expense balance, cumulative Canadian development expense balance, cumulative Canadian oil and gas property expense balance, previously undeducted noncapital loss carry-forward balances for each year, cumulative eligible capital balance and previously undeducted financing expense balance for the purpose of paragraph 20(1)(e) of the Income Tax Act (Canada), as all such terms are defined for the purpose of the Income Tax Act (Canada).

(p) The Company and its Subsidiaries have duly and timely collected or caused to be collected all amounts on account of sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales

Taxes, required by Law to be collected by it and has duly and timely remitted to the applicable Governmental Entity any such amounts required by Law to be remitted by it.

(q) The current paid-up capital (as defined in the Income Tax Act (Canada)) of the Company Shares is not less than Canadian$147,588,000.

(r) Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any material adjustments for any taxable year after the Closing Date under Section 481 of the Code.

(s) There is no basis for any material amount of penalties and interest to be assessed by the Internal Revenue Service against the Company or any Subsidiary arising out of or in connection with the Drilling Partnerships.

3.10  Certain Agreements.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” (within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed after January 1, 2010 and prior to the date hereof, (ii) that contains a non-compete or client or customer non-solicit requirement or other provision that restricts in any material respect the conduct of, or the manner of conducting, any line of business by the Company or any of its Subsidiaries, or upon consummation of the Arrangement and the other transactions contemplated by this Agreement could restrict in any material respect the ability of Acquiror, the Company or any of their respective Subsidiaries to engage in any line of business, (iii) that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any Third Party or containing “most favored nation” rights or upon consummation of the Arrangement and the other transactions contemplated by this Agreement will obligate Acquiror, the Company or any of their respective Subsidiaries to conduct business with any Third Party on an exclusive or preferential basis or pursuant to “most favored nation” rights, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any material business of the Company, (vi) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing indebtedness in excess of U.S.$200,000, (vii) that, individually or together with related Contracts, provides for the acquisition, disposition, license, use, distribution or outsourcing, after the date of this Agreement, of assets, services, rights or properties with a value or requiring annual fees in excess of U.S.$200,000, (viii) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of U.S.$200,000 in any twelve month period or more than U.S.$200,000 through the remaining term of the Contract, except for any Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less, (ix) that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of U.S.$200,000, (x) concerning Intellectual Property (other than generally commercially available, non-custom, off-the-shelf software licenses having a retail acquisition price of less than U.S.$200,000), (xi) which would prevent, delay or impede the consummation, or otherwise reduce in any material respect the contemplated benefits, of any of the transactions contemplated by this Agreement, including any poison pill or shareholder rights plan, (xii) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of U.S.$200,000 or more in any 12 month period, (xiii) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving any retention, severance or change of control payment, (xiv) constituting Derivative Agreements, (xv) constituting oil and gas operating agreements, (xvi) constituting gas purchase agreements, (xvii) constituting gas balancing agreements; oil, gas, and condensate purchase and sale agreements; joint venture agreements; exploration agreements; farmout agreements; farmin agreements; dry hole agreements; bottom hole agreements; acreage contribution agreements; area of mutual interest agreements; saltwater disposal agreements; servicing contracts; production purchase, gathering and processing agreements; third party contractor or supplier agreements; marketing agreements; seismic licenses and agreements; non-competition agreements and other contracts principally related to real property or oil and gas interests, (xviii) that contains a change of control provision which would be triggered by the Arrangement, or (xix) the loss of which would reasonably be expected to have a Company Material Adverse Effect. Each Contract of the type described in this Section 3.10(a) is referred to herein as a “Material Contract.” True and complete copies of all Material Contracts are listed as exhibits to the

Company’s Annual Report on Form 10-K for the period ended December 31, 2009 filed and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the SEC or have been provided to Acquiror by the Company prior to the date hereof.

(b) (i) Each Material Contract is valid and binding on the Company or any of the Company Subsidiaries, as applicable, enforceable against it in accordance with its terms and is in full force and effect, (ii) the Company or any of the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto has duly performed all obligations required to be performed by it under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, under any such Material Contract, except to the extent the failure of such representation in clause (i), (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no disputes pending or to the Knowledge of the Company, threatened with respect to any Material Contract.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no on-going renegotiations of, or attempts to renegotiate, any amounts paid or payable to the Company under any of the Material Contracts and no party has made written demand for such renegotiations. Except as set forth on Schedule 3.8(c), there are no commissions due (or to become due) to any broker or other party as a result of the purchase or sale of Hydrocarbons under any of the Material Contracts. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, the Company has not, with respect to the Material Contracts: (i) become overproduced as to any Oil and Gas Interest so as to have a balancing obligation relative thereto, nor has it otherwise received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such Material Contracts on or after the Closing Date without being currently paid therefor other than in the normal cycle of billing. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, the Company is not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Mineral Leases at some future time without then or thereafter receiving the full contract price therefor. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule or in any Material Contract, there is no call upon, option to purchase or similar right to obtain Hydrocarbons from the Mineral Leases in favor of any Person other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale of Hydrocarbons.

3.11  Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan. A “Company Benefit Plan” is any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any multiemployer plan within the meaning of ERISA Section 3(37)) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan, agreement, program, policy or other arrangement, whether qualified or nonqualified, written or unwritten, or subject to ERISA (all the foregoing being herein called “Benefit Plans”) (i) maintained, entered into or contributed to by the Company, any of its Subsidiaries, or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (a “Company ERISA Affiliate”) under which any present or former employee, director, independent contractor or consultant of the Company or any of its Subsidiaries has any present or future right to benefits or (ii) under which the Company, any of its Subsidiaries, or any Company ERISA Affiliate has or could reasonably be expected to have any present or future liability.

(b) With respect to each Company Benefit Plan, the Company has made available to Acquiror a current, correct and complete copy thereof, and (where applicable): (i) the related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) the summary plan description (including any summaries of material modifications) and other written communications (or a description of any material oral communications) by the Company or its Subsidiaries to the participants and/or beneficiaries concerning the benefits provided thereunder; (iv) the insurance policies, certificates of coverage, and related documents; (v) for the four years preceding the date of this Agreement (A) the Annual Report (Form 5500 Series) and accompanying schedules, (B) audited financial statements, (C) actuarial valuation reports, and (D) all notices issued by the IRS, Department of Labor, or other governmental agency to the Company or any of its Subsidiaries; and (vi) all contracts with Third Party administrators, actuaries, investment managers, consultants, and other independent contractors.

(c) With respect to the Company Benefit Plans, individually and in the aggregate, (i) no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other Applicable Law; (ii) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or to the Knowledge of the Company, threatened; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agency is pending or to the Knowledge of the Company, threatened.

(d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any other document contemplated hereby, nor the consummation of the Arrangement or any other transaction contemplated hereby (either alone or upon the occurrence of any additional or subsequent events), will result in the acceleration or creation of any rights of any Person to benefits under any Company Benefit Plan (including, but not limited to, the acceleration of the vesting or exercisability of any stock options or similar equity-based compensation, the acceleration of the vesting of any restricted stock or similar equity-based compensation, the acceleration of the accrual or vesting of any benefits under any pension plan or the acceleration or creation of any rights under any employment, severance, parachute or change in control agreement). Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, each Company Benefit Plan can be merged, amended or terminated, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits.

(e) No liability under Title IV or section 302 of ERISA has been incurred by the Company or by any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any Company ERISA Affiliate of incurring any such liability.

(f) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. Neither the Company nor any other Company ERISA Affiliate participates or has participated in, or contributes or has contributed to a multi-employer plan within the meaning of ERISA Section 3(37)(A). Neither the Company nor any other Company ERISA Affiliate sponsors or has sponsored, participates or has participated in, or contributes or has contributed to a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9). Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits, except as required to avoid an excise Tax under Code Section 4980B. No Company Benefit Plan is a “multiemployer plan” within the meaning of ERISA Section 4001(a)(3).

(g) All filings required by ERISA and the Code as to each Company Benefit Plan have been timely filed, and all notices and disclosures to participants, participant spouses and beneficiaries required by ERISA or the Code have been timely provided.

(h) The Company has no formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee of the Company, or any spouse, dependent or beneficiary thereof.

(i) The Company and each of its Subsidiaries have performed all of their obligations under all Company Benefit Plans and have made appropriate entries in their financial records and statements for all obligations and liabilities under the Company Benefit Plans that have accrued as of the date of this Agreement. Each Company Benefit Plan is, in form and operation, in full compliance with ERISA, the Code, and other Applicable Laws. No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) has occurred with respect to any Company Benefit Plan.

(j) All contributions and payments made or accrued with respect to all Employee Benefit Plans are deductible under Code Section 162 or 404. No amount, or any asset of any Employee Benefit Plan is subject to tax as unrelated business taxable income.

(k) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible by the Company or any of its Subsidiaries under Code Section 280G or 4999; nor will the Company or any of its Subsidiaries be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

(l) Each Company Benefit Plan that provides for nonqualified deferred compensation within the meaning of Code Section 409A complies in form and operation with the requirements of Code Section 409A.

(m) No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the jurisdiction of the United States.

3.12  Severance and Change of Control Agreements.  Section 3.12 of the Company Disclosure Schedule sets forth a true and complete list of (i) all severance agreements, change of control agreements, employment agreements, retention agreements, incentive plans or other similar plans or arrangements, together with all amendments thereto, between the Company or any of its Subsidiaries and any director, officer, employee or independent contractor of the Company or its Subsidiaries, and (ii) the amount payable under such agreement, plan or arrangement (including the name of the Person to whom such obligation is owed, the amount of the obligation and the date or event on which such payment obligation may become due) in connection with (A) the consummation of the Arrangement and the transactions contemplated by this Agreement, (B) the termination of any such Person’s relationship with the Company or its Subsidiaries, or (C) the retention or continued employment of any such Person.

3.13  Absence of Certain Changes or Events.  Except in the case of the events reported on the Company’s Form 10-Q for the three month period ended September 30, 2010 filed with the SEC on November 9, 2010 and the Company’s Current Reports on Form 8-K, filed with the SEC on November 19, 2010 and December 15, 2010, and actions taken after the date hereof and permitted by Section 5.1, since September 30, 2010, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. In addition, since September 30, 2010 and through the date of this Agreement, neither the Company nor any of its Subsidiaries has not taken any action that would, if such action were taken after the date of this Agreement, require the prior written consent of Acquiror pursuant to Section 5.1.

3.14  Board Approval.  The Company’s Board of Directors, by resolutions duly adopted on or prior to the date hereof, has (i) determined that this Agreement and the Arrangement are in the best interests of the Company and its shareholders, (ii) adopted a resolution approving this Agreement and declaring its advisability, (iii) recommended that the shareholders of the Company approve this Agreement and vote in favor of the Arrangement Resolution (the “Company Board Recommendation”) and directed that such matter be submitted to the Company Shareholders for consideration at the Company Meeting.

3.15  Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property registrations and applications owned or licensed (other than under commercially available “off the shelf” licenses) by the Company and its Subsidiaries. The Company and its Subsidiaries own or possess sufficient and legally enforceable licenses or other rights to use, any and all Intellectual Property necessary for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted, and the Intellectual Property registrations and applications owned or licensed by the Company and its Subsidiaries are subsisting and unexpired and there are no claims challenging the validity or enforceability of the Intellectual Property owned by the Company or its Subsidiaries.

(b) Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, conflict with or otherwise violate any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received written notice (including cease and desist letters or invitations to take a patent or other Intellectual Property license) or has Knowledge of any such infringement, conflict or other violation and (ii) to the Company’s Knowledge no Person is infringing, conflicting or otherwise violating the Intellectual Property owned by the Company and its Subsidiaries.

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken all commercially reasonable steps to protect and maintain (i) their confidential information and trade secrets; (ii) their sole ownership of material proprietary Intellectual Property and (iii) the security and integrity of their material systems and software.

3.16  Properties.  Except as set forth on Section 3.16 of the Company Disclosure Schedule, the Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Company Financial Statements as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Company Permitted Liens, and (ii) is the lessee, farmee or assignee under Mineral Leases for all leasehold estates reflected in the Company Financial Statements or acquired after the date thereof (except for Mineral Leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased, farmed out or assigned thereunder, and each such Mineral Lease is valid without default thereunder by the lessee, farmee or assignee or, to the Company’s Knowledge, the lessor, farmor or assignor.

3.17  Environmental Matters.

(a) (A) The Company and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all Permits, licenses, registrations and other governmental authorizations required under all applicable Canadian and U.S., foreign, federal, provincial, state and local Laws relating to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for the Company to conduct its operations (“Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the Knowledge of the Company, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (B) the Company and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and the Company has no Knowledge of any pending or threatened Environmental Claim, (C) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to the Company or its Subsidiaries under Environmental Laws, (D) the Company and its Subsidiaries have not assumed, contractually, any liabilities or obligations under or relating to any Environmental Laws, and (E) the Company and its Subsidiaries have operated their respective businesses at all times and have generated, received, handled, used, stored, treated, shipped, recycled and disposed of all waste and contaminants in compliance with Environmental Laws.

(b) The Company has not received notice of any proposed environmental or royalty policies or Laws which could have a material adverse effect on any oil and gas exploration, development or production operations of the Company, other than those that apply to the oil and gas industry generally.

3.18  Labor and Employment Matters.  Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries are (i) a party to any policy, agreement, obligation, understanding or undertaking providing for severance, bonus, change of control or termination payments to any former or current director, officer, employee, independent contractor or consultant, as a result of the transactions contemplated by this Agreement or otherwise, (ii) is a party to or bound by any other policy, agreement, understanding or undertaking or requirements of Applicable Laws in respect of any employee, former employee, independent contractor or consultant, including any contract for the employment or statutorily required re-employment of any employee, (iii) is a party to or bound by, either directly or by operation of Applicable Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement, or legally binding commitment to any labor union, trade union or employee organization in respect of or affecting employees or independent contractors nor is the Company or any Subsidiary subject to any union organization effort or (iv) is a party to any application, complaint or other Proceeding under any Applicable Law relating to employees or former employees nor is the Company or any of its Subsidiaries aware of any factual or legal basis on which such a Proceeding may be commenced. There are no and there never have been any Canadian employees of the Company or any of its Subsidiaries.

3.19  Insurance.  Section 3.19 of the Company Disclosure Schedule describes the insurance policies of the Company and its Subsidiaries in effect on the date of the Agreement. All insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law and having regard to the size of the Company and its operations. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a material breach or default, or permit termination or modification, of any material insurance policies.

3.20  Title to Oil and Gas Interests.

(a) The Company, or one of its Subsidiaries, has good and marketable title, free of any Liens except the Company Permitted Liens, to the Oil and Gas Interests of the Company included or reflected in the Ownership Interests set forth on Section 3.20(a) of the Company Disclosure Schedule, such that, as to Net Revenue Interests and Working Interests, (i) the Company, or one of its Subsidiaries, is entitled to receive throughout the duration of the productive life of each Mineral Lease, Well or other Oil and Gas Interest, a Net Revenue Interest of not less than the Net Revenue Interest set forth on Section 3.20(a) of the Company Disclosure Schedule for such Mineral Lease, Well or other Oil and Gas Interest, and (ii) the Company, or one of its Subsidiaries, is entitled to receive throughout the duration of the productive life of each Mineral Lease, Well or other Oil and Gas Interest, a Working Interest of not greater than the Working Interest set forth on Section 3.20(a) of the Company Disclosure Schedule for such Mineral Lease, Well or other Oil and Gas Interest.

(b) The Company or one of the Company’s Subsidiaries own all rights of way and surface damage agreements associated therewith that are currently used with and which are reasonably sufficient for the operation of the Company’s or its Subsidiary’s Oil and Gas Interests or the production, treatment, storage, sale or disposal of Hydrocarbons, water or other minerals or substances produced from the Mineral Leases, and all of same are assignable.

3.21  Oil and Gas Operations.  All Wells included in the Oil and Gas Interests of the Company and its Subsidiaries have been drilled and (if completed) completed, operated and produced (and if plugged and abandoned) plugged and abandoned, each and all in accordance with generally accepted oil and gas field practices and in compliance with applicable oil and gas joint operating agreements, leases and other contractual obligations, and Applicable Laws, rules and regulations.

3.22  Production Allowables and Production Penalties.  Except as would not have a Company Material Adverse Effect:

(a) None of the Wells has been produced in excess of applicable production allowables imposed by any Laws or Governmental Entity and the Company has no Knowledge of any impending change in production allowables imposed by any Laws or Governmental Entity that may be applicable to any of the Wells in which it holds an interest, other than changes of general application in the jurisdiction in which such Wells are situated.

(b) Neither the Company nor its Subsidiaries have received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Entity, including gas-oil ratio, off-target and overproduction penalties imposed by any Governmental Entity that may be applicable, and, to the Company’s Knowledge, none of the Wells is subject to any such penalty or restriction.

3.23  Lease Provisions.  Section 3.23 of the Company Disclosure Schedule (i) sets forth a true and complete list of all of the Company’s Mineral Leases, and (ii) indicates those Mineral Leases that require the satisfaction of drilling commitments to maintain and perpetuate the Oil and Gas Interests of the Company or one of its Subsidiaries in the undeveloped acreage and or depths covered thereby (“Company Drilling Commitments”). All of the Company’s Mineral Leases are valid, in force and effect and are maintained by their terms, whether within or beyond each such Mineral Lease’s term, subject to satisfaction of the Company Drilling Commitments for the current measuring period thereunder. Section 3.20(a) of the Company Disclosure Schedule sets forth a true, correct and complete identification of the Mineral Leases, drilling units on the Mineral Leases and a list of the Wells located on the lands associated with and subject to the Mineral Leases (other than Wells having a present value of discounted future net revenues below Five Thousand Dollars ($5,000)), together with the Company’s (or its Subsidiary’s) Net Revenue Interest and Working Interest therein, expressed as a decimal in accordance with industry practice. Except as set forth in Section 3.23 of the Company Disclosure Schedule, none of the Mineral Leases provide for payment of delay rentals or shut-in royalty payments in order to maintain the same in force and effect. Except as set forth on Section 3.23 of the Company Disclosure Schedule, all rentals, royalties, overriding royalty interests and other payments due under each of the Mineral Leases have been timely and accurately paid, except amounts that are being held in suspense as a result of title issues in circumstances that do not provide any Third Party a right to terminate any such Mineral Lease. Section 3.23 of the Company Disclosure Schedule lists the accrued suspense funds as of November 30, 2010.

3.24  Sale Contracts.  Except as set forth on Section 3.24 of the Company Disclosure Schedule and for (a) contracts governing the sale of oil or gas in the ordinary course which are terminable by the Company (or a Subsidiary of the Company) without penalty on sixty (60) or fewer days’ notice, or (b) the disposition in the ordinary course of equipment no longer suitable for or used in oil and gas field operations, there are no contracts, agreements or options to which the Company or any of its Subsidiaries are a party outstanding for the sale, exchange or transfer of any of the Company’s or its Subsidiaries’ interest in the Oil and Gas Interests or any portion thereof.

3.25  Drilling Partnerships.  Section 3.25 of the Company Disclosure Schedule sets forth a true and complete list of each joint venture or partnership in which the Company participates or holds an interest, or previously participated or held an interest (each a ‘‘Drilling Partnership”), together with a true and complete list of (i) the nature of the interest held by the Company in each Drilling Partnership, (ii) each joint venture, partnership, limited liability company or other operating agreement with respect to such Drilling Partnerships, and (iii) the name of each Drilling Partnership, date of formation, original capitalization, number of wells and payout status (% cash returned). True and complete copies of all such agreements and all other material documents relating to the Drilling Partnerships have been provided to Acquiror by the Company prior to the date hereof. Any securities directly or indirectly offered, promoted or sold by the Company or a Company Subsidiary in or with respect to the Drilling Partnerships have been offered pursuant to a valid exemption from registration under the Securities Act and all applicable blue sky Laws. In connection with any such offerings, the Company or a Company Subsidiary provided appropriate disclosure materials to all potential investors in the Drilling Partnerships and such disclosure materials did not (i) contain any representation, warranty or information that was false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the information contained therein (in the light of the circumstances under which such information was provided) not false or misleading. All equity and partnership interests in the Drilling Partnerships are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights. Except as otherwise set forth in Section 3.25 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued equity interest or other securities of any Drilling Partnership, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

3.26  Consents; Preferential Rights.

(a) Except as set forth on Section 3.26(a) of the Company Disclosure Schedule, there are no preferential rights to purchase with respect to any of the Oil and Gas Interests owned by Company or one of its Subsidiaries that would be triggered by the Arrangement.

(b) Except as set forth on Section 3.26(b) of the Company Disclosure Schedule, there are no consents, approvals or authorizations of any Person with respect to the transfer of any of the Oil and Gas Interests owned by the Company or one of its Subsidiaries that would be triggered by the Arrangement.

3.27  AFEs.  Except as set forth on Section 3.27 of the Company Disclosure Schedule, there are no outstanding calls or payments under authorities for expenditures for payments or other capital commitments relating to the Company’s or one of its Subsidiary’s Oil and Gas Interests which exceed U.S.$200,000 (net to Company’s or one of its Subsidiaries’ interest) and which are due or which the Company has committed to make which have not been made.

3.28  Imbalances.  Except as set forth on Section 3.28 of the Company Disclosure Schedule, there are no wellhead imbalances or other imbalances attributable to the Company’s or one of its Subsidiaries’ Oil and Gas Interests for which Acquiror would be responsible following the Effective Time.

3.29  Plugging and Abandonment.  Except as set forth on Section 3.29 of the Company Disclosure Schedule, there are no Wells located on the Mineral Leases that:

(a) the Company or one of its Subsidiaries has received an order from any Governmental Entity requiring that such Well be plugged and abandoned;

(b) were producing as of the date of this Agreement but between the date hereof and the Effective Time, will be shut-in and have been for more than five (5) days, or temporarily abandoned; provided, that the Company or one of its Subsidiaries may shut-in a Well for more than five (5) days following the tendering notice to Acquiror and if the Company or one of its Subsidiaries deems such shutting-in necessary and advisable as a reasonable and prudent operator, or as otherwise permitted under Section 5.1(a); or

(c) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Entity having jurisdiction over the Oil and Gas Interests.

3.30  No Expenses Owed and Delinquent.  No material expenses (including bills for labor, materials, supplies used or furnished for use in connection with the Company’s or one of its Subsidiaries’ Oil and Gas Interests) are owed and delinquent in payment by Company or one of its Subsidiaries.

3.31  Payout Balances.  Section 3.31 of the Company Disclosure Schedule contains a complete and accurate list of the status of any “payout” balance (net to the Company’s or one of its Subsidiaries’ interest), as of the dates shown in such Schedule, for each Mineral Lease or Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

3.32  Condition of Personalty.  Except as set forth on Section 3.32 of the Company Disclosure Schedule, all material fixtures, facilities and equipment that are reasonably necessary to conduct normal operations on the Company’s or one of its Subsidiaries’ Oil and Gas Interests have been maintained in accordance with standard industry practice and in a manner consistent with the past practices of Company, normal wear and tear excepted.

3.33  Revenues.  The Company or one of the Company’s Subsidiaries is receiving all revenues attributable to sales of production from Oil and Gas Interests owned by the Company or one of the Company’s Subsidiaries in the ordinary course of business without suspense.

3.34  Gold and Silver Mine Letter of Intent.  The Company has provided Acquiror with a true, correct and complete copy of the letter of intent dated October 5, 2010 by and between NGAS Production Co. and Infinity Gold Mining, Inc. executed with respect to the disposition of mineral interests in properties spanning 381 acres on Unga Island and Popof Island in the Aleutian Chain (the “Gold and Silver Mine Disposition”). Such letter of intent has not been amended, modified, supplemented or revised in any way since the date of its execution. The Company has entered into no other contract, agreement or arrangement with respect to the Gold and Silver Mine Disposition. The interests being transferred pursuant to the Gold and Silver Mine Disposition are the only gold and silver interests held by the Company or its Subsidiaries.

3.35  Non-Arm’s Length Transactions.  Neither the Company nor its Subsidiaries has entered into any transactions (including any acquisition or disposition of assets or the receipt or provision of any services) with a

Person with whom it did not deal at arm’s length for purposes of Applicable Laws with respect to Taxes where such transactions were not for fair market value consideration and on arm’s length terms and conditions.

3.36  Opinion of Financial Advisor; Brokers.  The Company has received the opinion of KeyBanc Capital Markets Inc. (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration is fair, from a financial point of view, to the Company Shareholders. As of the date hereof, such opinion has not been amended or rescinded. The Company has furnished to Acquiror copies of all Contracts to which the Company or any Company Subsidiary and the Company Financial Advisor is a party pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated by this Agreement. Other than the Company Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.37  Full Disclosure.  This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 7.2(a) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.38  Taxable Transaction.  The Company acknowledges that the Arrangement and the transactions contemplated by this Agreement may result in the Transaction Consideration payable to the Company Shareholders upon consummation of the Arrangement being taxable to such shareholders.

3.39  Central Bank Promissory Note.  Section 3.39 of the Company Disclosure Schedule sets forth all material terms of the promissory note issued June 8, 2009 by NGAS Production Co. to Central Bank & Trust Co. (the “CBT Note”), including without limitation, the amount outstanding as of the date of this Agreement, the payment terms, whether the CBT Note is collateralized and if so by what assets, and all outstanding personal guarantees securing the performance of the CBT Note. The Company has provided to the Acquiror a copy of such CBT Note and all outstanding personal guarantees securing the performance of the CBT Note.

3.40  No Additional Representations.  Except for representations and warranties made by the Company in this Article 3 and as set forth in the certificate delivered by the Company to Acquiror pursuant to Section 7.2(a), neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Article 3 and as set forth in the certificate delivered by the Company to Acquiror pursuant to Section 7.2(a), written information presented to Acquiror or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of the Agreement or in the course of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except with respect to any subsection of this Article 4, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Acquiror to the Company concurrently herewith (the “Acquiror Disclosure Schedule”), Acquiror hereby makes the representations and warranties set forth in this Article 4 to and in favor of the Company and acknowledges that the Company is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

4.1  Organization, Standing and Power.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The Certificate of Incorporation and Bylaws of Acquiror, copies of which were previously provided to the Company by Acquiror, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Each Subsidiary of Acquiror is a corporation, limited liability company or partnership duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered, licensed or otherwise qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be so registered, licensed or otherwise qualified, other than in such jurisdictions where the failure to be so registered, licensed or otherwise qualified would not, either individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Acquiror any of its Subsidiaries are fully paid and nonassessable and are owned by Acquiror or a Subsidiary of Acquiror free and clear of any Lien, other than Liens under the Acquiror Credit Facility.

4.2  Capital Structure.

(a) As of December 20, 2010, the authorized capital stock of Acquiror consists of (i) 10,000,000 shares of preferred stock, par value U.S.$.001 per share (the “Acquiror Preferred Stock”) and (ii) 150,000,000 shares of Acquiror Common Stock. As of the date of this Agreement there are (i) 2,629,673 shares of Acquiror Preferred Stock issued and outstanding and no shares held in treasury; (ii) 71,150,446 shares of Acquiror Common Stock issued and outstanding and 914,952 shares of Acquiror Common Stock held in treasury; (iii) options and stock appreciation rights that could be exercisable for an aggregate of 12,790,907 shares of Acquiror Common Stock (the “Acquiror Options”); and (iv) warrants exercisable for an aggregate of 963,034 shares of Acquiror Common Stock (the “Acquiror Warrants”). Except as set forth in Section 4.2 of the Acquiror Disclosure Schedule, as of December 20, 2010, no shares of Acquiror Common Stock or Acquiror Preferred Stock are reserved for issuance.

(b) All outstanding shares of the Acquiror Common Stock or the Acquiror Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free from preemptive rights.

(c) Acquiror has no Voting Debt outstanding. Except as set forth above, no shares of capital stock or other voting securities of Acquiror are issued or outstanding on the date hereof. Other than the Acquiror Options and the Acquiror Warrants, no other options or warrants to purchase Acquiror Common Stock or any other equity based awards are outstanding on the date hereof.

4.3  Authority.

(a) Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the issuance of shares of Acquiror Common Stock in the Arrangement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the certificate of incorporation or bylaws of Acquiror or any Subsidiary of Acquiror, or (B) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c), result in any

Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan of Acquiror or other agreement, obligation, instrument, Permit, judgment or Law applicable to Acquiror or any Subsidiary of Acquiror or their respective properties or assets.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or any Subsidiary of Acquiror in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for (A) the filing with the SEC of any filings required under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky Laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of an additional shares listing application or similar documents covering the Transaction Consideration with the Exchange, (D) the filing of a notice under the Investment Canada Act, (E) if required, the filing of a notice of change of corporate structure with the applicable Canadian securities commission and (F) if required, oil and gas related filings and consents that are customarily filed or obtained post-Closing.

4.4  SEC Documents.  Acquiror has filed all required reports, schedules, registration statements, financial statements and other documents with the SEC since December 31, 2009 (the ‘‘Acquiror SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the Acquiror SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Acquiror and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the staff of the SEC with respect to any of the Acquiror SEC Documents.

4.5  Compliance with Applicable Laws and Reporting Requirements.

(a) Acquiror and its Subsidiaries hold all Permits, exemptions, Orders and approvals of all Governmental Entities that (1) are necessary to own, lease, hold, use or operate their properties, rights and other assets and to carry on their businesses as they are now being conducted, and (2) are necessary for the lawful conduct of their respective businesses, (the “Acquiror Permits”), and Acquiror and its Subsidiaries are and have been in compliance with the terms of the Acquiror Permits and all Applicable Laws and regulations and their own privacy policies, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect. Such Acquiror Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of Acquiror, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. The consummation of the Arrangement or any of the transactions contemplated herein would not cause any revocation, modification or cancellation of any such Acquiror Permit.

(b) The businesses of Acquiror and its Subsidiaries are not being and have not been conducted in violation of any Law (including SOX), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

4.6  Legal Proceedings.  There is no Proceeding in existence or pending or, to the Knowledge of Acquiror, threatened, against or affecting Acquiror or any Subsidiary of Acquiror or to which any of their assets are subject as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have an Acquiror Material Adverse Effect, nor is there any injunction, rule, award, settlement or Order of or subject to any Governmental Entity or arbitrator outstanding against Acquiror or any Subsidiary of Acquiror having, or which would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. No investigation by any Governmental Entity with respect to Acquiror or any of its Subsidiaries is pending or to the Knowledge of Acquiror, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

4.7  Non-contravention.  Except as set forth in Section 4.7 of the Acquiror Disclosure Schedule, neither Acquiror nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding which would prevent, delay or impede the consummation, or otherwise reduce in any material respect the contemplated benefits, of any of the transactions contemplated by this Agreement.

4.8  Absence of Certain Changes or Events.  Except as disclosed in the Acquiror Disclosure Schedule, since September 30, 2010, there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquiror Material Adverse Effect.

4.9  No Shareholder Vote Required.  No vote or consent of the holders of any class or series or capital stock of Acquiror is required to approve this Agreement or the transactions contemplated hereby (including the Arrangement).

4.10  Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement except BMO Capital Markets, the fees of which are the responsibility of Acquiror.

4.11  Financing.  Acquiror has received a commitment letter from the Bank of Montreal for financing and has furnished a copy of such commitment letter to the Company.

4.12  Acquiror Common Stock.  The Acquiror Common Stock that may be issued by Acquiror in connection with payments described in Section 6.12 will be freely tradable, if the Final Order approving the Plan of Arrangement approves the issuance of the Acquiror Common Stock to certain officers and employees of the Company pursuant to Section 3.1(d) of the Plan of Arrangement.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Acquiror shall otherwise consent in writing:

(a)  Ordinary Course.  The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into (including via any acquisition) any new line of business, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business and consistent with past practice, (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the sum of (A) 20% of all subscription proceeds received after the date hereof from the offering of interests in the “NGAS Partners 2010 A, Ltd.” Drilling Partnership and (B) U.S.$1,000,000, (v) pay any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business in accordance with current compensation levels and practices, and in accordance with the bonuses set forth in Section 5.1(a) of Company Disclosure Schedule) for any reason, including as a result of the transactions contemplated by this Agreement, or (vi) enter into, or materially modify or terminate, any “swap agreement” (as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute), including, without limitation, any rate swap agreement, forward rate agreement, hedging agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement (each a “Derivative Agreement”).

(b)  Dividends; Changes in Stock.  Except for Company Shares issued as payment for principal and upon conversion at the default reset rate on the 6% Amortizing Convertible Notes, the Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)  Issuance of Securities.  The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of the Company Shares required to be issued upon the exercise, settlement, payment of principal or conversion at the default reset rate of the Company Options, Company Warrants and 6% Amortizing Convertible Notes, respectively, outstanding on the date hereof and in accordance with the respective terms thereof. The Company shall make all payments of principal, if any are made, on the 6% Amortizing Convertible Notes in Company Shares and shall make no such payments in cash.

(d)  Governing Documents, Etc.  The Company shall not (i) amend or propose to amend the Company Governing Documents or, except as expressly permitted by this Agreement, enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any Person other than a wholly-owned Subsidiary of the Company, or (ii) otherwise take any action to exempt any Person (other than Acquiror or its Subsidiaries) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions of the Company Governing Documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties unless in compliance with Section 6.8.

(e)  No Acquisitions.  The Company shall not, and shall not permit its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties.

(f)  No Dispositions.  Other than (i) sales of Hydrocarbon production of the Company and its Subsidiaries in the ordinary course of business or (ii) pursuant to the Contracts listed on Section 5.1(f) of the Company Disclosure Schedule, the Company shall not, and shall not permit its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its or their assets, rights or properties (including capital stock of its Subsidiaries, indebtedness of others held by the Company and its Subsidiaries or any rights held by the Company or its Subsidiaries to operate assets or properties). For the avoidance of doubt, the Company shall not enter into any definitive agreement with respect to the Gold and Silver Mine Disposition unless and until such agreement has been approved by Acquiror.

(g)  Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of the Company or any of its

Subsidiaries or guarantee any long term debt securities of others, other than (i) indebtedness of the Company’s Subsidiary to the Company or (ii) indebtedness in connection with any costs or expenditures permitted under this Agreement.

(h)  Press Releases.  The Company shall consult with Acquiror before issuing any press release or otherwise making any public statement regarding the Company or any of its Subsidiaries, or its or their business, properties or assets.

(i)  Other Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions precedent set forth in Article 7 not being satisfied or in a violation of any provision of this Agreement.

(j)  Accounting Methods; Tax Matters.  The Company shall not change its methods of accounting in effect as of the date hereof, except as required by GAAP and concurred to by the Company’s independent auditors. The Company shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect or to have a material adverse effect on Acquiror or its Subsidiaries after the Effective Time.

(k)  Compensation and Benefit Plans.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as required by Applicable Law or as provided in Section 6.12 of this Agreement, it will not: (i) enter into, adopt, amend, or terminate any Company Benefit Plan, (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) increase in any manner the rate of compensation or amount of fringe benefits of any independent contractor or consultant or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iv) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of an the applicable Company Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon (A) the occurrence of any of the transactions contemplated by this Agreement, (B) any change of control of the Company, (C) the termination or severance of such individual’s relationship with the Company, or (D) the retention or continued employment of any such individual, except as required pursuant to Section 6.12 of this Agreement, or (v) provide for the accelerated vesting or any other modification to any stock option, restricted stock, restricted stock unit, long-term incentive award or other performance-based or equity-based award upon the occurrence of any of the transactions contemplated by this Agreement, except as required pursuant to Section 6.12 of this Agreement.

(l)  No Liquidation.  Except pursuant to an internal reorganization, the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m)  Litigation.  The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid does not exceed U.S.$200,000.

(n)  No Amendment to Material Contracts or Restrictions on Business.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into, amend or otherwise modify or violate in any material respects the material terms of, or terminate, cancel or fail to renew, any Contract that is a Material Contract or would be a Material Contract if existing on the date of this Agreement, or waive, release, cancel, convey, encumber or otherwise assign any material rights or claim thereunder, or (ii) create, renew or amend any Contract containing (A) any material restriction on the ability of the Company to conduct its business as it is presently being conducted or (B) any material restriction on the ability of the Company to engage in any type of activity or business.

(o)  Notice of Company Meeting.  The Company shall provide notice to Acquiror of the Company Meeting and allow Acquiror’s representatives to attend such meeting.

(p)  Postponement of Company Meeting.  In the event that the Company provides a Notice of Superior Proposal on a date which is less than five Business Days prior to the Company Meeting, Acquiror shall be entitled to require the Company to adjourn or postpone the Company Meeting to a date that is not more than ten Business Days after the date of such notice.

(q)  Proxy Circular.  Subject to compliance by Acquiror with Section 6.1(a), the Company will ensure that the Proxy Circular complies, in all respects, with Applicable Canadian Securities Laws and any other Applicable Laws and shall include or incorporate by reference, without limitation the unanimous determination of the Company’s Board of Directors that the Arrangement is fair to Company Shareholders and is in the best interests of the Company and the Company Shareholders, and the unanimous recommendation of the Company’s Board of Directors that the Company Shareholders vote in favor of the Arrangement Resolution; provided that, notwithstanding the covenants of Company in this subsection, prior to the completion of the Arrangement, the Company’s Board of Directors may withdraw, modify or change the recommendation regarding the Arrangement if, in the opinion of the Company’s Board of Directors, acting reasonably, having received the advice of its outside legal counsel which is reflected in minutes of the meeting of the Company’s Board of Directors, such withdrawal, modification or change is required to act in a manner consistent with the fiduciary duties of the Company’s Board of Directors and, if applicable, provided the Company’s Board of Directors shall have complied with the provisions of Section 6.8. Subject to the proviso in the immediately preceding sentence, the Company’s Board of Directors shall not take any action or make any statement that is inconsistent with the Company Board Recommendation.

(r)  Other Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.

5.2  Control of Company’s Business.  Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.3  Advice of Changes; Government Filings.  The Company shall confer on a regular and frequent basis with Acquiror, and promptly advise Acquiror orally and in writing of any change or event of which the Company has Knowledge having, or which would reasonably be expected to have a Company Material Adverse Effect, or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall promptly advise Acquiror orally and in writing of any material deficiencies in the internal controls over financial reporting (as defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of the Company identified by the Company or its auditors. Each of the Company and Acquiror shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to Applicable Laws relating to the exchange of information, with respect to all the information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that to the extent practicable it will consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all Third Parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Party reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1  Proxy Circular and Company Meeting.  As promptly as practicable following the execution of this Agreement and in compliance with the Interim Order and Applicable Laws:

(a) As soon as is reasonably practicable after the date of execution of this Agreement, the Company will file, proceed with and diligently prosecute, and Acquiror shall assist with, an application for an Interim Order in accordance with Section 2.1 and Section 2.2;

(b) The Company shall carry out such terms of the Interim Order as are required under the terms thereof to be carried out by the Company;

(c) Acquiror shall prepare the Acquiror Information, in accordance with Applicable Canadian Securities Laws, for inclusion in the Proxy Circular, including any pro forma financial statements prepared in accordance with U.S. GAAP and Applicable Laws, as is reasonably requested by the Company or required by the Interim Order or Applicable Laws for inclusion in the Proxy Circular and provide the Acquiror Information to Company in a reasonably timely and expeditious manner. Acquiror shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Proxy Circular;

(d) As soon as practicable after the date hereof (but in no event later than twenty (20) Business Days after the date of this Agreement) and subject to Acquiror’s compliance with Section 6.1(c), the Company shall prepare, in consultation with Acquiror, and file the preliminary Proxy Circular (which shall be in a form and substance satisfactory to Acquiror, acting reasonably), together with any other documents required by Applicable Laws in connection with the Company Meeting, with the SEC and in all jurisdictions where the Proxy Circular is required to be filed and in the form and containing the information required by all Applicable Laws, including all applicable corporate and securities legislation and requirements;

(e) Prior to the filing of the Proxy Circular (or any amendment or supplement thereto) with the SEC, and during the course of its preparation, the Company shall provide Acquiror and its legal and other advisors with reasonable opportunity to review and comment on it and the Company shall include in such document any comments reasonably proposed by Acquiror and its counsel;

(f) The Company shall (i) as promptly as practicable after receipt thereof, provide Acquiror and its counsel with copies of any written comments, and advise Acquiror and its counsel of any oral comments, with respect to the Proxy Circular (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Acquiror and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any comments reasonably proposed by Acquiror and its counsel, and (iv) provide Acquiror and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC;

(g) Without limiting the generality of the foregoing, the Company shall ensure that the Proxy Circular does not contain any misrepresentations or any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to the Acquiror Information);

(h) Acquiror shall ensure that the Acquiror Information does not contain any misrepresentations or any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made;

(i) The Company and the Acquiror shall each promptly notify each other if at any time before the Effective Date either becomes aware that the Proxy Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Proxy Circular and the Parties shall cooperate in the preparation of any amendment or supplement to the Proxy Circular as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Proxy Circular to

Company Shareholders and, if required by the Court or Applicable Laws, file the same with any Governmental Entity and as otherwise required;

(j) As soon as practicable after the filing of the definitive Proxy Circular with the SEC, the Company shall mail to the Company Shareholders and such other securityholders of Company or other Third Parties as may be required pursuant to the Interim Order and Applicable Laws, the Proxy Circular (but in no event prior to the clearance of the Proxy Circular by the SEC or later than three (3) Business Days following clearance of the Proxy Circular by the SEC) and all other proxy materials for the Company Meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Circular shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. The Company shall cause the Proxy Circular to be mailed in all jurisdictions where the same is required to be mailed;

(k) The Company shall (i) convene and hold the Company Meeting as soon as practicable, and shall use its reasonable commercial efforts to do so by March 28, 2011 or such later date that may be mutually agreed upon with Acquiror, as provided in the Interim Order, (ii) solicit proxies to be voted at the Company Meeting in favour of the Arrangement, and (iii) not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Meeting without the prior written consent of Acquiror, except as required for quorum purposes (in which case the Company Meeting shall be adjourned and not cancelled) or by Applicable Law or by a Governmental Entity;

(l) The Company’s Board of Directors shall include the Company Board Recommendation in the Proxy Circular and shall not (x) withdraw or modify in any manner adverse to Acquiror, the Company Board Recommendation or (y) publicly propose to, or publicly announce that the Company’s Board of Directors has resolved to, take any such action (any of the foregoing, a “Change in Company Board Recommendation”), except as and to the extent expressly permitted by Sections 5.1(q) and 6.8. Notwithstanding any Change in Company Board Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the Company Shareholders at the Company Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation;

(m) The Company shall provide notice to Acquiror of the Company Meeting and allow representatives of Acquiror to attend the Company Meeting;

(n) The Company shall conduct the Company Meeting in accordance with the Interim Order, the BCBCA, the Company Governing Documents and as otherwise required by Applicable Laws; and

(o) The Company shall take all such actions as may be required under the BCBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

6.2  Amendments.  In a timely and expeditious manner, the Company shall prepare, (in consultation with Acquiror), and file any mutually agreed (or as otherwise required by Applicable Laws) amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to Acquiror, acting reasonably) with respect to the Company Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof.

6.3  Final Order.  Subject to the approval of the Arrangement at the Company Meeting in accordance with the provisions of the Interim Order, the Company shall file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the Parties, acting reasonably.

6.4  Filing to Effect Arrangement.  The Company shall carry out the terms of the Interim Order and the Final Order and, following the issue of the Final Order and the satisfaction, fulfillment or waiver of the conditions in favor of the Company and Acquiror set forth herein, at a time and on a date to be agreed by Acquiror and the Company, file the Final Order and other documents with the Registrar in order for the Arrangement to become effective.

6.5  Copy of Documents.  Except for proxies and other non-substantive communications, the Company shall furnish promptly to Acquiror a copy of each notice, report, schedule or other document or communication delivered, filed or received by the Company in connection with this Agreement, the Arrangement, the Interim Order or the Company Meeting or any other meeting at which all the Company Shareholders are entitled to attend, any filings made under any applicable Law and any dealings or communications with any Governmental Entity or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

6.6  Access to Information; Confidentiality.

(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the duly authorized representatives of Acquiror, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, the Company shall (and shall cause each of its Subsidiaries to) make available to Acquiror such information concerning its business, properties and personnel as Acquiror may reasonably request.

(b) The Parties will hold any information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality Agreement between the Parties dated June 30, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by Acquiror shall affect the representations and warranties of the Company.

6.7  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, Orders, approvals, Permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Third Party or any Governmental Entity in order to consummate the Arrangement or any of the other transactions contemplated by this Agreement.

(b) Each of Acquiror and the Company shall, in connection with the efforts referenced in Section 6.7(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party challenging the Arrangement, (ii) promptly inform the other Party of the status of any of the matters contemplated hereby, including providing the other Party with a copy of any written communication (or summary of oral communications) received by such Party from, or given by such Party to, any Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any Proceeding by a private party challenging the Arrangement, in each case regarding any of the transactions contemplated hereby, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any Proceeding by a private party challenging the Arrangement, with any such other Person, and to the extent permitted by any such Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.7, if (i) any objections are asserted with respect to the transactions contemplated hereby under any Law, (ii) any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Arrangement or the other transactions contemplated hereby as violative of any Law or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Arrangement or the other transactions contemplated hereby, or (iii) any Law is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Arrangement or the other transactions contemplated hereby illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Arrangement or the other transactions contemplated hereby, then each of the Company and Acquiror shall use its reasonable best efforts to resolve any such objections, actions or Proceedings so as to permit the consummation of the transactions contemplated by this Agreement.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.7, but subject to first complying with the obligations of Section 6.7(c), if any of the events specified in Section 6.7(c)(ii) or (iii) occurs, then each of Acquiror and the Company shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such administrative or judicial action or Proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the Arrangement or the other transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Acquiror and the Company shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or Proceedings.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.7 shall limit a Party’s right to terminate this Agreement pursuant to Sections 8.1(b) or 8.1(c) so long as such Party has otherwise complied with its obligations under this Section 6.7 prior to such termination.

(f) Each of the Company and Acquiror and their respective Boards of Directors shall, if any Takeover Statute becomes applicable to this Agreement, the Arrangement, or any other transactions contemplated hereby, use its reasonable best efforts to ensure that the Arrangement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Statute on this Agreement, the Arrangement and the other transactions contemplated hereby.

6.8  No Solicitation.

(a) The Company shall not, directly or indirectly, through any of its officers or directors or any employee, representative or agent of the Company or any of its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) acting, directly or indirectly, at the direction of any officer or director of the Company, (i) initiate, solicit, or knowingly encourage inquiries or proposals with respect to an Acquisition Proposal other than from Acquiror, (ii) engage in any discussions or negotiations concerning, or provide any confidential information or data to any Third Party in connection with an Acquisition Proposal (except to notify such Person as to the existence of the provisions of this Section 6.8), or knowingly take any other action with the purpose or intention of facilitating any other inquiries or the making of any proposal that constitutes, or that reasonably may be expected to lead to, any Acquisition Proposal, or (iii) except as permitted by Section 6.8(g) below, enter into any agreement (other than a confidentiality agreement permitted by Section 6.8(b) below) with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Neither the Company nor the Company’s Board of Directors shall approve or take any action to render inapplicable to any Acquisition Proposal any Takeover Statutes or any restrictive provision or any applicable anti-takeover provision in the Company Governing Documents.

(b) Notwithstanding the foregoing, prior to the Effective Date, the Company may, in response to an unsolicited Acquisition Proposal received by the Company which did not result from a breach of this Section 6.8, furnish information to, or enter into discussions or negotiations with, or waive any standstill with, any Person that has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) such Acquisition Proposal, if consummated, would constitute a Superior Proposal or the Company’s Board of Directors, after consulting with the Company’s outside legal advisors, determines in good faith that such Acquisition Proposal, after furnishing such information and entering into such discussions or negotiations, could reasonably be expected to result in a Superior Proposal, (B) the Company and its Subsidiaries are otherwise in compliance with this Section 6.8 (including, prior to furnishing such information to, or entering into discussions or negotiations with, such Person, by providing written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person), (C) prior to furnishing such information, the Company receives from such Person an executed confidentiality agreement with terms substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Person from making an Acquisition Proposal, acquiring the Company or taking any other related action); provided, however, that the Company may enter into discussions or negotiations solely with respect to entering into such confidentiality agreement without breaching this Section 6.8, and (D) the Company keeps Acquiror informed, on a reasonably current basis, of the status of any such discussions or negotiations as provided above. In the event that the Company provides any information to such Person that the Company has not previously provided to Acquiror, the Company shall promptly provide such information to Acquiror. The Company shall notify Acquiror within twenty-four (24) hours after the receipt of any unsolicited Acquisition Proposal, and the Company shall not disclose any of the terms of the Seminole Letter of Intent, the Seminole Agreements, or any of the proposed arrangements among Acquiror, the Company and Seminole to any Person in connection with the furnishing of information pursuant to this Section 6.8(b), an Acquisition Proposal or otherwise.

(c) The Company shall promptly (and, in any event, within one Business Day) (i) notify Acquiror of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry that it may receive and the identity of the Person making such proposal or inquiry, and any modification of or amendment thereto and (ii) provide Acquiror a copy of any such proposal or inquiry and any modification of or amendment thereto. The Company will keep Acquiror reasonably apprised of any related developments, discussions, and negotiations.

(d) Except as provided herein, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror) conducted heretofore with respect to any Acquisition Proposal.

(e) Nothing contained in this Section 6.8 shall prohibit the Company or the Company’s Board of Directors from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel, failure to make such disclosure would be inconsistent with Applicable Law.

(f) Except as set forth in this Section 6.8(f), neither the Company’s Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (ii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal or (iii) in connection with an Acquisition Proposal withdraw or modify in a manner adverse to Acquiror, or publicly propose to withdraw or modify in a manner adverse to Acquiror, the Company Board Recommendation. Notwithstanding the foregoing provisions of this Section 6.8(f), the Company’s Board of Directors may, at any time, make a Change in Company Board Recommendation (i) if the Company’s Board of Directors receives a Superior Proposal, and has concluded in good faith, after consultation with the Company’s outside legal advisors, that in light of the Superior Proposal the failure of the Company’s Board of Directors to effect a Change in Company Board Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations under Applicable Law; or (ii) in response to any material event, development, circumstance, occurrence or change in circumstances or facts not related to an Acquisition Proposal that was not known to the Board of Directors or senior management of the Company on the date hereof, that would have a material highly favorable impact on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries taken as a whole (an “Intervening Event”), and the Company’s Board of Directors has concluded in good faith, after consultation with the Company’s outside legal advisors, that in light of the Intervening Event, the failure of the Company’s Board of Directors to effect a Change in Company Board Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations under Applicable Law; provided, however, that the following shall not constitute an Intervening Event: changes in the financial or securities markets or general economic or political conditions in the world, general conditions in the industry in which the Company and its Subsidiaries operates, any change in the price of oil or natural gas, discovery of successful wells, or any oil and gas discovery.

(g) At any time prior to the Effective Date, the Company may, in response to a Superior Proposal that did not result from a breach of this Section 6.8, terminate this Agreement by written notice to Acquiror and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.8(g), and any purported termination pursuant to Section 6.8(g) shall be void and of no force or effect, unless, the Company shall have complied with all the provisions of this Section 6.8, including the notification provisions in this Section 6.8(g), and with all applicable requirements of Section 8.2(b) (including the payment of the Damages Fee in accordance therewith) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant hereto: (1) until after the fourth Business Day following actual receipt by Acquiror of written notice from the Company advising Acquiror that the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and attaching the most current versions of the definitive agreement, all exhibits and other attachments thereto and agreements (such as shareholder agreements) ancillary thereto to effect such Superior Proposal, and identifying the Person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Company’s Board of Directors intends to cause the Company to exercise its right to terminate this Agreement pursuant hereto (it being understood and agreed that, prior to any termination pursuant to this Section 6.8(g) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new four Business Day period with respect to such Modified Superior Proposal) and (2) unless either (A) on or before the expiration of the five Business Day period following the actual receipt by Acquiror of any Notice of Superior Proposal, Acquiror does not make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (a “Matching Agreement”) in response to such Superior Proposal or (B) following receipt of a Matching Agreement within the five Business Day period, the Company’s Board of Directors (or any duly constituted committee thereof) concludes in good faith, after consultation with the Company’s outside legal advisors and after taking into consideration the Matching Agreement, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

(h) Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from (1) complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the 1934 Act or any analogous Canadian laws, (2) disclosing factual information regarding the business, financial condition or results of operations of Acquiror or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Circular or otherwise, to the extent that Company or the Company’s Board of Directors in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law or (3) from making any required disclosure to the Company’s Shareholders if the Company’s Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary for the Company’s Board of Directors to comply with its fiduciary duties under Applicable Law; provided, however, that any statement or disclosure made by or on behalf of the Company’s Board of Directors (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Change in Company Board Recommendation unless it is accompanied by a statement of the Company’s Board of Directors expressly reaffirming the Company Board Recommendation in connection with such statement or disclosure.

(i)  ‘‘Acquisition Proposal”  means any inquiry, proposal or offer whether in writing or otherwise, with respect to (a) any purchase of an equity interest (including by means of a tender or exchange offer) representing more than 20% of the voting power in the Company or any of its Subsidiaries, (b) a merger, plan of arrangement, takeover bid, amalgamation, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries or (c) any purchase of assets, businesses, securities or ownership interests (including the securities of any Subsidiary of the Company) representing more than 20% of the consolidated assets of the Company and its Subsidiaries.

(j) For purposes of this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a Third Party which the Company’s Board of Directors concludes in good faith, after receipt of a written fairness opinion of an independent financial advisor, and after consultation with the Company’s outside legal counsel, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the shareholders of the Company from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Acquiror in response to such Acquisition Proposal) and (ii) is fully financed or the Company’s Board of Directors has received a commitment letter that such Acquisition Proposal will be fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.8(h), except that (i) the reference to “more than 20%” in clause (a) of the definition of “Acquisition Proposal” shall be deemed to be a reference to “all,” (ii) the reference to “more than 20%” in clause (c) of the definition of “Acquisition Proposal” shall be deemed to be a reference to “substantially all,” and (iii) “Acquisition Proposal” shall only be deemed to refer to a transaction involving the Company.

6.9  Fees and Expenses.  Whether or not the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2.

6.10  Indemnification.

(a) From and after the Effective Time, Acquiror shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (each an “Indemnified Party”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Proceeding based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Governing Documents.

(b) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other representatives (collectively, “Third Party Beneficiaries”) and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Acquiror shall hold the rights and benefits of this Section 6.10 in trust for and on behalf of the Third Party Beneficiaries and Acquiror hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries.

(c) Prior to the Effective Time and conditioned on the occurrence of the Closing, Acquiror shall purchase a director and officer “tail” policy in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Party currently covered by the Company’s officers’ and directors’ liability insurance policy for six (6) years after the Effective Time on terms with respect to coverage and amount generally comparable to those of such policy in effect on the date hereof; provided, however, that the aggregate total premium shall not exceed $275,000 and that Acquiror shall have the right to select the insurance broker for, and make all arrangements relating to, such coverage.

6.11  Public Announcements.  Except in respect of any announcement required by Applicable Law or by obligations pursuant to any listing agreement with or rules of the Exchange or the NASDAQ in which it is impracticable to consult with each other, Acquiror and the Company shall consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Circular in accordance with the provisions of Section 6.1 or as otherwise permitted under Section 5.2, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed.

6.12  Amendments to Severance and Change of Control Agreements.  Subject to the further provisions of this Section 6.12, the Company shall take all necessary actions in order to validly amend, effective as of and subject to the Closing, any applicable retention agreements, severance agreements, change of control agreements, employment agreements, incentive plans and other similar plans and arrangements, including without limitation those agreements that have been listed on Section 3.12 of the Company Disclosure Schedule (including obtaining any necessary consents or signature counterparts to amendments from any director, officer, employee or independent contractor party to any such agreement, plan or arrangement) such that (i) the aggregate payments made since December 1, 2010 or to be made within five (5) years after the date of this Agreement (or any longer period within which an actual change or control payment is required to be made) to all of the directors, officers, employees and independent contractors of the Company and any of its Subsidiaries pursuant to any such agreements, plans or arrangements in connection with (A) the occurrence of any of the transactions contemplated by this Agreement, (B) any change of control of the Company, (C) the termination or severance of such individual’s relationship with the Company, or (D) the retention or continued employment of any such individual, and (ii) the aggregate amount, if any, of the forgiveness of any of the Company’s outstanding loans made to its executive officers (such amounts that have been forgiven shall be set forth on Section 6.12 of the Company’s Disclosure Schedule), shall not exceed U.S.$5,000,000. The amount of any payments made pursuant to Section 3.12(i) will be paid in shares of Acquiror Common Stock or in cash or in any combination thereof, as determined by Acquiror in its sole discretion, except that the payment of up to $705,000 in the aggregate to those employees listed under (and in the amounts specified as “Cash Settled Agreement” on Section 6.12 of the Company Disclosure Schedule, will be paid in cash. The Company shall not make any amendment to any retention agreement, severance agreement, change of control agreement, employment agreement, incentive plan or other similar plan or arrangement without Acquiror’s prior written approval of the form and substance of such amendment; provided that the Company’s Board of Directors may, at its discretion, make amendments to such agreements solely to allocate the severance dollar amounts to comply with the U.S.$5,000,000 cap, in the form of amendment that is reasonably acceptable to Acquiror. Within thirty (30) days after the execution of this Agreement, the Company will furnish to Acquiror a list of how the Company will allocate the severance dollar amounts in compliance with the U.S.$5,000,000 cap. Notwithstanding the foregoing, if the shares of Acquiror Common Stock are not registered and are restricted securities under the Securities Act, at least $150,000 (after withholding taxes) of the payments made pursuant to Section 3.12(i) for each of Mr. William S. Daugherty and Mr. William G. Barr III shall be paid in cash in equal installments over a six-month time period.

6.13  Compliance with 409A.  The Company shall take all necessary action to amend or modify each Company Benefit Plan that (a) provides for nonqualified deferred compensation within the meaning of Code Section 409A and (b) is not in compliance with Code Section 409A, so as to ensure that such Company Benefit Plan complies in form and operation with the requirements of Code Section 409A; provided that the Company shall not make any amendment to any Company Benefit Plan without Acquiror’s prior written approval of the form and substance of such amendment.

6.14  Delaware Continuance.  Prior to the Effective Time, the Company shall cooperate with Acquiror to prepare and finalize (subject only to the completion of the Arrangement) all documentation required in connection with the continuance and reincorporation of the Company into the State of Delaware immediately following the Effective Time, including applying for, proceeding with and diligently prosecuting any necessary consents and approvals from Governmental Entities or other Third Parties. Notwithstanding the foregoing, the Parties acknowledge that the Company Shareholders shall not be asked to vote on the reincorporation of the Company into Delaware in the Proxy Circular or at the Company Meeting.

6.15  Employee Benefits.

(a) For a period of one (1) year following the Effective Time, Acquiror agrees that, subject to any transition period of not more than ninety (90) days and subject to any applicable plan provisions, contractual requirements or Applicable Law, all employees of the Company who continue employment with Acquiror after the Effective Time (“Continuing Employees”) shall be eligible to participate in Acquiror’s benefit plans, to substantially the same extent as, and not more favorably than, similarly situated employees of Acquiror.

(b) Acquiror shall, to the extent permitted by Acquiror benefits plans, (i) waive, or shall cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan in which any Continuing Employee is eligible to participate following the Closing to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing under the analogous Company Benefit

Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Closing with the Company and any of its Subsidiaries for purposes of eligibility to participate and vesting (and, in respect of vacation benefits, determination of level of benefits) to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing (excluding severance benefits which the Parties agree shall be covered pursuant to Section 6.12); provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service, provided further, that the foregoing shall not apply to the extent the consent of any third party is required, if Acquiror has used its commercially reasonable efforts to obtain the consent of such third party and such third party has denied their consent or providing such benefits would cause Acquiror to incur significant additional costs.

6.16  Company Options and Warrants.  The Company shall take all necessary action in order to ensure that any Company Warrants and Company Options that are not exercised and remain outstanding as of the Effective Time will entitle the holder thereof to acquire shares of Acquiror Common Stock in accordance with the terms contained in the Company Warrants and Company Options, provided that, in lieu of the number of Company Shares otherwise issuable upon the exercise thereof, the holder shall be entitled to receive the number of shares of Acquiror Common Stock which the holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Company Shares to which such holder was theretofore entitled upon such exercise, and to the extent provided for in the terms of the Company Option or Company Warrant, there shall be a corresponding proportionate adjustment of the exercise price of any such Company Option or Company Warrant; provided, further, that, to the extent that the Company has the right to terminate or cancel any Company Options or Company Warrants for no consideration pursuant to and in accordance to the respective terms thereof, the Company shall take all necessary action to terminate or cancel such Company Options and Company Warrants.

6.17  Opinion of Financial Advisor; Brokers.  The Company shall provide to Acquiror a copy of the written opinion of the Company Financial Advisor that states that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration is fair, from a financial point of view, to the Company Shareholders, as soon as practicable after the opinion becomes available to the Company.

6.18  Preferential Rights.

(a) To the extent the transactions contemplated hereby trigger any preferential rights to purchase, consents, approvals or authorizations with respect to any of the Oil and Gas Interests owned by the Company or one of its Subsidiaries, the Company or one of its applicable Subsidiaries shall use commercially reasonable efforts to secure waivers of such preferential rights or to obtain any such consents, approvals or authorizations.

(b) Within forty-five (45) days after the execution of this Agreement, the Company will furnish to Acquiror a list of all preferential rights to purchase, consents, approvals or authorizations with respect to any of the Oil and Gas Interests owned by the Company or one of its Subsidiaries.

6.19  Seminole Agreements.  The Company and its Subsidiaries shall enter into the Seminole Agreements, in form and substance reasonably acceptable to Acquiror, as contemplated by the Seminole Letter of Intent. The Company has furnished true and correct copies of all existing agreements with Seminole, including any amendments or modifications thereof, and the Company and its Subsidiaries will not change, modify, or amend any of the existing agreements with Seminole without the prior written consent of Acquiror, except as provided in the immediately preceding sentence.

6.20  Bank Extension.  The Company shall use commercially reasonable best efforts to extend the deadlines set forth in the Bank Waiver, including but not limited to the deadlines in Section 2 and Section 5.2 of the Bank Waiver, from March 31, 2011 to April 15, 2011.

6.21  Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall take all such necessary action.

ARTICLE 7

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation to Effect the Arrangement.  The respective obligation of each of the Parties to effect the Arrangement shall be subject to the satisfaction of the following conditions on or prior to the Effective Date or such other date specified:

(a) Interim Order.  The Interim Order shall have been granted in form and substance satisfactory to each of Acquiror and the Company, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Acquiror and the Company, acting reasonably, on appeal or otherwise.

(b) Arrangement Resolution.  The Arrangement Resolution shall have been approved by the Company Shareholders in accordance with the Interim Order, the BCBCA and the requirements of any applicable regulatory authority, and in form and substance satisfactory to the Acquiror and the Company acting reasonably.

(c) Final Order.  The Final Order shall have been granted in form and substance satisfactory to Acquiror and the Company, acting reasonably.

(d) Effective Date.  The Effective Date shall be on or before March 31, 2011, or April 15, 2011, as contemplated by Section 6.20.

(e) Exchange Listing.  The shares of Acquiror Common Stock to be issued under the Arrangement shall have been authorized for listing on the Exchange, subject to official notice of issuance.

(f) Requisite Regulatory Approvals.  The authorizations, consents, Orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from a Governmental Entity set forth in Section 7.1(f) of the Acquiror Disclosure Schedule shall have been filed, have occurred or been obtained (all such authorizations, Orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(g) No Injunctions or Restraints; Illegality.  No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Arrangement shall be in effect.

(h) Burdensome Condition.  There shall not be (i) any action taken, or any Law enacted, entered, enforced or deemed applicable to the Arrangement or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the Arrangement or the transactions contemplated by this Agreement, which, in either case:

(i) makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; or

(ii) results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.

The foregoing conditions are for the mutual benefit of the Company and Acquiror and may be asserted or waived by the Company and Acquiror (with respect to such Party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Company and Acquiror may have.

7.2  Conditions to Obligations of Acquiror.  The obligation of Acquiror to effect the Arrangement is subject to the satisfaction of the following conditions on or prior to the Effective Date or such other date specified:

(a) Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures of representations and warranties to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect) that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Acquiror shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to such effect.

(c) Proxy Circular.  The Company shall have mailed the Proxy Circular and other documentation required in connection with the Company Meeting to the Company Shareholders no later than three (3) Business Days following clearance of the Proxy Circular by the SEC.

(d) Dissent Rights.  Holders of not greater than five percent (5%) of the outstanding Company Shares shall have validly exercised rights of dissent in respect of the Arrangement that have not been withdrawn as of the Effective Time.

(e) Mutual Releases and Resignations.  Executed mutual releases and resignations in a form acceptable to Acquiror acting reasonably shall have been received by Acquiror on or prior to the Effective Time from each director and officer of the Company or its Subsidiaries who, as a consequence of the Arrangement, is no longer a director or officer of the Company or its Subsidiaries.

(f) No Convertible Securities.  Acquiror shall be satisfied, acting reasonably, that there will be no options, warrants or other rights (including any Company Options, Company Warrants or 6% Amortizing Convertible Notes) requiring the issuance of any securities of the Company or its Subsidiaries or any securities convertible into, or exchangeable for, or otherwise evidencing a right to acquire any securities of the Company or its Subsidiaries after giving effect to the Arrangement.

(g) Resolutions.  The Company shall have furnished Acquiror with:

(i) certified copies of the resolutions duly passed by the Company’s Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii) certified copies of the resolutions of the Company Shareholders duly passed at the Company Meeting, approving the Arrangement Resolution.

(h) No Litigation.  Other than a Proceeding brought by a Company Shareholder (including on such holder’s own behalf or on behalf of the Company), no Proceeding shall be pending or threatened: (i) challenging or seeking to restrain or prohibit the consummation of the Arrangement or the other transactions contemplated by this Agreement; (ii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (iii) which would materially and adversely affect the right of the Company to own the assets or operate the business of the Company; or (iv) seeking to compel Acquiror or the Company or any of their respective Subsidiaries to dispose of or hold separate any material assets as a result of the Arrangement or the other transactions contemplated by this Agreement.

(i) Burdensome Condition with Respect to Acquiror.  There shall not be (i) any action taken, or any Law enacted, entered, enforced or deemed applicable to the Arrangement or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the Arrangement or the transactions contemplated by this Agreement, which, in either case, imposes any term, condition, obligation or restriction upon Acquiror or its Subsidiaries which, individually or the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect after the Effective Time.

(j) Severance and Change of Control Benefits.  The Company shall have complied with Section 6.12.

(k) Seminole Agreements.  The Seminole Agreements, in form and substance reasonably acceptable to Acquiror, as contemplated by the Seminole Letter of Intent, shall have been entered into, executed and delivered to Acquiror by the Company, its Subsidiaries, and Seminole.

(l) Non-Compete.  William S. Daugherty and William G. Barr III shall have agreed not to compete with the Company in the Southern Appalachian Basin for a period of six (6) months following the Closing Date.

(m) Resignation of Directors and Officers.  The Company shall obtain and deliver to Acquiror on the Closing Date, to be effective as of the Effective Time, duly signed resignations of all of the officers and directors of the Company and, as requested by Acquiror, all officers and directors of each of the Company’s Subsidiaries, and the directors of the Company after the Effective Time shall be Gary C. Evans and Ronald D. Ormand.

(n) Opinion of Financial Advisor; Brokers.  The Acquiror shall have received a copy of the written opinion of the Company Financial Advisor referenced in Section 3.36 and such written opinion shall not have been amended or rescinded.

(o) Forbearance under the Company Credit Agreement.  The Acquiror shall have received a copy of the Bank Waiver (or any amendments, waivers, or modifications thereto thereto) whereby the lenders under the Company Credit Agreement have agreed to forbear from exercising any rights or remedies with respect to any breach or default by the Company under the Company Credit Agreement, and such waiver shall not have been amended or rescinded.

(p) 6% Amortizing Convertible Notes.  Since November 15, 2010, no more than 32,000,000 Company Shares have been or will be issued to the holders of the 6% Amortizing Convertible Notes.

(q) Material Adverse Change.  From and after the date hereof and prior to the Effective Time, no event, circumstance, fact or change shall have occurred that, individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect.

The conditions in this Section 7.2 are for the exclusive benefit of Acquiror and may be asserted or waived by Acquiror in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Acquiror may have.

7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Arrangement is subject to the satisfaction of the following conditions on or prior to the Effective Date or such other date specified:

(a) Representations and Warranties.  Each of the representations and warranties of Acquiror set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures of representations and warranties to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or Acquiror Material Adverse Effect) that do not have, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Acquiror by an authorized executive officer of Acquiror to such effect.

(b) Performance of Obligations of Acquiror.  Acquiror shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Acquiror by an authorized executive officer of Acquiror to such effect.

(c) Resolutions.  Acquiror shall have furnished the Company with certified copies of the resolutions duly passed by the Board of Directors of Acquiror approving this Agreement and the consummation of the transactions contemplated hereby.

(d) 6% Amortizing Convertible Notes.  Acquiror shall have paid in full any unconverted principal amount of the 6% Amortizing Convertible Notes at a price in cash equal to 125% of the sum of such unconverted principal amount plus accrued and unpaid interest and late charges due through the date of payment.

(e) Company Credit Agreement.  Acquiror shall enable and cause the Company, concurrently with the Closing, to pay in full all amounts owed by NGAS Production Co. under the Company Credit Agreement or have made other arrangements that are satisfactory to the lenders under the Company Credit Agreement.

(f) Certain Obligations Satisfied.  All outstanding personal guarantees securing the performance of the CBT Note shall have been released.

(g) Material Adverse Change.  From and after the date hereof and prior to the Effective Time, no event, circumstance, fact or change shall have occurred that, individually or in the aggregate, has had, or is reasonably expected to have, an Acquiror Material Adverse Effect.

The conditions in this Section 7.3 are for the exclusive benefit of the Company and may be asserted or waived by the Company in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Company may have.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Court grants an Interim Order or Final Order or the Required Company Vote has been obtained:

(a) by mutual consent of Acquiror and the Company in a written instrument;

(b) by either Acquiror or the Company, upon written notice to the other Party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied granting of such Requisite Regulatory Approval and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an Order or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Arrangement, and such injunction, Order or ruling or other action has become final and non-appealable; provided, however, that (i) the Party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such injunction, Order or ruling and (ii) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.7 or any other provision of this Agreement has been the cause of, or resulted in, the denial of the Requisite Regulatory Approval or such Order, ruling or other action;

(c) by either Acquiror or the Company, upon written notice to the other Party, if the Arrangement shall not have been consummated on or before March 31, 2011, or April 15, 2011, as contemplated by Section 6.20; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by either Acquiror or the Company, if the Required Company Vote has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Company Meeting (or any adjournment or postponement thereof); provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if any of the shareholders party to a Support Agreement shall have breached any of their obligations thereunder, and either Party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if such Party’s failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the required vote upon a final vote taken at the Company Meeting;

(e) by Acquiror, upon written notice to the Company, if:

(i) (A) the Company Board fails to make or has withdrawn or changed the Company Board Recommendation in any manner adverse to Acquiror, (B) the Company shall have entered into any agreement with respect to any Acquisition Proposal, or (C) the Company Board shall have resolved to do any of the foregoing or publicly announced its intention to do any of the foregoing;

(ii) a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the Company Shareholders or to the Company and not publicly withdrawn and the Company Shareholders do not approve the Arrangement as required in the Interim Order or the Arrangement is not submitted for their approval;

(iii) the Company accepts, recommends, approves or enters into an agreement to implement a Superior Proposal, or publicly announces its intention to do any of the foregoing;

(iv) the Company has breached any of the covenants and agreements set forth in Section 6.8; or

(v) any of the Company or its Subsidiaries has voluntarily filed a bankruptcy petition or initiated insolvency proceedings, or involuntary bankruptcy proceedings or insolvency proceedings have been brought against the Company or any of its Subsidiaries.

(f) by the Company in accordance with the terms and conditions of Section 6.8(g); and

(g) if any of the conditions precedent set forth in Sections 7.1, 7.2 or 7.3 hereof shall have not been satisfied or waived by the Party or Parties for whose benefit such condition is provided on or before the date required for the performance thereof, by the Party for whose benefit the condition precedent is provided upon written notice to the other Party. Such notice shall specify in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent.

8.2  Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Acquiror or the Company, except with respect to Section 6.6 (Access to Information; Confidentiality), Section 6.9 (Fees and Expenses), this Section 8.2 (Effect of Termination), and Article 9 (General Provisions), which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

(b) If at any time after the execution of this Agreement and prior to its termination:

(i) the Board of Directors fails to make or has withdrawn or changed the Company Board Recommendation referred to in Section 3.14 in a manner adverse to Acquiror or shall have resolved to do so or publicly announced its intention to do so prior to the Effective Date;

(ii) prior to the termination of this Agreement, a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the Company Shareholders or to the Company and not publicly withdrawn and the Company Shareholders do not approve the Arrangement as required in the Interim Order or the Arrangement is not submitted for their approval, and (whether prior to or following the termination of this Agreement) such Acquisition Proposal, an amended version thereof or any other Acquisition Proposal relating to the Company is consummated within twelve (12) months of the date the first Acquisition Proposal is publicly announced, proposed, offered or made (provided that for purposes of this Section 8.2(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to reference “50%” for an arrangement, amalgamation, merger or stock acquisition and “50%” for an assets acquisition);

(iii) the Company accepts, recommends, approves or enters into an agreement to implement a Superior Proposal, or publicly announces its intention to do any of the foregoing; or

(iv) the Company is in breach of its covenants in Section 6.8, and the Company fails to cure such breach within five (5) Business Days after receipt of written notice thereof from Acquiror (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond March 31, 2011, or April 15, 2011, as contemplated by Section 6.20),

then in the event of the termination of this Agreement pursuant to Section 8.1, the Company shall pay to Acquiror in immediately available funds to an account designated by Acquiror on the later of the date of termination of this Agreement or within ten (10) Business Days after the first to occur of the events described above, and after such event but prior to payment of such amount, the Company shall be deemed to hold such funds in trust for Acquiror, U.S.$4,000,000 (the “Damages Fee”).

(c) If at any time after the execution of this Agreement and prior to its termination, (i) the Required Company Vote has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Company Meeting (or any adjournment or postponement thereof), and (ii) none of the circumstances in Section 8.2(b) exist, then in the event of the termination of this Agreement pursuant to Section 8.1, the Company shall pay to Acquiror its reasonable, properly documented expenses incurred in connection with this Agreement and the proposed Arrangement and related matters, including without limitation attorneys’ fees and expenses (the “Transaction Expenses”), in immediately available funds to an account designated by Acquiror within ten (10) Business Days after the occurrence of the event described above, and after such event but prior to payment of such amount, the Company shall be deemed to hold the Transaction Expenses in trust for Acquiror; provided, however, that the Transaction Expenses shall not exceed the amount of the Damages Fee.

(d) Each of the Parties acknowledges and agrees that the payment amounts set out in Section 8.2(b) and Section 8.2(c) includes a payment of liquidated damages which is a genuine pre-estimate of the damages that Acquiror will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and is not a penalty. The Company irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each of the Parties agrees that the payment of the applicable amounts pursuant to Section 8.2(b) or Section 8.2(c), as applicable, is the sole monetary remedy of Acquiror for the occurrence of events or circumstances covered by Section 8.2(b) or Section 8.2(c), provided however, that this limitation shall not apply in the event of fraud or willful breach of this Agreement by the Company. Furthermore, nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting bond or security in connection therewith or to pursue other judicial remedies for breaches of the provisions of this Agreement other than those covered by Section 8.2(b) or Section 8.2(c).

8.3  Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

8.4  Amendment to the Plan of Arrangement.  The Parties may agree to amend the Plan of Arrangement as set forth in Article 6 of the Plan of Arrangement.

8.5  Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by Applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE 9

GENERAL PROVISIONS

9.1  Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for Section 6.10 and those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a) if to Acquiror, to

Magnum Hunter Resources Corporation
777 Post Oak Blvd, Suite 910
Houston, Texas 77056

Attention:	Paul M. Johnston, Senior Vice President and General Counsel
Facsimile No.:  (832) 369-6992
Email Address:  pjohnston@magnumhunterresources.com

with copies (which shall not constitute notice) to

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
Facsimile No.:  (214) 855-8200
Attention:       David E. Morrison

(b) if to the Company, to

NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509-1844

Attention:	William G. Barr, III Vice President
Facsimile No.:  (859) 263-4228

with a copy (which shall not constitute notice) to

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention:       Thomas Ivey
Facsimile No:  (650) 470-4570

9.3  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the Party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. An “affiliate” of, or a Person “affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

9.4  Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart.

9.5  Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 6.10 (which is intended for the benefit of only the Persons specified therein), is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder. Neither this Agreement nor any other document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of either Party or any of their Subsidiaries, absent any act of fraud.

9.6  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except with respect to the provisions regarding the mechanics and consummation of the Arrangement, which shall be governed by the laws of the Province of British Columbia.

9.7  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Arrangement that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.9  Submission to Jurisdiction.  Each Party hereto irrevocably submits to the jurisdiction of the courts located in Delaware, for the purposes of any suit, action or other Proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party hereto agrees to commence any Proceeding relating hereto only in the courts in Delaware. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any court in Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other Proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.9 shall not constitute a general consent to service of process in Delaware and shall have no effect for any purpose except as provided in this Section. The Parties hereto agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9.10  Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section 9.9 above, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ACQUIROR:

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Ronald D. Ormand
Name:     Ronald D. Ormand

Title:	Executive Vice President and
Chief Financial Officer

COMPANY:

NGAS RESOURCES, INC.

By:	/s/ William S. Daugherty
Name:     William S. Daugherty

Title:	President & CEO

[Signature Page to Arrangement Agreement]

EXHIBIT

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions.

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a) “Acquiror” means Magnum Hunter Resources Corporation, a corporation existing under the laws of Delaware;

(b) “Acquiror Common Shares” means the common stock, par value U.S.$0.01 per share, of Acquiror.

(c) “Arrangement” means the arrangement under the provisions of sections 288-299 of the BCBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the provisions hereof or Section 8.4 of the Arrangement Agreement or at the direction of the Court in the Final Order;

(d) “Arrangement Agreement” means the arrangement agreement dated as of December 23, 2010 between Acquiror and the Company, as amended or supplemented prior to the Effective Date, entered into in connection with the Arrangement;

(e) “BCBCA” means the Business Corporations Act (British Columbia) and the rules, regulations and policies made thereunder as now in effect and as amended prior to the Effective Date;

(f) “Business Day” means any day other than a day on which banks in the Province of British Columbia or the State of Texas are required or authorized to be closed;

(g) “Company” means NGAS Resources, Inc., a company existing under the laws of British Columbia;

(h) “Company Common Shares” means all of the shares of common stock, no par value, of the Company;

(i) “Company Meeting” means the special meeting of the holders of Company Common Shares held to consider and approve, among other things, the Arrangement;

(j) “Company Options” means options exercisable for an aggregate of [ • ] Company Shares and covering the numbers of shares and having the exercise prices and expiration dates set forth in Section 3.2(a) of the Company Disclosure Schedule referenced in the Arrangement Agreement;

(k) “Company Warrants” means warrants exercisable for an aggregate of [ • ], Company Shares and covering the numbers of shares and having the exercise prices and expiration dates set forth in Section 3.2(a) of the Company Disclosure Schedule referenced in the Arrangement Agreement;

(l) “Court” means the Supreme Court of British Columbia;

(m) “Depositary” means [          ], being the depositary appointed by Acquiror for the purpose of, among other things, exchanging certificates representing Company Common Shares for Acquiror Common Shares in connection with the Arrangement;

(n) “Dissent Procedures” means the procedures set forth in Division 2 of the BCBCA required to be taken by a registered holder of Company Common Shares to exercise the right of dissent in respect of such Company Common Shares granted in connection with the Arrangement;

(o) “Dissenting Shareholders” means the registered holders of Company Common Shares who dissent in respect of the Arrangement in strict compliance with the Dissent Procedures;

(p) “Effective Date” means the date set by Acquiror and the Company as being the effective date in respect of the Arrangement, which date should occur after the date on which the last of all documents necessary to effect the Arrangement have been filed with the Registrar;

(q) “Effective Time” means 12:01 a.m., Vancouver, British Columbia time on the Effective Date;

(r) “Employee Amendment” means the employee amendment agreement to be entered into between the Company and certain officers and employees of the Company as described in Section 6.12 of the Arrangement Agreement.

(s) “Exchange” means the NYSE Amex, the New York Stock Exchange or any other national exchange on which the Acquiror Common Stock listed;

(t) “Final Order” means the order of the Court approving the Arrangement pursuant to clause 291(4)(a) of the BCBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(u) “Former Company Shareholders” means, immediately prior to the Effective Time, (i) the holders of Company Common Shares, (ii) the holders of the Company Options to the extent they exercise pursuant to Section 3.1(b), and (iii) the holders of the Company Warrants to the extent they exercise pursuant to Section 3.1(b);

(v) “Interim Order” means the interim order of the Court, including any amendment thereto, pursuant to subsection 291(2) of the BCBCA made in connection with the Arrangement;

(w) “Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith and with any order of the Court; and

(x) “Registrar” means the registrar appointed pursuant to section 400 of the BCBCA.

In addition, words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2 Interpretation Not Affected by Headings.  The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3 Number, Gender and Persons.  In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.4 Date for any Action.  If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Statutory References.  Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1 Arrangement Agreement.  This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

ARTICLE 3

ARRANGEMENT

3.1 Arrangement.  At the Effective Time, the following shall occur, and shall be deemed to occur in the following order, without any further act or formality:

(a) all Company Common Shares held by Former Company Shareholders (other than Dissenting Shareholders) shall be exchanged with Acquiror for Acquiror Common Shares on the basis of 0.0846 of an Acquiror Common Share for each one Company Common Share, subject to sections 3.3 and 4.1 hereof;

(b) subject to such modifications as may be required to comply with the rules of the Exchange, each Company Option shall entitle the holder thereof to receive (and such holder shall accept) upon the exercise thereof (including the payment of the exercise price per Company Common Share in effect immediately prior to the Effective Time as adjusted in accordance with the terms of the Company Options), in lieu of the number of Company Common Shares otherwise issuable upon the exercise thereof, the number of Acquiror Common Shares which the holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Company Common Shares to which such holder was theretofore entitled upon such exercise, subject to any anti-dilution adjustment after the Effective Time on the same basis that the number of Company Common Shares would have been adjusted if the Plan of Arrangement had not occurred;

(c) the Company Warrants will entitle the holder thereof to receive (and such holder shall accept) upon the exercise thereof (including the payment of the exercise price in accordance with the terms contained in the Company Warrants as adjusted in accordance with the terms of the Company Warrants), in lieu of the number of Company Common Shares otherwise issuable upon the exercise thereof, the number of Acquiror Common Shares which the holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Company Common Shares to which such holder was theretofore entitled upon such exercise, subject to any anti-dilution adjustment after the Effective Time on the same basis that the number of Company Common Shares would have been adjusted if the Plan of Arrangement had not occurred; and

(d) Acquiror may, in its sole discretion, from the Effective Time and for five years thereafter, issue Acquiror Common Shares to certain officers and employees of the Company in connection with payments related to retention agreements, severance agreements, change of control agreements, employment agreements, incentive plans and other similar plans and arrangements that provide for payments in connection with the occurrence of any of the transactions contemplated by the Arrangement, any change of control of the Company, the termination or severance of such individual’s relationship with the Company, or the retention or continued employment of any such individual, on the terms and conditions set forth in the Arrangement Agreement and the Employee Amendments.

3.2 Post-Effective Time Procedures.

(a) On or promptly after the Effective Date, Acquiror shall deliver or arrange to be delivered to the Depositary certificates representing the Acquiror Common Shares required to be issued to Former Company Shareholders in accordance with the provisions of Section 3.1 hereof, which certificates shall be held by the Depositary as agent and nominee for such Former Company Shareholders for distribution to such Former Company Shareholders in accordance with the provisions of Article 5 hereof.

(b) Subject to the provisions of Article 5 hereof, Former Company Shareholders shall be entitled to receive delivery of the certificates representing the Acquiror Common Shares to which they are entitled pursuant to Section 3.1(a) hereof.

3.3 No Fractional Acquiror Common Shares.  No fractional Acquiror Common Shares shall be issued to Former Company Shareholders. If a Former Company Shareholder would have been entitled, but for this Section 3.3, to be issued a fraction of an Acquiror Common Share, the number of Acquiror Common Shares to be issued to such Former Company Shareholder shall be the nearest whole number of Acquiror Common Shares (with fractions equal to exactly 0.5 being rounded up). No cash payment shall be made to such Former Company Shareholders in lieu of such fractional Acquiror Common Shares.

ARTICLE 4

DISSENT PROCEDURES

4.1 Dissent Procedures.  Holders of Company Common Shares may exercise Dissent Procedures with respect to Company Common Shares in connection with the Arrangement, conferred by the Interim Order in connection with the Arrangement in the manner set out in the Interim Order, provided that the written objection to the special resolution to approve the Arrangement must be received by the Company at least 48 hours prior to the time at which the Company Meeting is to be held and provided further that holders who exercise such rights of dissent and who:

(a) are ultimately entitled to be paid fair value by the Company for their Company Common Shares, which fair value shall be determined immediately before the passing by the holders of the Company Common Shares of the special resolution approving the Arrangement, shall be deemed to have transferred such Company Common Shares to the Company for cancellation at the Effective Time; or

(b) are ultimately not entitled, for any reason, to be paid fair value by the Company for their Company Common Shares shall be deemed to have participated in the Arrangement, as at the Effective Time, on the basis set forth in Section 3.1(a) hereof and shall be entitled to receive only the consideration set forth therein;

but further provided that in no case shall Acquiror, the Company or any other person be required to recognize Dissenting Shareholders as holders of Company Common Shares after the time immediately prior to the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of holders of Company Common Shares at the Effective Time.

ARTICLE 5

DELIVERY OF ACQUIROR
COMMON SHARES

5.1 Delivery of Acquiror Common Shares.

(a) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares which were exchanged for Acquiror Common Shares in accordance with section 3.1 hereof, together with such other documents and instruments as would have been required to effect the transfer of the Company Common Shares formerly represented by such certificate under the BCBCA and the articles of the Company and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the Acquiror Common Shares which such holder is entitled to receive in accordance with section 3.2 hereof.

(b) After the Effective Time and until surrendered for cancellation as contemplated by subsection 5.1(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Company Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Acquiror Common Shares which the holder of such certificate is entitled to receive in accordance with subsection 5.1(a) hereof.

5.2 Lost Certificates.  In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares which were exchanged for Acquiror Common Shares in accordance with section 3.1 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Acquiror Common Shares which such holder is entitled to receive in accordance with section 3.2 hereof. When authorizing such delivery of a certificate representing the Acquiror Common Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Acquiror Common Shares is to be delivered shall, as a condition precedent to the delivery of such Acquiror Common Shares, give a bond satisfactory to Acquiror and the Depositary in such amount as Acquiror and the Depositary may direct, or otherwise indemnify Acquiror and the Depositary in a manner satisfactory to Acquiror and the Depositary, against any claim that may be made against Acquiror or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles of the Corporation.

5.3 Distributions with Respect to Unsurrendered Certificates.  No dividend or other distribution declared or made after the Effective Time with respect to Acquiror Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Company Common Shares unless and until the holder of such certificate shall have complied with the provisions of section 5.1 or section 5.2 hereof. Subject to applicable law and to section 5.4 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Acquiror Common Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Acquiror Common Shares.

5.4 Withholding Rights.  The Company, Acquiror and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Company Shareholder such amounts as Acquiror or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Company Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or entitled to be deducted or withheld from any payment to such a holder exceeds any cash portion of the consideration otherwise payable to the Former Company Shareholder, the Company, the Acquiror and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Company, the Acquiror or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement and the Company, the Acquiror or the Depositary shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

5.5 Limitation and Proscription.  To the extent that a Former Company Shareholder shall not have complied with the provisions of section 5.1 or section 5.2 hereof on or before the date which is six years after the Effective Date (the “final proscription date”), then the Acquiror Common Shares which such Former Company Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Acquiror Common Shares shall be delivered to Acquiror by the Depositary for cancellation and shall be cancelled by Acquiror, and the interest of the Former Company Shareholder in such Acquiror Common Shares shall be terminated as of such final proscription date.

ARTICLE 6

AMENDMENTS

6.1 Amendments to Plan of Arrangement.

(a) Acquiror and the Company reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by Acquiror and the Company, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to Former Company Shareholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting provided that Acquiror shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of Acquiror and the Company, and (ii) if required by the Court, it is consented to by holders of the Company Common Shares voting in the manner directed by the Court.

ANNEX B

FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1. The arrangement under Section 288 of the Business Corporations Act (British Columbia) involving NGAS Resources, Inc. (“NGAS Resources”), a company existing under the laws of the Province of British Columbia , all as more particularly described and set forth in the proxy statement of NGAS Resources dated February     ●    , 2011, accompanying the notice of this meeting (as the arrangement may be modified or amended), and all transactions contemplated thereby, is hereby authorized, approved and adopted.

2. The plan of arrangement involving NGAS Resources and implementing the arrangement, the full text of which is set out at Exhibit B in Annex A to the proxy statement (as the plan of arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

3. The arrangement agreement dated December 23, 2010 between NGAS Resources and Magnum Hunter Resources Corporation, and all the transactions contemplated therein, and the actions of the directors of NGAS Resources in approving the arrangement and the actions of the directors and officers of NGAS Resources in executing and delivering the arrangement agreement and any amendments thereto, are hereby ratified, confirmed and approved.

4. Notwithstanding that this resolution has been duly passed (and the arrangement approved) by the shareholders of NGAS Resources or that the Arrangement has received the approval of the Supreme Court of British Columbia, the directors of NGAS Resources are hereby authorized and empowered, without further notice to or approval of the shareholders of NGAS Resources:

(a) to amend or terminate the arrangement agreement or the plan of arrangement to the extent permitted by the arrangement agreement or the plan of arrangement; or

(b) subject to the terms of the arrangement agreement, not proceed with the arrangement.

5. Any director or officer of NGAS Resources is hereby authorized and directed for and on behalf of NGAS Resources to execute, whether under corporate seal of NGAS Resources or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Registrar under the BCBCA in accordance with the arrangement agreement for filing.

6. Any one or more directors or officers of NGAS Resources is hereby authorized, for and on behalf and in the name of NGAS Resources, to execute and deliver, whether under corporate seal of NGAS Resources or otherwise, all such agreements, forms waivers, notices, certificate, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the arrangement agreement and the completion of the plan of arrangement in accordance with the terms of the arrangement agreement, including:

(a) all actions required to be taken by or on behalf of NGAS Resources, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities;

(b) the signing of the certificates, consents and other documents or declarations required under the arrangement agreement or otherwise to be entered into by NGAS Resources; and

(c) such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B-1

ANNEX C

127 Public Square
6th Floor
OH-01-27-0629
Cleveland, Ohio 44114

December 23, 2010

Board of Directors
of NGAS Resources, Inc.
120 Prosperous Place
Suite 201
Lexington, KY 40509

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock, no par value (the “Common Stock”) of NGAS Resources, Inc., a company existing under the laws of British Columbia (the “Company”) of the Transaction Consideration to be received by such holders pursuant to the Arrangement to be effected pursuant to the Arrangement Agreement to be entered into by and between the Company and Magnum Hunter Resources Corporation, a Delaware corporation (the “Acquirer”), a Delaware Corporation (the “Arrangement Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Arrangement Agreement.

You have advised us that under the terms of the Arrangement Agreement, all of the issued and outstanding shares of Common Stock will be converted into the right to receive, and become exchangeable for, 0.0846 shares of the Acquirer’s common stock, $0.01 par value per share (the “Acquirer’s Common Stock”) as provided in the Plan of Arrangement which is an exhibit to the Arrangement Agreement. The terms and conditions of the Arrangement are more fully set forth in the Arrangement Agreement.

KeyBanc Capital Markets Inc. (“KBCM”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Arrangement Agreement, dated December 22, 2010, which we understand to be in substantially final form; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 2009, unaudited financial results for the year to date period ended November 30, 2010, and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March, June and September 2010; (iii) certain other internal information regarding the Company, primarily financial in nature, including projections for the fiscal years 2010 and 2011, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (v) certain publicly available information concerning the Acquirer, including the Annual Reports on Form 10-K of the Acquirer for each of the years in the three year period ended December 31, 2009, the Quarterly Reports on Form 10-Q of the Acquirer for the quarters ended March, June and September 2010, certain other internal information regarding the Acquirer, primarily financial in nature, including projections for the fiscal years 2010 through 2013, concerning the business and operations of the Acquirer furnished to us by the Acquirer for

Board of Directors
of NGAS Resources, Inc.
December 23, 2010

purposes of our analysis; (vi) certain public information concerning the trading of, and trading market for, the Acquirer’s Common Stock, (vii) certain public information with respect to certain other publicly traded companies that we believe to be comparable to the Company and the Acquirer and the trading markets for certain of such other companies’ securities; and (viii) certain public information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company and the Acquirer to discuss the business and prospects of the Company and the Acquirer, as well as other matters we believe relevant to our inquiry, and considered such other data and information we judged necessary to render our opinion.

We have made no independent investigation of any legal or accounting matters affecting the Company or the Acquirer, and we have assumed the correctness in all respects material to our analysis of all legal, tax and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Arrangement Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have assumed and relied upon the representations and warranties of the Company and the Acquirer contained in the Arrangement Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company and the Acquirer as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company and the Acquirer. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Company or the Acquirer, nor have we been furnished with any such evaluation or appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Arrangement will be obtained without material adverse effect on the Company or the Acquirer.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Arrangement Agreement or the form of the Arrangement. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Arrangement Agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the Arrangement as set forth in the Arrangement Agreement would be satisfied and that the Arrangement would be consummated on a timely basis in the manner contemplated by the Arrangement Agreement.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received by the holders of the Company’s Common Stock pursuant to the Arrangement Agreement and does not address the Company’s underlying business decision to effect the Arrangement or any other terms of the Arrangement. We are not expressing any opinion as to the prices at which shares of Company Common Stock or Acquirer’s Common Stock will trade at any time. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion. This opinion has been approved by a fairness committee of KBCM.

We have acted as financial advisor to the Company in connection with the Arrangement and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Arrangement (the “Transaction Fee”). In addition, the Company has agreed to reimburse us for certain expenses and

Board of Directors
of NGAS Resources, Inc.
December 23, 2010

to indemnify us under certain circumstances. We also will receive a fee in connection with the delivery of this opinion. Further, KeyBank N.A. is agent for the lenders under the Company’s Amended and Restated Credit Agreement. As the Company has public disclosed, the Company has been granted a temporary waiver with respect to its failure to satisfy the leverage coverage covenant under the credit agreement as of September 30, 2010. In the ordinary course of our business, we may actively trade securities of the Company and/or the Acquirer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion was prepared for the confidential use of the Board of Directors of the Company in its evaluation of the proposed Arrangement. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any stockholders’ meeting held in connection with the Arrangement. In addition, we do not express any opinion as to the fairness of the amount or the nature of the compensation now paid or to be paid to any of the Company’s or the Acquirer’s officers, directors or employees, or class of such persons, relative to the compensation to public shareholders of the Company.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the consideration to be received pursuant to the Arrangement is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

KEYBANC CAPITAL MARKETS INC.

ANNEX D

Division 2 — Dissent Proceedings

Definitions and application

237 (1) In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

(a) in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b) in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement, or

(c) in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a) the court orders otherwise, or

(b) in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238 (1) A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles to alter restrictions on the powers of the company or on the business it is permitted to carry on;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

(2) A shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239 (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a) provide to the company a separate waiver for

(i) the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and

(b) identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b) any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240 (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a) a copy of the resolution,

(b) a statement advising of the right to send a notice of dissent, and

(c) if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241 If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a) a copy of the entered order, and

(b) a statement advising of the right to send a notice of dissent.

Notice of dissent

242 (1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) must,

(a) if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b) if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c) if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i) the date on which the shareholder learns that the resolution was passed, and

(ii) the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a) on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a) within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243 (1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a) if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the company forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

(b) if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1) (a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244 (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the company to purchase all of the notice shares,

(b) the certificates, if any, representing the notice shares, and

(c) if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1) (c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

(3) After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the company the notice shares, and

(b) the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245 (1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c) make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a) pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4) If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the company is insolvent, or

(b) the payment would render the company insolvent.

Loss of right to dissent

246 The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g) with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h) the notice of dissent is withdrawn with the written consent of the company;

(i) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247 If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a) the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c) the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

NO.
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291
OF THE BUSINESS CORPORATIONS ACT,
S.B.C. 2002, c. 57

IN THE MATTER OF AN ARRANGEMENT BETWEEN
NGAS RESOURCES, INC. and MAGNUM HUNTER RESOURCES CORPORATION

ORDER MADE AFTER APPLICATION

BEFORE MASTER	MONDAY, THE 31st DAY OF JANUARY, 2011.

ON THE APPLICATION of the Petitioner NGAS Resources, Inc., coming on for hearing at Vancouver, on the 31st day of January, 2011, and on hearing Peter J. Roberts, counsel for the Petitioner, and upon reading the Petition and Affidavit #1 of W.S. Daugherty, sworn January 31, 2011 and filed herein;

THIS COURT ORDERS that:

1. the Petitioner NGAS Resources, Inc. be at liberty to convene a Special Meeting (the “Meeting”) of its shareholders (the “Shareholders”) to be held at the offices of Lawson Lundell LLP, #1600 — 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2 on Monday, March 28, 2011 at 10:00 a.m. (Vancouver time), to consider and, if thought fit, to pass, with or without amendment, a resolution to approve an arrangement (the “Arrangement”) as contemplated in the Arrangement Agreement dated as of December 23, 2010 between the Petitioner NGAS Resources, Inc. and Magnum Hunter Resources Corporation, and to transact such other business as may properly come before the Meeting, including the adjournment of the Meeting, if necessary, to solicit any additional proxies required in order to obtain a quorum for conducting the Meeting.

2. good and sufficient notice of the Meeting for all purposes will be given by the Petitioner NGAS Resources, Inc. by mailing, by prepaid, ordinary mail, at least 21 days prior to the date of the Meeting (including the date of mailing and excluding the date of the Meeting), the following materials:

(a) the Notice of Special Meeting;

(b) Management Information Circular in the form of a proxy statement pursuant to section 14(a) of the United States Securities Exchange Act of 1934; including as appendices thereto copies of the Arrangement Agreement, Plan of Arrangement, and the Fairness Opinion of KeyBanc Capital Markets, Inc.; and

(c) a form of proxy;

(collectively referred to as the “Meeting Materials”)

in substantially the form attached to Affidavit #1 of W.S. Daugherty filed in these proceedings, with such amendments as counsel may advise are necessary or desirable (provided that such amendments are not inconsistent with this Interim Order), to the following persons:

(i) the Shareholders at the registered addresses as they may appear on the register of Shareholders of the Petitioner NGAS Resources, Inc. as at the close of business on February 4, 2011; and

(ii) the directors and auditor of the Petitioner NGAS Resources, Inc.

3. the Petitioner NGAS Resources, Inc. shall include with the Meeting Materials a copy of this Interim Order, the Petition (without including Schedule “A” thereto) and a Notice of Hearing in substantially the form attached hereto as Appendix “1” setting the date for the hearing of the Petition, and service of the Interim Order, the Petition and the Notice of Hearing shall be deemed to be effected on the 5th day following the day on which the material is mailed to the Shareholders, whether those Shareholders reside within the jurisdiction of British Columbia or within another jurisdiction, and the Petitioner NGAS Resources, Inc. shall not be required to serve copies of any Affidavit filed in support of the Petition except upon request as specified in the Notice of Hearing.

4. the accidental omission to give notice of the Meeting to or the non-receipt of such notice by one or more of the persons specified in the previous paragraphs shall not invalidate any resolution passed or proceedings taken at the Meeting.

5. the Meeting shall be called, held and conducted in accordance with the provisions of this Interim Order, the Articles of the Petitioner NGAS Resources, Inc. and the Business Corporations Act, S.B.C. 2002, c. 57.

6. the Meeting may be adjourned for any reason upon approval of the Chair of the Meeting, and if the Meeting is adjourned, it shall be reconvened at a place and time to be designated by the Chair of the Meeting on a date which is not more than 30 days thereafter.

7. each Shareholder of the Petitioner NGAS Resources, Inc. shall be accorded the rights of dissent provided by Article 4 of the Plan of Arrangement.

8. the only persons entitled to receive notice of or to attend the Meeting shall be the holders of Common Shares of the Petitioner NGAS Resources, Inc. as of the close of business on February 4, 2011 and its directors and auditor, and that the only persons entitled to be represented and to vote at the Meeting shall be the registered holders of Common Shares of the Petitioner NGAS Resources, Inc. as of the close of business on February 4, 2011.

9. the vote required to pass the resolution to approve the arrangement shall be the affirmative vote of at least sixty six and two thirds percent (66 2/3%) of the votes cast by the Shareholders who are present and vote whether in person or by proxy at the Meeting.

10. the application for the Final Order seeking court approval of the Arrangement is set for hearing at 9:45 am on Wednesday, the 30th day of March, 2011 before the presiding Judge in Chambers.

11. any Shareholders of the Petitioner NGAS Resources, Inc. have the right to appear (either in person or by the Shareholder’s solicitor) and make submissions at the hearing of the application for the Final Order provided that such Shareholders shall first file a Response to Petition, in the form prescribed by the Supreme Court Civil Rules of British Columbia, with this Court and deliver a copy of the filed Response to Petition, together with a copy of all materials upon which the Shareholders intend to rely on at the application for the Final Order, to the solicitors for the Petitioner NGAS Resources, Inc. at their address for delivery set out in the Petition, on or before 4:00 p.m. on Tuesday, the 29th day of March, 2011 or as the Court may otherwise direct.

12. if the hearing of the application for the Final Order is adjourned, only those persons who filed and delivered a Response to Petition in accordance with this Interim Order need be served and provided with notice of the adjourned hearing date.

13. the Petitioner NGAS Resources, Inc. and its Shareholders shall, and hereby do, have liberty to apply to vary this Order or for such further Order or Orders as may be appropriate.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Appendix “1” to the Interim Order

NO.
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291
OF THE BUSINESS CORPORATIONS ACT,
S.B.C. 2002, c. 57

IN THE MATTER OF AN ARRANGEMENT BETWEEN
NGAS RESOURCES, INC. and MAGNUM HUNTER RESOURCES CORPORATION

NOTICE OF HEARING

TO:  The Shareholders of NGAS Resources, Inc.

TAKE NOTICE that the Petition of NGAS Resources, Inc. dated January 31st, 2011 will be heard at the Courthouse at 800 Smithe Street, in the City of Vancouver, in the Province of British Columbia on Wednesday, March 30, 2011 at 9:45 a.m.

1	Date of Hearing: Wednesday, March 30, 2011 at 9:45 a.m.

2	Duration of Hearing The time estimate of the Petitioner is 30 minutes

3	Petition Materials

Any party wishing to receive the affidavit material to be relied upon by the Petitioner at the hearing of this matter may obtain copies by contracting counsel for the Petitioner, at the address or telephone number set out below, on or before 4:00 p.m. on Tuesday, March 29, 2011.

4	Jurisdiction This matter is not within the jurisdiction of a master.

Dated at the City of Vancouver, in the Province of British Columbia, this 31st day of January, 2011.

This Notice of Hearing is filed by Peter J. Roberts, of the law firm of Lawson Lundell LLP, whose place of business and address for delivery is 1600-925 West Georgia Street, Vancouver, British Columbia, V6C 3L2. Telephone: 604-685-3456.

ANNEX E

NO. S-110645 VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291
OF THE BUSINESS CORPORATIONS ACT,
S.B.C. 2002, c. 57

IN THE MATTER OF AN ARRANGEMENT BETWEEN
NGAS RESOURCES, INC. and MAGNUM HUNTER RESOURCES CORPORATION

ORDER MADE AFTER APPLICATION

BEFORE MASTER	WEDNESDAY, THE 2ND DAY OF MARCH, 2011.

ON THE APPLICATION of the Petitioner NGAS Resources, Inc., coming on for hearing at Vancouver, on the 2nd day of March, 2011, and on hearing Marko Vesely, counsel for the Petitioner, and upon reading the Petition and Affidavit #1 of W.S. Daugherty, sworn January 31, 2011, and the Affidavit #2 of W.S. Daugherty, sworn March 2, 2011;

THIS COURT ORDERS that:

1. The terms of the Initial Order granted herein by Master Baker on January 31, 2011, be and hereby are varied as follows:

(a) Paragraph 1 of the Initial Order be and hereby is deleted and replaced with the following paragraph:

“1. the Petitioner NGAS Resources, Inc. be at liberty to convene a Special Meeting (the “Meeting”) of its shareholders (the “Shareholders”) to be held at the offices of Lawson Lundell LLP, #1600 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2 on Wednesday, March 30, 2011 at 10:00 a.m. (Vancouver time), to consider and, if thought fit, to pass, with or without amendment, a resolution to approve an arrangement (the “Arrangement”) as contemplated in the Arrangement Agreement dated as of December 23, 2010 between the Petitioner NGAS Resources, Inc. and Magnum Hunter Resources Corporation, and to transact such other business as may properly come before the Meeting, including the adjournment of the Meeting, if necessary, to solicit any additional proxies required in order to obtain a quorum for conducting the Meeting.”

(b) Paragraph 2 of the Initial Order be and hereby is deleted and replaced with the following paragraph:

“2. good and sufficient notice of the Meeting for all purposes will be given by the Petitioner NGAS Resources, Inc. by mailing, by prepaid, ordinary mail, at least 21 days prior to the date of the Meeting (including the date of mailing and excluding the date of the Meeting), the following materials:

(a) the Notice of Special Meeting;

(b) Management Information Circular in the form of a proxy statement pursuant to section 14(a) of the United States Securities Exchange Act of 1934; including as appendices thereto copies of the Arrangement Agreement, Plan of Arrangement, and the Fairness Opinion of KeyBanc Capital Markets, Inc.; and

(c) a form of proxy;

(collectively referred to as the “Meeting Materials”)

in substantially the form attached to Affidavit #2 of W.S. Daugherty filed in these proceedings, with such amendments as counsel may advise are necessary or desirable (provided that such amendments are not inconsistent with this Interim Order), to the following persons:

(i) the Shareholders at the registered addresses as they may appear on the register of Shareholders of the Petitioner NGAS Resources, Inc. as at the close of business on February 4, 2011; and

(ii) the directors and auditor of the Petitioner NGAS Resources, Inc.”

(c) Paragraph 3 of the Initial Order be and hereby is deleted and replaced with the following paragraph:

“3. the Petitioner NGAS Resources, Inc. shall include with the Meeting Materials a copy of the Interim Order granted January 31, 2011 together with a copy of the Order granted March 2, 2011 varying the Interim Order, the Petition (without including Schedule “A” thereto) and a Notice of Hearing in substantially the form attached hereto as Appendix “1” setting the date for the hearing of the Petition, and service of the Interim Order, the varying Order, the Petition and the Notice of Hearing shall be deemed to be effected on the 5th day following the day on which the material is mailed to the Shareholders, whether those Shareholders reside within the jurisdiction of British Columbia or within another jurisdiction, and the Petitioner NGAS Resources, Inc. shall not be required to serve copies of any Affidavit filed in support of the Petition except upon request as specified in the Notice of Hearing.”

(d) Paragraph 10 of the Initial Order be and hereby is deleted and replaced with the following paragraph:

“10. the application for the Final Order seeking court approval of the Arrangement is set for hearing at 9:45 am on Thursday, the 31st day of March, 2011 before the presiding Judge in Chambers.”

(e) Paragraph 11 of the Initial Order be and hereby is deleted and replaced with the following paragraph:

“11. any Shareholders of the Petitioner NGAS Resources, Inc. have the right to appear (either in person or by the Shareholder’s solicitor) and make submissions at the hearing of the application for the Final Order provided that such Shareholders shall first file a Response to Petition, in the form prescribed by the Supreme Court Civil Rules of British Columbia, with this Court and deliver a copy of the filed Response to Petition, together with a copy of all materials upon which the Shareholders intend to rely on at the application for the Final Order, to the solicitors for the Petitioner NGAS Resources, Inc. at their address for delivery set out in the Petition, on or before 4:00 p.m. on Wednesday, the 30th day of March, 2011 or as the Court may otherwise direct.”

(f) Appendix “1” to the Interim Order be and hereby is deleted and replaced with the form of Notice of Hearing attached to the Notice of Application, dated March 2, 2011, as a schedule.

2. The Petitioner NGAS Resources, Inc. and its Shareholders shall, and hereby do, have liberty to apply to vary this Order or for such further Order or Orders as may be appropriate.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

BY THE COURT

NO.
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291
OF THE BUSINESS CORPORATIONS ACT,
S.B.C. 2002, c. 57

IN THE MATTER OF AN
ARRANGEMENT BETWEEN
NGAS RESOURCES, INC. and
MAGNUM HUNTER RESOURCES CORPORATION

ORDER MADE AFTER APPLICATION

Barristers & Solicitors
1600 Cathedral Place
925 West Georgia Street
Vancouver, British Columbia
V6C 3L2
Phone: (604) 685-3456
Attention: Peter J. Roberts

ANNEX F

NO.
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291
OF THE BUSINESS CORPORATIONS ACT,
S.B.C. 2002, c. 57

IN THE MATTER OF AN ARRANGEMENT BETWEEN
NGAS RESOURCES, INC. and
MAGNUM HUNTER RESOURCES CORPORATION

PETITION TO THE COURT

This proceeding has been started by the Petitioner NGAS Resources, Inc. for the relief set out in Part 1 below.

If you intend to respond to this Petition, you or your lawyer must

(a) file a Response to Petition in Form 67 in the above-named registry of this court within the time for Response to Petition described below, and

(b) serve on the Petitioner

(i) 2 copies of the filed Response to Petition; and

(ii) 2 copies of each filed affidavit on which you intend to rely at the hearing.

Orders, including orders granting the relief claimed, may be made against you, without any further notice to you, if you fail to file the Response to Petition within the time for response.

Time for Response to Petition

A Response to Petition must be filed and served on the Petitioner,

(a) if you reside anywhere within Canada, within 21 days after the date on which a copy of the filed Petition was served on you,

(b) if you reside in the United States of America, within 35 days after the date on which a copy of the filed Petition was served on you,

(c) if you reside elsewhere, within 49 days after the date on which a copy of the filed Petition was served on you, or

(d) if the time for Response has been set by order of the court, within that time.

The address of the Registry is 800 Smithe Street, Vancouver, British Columbia.

The ADDRESS FOR SERVICE of the Petitioner is c/o Lawson Lundell LLP, 1600 — 925 West Georgia Street, Vancouver, British Columbia V6C 3L2.

Fax number for delivery is: (604) 669-1620.

The name and office address of the Petitioner’s solicitor is: Lawson Lundell LLP, 1600 — 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2 (Attention: Peter J. Roberts).

CLAIM OF PETITIONER

Part 1: ORDERS SOUGHT

1. An Interim Order regarding notice and service upon the shareholders of the Petitioner NGAS Resources, Inc.

2. An order that the Arrangement with respect to the Petitioner NGAS Resources, Inc. and Magnum Hunter Resources Corporation, in accordance with the Arrangement Agreement and Plan of Arrangement annexed hereto as Schedule “A” (without Exhibit A), be approved pursuant to section 291 of the Business Corporations Act, S.B.C. 2002 c. 53, effective as of the commencement of the day on March 31, 2011 in Vancouver, British Columbia.

3. A declaration that the Arrangement and the procedures relating thereto are fair to the shareholders of the Petitioner NGAS Resources, Inc.

4. An order that the Petitioner NGAS Resources, Inc. be at liberty to apply for such further order or orders as may be appropriate.

Part 2: FACTUAL BASIS

1. The Petitioner NGAS Resources, Inc. (hereinafter, “NGAS”) is a company that was incorporated pursuant to the Business Corporations Act, S.B.C. 2002, c. 57 (the “BCA”), with a head office located at 120 Prosperous Place, Suite 201, Lexington, Kentucky, U.S.A., 40509. NGAS is an independent oil and gas exploration and production company focused on unconventional natural gas resources in the eastern United States and has expertise in horizontal drilling and completion technology. NGAS maintains a website that provides access to its filings under the United States Securities Exchange Act of 1934, as amended, press releases and other information at: www.ngas.com.

2. The authorized capital stock of NGAS consists of:

(a) 100 million common shares without par value of which a total of 68,297,196 shares were outstanding as of January 14, 2011, all of which have been validly issued, are fully paid and non-assessable; and

(b) 5 million preferred shares, without par value, none of which have been issued or are outstanding.

3. As of January 14, 2011, NGAS had outstanding unexercised employee stock options to acquire a total of 2,245,000 common shares and unexercised warrants to acquire a total of 4,609,038 common shares. The employee stock options were granted under NGAS benefit plans that have an additional 2,245,000 common shares reserved for future stock and stock option grants, subject to certain restrictions under the Arrangement Agreement referred to below.

4. NGAS has outstanding 6% Amortizing Convertible Notes that were called for redemption in November 2010 following NGAS’ financial covenant default under its amended and restated credit agreement, entitling the note holders to require their notes to be redeemed in cash at a default premium or converted into NGAS common shares at rates determined thereunder by reference to market prices of the common shares. Under forbearance agreements entered into with over 80% of the note holders during December 2010, the conversion of the 6% Amortizing Convertible Notes is presently limited to an aggregate of up to 32 million common shares up to the fifth trading day prior to a vote of NGAS shareholders on the Plan of Arrangement. The forbearance of the note holders, as well as a forbearance received from the lenders under the NGAS credit agreement in November 2010, is conditioned on NGAS completing a qualifying transaction that will result in the full repayment of both credit facility indebtedness and the unconverted notes by March 31, 2011. Unconverted notes must be redeemed in cash at their 125% default rate with interest at a 12% default rate plus late fees. The forbearance agreements with the note holders also provide that any extension of the March 31, 2011 deadline for repayment of the NGAS credit facility will automatically apply to the redemption deadline for unconverted notes, with an outside redemption date of April 15, 2011.

5. NGAS is a “reporting issuer” in the Province of British Columbia. NGAS is up-to-date and in good standing with respect to all filings required to be made with the securities regulators in British Columbia, as well as its reporting obligations in the United States under the Securities Exchange Act of 1934, as amended. The common shares of NGAS are publicly traded on the Nasdaq Global Select Market under the symbol “NGAS”.

MAGNUM HUNTER RESOURCES CORPORATION

6. Magnum Hunter Resources Corporation (hereinafter, “Magnum”) is a company incorporated in 1997 pursuant to the laws of the State of Delaware, in the United States of America and has a head office located at 777 Post Oak Boulevard, Suite 650, Houston, Texas, 77056 in the United States of America.

7. Magnum is an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, North Dakota, Texas and Louisiana.

8. The common shares of Magnum are publicly traded on the New York Stock Exchange under the symbol “MHR”.

ARRANGEMENT AGREEMENT

9. NGAS and Magnum entered into an Arrangement Agreement dated as of December 23, 2010 (the “Arrangement Agreement”) pursuant to which the parties agreed to undertake an arrangement in accordance with the form of Plan of Arrangement (the “Plan of Arrangement”) annexed as Exhibit B to the Arrangement Agreement. A true copy of the Arrangement Agreement, including the Plan of Arrangement, is annexed as Schedule “A” to this Petition and the terms of the Plan of Arrangement are incorporated in this Petition by reference.

10. The Arrangement Agreement provides, in summary, for the acquisition by Magnum of all the issued and outstanding common shares of NGAS upon consummation of the Arrangement, with each NGAS common share converted into the right to receive 0.0846 of a Magnum common share. The Arrangement Agreement also provides for Magnum’s repayment of all NGAS credit facility indebtedness and outstanding NGAS 6% Amortizing Convertible Notes at the applicable default rate.

11. The Arrangement Agreement and the Plan of Arrangement also contemplate the issuance or possible issuance of Magnum common shares pursuant to certain retention agreements, severance agreements, change of control agreements, employment agreements, incentive plans and similar plans and arrangements, including pursuant to the Change of Control Agreements for Messrs. William S. Daugherty, William G. Bar III, Michael P. Windisch and D. Michael Wallen, pursuant to section 6.12 of the Arrangement Agreement.

12. The Arrangement Agreement is conditional upon, inter alia, the approval of the Plan of Arrangement by the British Columbia Supreme Court (the “Court Approval”).

13. The common shares of Magnum to be issued pursuant to the Plan of Arrangement in exchange for NGAS common shares and in payment of executive severance obligations will be issued in reliance upon obtaining the Court Approval and in reliance upon the exemption provided by section 3(a)(10) of the United States Securities Act of 1933, and neither NGAS nor Magnum will register the common shares of Magnum to be issued pursuant to the Plan of Arrangement under the Securities Act of 1933.

14. Article 4 of the Plan of Arrangement provides rights of dissent for dissenting shareholders of NGAS.

FAIRNESS

15. The Board of Directors of NGAS retained KeyBanc Capital Markets, Inc. (the “Financial Advisor”) in connection with the transactions referred to in the Arrangement Agreement. On December 23, 2010, the Financial Advisor advised the Board of Directors of NGAS that in the opinion of the Financial Advisor and with respect to all shareholders of NGAS, the consideration to be received pursuant to the proposed Arrangement is fair, from a financial point of view, to the shareholders of NGAS.

16. It is a term of the Arrangement Agreement that as soon as reasonably practicable after execution of the Arrangement Agreement NGAS shall apply to court for an interim order (the “Interim Order”) providing for, among other things, the calling and holding of a special meeting of the shareholders of NGAS for approval of the Arrangement.

AGREEMENT OF SHAREHOLDERS AND COURT APPROVAL

17. It is the intention of the NGAS to seek approval of the Arrangement by its shareholders at a special meeting to be held on Monday, March 28, 2011 at 10:00 a.m. at the offices of Lawson Lundell LLP, #1600 — 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2 (the “Meeting”) and, prior to that to seek the Interim Order.

18. Pursuant to the provisions of the Arrangement Agreement, NGAS prepared a Management Information Circular in the form of a proxy statement pursuant to section 14(a) of the United States Securities Exchange Act of 1934 (the “NGAS Circular”) and a form of proxy that have been approved by the Board of Directors of NGAS for distribution to the shareholders of NGAS.

19. In the NGAS Circular, the Board of Directors of NGAS will unanimously recommend that shareholders vote in favour of the Arrangement at the Meeting. The NGAS Circular sets out, among other things, the reasons for the proposed Arrangement, the factors considered by the Board in making its recommendation, the opinion of the Financial Advisor and discloses the interests of the directors and executive officers of NGAS. There are no beneficial owners of 5% or more of the NGAS common stock based on publicly available information.

20. If the Arrangement is approved by the shareholders of NGAS in the manner provided by the Interim Order, NGAS will submit the Arrangement to the Court for approval by a Final Order on the date specified in the Interim Order.

Part 3: LEGAL BASIS

1. In order to approve an arrangement and declare it to be fair and reasonable, the court must be satisfied that:

(a) the arrangement has a valid business purpose; and

(b) the arrangement resolves the objections of those whose rights are being arranged in a fair and balanced way.

BCE Inc. v. 1976 Debentureholders, 2008 SCC 69, at para. 143.

2. Under the first prong of this test, the courts must be satisfied that the burden imposed by the arrangement on the securityholders is justified by the interests of the corporation. The proposed arrangement must further the interests of the corporation as a going concern. This is a fact-specific determination and the relative necessity of the arrangement will determine the level of the court’s scrutiny.

BCE Inc., supra at paras. 144 to 146.

3. The second prong of the fair and reasonable test requires the court to assess whether any tension between the interests of the corporation and those of a securityholder, or between different groups of affected rights holders, strikes a fair balance, having regard to the ongoing interests of the corporation and the circumstances of the case. This is largely an overall assessment of the fairness of the arrangement.

BCE Inc., supra at paras. 148 to 153.

4. In making this determination, the courts consider a number of different factors, which are neither exhaustive, nor individually determinative. The factors considered on this second prong include:

(a) Whether a majority of security holders voted for the arrangement;

(b) The size of the majority vote;

(c) The position of security holders before and after the arrangement;

(d) The repute of the directors and advisors of the company; and

(e) The presence and content of any fairness opinion.

5. The Plan of Arrangement has a valid business purpose and is fair to all the interested parties, including the NGAS shareholders. Any NGAS shareholder who disagrees with the arrangement has rights of dissent.

6. The Petitioner NGAS Resources, Inc. relies upon section 288 and 291 of the Business Corporations Act, S.B.C. 2002, c. 57 (the “BCA”) and Rules 2-1, 4-4, 4-5 and 16-1 of the Supreme Court Civil Rules.

Part 4: MATERIAL TO BE RELIED ON

1. Affidavit #1 of William S. Daugherty, sworn January 31, 2011; and

2. such further and other materials as counsel for the Petitioner may advise.

The Petitioner estimates that the hearing of the Petition will take 30 minutes.

Dated at the City of Vancouver, in the Province of British Columbia, this day of January, 2011.

This Petition to the Court is filed by Peter J. Roberts, of the law firm of Lawson Lundell LLP, whose place of business and address for delivery is 1600 — 925 West Georgia Street, Vancouver, British Columbia V6C 3L2.

To be completed by the court only:

Order made

☐	in the terms requested in paragraphs
of Part 1 of this Petition

☐	with the following variations and additional terms:

Date:	Signature of ☐ Judge ☐ Master

FORM OF PROXY CARD
Front:

NGAS RESOURCES, INC.
(THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS)
Proxy for the Special Meeting of Shareholders at 10:00 a.m. (PDT) on March 28, 2011, at the offices of Lawson Lundell LLP, #1600 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2.
Appointment of Proxyholder
I/We, being holder(s) of common stock of NGAS Resources, Inc. hereby appoint: William S. Daugherty, William G. Barr III OR ______________________ (print the name of the person you are appointing if this person is someone other than the Chairman of the special meeting) as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the special meeting of shareholders in accordance with the following direction (or if no directions have been given as the proxyholder sees fit) at the special meeting of shareholders of NGAS Resources, Inc. to be held at the offices of Lawson Lundell LLP, #1600 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, on Monday, March 28, 2011, at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof.
VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.
1.
Arrangement Resolution - To approve the Arrangement Resolution in the form annexed as Annex B to the accompanying proxy statement dated February ●, 2011 (the “Proxy Statement”), in respect of the arrangement under section 288 of the Business Corporations Act (British Columbia), involving the acquisition by Magnum Hunter Resources Corporation of all of the outstanding common shares of NGAS Resources, Inc. for 0.0846 shares of Magnum Hunter common stock for each NGAS Share, all as more particularly described in the Proxy Statement:

☐ FOR	☐ AGAINST
Notes to proxy
1.
Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see above).

2.
If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5.
The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted FOR the proposals and at the discretion of the proxyholder.

6.	This proxy should be read in conjunction with the accompanying documentation provided by management.

Back:

A Proxy will not be valid unless it is dated, duly executed and delivered to Computershare, 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1, not less than 48 hours (excluding weekends and holidays) before the date of the special meeting. Any Proxy previously given by the undersigned for the meeting is hereby revoked.
Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.
DATED: _____________________, 2011

SIGNATURE

Print Name (and title, if required)
(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on the card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)